UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PATHEON N.V.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Ordinary Shares, par value €0.01 per share, of Patheon N.V.
(2)
Aggregate number of securities to which transaction applies: As of June 23, 2017, (i) 145,136,214 Ordinary Shares, (ii) 1,747,750 outstanding stock options, (iii) 1,408,018 shares subject to issuance pursuant to restricted share units and (iv) 1,705,355 shares subject to issuance pursuant to performance share units.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined by adding the sum of: (i) 145,136,214 ordinary shares multiplied by the offer consideration of $35.00 per share, (ii) the net offer consideration for 1,747,750 outstanding stock options with an exercise price less than $35.00 per share (which is calculated by multiplying the number of shares underlying such outstanding stock options by an amount equal to $35.00 minus the weighted average exercise price for such stock options of $23.28 per share), (iii) 1,408,018 shares subject to issuance pursuant to restricted share units, multiplied by the offer consideration of $35.00 per share and (iv) 1,705,355 shares subject to issuance pursuant to performance share units, multiplied by the offer consideration of $35.00 per share.

	(4)	Proposed maximum aggregate value of transaction: $5,209,219,175.00

	(5)	Total fee paid: $603,749

☐	Fee paid previously with preliminary materials.
☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $603,749

	(2)	Form, Schedule or Registration Statement No.: Schedule TO-T (File No. 005-89586)

	(3)	Filing Party: Thermo Fisher Scientific Inc.

	(4)	Date Filed: May 31, 2017

PATHEON N.V.

NOTICE OF AND AGENDA FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 2, 2017

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

June 26, 2017

Dear Shareholder:

You are invited to attend an Extraordinary General Meeting (the “Extraordinary General Meeting”) of Patheon N.V. (“Patheon” or “we”), to be held on August 2, 2017 at Hilton Amsterdam Airport Schiphol, Schiphol Boulevard 701, 1118 BN Schiphol (Haarlemmermeer), The Netherlands, at 9:00 a.m., local time.

Thermo Fisher (CN) Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg (“Purchaser”), and a wholly owned subsidiary of Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher”), has made an offer to purchase all of the outstanding ordinary shares, par value €0.01 per share, of Patheon (the “Shares”) at a purchase price of $35.00 per Share, less any applicable withholding taxes and without interest, to the holders thereof, payable in cash (the “Offer Consideration”) pursuant to a purchase agreement, dated May 15, 2017 (as it may be amended from time to time, the “Purchase Agreement”), by and between Patheon, Purchaser and Thermo Fisher, upon the terms and subject to the conditions set forth in an Offer to Purchase, dated May 31, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”).

Our Extraordinary General Meeting will be held for the following purposes and with the following agenda:

1.	Opening of the meeting
2.	Explanation of the Offer (for discussion)
3.	Appointment of directors to Patheon’s Board of Directors (bestuur) (the “Patheon Board”)
a.	Conditional appointment of Seth H. Hoogasian as non-executive director, upon binding nomination by the Patheon Board (for resolution)
b.	Conditional appointment of Anthony H. Smith as executive director, upon binding nomination by the Patheon Board (for resolution)
c.	Conditional appointment of Patrick M. Durbin as non-executive director, upon binding nomination by the Patheon Board (for resolution)
d.	Conditional appointment of John Sos as non-executive director, upon binding nomination by the Patheon Board (for resolution)
e.	Conditional appointment of Shiraz Ladiwala as non-executive director, upon binding nomination by the Patheon Board (for resolution)
4.	Discharge of directors (for resolution)

Conditional granting of full and final discharge to each member of the Patheon Board for his or her acts of management or supervision, as applicable, up to the date of the Extraordinary General Meeting

5.	Approval of the Asset Sale (for resolution)

Conditional approval of the sale, transfer and assumption of the business of Patheon, including substantially all of the assets and liabilities of Patheon, to or by Purchaser (or an affiliate of Purchaser) (the “Asset Sale”) as required under article 2:107a of the Dutch Civil Code

6.	Dissolution (for resolution)

Conditional resolution to (i) dissolve (ontbinden) Patheon in accordance with article 2:19 of the Dutch Civil Code, (ii) appoint Stichting Vereffenaar Patheon as the liquidator of Patheon, (iii) appoint Patheon Holdings B.V. as the custodian of the books and records of Patheon, and (iv) approve the reimbursement by Patheon of the liquidator’s reasonable salary and costs (subject to approval of such reimbursement by Patheon’s independent directors)

7.	Amendment of the articles of association and conversion (for resolution)

Conditional resolution to amend the articles of association of Patheon and to convert the legal form of Patheon into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)

8.	Non-binding advisory vote on transaction-related executive compensation arrangement (for non-binding resolution)

After careful consideration, the Patheon Board has unanimously, among other things, (a) determined that the Offer, the Purchase Agreement and the transactions contemplated by the Purchase Agreement (including the Asset Sale and the Liquidation and Second Step Distribution (each, as defined below) are in the best interests of Patheon, its business and its shareholders, employees and other relevant stakeholders and (b) approved the Offer, the Purchase Agreement (including the execution, delivery and performance thereof) and the transactions contemplated by the Purchase Agreement. The Patheon Board unanimously recommends that you vote “FOR” the agenda items which have been put for resolution on the agenda of this Extraordinary General Meeting.

Subject to certain restrictions under Dutch law, each Share entitles the holder thereof to one vote on each matter submitted to a vote at the Extraordinary General Meeting. You may vote if you are the shareholder of record of Shares as of the close of business on the record date (registratiedatum), July 5, 2017 (the “Record Date”), even if you have previously tendered your Shares in the Offer. The Patheon Board has determined that Patheon’s shareholders’ register (the “Register”) is the relevant register for determination, as of the Record Date, of the holders of Shares and others with meeting rights under Dutch law who are entitled to attend and, if relevant, vote at the Extraordinary General Meeting. Those who are holders of Shares or who otherwise have such meeting rights with respect to Shares on the Record Date and who are registered as such in the Register may attend the Extraordinary General Meeting and, if relevant, vote at such meeting in person, or authorize a third party to attend and, if relevant, vote at the meeting on their behalf through the use of a proxy. Holders of Shares and others with meeting rights under Dutch law with respect to Shares who are not registered in the Register may request, if eligible for registration, to be registered in the Register not later than the Record Date by means of a request sent to Patheon either in writing (such notice to be sent to Patheon N.V., Evert van de Beekstraat 104, 1118 CN Schiphol (Haarlemmermeer), The Netherlands to the attention of Eric Sherbet) or by sending an e-mail to Eric.Sherbet@Patheon.com.

Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law. Only shareholders of record as of the Record Date, beneficial owners as of the Record Date, holders of valid proxies for the Extraordinary General Meeting, in each case subject to such requirements as set forth in this proxy statement, and other persons admitted by the chairman of the meeting may attend the Extraordinary General Meeting. Persons who wish to attend the Extraordinary General Meeting must give notice in writing to the Patheon Board of their intention to attend the Extraordinary General Meeting prior to July 25, 2017. The notice must contain the name and the number of Shares the person will represent in the Extraordinary General Meeting. Failure to comply with such notification requirement may result in not being admitted to the Extraordinary General Meeting. All Shares represented by proxies duly executed and received within the time limit indicated on the accompanying proxy card (the “Voter Deadline”) will be voted at the Extraordinary General Meeting in accordance with the terms of the proxies. Proxy cards to vote Shares received after the Voter Deadline may be disregarded. All attendees must be prepared to identify themselves with a valid proof of identity for admittance.

The enclosed proxy statement provides detailed information about the Extraordinary General Meeting, the Offer, the other transactions contemplated by the Purchase Agreement and the various items that will be discussed or that will be voted on at the Extraordinary General Meeting. The proxy statement attached to this notice contains a number of annexes, including the Purchase Agreement, which is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Patheon Board in connection with its evaluation of the Offer, the Purchase Agreement and the transactions contemplated thereby. We encourage you to read the proxy statement attached to this notice and its annexes, including the Purchase Agreement, carefully and in their entirety. You may also obtain more information about Patheon from documents we file with the U.S. Securities and Exchange Commission (the “SEC”) from time to time. You may also obtain more information about the Offer from documents Thermo Fisher files with the SEC from time to time. For additional information regarding the Offer, you may refer to the Offer to Purchase and Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC by Thermo Fisher and Patheon, respectively, on May 31, 2017.

Your vote is very important, regardless of the number of Shares that you own. If you fail to return your proxy card, to grant your proxy electronically over the Internet prior to the Voter Deadline or to vote in person at the Extraordinary General Meeting, your Shares will not be considered present or represented for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you hold your Shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your Shares will have no effect on the vote to adopt the proposed resolutions set forth in the proxy statement, but your Shares will be considered present or represented for purposes of determining whether a quorum is present at the Extraordinary General Meeting.

If you have any questions or need assistance voting your Shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 toll free.

On behalf of the Patheon Board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

James C. Mullen Chief Executive Officer and Executive Director

June 26, 2017

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, passed upon the merits or fairness of the transactions described in this document, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated June 26, 2017 and, together with the enclosed form of proxy card, is first being mailed to shareholders of Patheon on or about June 26, 2017.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE EXTRAORDINARY GENERAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET OR (2) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the Extraordinary General Meeting. If your Shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished to you by such broker, bank or other nominee, which is considered the shareholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the Shares in your account. Your broker, bank or other nominee cannot vote on any of the resolutions included in the agenda for this Extraordinary General Meeting without your instructions.

If you fail to return your proxy card, to grant your proxy electronically over the Internet or to attend the Extraordinary General Meeting, your Shares will not be considered present or represented for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you are a shareholder of record, voting in person at the extraordinary general meeting will revoke any proxy that you previously submitted. If you hold your Shares through a broker, bank or other nominee, you must obtain from the record holder a valid legal proxy issued in your name in order to vote in person at the Extraordinary General Meeting.

Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law. Please take note of the requirements for admittance set forth in this proxy statement. Failure to provide the requested documents at the door or failure to comply with the procedures for the Extraordinary General Meeting may prevent shareholders from being admitted to the meeting.

We encourage you to read this proxy statement, including all documents incorporated by reference into this proxy statement, and annexes to this proxy statement, carefully and in their entirety. If you have any questions concerning the Offer, the Post-Offer Reorganization (as defined below), the Extraordinary General Meeting Proposals, the Extraordinary General Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your Patheon Shares, please contact our proxy solicitor:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Banks and Brokerage Firms Call: (203) 658-9400
Shareholders Call Toll Free: (800) 662-5200
Email: pthn.info@morrowsodali.com

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SUMMARY

This summary highlights selected information from this proxy statement related to (i) the previously announced offer made by Thermo Fisher (CN) Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg (“Purchaser”), and a wholly owned subsidiary of Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher”), to purchase all of the outstanding ordinary shares, par value €0.01 per share of Patheon (the “Shares”) at a purchase price of $35.00 per share, less any applicable withholding taxes and without interest, to the holders thereof, payable in cash (the “Offer Consideration”) pursuant to a purchase agreement, dated May 15, 2017, (as amended from time to time, the “Purchase Agreement”) by and between Patheon, Purchaser and Thermo Fisher, upon the terms and subject to the conditions set forth in an Offer to Purchase, dated May 31, 2017 (as amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), (ii) the Extraordinary General Meeting Proposals (as defined below) and (iii) the Purchase Agreement. This summary may not contain all of the information that is important to you. To understand the Offer, the Purchase Agreement and the Extraordinary General Meeting Proposals more fully and for a more complete description of the legal terms of the transactions, you should read carefully this entire proxy statement, the annexes to this proxy statement, including the Purchase Agreement, and the documents incorporated by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 106. The Purchase Agreement is attached as Annex A to this proxy statement.

Except as otherwise specifically noted in this proxy statement or as the context otherwise requires, “Patheon,” or “we,” “our,” “us” and similar words in this proxy statement refer to Patheon N.V., including, in certain cases, its subsidiaries.

Parties Involved in the Offer and the Other Transactions Contemplated by the Purchase Agreement (page 36)

Patheon N.V.

Patheon’s legal name is Patheon N.V. and its commercial name is “Patheon.” Patheon is organized under the laws of The Netherlands as a Dutch public company with limited liability (naamloze vennootschap). On July 26, 2016, Patheon completed an initial public offering of approximately 34 million Shares and listed such Shares on the NYSE. Patheon is a leading global provider of outsourced pharmaceutical development and manufacturing services. Patheon’s official registered office and principal executive offices are located at Evert van de Beekstraat 104, 1118 CN Schiphol (Haarlemmermeer), The Netherlands, telephone number +31 (0)20 622 3243. Patheon’s management headquarters are located at 4815 Emperor Blvd., Suite 300, Durham, NC 27703, USA, telephone number +1 (919) 226-3200. The Shares are traded on the NYSE under the symbol “PTHN.”

Thermo Fisher (CN) Luxembourg S.à r.l.

Purchaser is a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg. Purchaser was formed for the purpose of negotiating the Purchase Agreement and structuring and effecting the transactions contemplated thereby, including the Offer and the Post-Offer Reorganization (as defined below). Purchaser is a wholly owned subsidiary of Thermo Fisher.

Thermo Fisher Scientific Inc.

Thermo Fisher is a Delaware corporation. Thermo Fisher is the world leader in serving science, helping its customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Thermo Fisher’s common stock is traded on the NYSE under the symbol “TMO.”

Certain Effects of the Offer and the Other Transactions Contemplated by the Purchase Agreement (page 36)

As previously announced, on May 31, 2017, Purchaser commenced the Offer. Unless the Offer is earlier terminated, the Offer will expire at 9:00 a.m., New York City time, on August 10, 2017 (the “Expiration Time,” unless the Offer is extended in accordance with the Purchase Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire).

As promptly as practicable following the closing of the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period (each as defined below), Thermo Fisher or Purchaser may, but is not required to, effectuate or cause to be effectuated a corporate reorganization of or involving Patheon and its subsidiaries (the “Post-Offer Reorganization”). The Post-Offer Reorganization will utilize processes available to Purchaser under Dutch law aimed at strengthening Thermo Fisher’s direct or indirect control over Patheon or its assets and business operations. For more information on the Offer and the Post-Offer Reorganization please see the section of this proxy statement captioned “Certain Effects of the Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 36.

The Extraordinary General Meeting is being called in connection with the Offer and the Post-Offer Reorganization in order to provide information regarding the Offer and for Patheon shareholders to vote on the following:

•	resolutions for the conditional appointment of Anthony H. Smith as executive director on the Board of Directors (bestuur) of Patheon (the “Patheon Board”) and each of Seth H. Hoogasian, Patrick M. Durbin, John Sos and Shiraz Ladiwala as non-executive directors on the Patheon Board, each of whom has been designated by Purchaser in accordance with the Purchase Agreement and has been nominated pursuant to a binding nomination by the Patheon Board (the “Director Resolutions” and, together with the Conversion Resolution (as defined below), the “Governance Resolutions”);
•	a resolution conditionally granting full and final discharge to each member of the Patheon Board for his or her acts of management or supervision, as applicable, up to the date of the Extraordinary General Meeting (the “Discharge Resolution”);
•	a resolution conditionally approving (i) the sale, transfer and assumption of Patheon’s business, including substantially all of the assets and liabilities of Patheon, to or by Purchaser (or an affiliate of Purchaser) (the “Asset Sale”) and (ii) (A) the dissolution (ontbinden) of Patheon, (B) the appointment of Stichting Vereffenaar Patheon as the liquidator of Patheon, (C) the appointment of Patheon Holdings B.V. as the custodian of the books and records of Patheon, and (D) the reimbursement by Patheon of the liquidator’s reasonable salary and costs (subject to approval of such reimbursement by Patheon’s independent directors) (clauses (i) and (ii), together, the “Asset Sale Resolutions”);

•	a resolution conditionally amending Patheon’s articles of association as set forth in Annex C of this proxy statement and converting Patheon into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) (the “Conversion Resolution”); and
•	a resolution to approve, by means of a non-binding advisory vote, compensation that will or may become payable by Patheon to its named executive officers in connection with the completion of the Offer (the “Non-Binding Vote on Executive Compensation Proposal” and, collectively with the Governance Resolutions, the Discharge Resolution and the Asset Sale Resolutions, the “Extraordinary General Meeting Proposals”).

Each of the Extraordinary General Meeting Proposals, as well as the conditions to the effectiveness of each of the Extraordinary General Meeting Proposals, is more fully described in the “Explanatory Notes to the Agenda of the Extraordinary General Meeting,” beginning on page 27.

Effect on Patheon if the Offer is Not Completed

If the Offer is not completed, Patheon shareholders will not receive the Offer Consideration pursuant to the Offer and the Extraordinary General Meeting Proposals will have no effect. Instead, Patheon would remain an independent public company, your Shares would continue to be listed and traded on the NYSE and registered under the United States Securities Exchange Act of 1934 (the “Exchange Act”) and Patheon would continue to file periodic reports with the United States Securities and Exchange Commission (the “SEC”).

Under specified circumstances, Patheon will be required to pay Thermo Fisher a termination fee in an amount equal to $203 million upon the termination of the Purchase Agreement, as described in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement —Termination of the Purchase Agreement—Termination Payments,” beginning on page 79.

Additionally, the Majority Shareholders (as defined below) have agreed that, under specified circumstances, Thermo Fisher will have the right (but not the obligation) to purchase all (but not less than all) of the Shares covered by each of the Tender and Support Agreements (as defined below) for the Offer Consideration per Share, as described in the section of this proxy statement captioned “Tender and Support Agreements,” beginning on page 50.

Offer Consideration

If you tender your Shares in the Offer, upon completion of the Offer, you will be entitled to receive the Offer Consideration of $35.00 per Share, less any applicable withholding taxes and without interest, payable in cash, upon the terms and subject to the conditions set forth in the Purchase Agreement and the Offer to Purchase. For example, if you own 100 Shares, you will receive $3,500 in cash in exchange for your Shares, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Purchase Agreement and the Offer to Purchase. If you are the record owner of your Shares and you tender your Shares directly to American Stock Transfer & Trust Company, LLC (the “Depositary”), you will not have to pay brokerage fees, commissions, or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company, or other nominee and your broker, dealer, commercial bank, trust company, or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company, or nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company, or nominee to determine whether any charges will apply.

Recommendation of the Patheon Board and Reasons for the Offer and the Other Transactions Contemplated by the Purchase Agreement (page 47)

The Patheon Board, after considering various factors described in this proxy statement under the caption “Recommendation of the Patheon Board and Reasons for the Offer and the Transactions Contemplated by the Purchase Agreement,” beginning on page 47, unanimously, among other things, (a) determined that the Offer, the Purchase Agreement and the transactions contemplated by the Purchase Agreement (including the Asset Sale and the Liquidation and Second Step Distribution (each as defined below)) are in the best interests of Patheon, its business and its shareholders, employees and other relevant stakeholders and (b) approved the Offer, the Purchase Agreement (including the execution, delivery and performance thereof) and the transactions contemplated by the Purchase Agreement.

The Patheon Board unanimously recommends that you vote (i) “FOR” each of the Governance Resolutions, (ii) “FOR” the Discharge Resolution, (iii) “FOR” each of the Asset Sale Resolutions and (iv) “FOR” the Non-Binding Vote on Executive Compensation Proposal.

Change of Recommendation (page 55)

The Patheon Board has unanimously recommended that the holders of Patheon Shares vote “FOR” the Extraordinary General Meeting Proposals. The Purchase Agreement provides that the Patheon Board may not change its recommendation, or take other actions constituting an Adverse Recommendation Change (as defined in the section of this proxy statement captioned “Change of Recommendation,” beginning on page 55) except in certain circumstances. For more information, see the section of this proxy statement captioned “Change of Recommendation,” beginning on page 55.

Opinion of Patheon’s Financial Advisor (page 55)

Morgan Stanley was retained by the Patheon Board to act as its financial advisor in connection with a potential sale of Patheon and to provide financial advice and assistance and, upon Patheon’s request, to render a financial opinion in each case in connection therewith. The Patheon Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Patheon’s industry and its knowledge and understanding of the business and affairs of Patheon. On May 14, 2017, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Patheon Board to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Offer Consideration to be received by the holders of Shares pursuant to the Purchase Agreement was fair, from a financial point of view, to the holders of the Shares.

The full text of the written opinion of Morgan Stanley delivered to the Patheon Board, dated May 14, 2017, is attached as Annex B and incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Shareholders of Patheon are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Patheon Board and addresses only the fairness, from a financial point of view, of the Offer Consideration to be paid to the holders of Shares in the Offer pursuant to the Purchase Agreement. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the Purchase Agreement and does not constitute an opinion or recommendation to any holders of Shares as to whether such holder should tender its Shares into the Offer or how such shareholder should vote at the Extraordinary General Meeting. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For a description of the opinion that the Patheon Board received from Morgan Stanley, see the section of this proxy statement captioned “Opinion of Patheon’s Financial Advisor,” beginning on page 55.

No Solicitation (page 70)

Patheon has agreed (a) not to, (b) to cause its subsidiaries and its and their respective directors and officers not to, (c) to use, and to cause its subsidiaries to use, their reasonable best efforts to cause their respective representatives not to, and (d) not to publicly announce any intention to, directly or indirectly:

•	solicit, initiate, or knowingly take any action to facilitate or knowingly encourage (including by providing information, cooperation or assistance) any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Acquisition Proposal (as defined in the section of this proxy statement captioned “No Solicitation,” beginning on page 70);
•	other than to disclose their non-solicitation obligations, enter into, continue, or otherwise participate in any discussions or negotiations, or otherwise knowingly cooperate in any way with any third party, regarding any Alternative Acquisition Proposal; or
•	authorize, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other contract (whether or not binding) with respect to an Alternative Acquisition Proposal.

Conditions to the Closing of the Offer (page 76)

The Offer is conditioned upon, among other things, (a) the Purchase Agreement not having been terminated in accordance with its terms and (b) the satisfaction or waiver (to the extent permitted by the Purchase Agreement and applicable law) of the following as of the scheduled Expiration Time: (i) the Minimum Condition; (ii) the Antitrust Clearance Condition; (iii) the Legal Restraints Condition; (iv) the Governance Resolutions Condition; and (v) the Material Adverse Effect Condition, each defined in the section of this proxy statement under the caption “Certain Effects of the Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 36. The Offer is not subject to a financing condition.

Termination of the Purchase Agreement

The Purchase Agreement may be terminated and the transactions contemplated by the Purchase Agreement may be abandoned at any time prior to the Acceptance Time (as defined in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 36):

•	by mutual written consent of Patheon and Thermo Fisher;
•	by either Patheon or Thermo Fisher, if:
•	the Acceptance Time has not occurred on or before the 11:59 p.m., New York City time, on February 15, 2018 (an “End Date Termination”), provided that the End Date Termination will not be available to any party that is in breach of, or has breached, the Purchase Agreement prior to the Acceptance Time where such breach proximately caused the failure of the Acceptance Time to occur by 11:59 p.m., New York City time, on February 15, 2018 (the “End Date”);

•	the Legal Restraints Condition is not satisfied and the applicable law or order has become final, permanent and non-appealable (a “Restraints Termination”), provided that the party seeking to exercise the Restraints Termination must have complied in all material respects with its obligations described under “Regulatory Approvals; Efforts”; or
•	the Offer has expired in accordance with its terms, without all of the conditions to the Offer having been satisfied and has not been extended by Purchaser (a “Condition Failure Termination”), provided that the Condition Failure Termination will not be available to any party whose breach of the Purchase Agreement proximately caused the Offer having expired without all of the conditions to the Offer having been satisfied, and will not be available to Thermo Fisher if Purchaser has not extended the Offer in circumstances where Purchaser was required to extend the Offer under the Purchase Agreement;
•	by Thermo Fisher:
•	if Patheon breaches any of its representations or warranties or fails to perform any of its covenants, obligations or agreements set forth in the Purchase Agreement, which breach or failure, individually or in the aggregate, would result in any of the conditions to the Offer not being satisfied and such breach or failure by its nature cannot be cured or has not been cured by the earlier of (a) the second business day prior to the End Date or (b) 30 days after receipt by Patheon of written notice of such breach or failure (a “Patheon Breach Termination”), provided that a Patheon Breach Termination will not be available if Thermo Fisher is at that time in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements under the Purchase Agreement;
•	following an Adverse Recommendation Change (as defined in the section of this proxy statement captioned “Change of Recommendation,” beginning on page 55); or
•	if the Subsequent EGM (as defined in the Purchase Agreement) has been held and been concluded and the (i) Governance Resolutions have not been adopted or (ii) the Asset Sale Resolutions have not been adopted (unless, in the case of clause (ii), at the time of such proposed termination, the Compulsory Acquisition Threshold (as defined in the section of this proxy statement captioned “Certain Effects of the Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 36) has been achieved) (an “Extraordinary General Meeting Termination”);
•	by Patheon:
•	in order to concurrently with or immediately following such termination enter into a definitive agreement with respect to a Superior Proposal (as defined in the section of this proxy statement captioned “No Solicitation,” beginning on page 70) subject to, and in accordance with, the terms and conditions of the non-solicitation provisions of the Purchase Agreement; provided, that (i) concurrently with such termination, Patheon pays the Termination Compensation (as defined in the section of this proxy statement captioned “Termination of the Purchase Agreement,” beginning on page 78) and (ii) Patheon has not breached any of its material obligations under the non-solicitation provisions of the Purchase Agreement (where such breach proximately caused such Superior Proposal being received by Patheon) (a “Superior Proposal Termination”); or
•	if Thermo Fisher or Purchaser breaches any of its representations or warranties or fails to perform any of its covenants, obligations or agreements set forth in the Purchase Agreement, which breach or failure would result in any of the conditions to the Offer not being satisfied and such breach or failure by its nature cannot be cured or has not been cured by the earlier of the second business day prior to the End Date or 30 days after receipt by Thermo Fisher of written notice of such breach or failure (a “Purchaser Breach Termination”), provided that a Purchaser Breach Termination will not be available if Patheon is at that time in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements under the Purchase Agreement.

Expenses

All fees, costs and expenses incurred in connection with the Purchase Agreement and the transactions contemplated by the Purchase Agreement will be paid by the party incurring such fees, costs and expenses, whether or not the transactions contemplated by the Purchase Agreement are consummated.

Specific Performance (page 80)

The parties to the Purchase Agreement have agreed that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the parties do not perform their obligations under the provisions of the Purchase Agreement and that the parties to the Purchase Agreement will be entitled to injunctive relief, specific performance or other equitable relief to prevent breaches or threatened breaches of the Purchase Agreement or to enforce specifically the terms and provisions of the Purchase Agreement, in addition to any other remedy to which they are entitled under the Purchase Agreement.

Tender and Support Agreements (page 50)

Concurrently with the execution of the Purchase Agreement, in order to induce Thermo Fisher and Purchaser to enter into the Purchase Agreement, JLL Patheon Co-Investment Fund L.P., certain other affiliates of JLL Partners LLC, Koninklijke DSM N.V. and JLL/Delta Patheon Holdings L.P. (together, the “Majority Shareholders”), including Patheon Holdco Coöperatief U.A. (which holds certain Shares for the benefit of certain employees of Patheon), entered into separate tender and support agreements with Thermo Fisher and Purchaser (collectively, the “Tender and Support Agreements”). Shares owned by the Majority Shareholders and subject to the Tender and Support Agreements comprise, in the aggregate, approximately 75% of the outstanding Shares. Subject to the terms and conditions of the Tender and Support Agreements, the Majority Shareholders have agreed, among other things, to tender their respective Shares in the Offer and to vote in favor of all resolutions proposed for adoption by Patheon shareholders at the Extraordinary General Meeting. The Majority Shareholders have also agreed (a) not to tender their Shares or vote in favor of an Alternative Acquisition Proposal and (b) not to solicit competing proposals or transfer any of their Shares without the prior written consent of Thermo Fisher (subject to certain permitted exceptions). Purchaser will be permitted to reduce the Threshold Percentage (as defined in the section of this proxy statement captioned “Minimum Condition; Terms of the Offer,” beginning on page 50) to 75% for purposes of the Minimum Condition if all of the conditions of the Offer have been satisfied or waived other than the Minimum Condition, and Purchaser has extended the Offer on two occasions in consecutive periods of 10 business days each in accordance with the Purchase Agreement. If Purchaser reduces the Threshold Percentage to 75% for purposes of the Minimum Condition, the tendering of the Shares subject to the Tender and Support Agreements will be sufficient to satisfy the Minimum Condition and allow Purchaser to consummate only the Offer.

Additionally, the Majority Shareholders have agreed that, in the event the Purchase Agreement is terminated by Patheon pursuant to the Superior Proposal Termination, Thermo Fisher will have the right (but not the obligation) to purchase all (but not less than all) of the Shares covered by each of the Tender and Support Agreements for the Offer Consideration per Share, if Thermo Fisher makes an irrevocable written election to purchase all such Shares within 30 days following such termination of the Purchase Agreement. If Thermo Fisher makes such a timely election under the Tender and Support Agreements, certain provisions of the Tender and Support Agreements, including the transfer restrictions, the prohibitions on the Majority Shareholders tendering their Shares or voting in favor of Alternative Acquisition Proposals or soliciting competing proposals and voting requirements will continue in full force and effect notwithstanding the termination of the Purchase Agreement.

Interests of the Directors and Executive Officers of Patheon in the Offer and the Transactions Contemplated by the Purchase Agreement (page 80)

When considering the recommendation of the Patheon Board that you vote to adopt each of the Extraordinary General Meeting Proposals, you should be aware that our directors and executive officers may have interests in the Offer and the other transactions contemplated by the Purchase Agreement that may be different from, or in addition to, your interests as a shareholder. The Patheon Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and overseeing the negotiation of the Purchase Agreement, in approving the Offer, the Purchase Agreement (including the execution, delivery and performance thereof) and the transactions contemplated by the Purchase Agreement and in recommending that the Extraordinary General Meeting Proposals be adopted by the shareholders of Patheon. These interests may include the following:

•	Continued indemnification and directors’ and officers’ liability insurance to be provided by the Purchaser.
•	Cancellation of outstanding options to acquire Shares (each, a “Patheon Option”) that are vested immediately prior to the time that all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time are paid for by Purchaser (such time of payment, the “Offer Closing”) in exchange for the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Offer Consideration over the applicable per Share exercise price of such Patheon Option multiplied by (ii) the number of Shares subject to such Patheon Option as of immediately prior to the Offer Closing.
•	Cancellation of outstanding restricted stock unit awards in respect of Shares that are subject to only time-based vesting (each, a “Patheon RSU”) that are vested or held by a non-employee director of Patheon (whether or not vested) and each outstanding restricted stock unit award in respect of Shares that is subject, in whole or in part, to vesting based on the achievement of one or more performance goals (each, a “Patheon PSU”) in exchange for the right to receive an amount in cash equal to the product of (i) the Offer Consideration multiplied by (ii) the total number of Shares subject to such Patheon PSU or Patheon RSU award as of immediately prior to the Offer Closing (which, in the case of Patheon PSUs, will be determined based on the actual achievement of performance conditions in accordance with the terms of the award).
•	Except as otherwise agreed between Thermo Fisher and the holder of a Patheon Option, the cancellation and conversion of each outstanding Patheon Option that is unvested as of immediately prior to the Offer Closing into a stock option award (each, an “Adjusted Option”) to purchase shares of Thermo Fisher common stock, that is subject to substantially the same terms and conditions (including with respect to vesting) as apply to the Patheon Option immediately prior to the Offer Closing with respect to a number of shares of Thermo Fisher common stock (rounded down to the nearest whole share) equal to the product of (i) the total number of Shares subject to the unvested Patheon Option immediately prior to the Offer Closing and (ii) the Exchange Ratio (as defined below) (with the exercise price per Share (rounded up to the nearest whole cent) of each Adjusted Option being equal to (i) the per Share exercise price of the converted Patheon Option divided by (ii) the Exchange Ratio).
•	Except as otherwise agreed between Thermo Fisher and the holder of a Patheon RSU, the cancellation and conversion of each outstanding Patheon RSU that is unvested as of immediately prior to the Offer Closing and that is not held by a non-employee director of Patheon into a restricted stock unit award (an “Adjusted RSU”), with substantially the same terms and conditions (including with respect to vesting) as were applicable to such Patheon RSU immediately prior to the Offer Closing, with respect to a number of shares of Thermo Fisher common stock that is equal to the product (rounded to the nearest whole share) of (i) the Exchange Ratio multiplied by (ii) the total number of Shares subject to such Patheon RSU as of immediately prior to the Offer Closing.
•	Amendment of the Patheon N.V. 2016 Omnibus Incentive Plan and any other applicable equity plan to provide that if the employment of any holder of the Adjusted Options and/or Adjusted RSUs is terminated without cause or, if provided by the terms of such holder’s award agreement, such holder resigns for good reason prior to the vesting of such Adjusted Option or Adjusted RSU, then all-then unvested Adjusted Options and Adjusted RSUs will fully vest as of the termination date, with performance goals for incomplete performance periods being deemed achieved at target levels.
•	Vesting of unvested Class B Units under the MEIP (as described in the section of this proxy statement captioned “Interests of the Directors and Executive Officers of Patheon in the Offer and the Transactions Contemplated by the Purchase Agreement —JLL/Delta Patheon Holdings, L.P. 2014 Management Equity Plan (“MEIP”),” beginning on page 84) and distributions pursuant to vested Class B, Class C Units and Class D Units.

•	Payment of certain severance and change and control payments to executive officers upon a qualifying termination pursuant to individual employment agreements.
•	Payment of cash awards due upon the occurrence of an exit event pursuant to the LTIP (as described in the section of this proxy statement captioned “Interests of the Directors and Executive Officers of Patheon in the Offer and the Transactions Contemplated by the Purchase Agreement —Cash Bonus Programs,” beginning on page 89).
•	Certain potential compensation arrangements between certain executive officers, Thermo Fisher and Purchaser to be effective following the Offer Closing (but for which no definitive agreements or arrangements have been executed).

Treatment of Equity and Equity-Based Awards

At the Offer Closing, each outstanding Patheon RSU that is vested as of immediately prior to the Offer Closing or that is held by a non-employee director of Patheon and each outstanding Patheon PSU, whether vested or unvested, will be automatically canceled and converted into the right to receive an amount in cash (without interest and subject to required tax withholding), equal to the product of (i) the Offer Consideration multiplied by (ii) the total number of Shares subject to such Patheon PSU or Patheon RSU award as of immediately prior to the Offer Closing (which, in the case of Patheon PSUs, will be determined based on the actual achievement of performance conditions in accordance with the terms of the award).

Except as otherwise agreed between Thermo Fisher and the holder of a Patheon RSU, at the Offer Closing, each outstanding Patheon RSU award that is unvested as of immediately prior to the Offer Closing and that is not held by a non-employee director of Patheon will automatically be canceled and converted into an Adjusted RSU, with substantially the same terms and conditions (including with respect to vesting) as were applicable to such Patheon RSU award immediately prior to the Offer Closing, with respect to a number of shares of Thermo Fisher common stock that is equal to the product (rounded to the nearest whole share) of (i) the Exchange Ratio (as defined below) multiplied by (ii) the total number of Shares subject to such Patheon RSU award as of immediately prior to the Offer Closing.

At the Offer Closing, each Patheon Option that is vested as of immediately prior to the Offer Closing will be automatically canceled and converted into a right to receive an amount in cash (without interest and subject to required tax withholding) equal to the product of (i) the excess, if any, of the Offer Consideration over the applicable per Share exercise price of such Patheon Option multiplied by (ii) the number of Shares subject to such Patheon Option as of immediately prior to the Offer Closing.

Except as otherwise agreed between Thermo Fisher and the holder of a Patheon Option, at the Offer Closing, each outstanding Patheon Option that is unvested as of immediately prior to the Offer Closing will be automatically canceled and converted into an Adjusted Option with substantially the same terms and conditions (including with respect to vesting) as were applicable to such Patheon Option immediately prior to the Offer Closing, (i) with respect to the number of shares of Thermo Fisher common stock that is equal to the product (rounded down to the nearest whole share) of (x) the Exchange Ratio multiplied by (y) the total number of Shares subject to such Patheon Option as of immediately prior to the Offer Closing and (ii) at an exercise price per share that is equal to the quotient (rounded up to the nearest cent) of (x) the exercise price per share of such Patheon Option divided by (y) the Exchange Ratio.

“Exchange Ratio” means the quotient obtained by dividing (x) the Offer Consideration by (y) the average closing price, rounded down to the nearest cent, per share of common stock of Thermo Fisher on the NYSE for the consecutive period of 10 trading days immediately preceding (but not including) the date of the Offer Closing.

The parties to the Purchase Agreement have agreed to cause the Patheon N.V. 2016 Omnibus Incentive Plan and any other applicable equity plan to provide that if the employment of any holder of an Adjusted Option and/or Adjusted RSU is terminated without cause or, if provided by the terms of such holder’s award agreement, such holder resigns for good reason prior to the vesting of such Adjusted Option or Adjusted RSU, then all-then unvested Adjusted Options and Adjusted RSUs will fully vest as of the termination date, with performance goals for incomplete performance periods being deemed achieved at target levels.

Certain Tax Considerations Regarding the Offer and Post-Offer Reorganization (page 94)

Certain U.S. Federal Income Tax Considerations

Receipt of Cash in Exchange for Shares Pursuant to the Offer

The exchange of Shares by U.S. Holders (as defined below in the section of this proxy statement captioned “Certain Tax Considerations Regarding the Offer and Post-Offer Reorganization—Certain U.S. Federal Income Tax Considerations,” beginning on page 94) for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding tax) in exchange for Shares pursuant to the Offer and the U.S. Holder’s adjusted tax basis in such Shares. Patheon believes that it is not and has not been a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes since its initial public offering in July 2016, and the foregoing discussion is based upon that conclusion.

Receipt of Cash in Exchange for Shares Pursuant to the Post-Offer Reorganization

The U.S. federal income tax consequences of the Post-Offer Reorganization will depend on the exact manner in which it is carried out. However, if a U.S. Holder receives cash for Shares in the Compulsory Acquisition (as defined below) or the Second Step Distribution, the U.S. federal income tax consequences to such U.S. Holder would generally be the same as described above.

Information Reporting and Backup Withholding

A U.S. Holder who exchanges Shares for cash pursuant to the Offer is subject to information reporting and may be subject to U.S. federal backup withholding unless certain information is provided to the Depositary or an exemption applies.

For a more detailed discussion of the U.S. federal income tax consequences of the Offer and Post-Offer Reorganization, see the section of this proxy statement captioned “Certain Tax Considerations Regarding the Offer and the Post-Offer Reorganization—Certain U.S. Federal Income Tax Considerations,” beginning on page 94.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND THE POST-OFFER REORGANIZATION, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND FOREIGN INCOME, AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Certain Dutch Tax Consequences

For non-Dutch resident Patheon shareholders who or that:

a)	are not individuals and do not have, nor are deemed to have, directly or indirectly, a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in Patheon and (i) do not derive profits from an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative the Shares are attributable, or (ii) are not, other than by way of securities, entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in The Netherlands and to which enterprise the Shares are attributable; and
b)	are individuals and do not have, nor are deemed to have, directly or indirectly, a substantial interest or deemed substantial interest in Patheon and (i) do not derive profits from an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative the Shares are attributable, or (ii) do not realize income or gains with respect to the Shares that qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden) in The Netherlands, which include activities with respect to the Shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer), or (iii) are not, other than by way of securities, entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands and to which enterprise the Shares are attributable, any gains realized as a result of the tendering of Shares pursuant to the Offer (or during the Subsequent Offering Period, as may be extended by the Minority Exit Offering Period, each as defined below) or pursuant to the Post-Offer Reorganization will generally not be subject to Dutch corporate or personal income tax.

Depending on the circumstances, Dutch resident Patheon shareholders and certain non-Dutch resident Patheon shareholders may be subject to Dutch corporate or personal income tax on any gains realized pursuant to the Offer or the Post-Offer Reorganization.

If, subsequent to the Asset Sale, the Liquidation is implemented, Dutch dividend withholding tax (dividendbelasting) will be due at the statutory rate of 15% to the extent that the amount of the Second Step Distribution exceeds the average paid-in capital on the Shares as recognized for Dutch dividend withholding tax purposes subject to any exemption, reduction or refund that may be available to a particular Patheon shareholder. As a result, the net amount received by Patheon shareholders in the Second Step Distribution for Shares that are not tendered in the Offer may be lower than the amount that they would have received had they tendered their Shares pursuant to the Offer (or during the Subsequent Offering Period, as may be extended by the Minority Exit Offering Period) or if their Shares had been acquired by Purchaser in the Compulsory Acquisition.

For a more detailed discussion of certain material Dutch tax consequences of the Offer and the Post-Offer Reorganization, please see the section of this proxy statement captioned “Certain Tax Considerations Regarding the Offer and Post-Offer Reorganization—Certain Dutch Tax Consequences,” beginning on page 95. We urge you to consult your own tax advisor as to the particular Dutch tax consequences to you of the Offer and the Post-Offer Reorganization.

Appraisal Rights (page 98)

Patheon shareholders are not entitled under Dutch law or otherwise to appraisal rights with respect to the Offer. However, in the event that after the Subsequent Offering Period, Thermo Fisher or its affiliates own less than 100% but at least 95% of Patheon’s issued and outstanding share capital (geplaatst en uitstaand kapitaal), Purchaser or Thermo Fisher may elect to commence, or cause to be commenced, the Compulsory Acquisition pursuant to which it will acquire all Shares held by non-tendering Patheon shareholders in accordance with Section 2:92a or Section 2:201a of the Dutch Civil Code. In the Compulsory Acquisition, the Dutch Court has sole discretion to determine the per Share price, which may be greater than, equal to or less than the Offer Consideration, with such price potentially being increased by the Dutch Statutory Interest (as defined in the section of this proxy statement captioned “Certain Effects of the Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 36. The non-tendering Patheon shareholders do not have the right to commence a Compulsory Acquisition proceeding to oblige Purchaser or Thermo Fisher to buy their Shares.

Regulatory Approvals; Efforts (page 98)

Thermo Fisher, Purchaser and Patheon have agreed to use their respective reasonable best efforts to promptly obtain all regulatory approvals required to consummate the Offer and the other transactions contemplated by the Purchase Agreement. These approvals include (i) the expiration or termination of the applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”); (ii) approvals required under the Council Regulation 139/2004 of the European Union, (iii) approvals required under the competition laws of Canada and (iv) approvals required by the Brazilian Conselho Administrativo de Defesa Econômica. Thermo Fisher and Patheon filed their respective HSR Act notifications on May 30, 2017. The HSR waiting period expired at 11:59 p.m. EDT on June 14, 2017.

Market Prices and Dividend Data (page 102)

The Offer Consideration of $35.00 per Share represents a premium of approximately 34.6% over the reported closing price of $26.00 per Share on the NYSE on May 12, 2017, the last full trading day prior to the public announcement of the signing of the Purchase Agreement. On May 30, 2017, the last full trading day before the commencement of the Offer, the reported closing price of the Shares on the NYSE was $34.65 per Share.

Patheon has not declared or paid any cash dividends on its share capital since its initial public offering, and intends to retain future earnings, if any, for use of the operation of its business, and does not currently intend to pay any cash dividends in the foreseeable future.

Legal Proceedings Regarding the Offer

On June 19, 2017, a putative class action lawsuit was filed by a purported shareholder of Patheon against Patheon and the members of the Patheon Board in the United States District Court for the Southern District of New York, captioned Phillips v. Patheon N.V., et al, Case No. 1:17-cv-04604 (the “Phillips Complaint”). The Phillips Complaint generally alleges, among other things, that the defendants violated Sections 14 and 20 of the Securities Exchange Act of 1934 and regulations promulgated thereunder by failing to disclose purportedly material information in the Schedule 14D-9 filed with the SEC in connection with the Offer. The Phillips Complaint seeks, among other things, to enjoin the closing of the Offer and/or consummation of the transactions contemplated by the Purchase Agreement, unspecified money damages and an award of attorneys’ and expert fees and costs.

On June 20, 2017, a second putative class action lawsuit was filed by a purported shareholder of Patheon against Patheon, the members of the Patheon Board, Thermo Fisher and Purchaser in the United States District Court for the Southern District of New York, captioned Sciabacucchi v. Patheon N.V., et al, Case No. 1:17-cv-04657 (the “Sciabacucchi Complaint”). The Sciabacucchi Complaint generally alleges, among other things, that the defendants violated Sections 14 and 20 of the Securities Exchange Act of 1934 and regulations promulgated thereunder by failing to disclose purportedly material information in the Schedule 14D-9 filed with the SEC in connection with the Offer. The Sciabacucchi Complaint seeks, among other things, to enjoin the consummation of the transactions contemplated by the Purchase Agreement, rescission of the transactions contemplated by the Purchase Agreement if consummated, along with unspecified rescissory damages, the filing of a new solicitation statement, and an award of attorneys’ and experts’ fees.

On June 22, 2017, a third putative class action lawsuit was filed by a purported shareholder of Patheon against Patheon and the members of the Patheon Board in the United States District Court for the Southern District of New York, captioned Bushansky v. Patheon N.V., et al, Case No. 1:17-cv-04758 (the “Bushansky Complaint”). The Bushansky Complaint generally alleges, among other things, that the defendants violated Sections 14 and 20 of the Securities Exchange Act of 1934 and regulations promulgated thereunder by failing to disclose purportedly material information in the Schedule 14D-9 filed with the SEC in connection with the Offer. The Bushansky Complaint seeks, among other things, to enjoin the closing of the Offer and/or consummation of the transactions contemplated by the Purchase Agreement, rescission of the transactions contemplated by the Purchase Agreement if consummated, along with unspecified rescissory damages, and an award of attorneys’ and experts’ fees.

Each of the defendants believes that the claims asserted in the Phillips, Sciabacucchi and Bushansky Complaints are without merit.

Additional lawsuits arising out of or relating to the Purchase Agreement and the transactions contemplated thereby, including the Offer, may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, Patheon, Purchaser and Thermo Fisher will not necessarily announce such additional filings.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, passed upon the merits or fairness of the transactions described in this document, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the Offer, the Extraordinary General Meeting Proposals, the Purchase Agreement and the Extraordinary General Meeting (in each case, as defined below). The questions and answers may not address all questions that may be important to you as a shareholder of Patheon. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, including the Purchase Agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information,” beginning on page 106.

Q:	Why am I receiving these materials?
A:	The Patheon Board is furnishing this proxy statement and form of proxy card to the holders of Shares, in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting.
Q:	When and where is the Extraordinary General Meeting?
A:	Patheon’s extraordinary general meeting will be held on August 2, 2017 at Hilton Amsterdam Airport Schiphol, Schiphol Boulevard 701, 1118 BN Schiphol (Haarlemmermeer), The Netherlands, at 9:00 a.m., local time.
Q:	Who is entitled to vote at the Extraordinary General Meeting?
A:	Subject to certain restrictions under Dutch law, each Share entitles the holder thereof to one vote on each matter submitted to a vote at the Extraordinary General Meeting. You may vote if you are the shareholder of record of Shares as of the close of business on the Record Date, even if you have previously tendered your Shares in the Offer. The Patheon Board has determined that Patheon’s shareholders’ register (the “Register”) is the relevant register for determination, as of the Record Date, of the holders of Shares and others with meeting rights under Dutch law who are entitled to attend and, if relevant, vote at the Extraordinary General Meeting. Those who are holders of Shares or who otherwise have such meeting rights with respect to Shares on the Record Date and who are registered as such in the Register may attend the Extraordinary General Meeting and, if relevant, vote at such meeting in person, or authorize a third party to attend and, if relevant, vote at the meeting on their behalf through the use of a proxy. Holders of Shares and others with meeting rights under Dutch law with respect to Shares who are not registered in the Register may request, if eligible for registration, to be registered in the Register not later than the Record Date by means of a request sent to Patheon either in writing (such notice to be sent to Patheon N.V., Evert van de Beekstraat 104, 1118 CN Schiphol (Haarlemmermeer), The Netherlands to the attention of Eric Sherbet) or by sending an e-mail to Eric.Sherbet@Patheon.com.
Q:	May I attend the Extraordinary General Meeting and vote in person?
A:	Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law. Only shareholders of record as of the Record Date, beneficial owners as of the Record Date, holders of valid proxies for the Extraordinary General Meeting and other persons admitted by the chairman of the meeting may attend the Extraordinary General Meeting. Persons who wish to attend the Extraordinary General Meeting must give notice in writing to the Patheon Board of their intention to attend the Extraordinary General Meeting prior to July 25, 2017. The notice must contain the name and the number of Shares the person will represent in the meeting. All attendees must be prepared to identify themselves with a valid proof of identity for admittance. The additional items that attendees must bring depends on whether they are shareholders of record, beneficial owners or proxy holders.

A shareholder who holds Shares directly registered in such shareholder’s name in Patheon’s shareholder register (a “shareholder of record”) and who wishes to attend the Extraordinary General Meeting in person must bring a valid proof of identity.

A person who holds a validly executed proxy entitling such person to vote on behalf of a shareholder of record and who wishes to attend the Extraordinary General Meeting in person must bring: (i) a valid proof of identity and (ii) the validly executed proxy naming such person as the proxy holder, signed by the shareholder of record.

A shareholder who holds Shares in “street name” through a broker, bank or other nominee (a “beneficial owner”) and who wishes to attend the Extraordinary General Meeting in person must bring: (i) a valid proof of identity and (ii) proof of beneficial ownership as of the close of business on the Record Date (e.g., a letter from the broker, bank or other nominee that is the record owner of such beneficial owner’s Shares, a brokerage account statement or the voting instruction form provided by the broker).

A person who holds a validly executed proxy entitling such person to vote on behalf of a beneficial owner of Shares and who wishes to attend the Extraordinary General Meeting in person must bring: (i) a valid proof of identity (ii) the validly executed proxy naming such person as the proxy holder, signed by the beneficial owner of the Shares and (iii) proof of beneficial ownership of the relevant beneficial owner as of the close of business on the Record Date (e.g., a letter from the broker, bank or other nominee that is the record owner of such beneficial owner’s Shares, a brokerage account statement or the voting instruction form provided by the broker).

Failure to provide the requested documents at the door or failure to comply with the procedures for the Extraordinary General Meeting may prevent shareholders from being admitted to the meeting.

Q:	Why is this Extraordinary General Meeting being called?
A:	As previously announced, Purchaser has made an offer to purchase all of the outstanding Shares at a purchase price of $35.00 per share, less any applicable withholding taxes and without interest, to the holders thereof, payable in cash pursuant to the Purchase Agreement, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal. The Extraordinary General Meeting is being called in order to provide information regarding the Offer and for Patheon shareholders to vote on the Extraordinary General Meeting Proposals.
Q:	What am I being asked to vote on at the Extraordinary General Meeting?
A:	You are being asked to consider and vote on the following:
•	resolutions for the conditional appointment as of the Offer Closing of Anthony H. Smith as executive director on the Patheon Board and each of Seth H. Hoogasian, Patrick M. Durbin, John Sos and Shiraz Ladiwala as non-executive directors on the Patheon Board, each of whom has been designated by Purchaser in accordance with the Purchase Agreement and has been nominated pursuant to a binding nomination by the Patheon Board;
•	a resolution conditionally granting full and final discharge to each member of the Patheon Board for his or her acts of management or supervision, as applicable, up to the date of the Extraordinary General Meeting;
•	a resolution conditionally approving (i) the sale, transfer and assumption of Patheon’s business, including substantially all of the assets and liabilities of Patheon, to or by Purchaser (or an affiliate of Purchaser) and (ii) (A) the dissolution (ontbinden) of Patheon, (B) the appointment of Stichting Vereffenaar Patheon as the liquidator of Patheon, (C) the appointment of Patheon Holdings B.V. as the custodian of the books and records of Patheon and (D) the reimbursement by Patheon of the liquidator’s reasonable salary and costs (subject to approval of such reimbursement by Patheon’s independent directors);
•	a resolution conditionally amending Patheon’s articles of association as set forth in Annex C of this proxy statement and converting the legal form of Patheon into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid); and
•	a proposal to approve, by means of a non-binding, advisory vote, compensation that will or may become payable by Patheon to its named executive officers in connection with the completion of the Offer.

Each of the Extraordinary General Meeting Proposals, as well as the conditions to the effectiveness of each of the Extraordinary General Meeting Proposals, is more fully described in the “Explanatory Notes to the Agenda of the Extraordinary General Meeting,” beginning on page 27.

Q:	What will I receive if the Offer is completed?
A:	If you tender your Shares in the Offer, you will be entitled to receive the Offer Consideration at the Offer Closing, upon the terms and subject to the conditions set forth in the Purchase Agreement and the Offer to Purchase and the related Letter of Transmittal. If you are the record owner of your Shares and you tender your Shares directly to the Depositary, you will not have to pay brokerage fees, commissions, or similar expenses. If you own your Shares through a broker, bank or other nominee, and your broker, bank or other nominee tenders your Shares on your behalf, your broker, bank or other nominee may charge you a fee for doing so. You should consult your broker, bank or other nominee to determine whether any charges will apply.
Q:	If I decide not to tender, how will the Offer affect my Shares and what will happen to Patheon?
A:	After the Offer Closing, Purchaser intends to cause Patheon to terminate the listing of the Shares on the NYSE (the “Delisting”). As a result, Patheon anticipates that there will not be an active trading market for the Shares. In addition, after the Offer Closing, Purchaser intends to cause Patheon to terminate the registration of Shares under the Exchange Act as promptly as practicable and take steps to cause the suspension of its reporting obligations with respect to the Shares with the SEC. As a result, with respect to the Shares, Patheon would no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC. Furthermore, the ability of “affiliates” of Patheon and persons holding “restricted securities” of Patheon to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

In addition, after amendment of Patheon’s articles of association following the Delisting pursuant to the Conversion Resolution, record ownership of Shares can only be transferred pursuant to a notarial deed executed before a Dutch civil-law notary. This will require compliance by the transferor and transferee of Shares with various administrative formalities under Dutch law and will also require Patheon shareholders to incur costs for Dutch notarial fees when they transfer Shares. Furthermore, after such amendment of Patheon’s articles of association, a transfer of record ownership of Shares would require the prior approval of the Patheon Board, which will inter alia be deemed granted if a decision in which the approval is denied does not contain the name(s) of potential acquirer(s) of the relevant Shares for payment in cash at a price to be mutually agreed between the potential acquirer(s) and the relevant shareholder or by one or more independent expert(s).

Additionally, as promptly as practicable following the closing of the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period (in each case as defined below), Thermo Fisher or Purchaser may, but is not required to, effectuate or cause to be effectuated the Post-Offer Reorganization. The Post-Offer reorganization will utilize processes available to Purchaser under Dutch law aimed at strengthening Thermo Fisher’s direct or indirect control over Patheon or its assets and business operations. More specifically, the Asset Sale and Liquidation and the Compulsory Acquisition (as defined below) would ensure that Purchaser or one of its affiliates becomes the owner of all or substantially all of Patheon’s business operations from and after the consummation of such Post-Offer Reorganization.

Following the Acceptance Time in accordance with the Purchase Agreement, Purchaser will (and Thermo Fisher will cause Purchaser to) provide for a subsequent offering period of at least 10 business days in accordance with Rule 14d-11 promulgated under the Exchange Act. If the Asset Sale is consummated, it is anticipated that Patheon shareholders who do not tender their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended for at least five business days to permit any remaining minority shareholders to tender their Shares in exchange for the Offer Consideration after Purchaser or one of its affiliates has publicly indicated its intention to, subject to the terms of the Purchase Agreement, effectuate the Asset Sale (the “Minority Exit Offering Period”)) will be offered or will receive the same consideration for their Shares as those Patheon shareholders who tendered their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period), without interest and less applicable withholding taxes. However, in the event that the number of Shares owned by Thermo Fisher or its affiliates represents at least 95% of the issued and outstanding capital (geplaatst en uitstaand kapitaal) of Patheon (the “Compulsory Acquisition Threshold”) and a compulsory acquisition procedure (uitkoopprocedure) of non-tendered Shares as provided by Dutch law (the “Compulsory Acquisition”) is implemented, then Shares held by non-tendering Patheon shareholders will be acquired in accordance with Section 2:92a or Section 2:201a of the Dutch Civil Code and the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam) will determine in its sole discretion the price to be paid for the non-tendered Shares, which price may be greater than, equal to, or less than the Offer Consideration. Such price may potentially be increased by statutory interest at the rate applicable in The Netherlands (currently two percent per annum). In the event the Asset Sale and Liquidation or the Compulsory Acquisition are consummated, Patheon will either be liquidated or become wholly owned by Purchaser.

The applicable withholding taxes or other taxes, if any, imposed on non-tendering Patheon shareholders in respect of the one or more advance liquidation distributions and a final liquidation distribution during the Liquidation (the “Second Step Distribution”) or another Post-Offer Reorganization may be different from, and greater than, the taxes imposed upon such Patheon shareholders had they tendered their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) or if their Shares had been acquired by Purchaser by means of the Compulsory Acquisition.

In addition, if the Offer and the Post-Offer Reorganization are completed, another difference between tendering your Shares and not tendering your Shares pursuant to the Offer is that you may be paid earlier if you tender your Shares pursuant to the Offer.

It is possible that Purchaser may not be able to, or may elect not to, implement any proposed Post-Offer Reorganization promptly after the consummation of the Offer, that such Post-Offer Reorganization may be delayed or that such Post-Offer Reorganization may not be able to, or may not, take place at all. Any Post-Offer Reorganization could be the subject of litigation, and a court could delay the Post-Offer Reorganization or prohibit it from occurring on the terms described in the Offer to Purchase, or from occurring at all. Moreover, even if Purchaser is able to effect any proposed Post-Offer Reorganization, the consideration that Patheon shareholders receive therefrom may be different than the consideration that they would have received had they tendered their Shares in the Offer or if their Shares had been acquired by Purchaser by means of the Compulsory Acquisition (and they may also be subject to additional taxes).

See also the section of this proxy statement captioned “Certain Tax Considerations Regarding the Offer and the Post-Offer Reorganization” for additional information.

Q:	How does the per Share consideration compare to the market price of the Shares prior to the dates on which the public announcements of the offer were made?
A:	The Offer Consideration of $35.00 per Share represents a premium of approximately 34.6% over the reported closing price of $26.00 per Share on the NYSE on May 12, 2017, the last full trading day prior to the public announcement of the signing of the Purchase Agreement. On May 30, 2017, the last full trading day before the commencement of the Offer, the reported closing price of the Shares on the NYSE was $34.65 per Share.
Q:	What do I need to do now?
A:	We encourage you to read this proxy statement, the annexes to this proxy statement, including the Purchase Agreement, and the documents we refer to in this proxy statement carefully and consider how the Extraordinary General Meeting Proposals affect you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet, so that your Shares can be voted at the Extraordinary General Meeting. If you hold your Shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your Shares.
Q:	How does the Patheon Board recommend that I vote?
A:	The Patheon Board, after considering the various factors described in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement— Recommendation of the Patheon Board and Reasons for the Offer and the Transactions Contemplated by the Purchase Agreement,” beginning on page 47, unanimously, among other things, (a) determined that the Offer, the Purchase Agreement and the transactions contemplated by the Purchase Agreement (including the

Asset Sale and the Liquidation and Second Step Distribution) are in the best interests of Patheon, its business and its shareholders, employees and other relevant stakeholders and (b) approved the Offer, the Purchase Agreement (including the execution, delivery and performance thereof) and the transactions contemplated by the Purchase Agreement.

The Patheon Board unanimously recommends that you vote (i) “FOR” each of the Governance Resolutions, (ii) “FOR” the Discharge Resolution, (iii) “FOR” each of the Asset Sale Resolutions and (iv) “FOR” the Non-Binding Vote on Executive Compensation Proposal.

Q:	What happens if the Offer is not completed?
A:	If the Offer is not completed, Patheon shareholders will not receive the Offer Consideration pursuant to the Offer and the Extraordinary General Meeting Proposals will have no effect. Instead, Patheon would remain an independent public company, your Shares would continue to be listed and traded on the NYSE and registered under the Exchange Act and Patheon would continue to file periodic reports with the SEC.

Under specified circumstances, Patheon will be required to pay Thermo Fisher a termination fee in an amount equal to $203 million upon the termination of the Purchase Agreement, as described in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement —Purchase Agreement—Termination of the Purchase Agreement—Termination Payments,” beginning on page 79.

Additionally, the Majority Shareholders have agreed that, under specified circumstances, Thermo Fisher will have the right (but not the obligation) to purchase all (but not less than all) of the Shares covered by each of the Tender and Support Agreements for the Offer Consideration per Share, as described in the section of this proxy statement captioned “Tender and Support Agreements,” beginning on page 50.

Q:	Do any of Patheon’s directors or officers have interests in the Offer, the transactions contemplated by the Purchase Agreement and the Extraordinary General Meeting Proposals that may differ from those of Patheon shareholders generally?
A:	When considering the recommendation of the Patheon Board that you vote to adopt each of the Extraordinary General Meeting Proposals, you should be aware that our directors and executive officers may have interests in the Offer and the other transactions contemplated by the Purchase Agreement that may be different from, or in addition to, your interests as a shareholder. The Patheon Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and overseeing the negotiation of the Purchase Agreement, in approving the Offer, the Purchase Agreement (including the execution, delivery and performance thereof) and the transactions contemplated by the Purchase Agreement and in recommending that the Extraordinary General Meeting Proposals be adopted by the shareholders of Patheon. For a description of the interests of our directors and executive officers in the Offer, see the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement —Interests of the Directors and Executive Officers of Patheon in the Offer and the Transactions contemplated by the Purchase Agreement,” beginning on page 80.
Q:	What vote is required to adopt the Extraordinary General Meeting Proposals?
A:	The affirmative vote of an absolute majority of the votes cast at the Extraordinary General Meeting, either in person or by proxy, is required to adopt each of the Extraordinary General Meeting Proposals except for the Director Resolutions which will be adopted unless the binding nature of the nominations is overridden.

Concurrently with the execution and delivery of the Purchase Agreement, the Majority Shareholders, including Patheon Holdco Coöperatief U.A. (which holds certain Shares for the benefit of certain employees of Patheon), entered into separate tender and support agreements with Thermo Fisher and Purchaser (collectively, the “Tender and Support Agreements”). Shares owned by the Majority Shareholders subject to the Tender and Support Agreements comprise, in the aggregate, approximately 75% of the outstanding Shares. Subject to the terms and conditions of the Tender and Support Agreements, the Majority Shareholders have agreed, among other things, to tender their Shares in the Offer and to vote in favor of all resolutions proposed for adoption by Patheon shareholders at the Extraordinary General Meeting. As a result, it is expected that the voting requirements set forth above will be satisfied even if no shareholders other than the Majority Shareholders are present or represented at the Extraordinary General Meeting or vote in favor of any of the Extraordinary General Meeting Proposals.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or vote in person at the Extraordinary General Meeting will have no effect on the outcome of the vote to adopt the Extraordinary General Meeting Proposals unless a quorum is not present at the Extraordinary General Meeting. If you are a beneficial owner, the failure to instruct your broker, bank or other nominee on how to vote your Shares will have no effect on the outcome of the vote to adopt the Extraordinary General Meeting Proposals unless a quorum is not present at the Extraordinary General Meeting.

Q:	What constitutes a quorum?
A:	Our articles of association require a general quorum (which applies unless another quorum applies by law or our articles of association) of one third of the issued Shares (not including Shares on which, pursuant to our articles of association, no votes may be cast) present or represented at our Extraordinary General Meeting. In case the quorum is not met in the Extraordinary General Meeting, a second meeting may be convened at which the relevant resolutions—except for the Director Resolutions—may be adopted without a quorum.

Concurrently with the execution and delivery of the Purchase Agreement, the Majority Shareholders entered into Tender and Support Agreements. Shares owned by the Majority Shareholders subject to the Tender and Support Agreements comprise, in the aggregate, approximately 75% of the outstanding Shares. Subject to the terms and conditions of the Tender and Support Agreements, the Majority Shareholders have agreed, among other things, to cause their Shares to be counted as present at the Extraordinary General Meeting for purposes of calculating a quorum. As a result, it is expected that the quorum requirement set forth above will be satisfied even if no shareholders other than the Majority Shareholders are present or represented at the Extraordinary General Meeting.

Q:	What is the difference between holding Shares as a shareholder of record and as a beneficial owner?
A:	If your Shares are registered directly in your name in our shareholders’ register (including a registration directly in your name with our transfer agent, Broadridge Financial Solutions, Inc.), you are considered, with respect to those Shares, to be the “shareholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Patheon.

If your Shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the Shares held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those Shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your Shares by following their instructions for voting. You are also invited to attend the Extraordinary General Meeting. However, because you are not the shareholder of record, you may not vote your Shares in person at the Extraordinary General Meeting unless you request and obtain a valid legal proxy from your broker, bank or other nominee, and if you meet the requirements set out in this proxy statement.

Q:	How may I vote?
A:	If you are a shareholder of record, there are three ways to vote:
•	By attending the Extraordinary General Meeting and voting in person or by proxy;
•	By visiting the Internet at the address on your proxy card; or
•	By completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your Shares, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet. Please be aware that, although there is no charge for voting your Shares, if you vote electronically over the Internet, you may incur costs such as Internet access charges for which you will be responsible.

Even if you plan to attend the Extraordinary General Meeting in person or by proxy, you are strongly encouraged to vote your Shares by proxy. If you are a shareholder of record or if you obtain a valid legal proxy to vote Shares which you beneficially own, you may still vote your Shares in person or by proxy at the Extraordinary General Meeting, even if you have previously voted by proxy. If you are present at the Extraordinary General Meeting and vote in person or by proxy, your previous vote by proxy will not be counted.

If you are a beneficial owner you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or electronically over the Internet through your broker, bank or other nominee if such a service is provided. To vote via the Internet through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee.

Q:	If my broker holds my Shares in “street name,” will my broker vote my Shares for me?
A:	Not without your direction. Your broker, bank or other nominee will only be permitted to vote your Shares on any Extraordinary General Meeting Proposal if you instruct your broker, bank or other nominee on how to vote. “Broker non votes” are Shares held by a broker, bank or other nominee that are present in person or represented by proxy at the Extraordinary General Meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such Shares (e.g,. the “street name” holder) on how to vote on a particular proposal and the broker, bank or other nominee does not have discretionary voting power on such proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the Extraordinary General Meeting Proposals, if a beneficial owner of Shares held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to any of these proposals, then those Shares will not be voted thereat. However, if there are any broker non votes, then such broker non votes will count for the purpose of determining the presence of a quorum for the transaction of business at the Extraordinary General Meeting. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your Shares.
Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?
A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time within the time indicated on the accompanying proxy (the “Voter Deadline”) by:
•	Submitting a new proxy electronically over the Internet after the date of the earlier submitted proxy prior to the Voter Deadline;
•	Delivering a written notice of revocation to our Secretary prior to the Voter Deadline;
•	Signing another proxy card with a later date and returning it to us prior to the Voter Deadline; or
•	Attending the Extraordinary General Meeting and voting in person.

If you are you a beneficial owner, you should contact your broker, bank or other nominee for instructions regarding how to change your vote or contact our proxy solicitor, Morrow Sodali LLC at (800) 662-5200. You may also vote in person at the Extraordinary General Meeting if you obtain a valid legal proxy from your broker, bank or other nominee, and if you meet the requirements set out in this proxy statement.

Q:	What is a proxy?
A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your Shares. The written document describing the matters to be considered and voted on at the Extraordinary General Meeting is called a “proxy statement.” The document used to designate a person designated by the Patheon Board as a proxy to vote your Shares is called a “proxy card.” The Patheon Board has designated each of James C. Mullen, Michel Lagarde, Eric M. Sherbet and Jason B. Conner, and each of them with full power of substitution, as proxies for the Extraordinary General Meeting.
Q:	If a shareholder gives a proxy, how are the Shares voted?
A:	The individuals named on the enclosed proxy card, or your proxies, will vote your Shares in the way that you indicate. When completing the Internet process or the proxy card, you may specify whether your Shares should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the Extraordinary General Meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Extraordinary General Meeting, but will not count as a vote “FOR” or “AGAINST” each of the Extraordinary General Meeting Proposals.

If you properly sign and return your proxy card but do not mark the boxes showing how your Shares should be voted on a matter, the Shares represented by your properly signed proxy will be voted as recommended by the Patheon Board with respect to such matter.

Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares. If you are a shareholder of record and your Shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet with respect to) each proxy card and voting instruction card that you receive.
Q:	Who will count the votes?
A:	All votes will be counted by the independent inspector of election appointed for the Extraordinary General Meeting. The chairman of the Extraordinary General Meeting will determine whether resolutions are adopted.
Q:	Where can I find the voting results of the Extraordinary General Meeting?
A:	Patheon intends to announce preliminary voting results at the Extraordinary General Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC within four (4) business days following the Extraordinary General Meeting. All reports that Patheon files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information,” beginning on page 106.
Q:	Will I be subject to U.S. federal income tax upon the exchange of Patheon Shares for cash pursuant to the offering?
A:	The exchange of Shares by U.S. Holders (as defined below in the section of this proxy statement captioned “Certain Tax Considerations Regarding the Offer and the Post-Offer Reorganization—Certain U.S. Federal Income Tax Considerations,” beginning on page 94) for cash pursuant to the Offer is a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding tax) in exchange for Shares pursuant to the Offer and the U.S. Holder’s adjusted tax basis in such Shares. Patheon believes that it is not and has not been a PFIC for U.S. federal income tax purposes since its initial public offering in July 2016, and the foregoing discussion is based upon that conclusion.

Payments made to shareholders of Patheon in the Offer generally will be subject to U.S. federal income tax information reporting and may be subject to U.S. federal backup withholding. In order to avoid U.S. federal backup withholding (currently at a rate of 28 percent) on payments of the purchase price with respect to Shares tendered pursuant to the Offer, each tendering shareholder that is a U.S. Person (as defined in Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended) must provide the Depositary with a properly completed, dated and signed Internal Revenue Service (“IRS”) Form W-9 furnishing such shareholder’s correct Taxpayer Identification Number (“TIN”) and certifying, under penalties of perjury, that such number is correct, such shareholder is not subject to U.S. federal backup withholding and such shareholder is a U.S. Person, or by otherwise establishing a basis for exemption. If a tendering shareholder that is a U.S. Person does not have a TIN, such shareholder should consult the instructions to IRS Form W-9 for information on applying for a TIN and apply for a TIN immediately. If a tendering shareholder that is a U.S. Person does not provide its TIN to the Depositary by the time of payment, U.S. federal backup withholding may apply. Certain shareholders (including, among others, certain corporations, non-resident non-U.S. individuals and non-U.S. entities) may not be subject to the U.S. federal backup withholding and reporting requirements.

In order for a tendering shareholder that is not a U.S. Person to avoid U.S. federal backup withholding on payments of the purchase price with respect to Shares tendered pursuant to the Offer, each such tendering shareholder must provide the Depositary with a properly completed copy of the appropriate IRS Form W-8, certifying, under penalties of perjury, that such shareholder is not a U.S. Person and is the beneficial owner of payments received pursuant to the Offer, or alternatively establish a basis for exemption.

U.S. federal backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to U.S. federal backup withholding will be reduced by the amount of tax withheld. If U.S. federal backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided that the required information is properly furnished to the IRS.

Because particular circumstances may differ, we recommend that you consult your tax advisor to determine the U.S. federal income tax consequences relating to the offering in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the Offer and the Post-Offer Reorganization is provided in this proxy statement captioned “Certain Tax Considerations Regarding the Offer and the Post-Offer Reorganization—Certain U.S. Federal Income Tax Considerations,” beginning on page 94.

Q:	Will I be subject to Dutch income tax upon the exchange of Patheon Shares for cash pursuant to the Offer?
A:	For non-Dutch resident Patheon shareholders who or that:
a)	are not individuals and do not have, nor are deemed to have, directly or indirectly, a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in Patheon and (i) do not derive profits from an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative the Shares are attributable, or (ii) are not, other than by way of securities, entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in The Netherlands and to which enterprise the Shares are attributable; and
b)	are individuals and do not have, nor are deemed to have, directly or indirectly, a substantial interest or deemed substantial interest in Patheon and (i) do not derive profits from an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative the Shares are attributable, or (ii) do not realize income or gains with respect to the Shares that qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden) in The Netherlands, which include activities with respect to the Shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer), or (iii) are not, other than by way of securities, entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands and to which enterprise the Shares are attributable, any gains realized as a result of the tendering of Shares pursuant to the Offer (or during the Subsequent Offering Period, as may be extended by the Minority Exit Offering Period) will generally not be subject to Dutch corporate or personal income tax.

Depending on the circumstances, Dutch resident Patheon shareholders and certain non-Dutch resident Patheon shareholders may be subject to Dutch corporate or personal income tax on any gains realized pursuant to the Offer.

For a more detailed discussion of certain material Dutch tax consequences of the Offer please see the section of this proxy statement captioned “Certain Tax Considerations Regarding the Offer and Post-Offer Reorganization—Certain Dutch Tax Consequences,” beginning on page 95. We urge you to consult your own tax advisor as to the particular Dutch tax consequences to you of the Offer.

Q:	What will the holders of outstanding Patheon equity awards receive in the Offer?
A:	At the Offer Closing, each Patheon RSU that is vested as of immediately prior to the Offer Closing or that is held by a non-employee director of Patheon and each outstanding Patheon PSU, whether vested or unvested, will be automatically canceled and converted into the right to receive an amount in cash (without interest and subject to required tax withholding), equal to the product of (i) the Offer Consideration multiplied by (ii) the total number of Shares subject to such Patheon PSU or Patheon RSU as of immediately prior to the Offer Closing (which, in the case of Patheon PSUs, will be determined based on the actual achievement of performance conditions in accordance with the terms of the award).

Except as otherwise agreed between Thermo Fisher and the holder of a Patheon RSU, at the Offer Closing, each outstanding Patheon RSU that is unvested as of immediately prior to the Offer Closing and that is not held by a non-employee director of Patheon will automatically be canceled and converted into an Adjusted RSU with substantially the same terms and conditions (including with respect to vesting) as were applicable to such Patheon RSU immediately prior to the Offer Closing, with respect to a number of shares of Thermo Fisher common stock that is equal to the product (rounded to the nearest whole share) of (i) the Exchange Ratio (as defined below) multiplied by (ii) the total number of Shares subject to such Patheon RSU as of immediately prior to the Offer Closing.

At the Offer Closing, each Patheon Option that is vested as of immediately prior to the Offer Closing will be automatically canceled and converted into a right to receive an amount in cash (without interest and subject to required tax withholding) equal to the product of (i) the excess, if any, of the Offer Consideration over the applicable per Share exercise price of such Patheon Option multiplied by (ii) the number of Shares subject to such Patheon Option as of immediately prior to the Offer Closing.

Except as otherwise agreed between Thermo Fisher and the holder of a Patheon Option, at the Offer Closing, each outstanding Patheon Option that is unvested as of immediately prior to the Offer Closing will be automatically canceled and converted into an Adjusted Option with substantially the same terms and conditions (including with respect to vesting) as were applicable to such Patheon Option immediately prior to the Offer Closing, (i) with respect to the number of shares of Thermo Fisher common stock that is equal to the product (rounded down to the nearest whole share) of (x) the Exchange Ratio multiplied by (y) the total number of Shares subject to such Patheon Option as of immediately prior to the Offer Closing and (ii) at an exercise price per share that is equal to the quotient (rounded up to the nearest cent) of (x) the exercise price per share of such Patheon Option divided by (y) the Exchange Ratio.

Q:	When do you expect the Offer Closing to occur?
A:	While there is no assurance that the Offer Closing will occur, we are working toward an Offer Closing as soon as possible following the initial expiration of the Offer on August 10, 2017. However, the exact timing of completion of the Offer cannot be predicted because the completion of the Offer is subject to conditions, including, among other things, the receipt of the required regulatory approvals.
Q:	Am I entitled to appraisal rights?
A:	Patheon shareholders are not entitled under Dutch law or otherwise to appraisal rights with respect to the Offer. However, in the event that after the Subsequent Offering Period, Thermo Fisher or its affiliates own less than 100% but at least 95% of Patheon’s issued and outstanding share capital (geplaatst en uitstaand kapitaal), Purchaser or Thermo Fisher may elect to commence, or cause to be commenced, the Compulsory Acquisition pursuant to which it will acquire all Shares held by non-tendering Patheon shareholders in accordance with Section 2:92a or Section 2:201a of the Dutch Civil Code. In the Compulsory Acquisition, the Dutch Court has sole discretion to determine the per Share price, which may be greater than, equal to or less than the Offer Consideration, with such price potentially being increased by the Dutch Statutory Interest. The non-tendering Patheon shareholders do not have the right to commence a Compulsory Acquisition proceeding to oblige Purchaser or Thermo Fisher to buy their Shares.

Q:	Who can help answer my questions?
A:	If you have any questions concerning the Offer, the Post-Offer Reorganization, the Extraordinary General Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Banks and Brokerage Firms Call: (203) 658-9400
Shareholders Call Toll Free: (800) 662-5200
Email: pthn.info@morrowsodali.com

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent and pending acquisitions, including the proposed transaction, may not materialize as expected; the proposed transaction not being timely completed, if completed at all; prior to the completion of the transaction, Patheon’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed transaction; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the SEC and available in the “Investors” section of Thermo Fisher’s website, ir.thermofisher.com, under the heading “SEC Filings,” and in any subsequent Quarterly Reports on Form 10-Q and other documents Thermo Fisher files with the SEC, and in Patheon’s Annual Report on Form 10-K for the year ended October 31, 2016 and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended April 30, 2017, each of which is on file with the SEC and available in the “Investor Relations” section of Patheon’s website, ir.patheon.com, under the heading “SEC Filings,” and in other documents Patheon files with the SEC. While Thermo Fisher or Patheon may elect to update forward-looking statements at some point in the future, Thermo Fisher and Patheon specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or Patheon’s views as of any date subsequent to today.

THE EXTRAORDINARY GENERAL MEETING

This proxy statement of Patheon, which is first being mailed to holders of Shares on or about June 26, 2017, is furnished in connection with the solicitation of proxies on behalf of Patheon, which asks you to vote promptly, and if voting by mail, to complete, sign, date and mail the enclosed proxy for use at the Extraordinary General Meeting, for the purposes set forth in the foregoing notice and agenda and the following explanation to the agenda.

Subject to certain restrictions under Dutch law, each Share entitles the holder thereof to one vote on each matter submitted to a vote at the Extraordinary General Meeting. You may vote if you are the shareholder of record of Shares on the Record Date, even if you have previously tendered your Shares in the Offer. As of June 23, 2017, the latest practicable date prior to the date of this proxy statement, we had 145,136,124 Shares issued and outstanding and entitled to vote (not including any treasury shares). The Patheon Board has determined that the Register is the relevant register for determination, as of the Record Date, of the holders of Shares and others with meeting rights under Dutch law who are entitled to attend and, if relevant, vote at the Extraordinary General Meeting. Those who are holders of Shares or who otherwise have such meeting rights with respect to Shares on the Record Date and who are registered as such in the Register may attend the Extraordinary General Meeting and, if relevant, vote at such meeting in person, or authorize a third party to attend and, if relevant, vote at the meeting on their behalf through the use of a proxy. Holders of Shares and others with meeting rights under Dutch law with respect to Shares who are not registered in the Register may request, if eligible for registration, to be registered in the Register not later than the Record Date by means of a request sent to Patheon either in writing (such notice to be sent to Patheon N.V., Evert van de Beekstraat 104, 1118 CN Schiphol (Haarlemmermeer), The Netherlands to the attention of Eric Sherbet) or by sending an e-mail to Eric.Sherbet@Patheon.com.

Resolutions by the Extraordinary General Meeting must be adopted by an absolute majority of votes cast, unless another standard of votes and/or a quorum is required by virtue of applicable law or our articles of association. Our articles of association require a general quorum of one third of the issued Shares (not including Shares on which, pursuant to our articles of association, no votes may be cast) present or represented at our Extraordinary General Meeting. In case the quorum is not met in the Extraordinary General Meeting, a second meeting may be convened at which the relevant resolutions – except for the resolutions included in Item 3 (the appointment of directors to the Patheon Board upon binding nomination) – may be adopted without a quorum. The affirmative vote of an absolute majority of the votes cast at the Extraordinary General Meeting is required to adopt resolutions on the agenda items listed for resolution in this proxy statement, unless indicated otherwise in this proxy statement.

Concurrently with the execution and delivery of the Purchase Agreement by and between Patheon, Thermo Fisher, and Purchaser, the Majority Shareholders including Patheon Holdco Coöperatief U.A. (which holds certain Shares for the benefit of certain employees of Patheon), entered into the Tender and Support Agreements. Shares owned by the Majority Shareholders subject to the Tender and Support Agreements comprise, in the aggregate, approximately 75% of the outstanding Shares. Subject to the terms and conditions of the Tender and Support Agreements, the Majority Shareholders have agreed, among other things, to tender their Shares in the Offer, to cause their Shares to be counted as present at the Extraordinary General Meeting for purposes of calculating a quorum and to vote in favor of all resolutions proposed for adoption by Patheon shareholders at the Extraordinary General Meeting. As a result, the quorum and voting requirement set forth above will be satisfied even if no other shareholders are present or represented at the Extraordinary General Meeting.

All Shares represented by proxies duly executed and received by us prior to the Voter Deadline will be voted at the Extraordinary General Meeting in accordance with the terms of the proxies. Proxy cards to vote Shares received after the Voter Deadline may be disregarded. A shareholder may revoke a proxy by delivering a written notice of revocation to our Secretary prior to the Voter Deadline, by submitting a duly executed proxy bearing a later date prior to the Voter Deadline or by attending the Extraordinary General Meeting and voting in person (with regard to which the attendance requirements set forth below apply).

For all proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Blank votes and invalid votes will be regarded as not having been cast. If you do not provide a valid proxy or otherwise vote your Shares held in your name and do not attend the Extraordinary General Meeting, your Shares will not be voted and your Shares will not be considered present or represented for purposes of determining the presence of a quorum for the transaction of business at the Extraordinary General Meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Extraordinary General Meeting, but will not count as a vote “FOR” or “AGAINST” each of the proposals listed for resolution in this proxy statement.

“Broker non votes” are Shares held by a broker, bank or other nominee that are present in person or represented by proxy at the Extraordinary General Meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such Shares (e.g,. the “street name” holder) on how to vote on a particular proposal and the broker, bank or other nominee does not have discretionary voting power on such proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposals listed for resolution in this proxy statement, if a beneficial owner of Shares held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to any of these proposals, then those Shares will not be voted thereat. However, if there are any broker non votes, then such broker non votes will count for the purpose of determining the presence of a quorum for the transaction of business at the Extraordinary General Meeting.

Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law. Only shareholders of record as of the Record Date, beneficial owners as of the Record Date, holders of valid proxies for the Extraordinary General Meeting and other persons admitted by the chairman of the meeting may attend the Extraordinary General Meeting. Persons who wish to attend the Extraordinary General Meeting must give notice in writing to the Patheon Board of their intention to attend the Extraordinary General Meeting prior to July 25, 2017. The notice must contain the name and the number of Shares the person will represent in the meeting. All attendees must be prepared to identify themselves with a valid proof of identity for admittance. The additional items that attendees must bring depend on whether they are shareholders of record, beneficial owners or proxy holders.

A shareholder of record who wishes to attend the Extraordinary General Meeting in person must bring a valid proof of identity.

A person who holds a validly executed proxy entitling such person to vote on behalf of a shareholder of record and who wishes to attend the Extraordinary General Meeting in person must bring: (i) a valid proof of identity and (ii) the validly executed proxy naming such person as the proxy holder, signed by the shareholder of record.

A beneficial owner who holds Shares in “street name” through a broker, bank or other nominee and who wishes to attend the Extraordinary General Meeting in person must bring: (i) a valid proof of identity and (ii) proof of beneficial ownership as of the Record Date (e.g., a letter from the broker, bank or other nominee that is the record owner of such beneficial owner’s Shares, a brokerage account statement or the voting instruction form provided by the broker).

A person who holds a validly executed proxy entitling such person to vote on behalf of a beneficial owner and who wishes to attend the Extraordinary General Meeting in person must bring: (i) a valid proof of identity, (ii) the validly executed proxy naming such person as the proxy holder, signed by the beneficial owner and (iii) proof of beneficial ownership of the relevant beneficial owner as of the Record Date (e.g., a letter from the broker, bank or other nominee that is the record owner of such beneficial owner’s Shares, a brokerage account statement or the voting instruction form provided by the broker).

Failure to provide the requested documents at the door or failure to comply with the procedures for the Extraordinary General Meeting may prevent shareholders from being admitted to the meeting.

As of June 23, 2017, the latest practicable date prior to the date of this proxy statement, Patheon directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 475,333 Shares (excluding any Shares that would be delivered upon exercise or conversion of stock options or other equity-based awards), which represented approximately 0.3275% of the outstanding Shares on such date. The directors and executive officers of Patheon have informed Patheon that they currently intend to vote all of their Shares “FOR” each of the proposals listed for resolution in this proxy statement.

Patheon will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or fax, but will not receive any additional compensation for their services. We may reimburse banks, brokers and others for their reasonable expenses in forwarding proxy solicitation materials to beneficial owners of Shares. Patheon has retained Morrow

Sodali LLC, a proxy solicitation firm (the “Proxy Solicitor”), to assist in the solicitation of proxies in connection with the Extraordinary General Meeting at a cost of approximately $7,500 plus expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provision of these services on our behalf.

Shareholders and interested persons may communicate with the Patheon Board or one or more directors by sending a letter addressed to the Patheon Board or to any one or more directors in care of Eric Sherbet, General Counsel and Secretary, 140 Kendrick Street, Needham, Massachusetts 02494, in an envelope clearly marked “Shareholder Communication.” Mr. Sherbet’s office will forward such correspondence unopened to Mr. Charles I. Cogut, or to another independent director, unless the envelope specifies that it should be delivered to another director.

EXPLANATORY NOTES TO THE AGENDA OF THE EXTRAORDINARY GENERAL MEETING

ITEM 1	OPENING OF THE MEETING

Welcome and announcements.

ITEM 2	EXPLANATION OF THE OFFER (for discussion)

Thermo Fisher (CN) Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg (“Purchaser”), and a wholly owned subsidiary of Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher”), has made an offer to purchase all of the outstanding ordinary shares, par value €0.01 per share, of Patheon (the “Shares”) at a purchase price of $35.00 per share, less any applicable withholding taxes and without interest, to the holders thereof, payable in cash (the “Offer Consideration”) pursuant to a purchase agreement, dated May 15, 2017, (as it may be amended from time to time, the “Purchase Agreement”) by and between Patheon, Purchaser and Thermo Fisher, upon the terms and subject to the conditions set forth in an Offer to Purchase, dated May 31, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”).

During the extraordinary general meeting of Patheon to be held on August 2, 2017 at Hilton Amsterdam Airport Schiphol, Schiphol Boulevard 701, 1118 BN Schiphol (Haarlemmermeer), The Netherlands, at 9:00 a.m., local time (the “Extraordinary General Meeting”), Patheon will explain the terms of the Offer. For further information with respect to the material terms of the Offer, please see the information contained in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement”, as well as the Offer to Purchase and related documents prepared by Thermo Fisher and filed with the U.S. Securities and Exchange Commission (the “SEC”) and the Solicitation/Recommendation Statement on Schedule 14D-9 and related documents prepared by Patheon and filed with the SEC. Shareholders attending the Extraordinary General Meeting will be given the opportunity to provide their views on the Offer.

After careful consideration, the Board of Directors (bestuur) of Patheon (the “Patheon Board”) has unanimously (a) determined that the Offer, the Purchase Agreement and the transactions contemplated by the Purchase Agreement (including the Asset Sale (as defined below) and the Liquidation and Second Step Distribution (each, as defined below)) are in the best interests of Patheon, its business and its shareholders, employees and other relevant stakeholders and (b) approved the Offer, the Purchase Agreement (including the execution, delivery and performance thereof) and the transactions contemplated by the Purchase Agreement.

The Patheon Board unanimously recommends that you vote “FOR” each of the resolutions on the agenda of this Extraordinary General Meeting.

ITEM 3	APPOINTMENT OF DIRECTORS TO THE PATHEON BOARD (for resolution)

Thermo Fisher, Purchaser and Patheon have agreed that, effective as of the time that all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (as defined below) are paid for by Purchaser (such time of payment, the “Offer Closing”), certain changes are to be made in the composition of the Patheon Board.

Upon the Offer Closing, the Patheon Board will be comprised of seven directors, five of whom have been designated by Thermo Fisher and Purchaser in writing and are set forth below in 3(a) up to and including 3(e) (the “Purchaser Directors”), and two of whom will be Charles I. Cogut and William B. Hayes, who are independent directors currently serving on the Patheon Board (the “Independent Directors”). Each of James C. Mullen, Stephan Tanda, Jeffrey P. McMullen, Gary Pisano, Philip Eykerman, Pamela Daley, Hugh Welsh, Paul S. Levy, Daniel Agroskin and Hans Peter Hasler will voluntarily step down as members of the Patheon Board effective upon the Offer Closing. The Independent Directors will, in accordance with Dutch practice, look after the corporate interest of Patheon and the interests of all relevant stakeholders of Patheon, including the interests of any non-tendering shareholders of Patheon, and will resign from the Patheon Board upon the earliest of (i) such time, after the acceptance for payment of the Shares tendered in the Offer in accordance with the Purchase Agreement (the “Acceptance Time”), as Purchaser and its affiliates, in the aggregate, own 100% of the issued and outstanding Shares and (ii) the Second Step Distribution (as defined below) having been made and the Liquidation (as defined below) having been completed.

As permitted under Dutch law and our articles of association, the Patheon Board is authorized to make binding nominations for each open position on the Patheon Board. The binding nature of the Patheon Board’s nomination may be overridden by a vote of two-thirds of the votes cast at the Extraordinary General Meeting if such two-thirds vote constitutes more than one-half of our issued share capital (not including Shares on which, pursuant to Dutch law, no votes may be cast). In that case, shareholders would be free to cast their votes for persons other than those nominated below. If a binding nomination only contains one nominee for a seat to be filled, a resolution on the nomination has the effect that such nominee is appointed, unless the binding nature of the nomination is overridden.

The Patheon Board has made binding nominations (containing only one nominee for each seat to be filled) for the appointment of each Purchaser Director, effective as of the Offer Closing and for a term ending at the end of Patheon’s annual general meeting held in 2020.

JLL Patheon Co-Investment Fund L.P., certain other affiliates of JLL Partners LLC, Koninklijke DSM N.V. and JLL/Delta Patheon Holdings L.P. (together, the “Majority Shareholders”), including Patheon Holdco Coöperatief U.A. (which holds certain Shares for the benefit of certain employees of Patheon), each entered into tender and support agreements with Thermo Fisher and Purchaser concurrently with the execution and delivery of the Purchase Agreement (collectively, the “Tender and Support Agreements”) agreeing, among other things, to tender their Shares in the Offer and to vote in favor of this Item 3. Shares owned by such Majority Shareholders subject to the Tender and Support Agreements comprise, in the aggregate, approximately 75% of the outstanding Shares. As a result, it is expected that the binding nature of the Patheon Board’s nominations will not be overridden and the required vote will be satisfied.

The information as required pursuant to our articles of association in respect of each Purchaser Director nominee is set forth below. Shares deemed beneficially owned by each Purchaser Director nominee as shown in the information below include (i) Shares held by immediate family members and (ii) Shares that can be acquired through stock options or other Patheon equity awards exercisable through August 25, 2017.

Adoption of each of the resolutions set forth in 3(a) up to and including 3(e) below (together the “Director Resolutions”) and the proposal set out under Item 7 (together with the Director Resolutions the “Governance Resolutions”) is a condition to each of Thermo Fisher’s and Purchaser’s obligation to accept for payment and pay for any Share validly tendered and not properly withdrawn pursuant to the Offer (an “Offer Condition”). If the Governance Resolutions are not adopted at the Extraordinary General Meeting (or any adjournment, postponement or cancellation and reconvention thereof), the Offer Closing may not occur.

Each resolution for appointment is subject to and conditioned upon the occurrence of, and effective as of, the Offer Closing.

The Patheon Board unanimously recommends that you vote “FOR” the conditional appointment of each of the Purchaser Directors set forth in this Item 3.

a.	Conditional appointment of Seth H. Hoogasian as non-executive director, upon binding nomination by the Patheon Board (for resolution)

Seth H. Hoogasian, age 63, joined Thermo Fisher in 1990 and is its Senior Vice President and General Counsel. Mr. Hoogasian was appointed Senior Vice President in November 2006, Secretary in 2001 and General Counsel in 1992. He was Vice President from 1996 to November 2006. Prior to joining Thermo Fisher, Mr. Hoogasian served as a partner in the Baltimore, Maryland-based law firm of Weinberg and Green, and as an associate at Shaw, Pittman, Potts & Towbridge in Washington, D.C. Mr. Hoogasian is a director and/or officer of a number of wholly-owned subsidiaries of Thermo Fisher. Mr. Hoogasian is not the beneficial owner of any Shares.

b.	Conditional appointment of Anthony H. Smith as executive director, upon binding nomination by the Patheon Board (for resolution)

Anthony H. Smith, age 55, joined Thermo Fisher in 2006 and has been Vice President Tax & Treasury and Treasurer since May 2008. Mr. Smith holds various titles, including manager and director, at a number of Thermo Fisher’s wholly-owned subsidiaries. Mr. Smith is not the beneficial owner of any Shares.

c.	Conditional appointment of Patrick M. Durbin as non-executive director, upon binding nomination by the Patheon Board (for resolution)

Patrick M. Durbin, age 50, joined Thermo Fisher in 2006 and has been Senior Vice President and President, Specialty Diagnostics of Thermo Fisher since October 2015. From 2006 to 2008, Mr. Durbin served as General Manager, North America, for Thermo Fisher’s Clinical Services business within the BioPharma Services business. From 2008 to 2010 he led the Clinical Services business globally. In January 2010, Mr. Durbin became the President of the BioPharma Services Division. Prior to joining Thermo Fisher, Mr. Durbin had a 16-year career with Covance (now part of LabCorp), where he held a variety of general management, operational, sales and corporate roles with responsibilities throughout the Americas, Pacific Rim and sub-Saharan Africa Mr. Durbin is not the beneficial owner of any Shares.

d.	Conditional appointment of John Sos as non-executive director, upon binding nomination by the Patheon Board (for resolution)

John Sos, age 47, has been President, BioPharma Services of Thermo Fisher since 2015. Mr. Sos joined Thermo Fisher in 2011 as Vice President and General Manager of Molecular Spectroscopy. He led the Life Science Mass Spectrometry business from 2013 to 2015. Prior to joining Thermo Fisher Scientific, Mr. Sos had a 16-year career with 3M, during which he gained international leadership experience in the Asia Pacific market as a business director based in Shanghai, China. Mr. Sos is not the beneficial owner of any Shares.

e.	Conditional appointment of Shiraz Ladiwala as non-executive director, upon binding nomination by the Patheon Board (for resolution)

Shiraz Ladiwala, age 51, has been Senior Vice President Strategy and Corporate Development at Thermo Fisher since May 2013. Mr. Ladiwala joined Fisher Scientific International Inc. (which became part of Thermo Fisher in 2006) in 1997. He served as Vice President of Strategy and Corporate Development from March 2011 to May 2013. Prior to that, he served in a variety of leadership positions at Thermo Fisher with increasing levels of responsibility. Mr. Ladiwala is not the beneficial owner of any Shares.

The Patheon Board intends to designate Seth H. Hoogasian as chairperson of the Patheon Board, subject to the appointment of Mr. Hoogasian as a member of the Patheon Board.

ITEM 4	DISCHARGE OF DIRECTORS (for resolution)

Conditional granting of full and final discharge to each member of the Patheon Board for his or her acts of management or supervision, as applicable, up to the date of the Extraordinary General Meeting

It is proposed that each of the current members of the Patheon Board will be granted full and final discharge in respect of his or her acts of management or supervision, as applicable, up to the date of the Extraordinary General Meeting, except for acts as a result of fraud (bedrog), gross negligence (grove schuld) or willful misconduct (opzet) of such member.

Adoption of the resolution to discharge the members of the Patheon Board is not an Offer Condition. If this resolution is not adopted at the Extraordinary General Meeting (or any adjournment, postponement or cancellation and reconvention thereof), the Offer Closing may still occur.

The discharge for each director’s acts of management or supervision, as applicable, up to the date of the Extraordinary General Meeting will be effective as of the Acceptance Time and granted for the performance of their duties, on the basis of the information provided to the general meeting through publicly available information prior to the date of the Extraordinary General Meeting. The resolution to approve the conditional granting of full and final discharge to each member of the Patheon Board as set forth in this Item 4 must be adopted by an absolute majority of the votes cast at the Extraordinary General Meeting. Shares owned by the Majority Shareholders subject to the Tender and Support Agreements comprise, in the aggregate, approximately 75% of the outstanding Shares and, subject to the terms and conditions thereof, the Majority Shareholders have agreed to vote in favor of this Item 4. As such, it is expected that the required vote will be satisfied.

The Patheon Board unanimously recommends that you vote “FOR” the proposal to conditionally grant discharge to each of the current members of the Patheon Board as set forth in this Item 4.

ITEM 5	APPROVAL OF THE ASSET SALE (for resolution)

Conditional approval of the sale, transfer and assumption of the business of Patheon, including substantially all of the assets and liabilities of Patheon, to or by Purchaser (or an affiliate of Purchaser) (the “Asset Sale”) as required under article 2:107a of the Dutch Civil Code

Following the Acceptance Time in accordance with the Purchase Agreement, Purchaser will (and Thermo Fisher will cause Purchaser to) provide for a subsequent offering period of at least 10 business days in accordance with Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Subsequent Offering Period”). Purchaser, Thermo Fisher and Patheon have agreed that, as promptly as practicable following the expiration of the Subsequent Offering Period, as it may be extended by an additional minority exit offering period of at least five business days in accordance with the Purchase Agreement (the “Minority Exit Offering Period”), Purchaser may, pursuant to the terms set forth in the Purchase Agreement, but is not required to, effectuate a corporate reorganization of Patheon and its subsidiaries (the “Post-Offer Reorganization”).

In connection with the Post-Offer Reorganization, Purchaser, Thermo Fisher and Patheon have agreed that Thermo Fisher or Purchaser may in certain circumstances require Patheon to enter into an asset purchase agreement to effectuate the Asset Sale (together with the Liquidation and the Second Step Distribution (each as defined in Item 6 of these explanatory notes to the agenda)). Reference is made to the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Certain Effects of the Offer and the Other Transactions Contemplated by the Purchase Agreement, beginning on page 36 for a more detailed description of the Asset Sale.

The approval of each of the Asset Sale (this Item 5) and the Liquidation (Item 6) (together the “Asset Sale Resolutions”) allows Patheon to gain greater certainty that the Offer Closing will occur and that its relevant stakeholders will realize the benefits of the transactions contemplated thereby, as it lowers the threshold percentage for purposes of the Minimum Condition (an Offer Condition requiring that the number of Shares validly tendered pursuant to the Offer, and not properly withdrawn, together with the Shares then owned by Thermo Fisher or its affiliates, represents at least a minimum percentage of Patheon’s issued and outstanding capital (geplaatst en uitstaand kapitaal)) from 95% (the “Compulsory Acquisition Threshold”) to 80% (the “Asset Sale Threshold”).

The Asset Sale requires the approval of the general meeting pursuant to article 2:107a of the Dutch Civil Code.

The resolution approving the Asset Sale is conditioned upon, and subject to, (i) the Acceptance Time having occurred, (ii) the Asset Sale Threshold having been achieved and (iii) the Compulsory Acquisition Threshold not having been achieved. Approval of the Asset Sale Resolutions is not an Offer Condition. If the Asset Sale Resolutions are not approved by shareholders at the Extraordinary General Meeting (or any adjournment, postponement or cancellation and reconvention thereof), the Offer Closing may still occur.

The resolution to approve, on the conditions set forth above, the Asset Sale as set forth in this Item 5 must be adopted by an absolute majority of the votes cast at the Extraordinary General Meeting. Shares owned by the Majority Shareholders subject to the Tender and Support Agreements comprise, in the aggregate, approximately 75% of the outstanding Shares and, subject to the terms and conditions thereof, the Majority Shareholders have agreed to vote in favor of this Item 5. As such, it is expected that the required vote will be satisfied.

The Patheon Board unanimously recommends that you vote “FOR” the proposal to approve, on the conditions set forth above, the Asset Sale as set forth in this Item 5.

ITEM 6	DISSOLUTION (for resolution)

Conditional resolution to (i) dissolve (ontbinden) Patheon in accordance with article 2:19 of the Dutch Civil Code, (ii) appoint Stichting Vereffenaar Patheon as the liquidator of Patheon, (iii) appoint Patheon Holdings B.V. as the custodian of the books and records of Patheon, and (iv) approve the reimbursement by Patheon of the liquidator’s reasonable salary and costs (subject to approval of such reimbursement by Patheon’s independent directors)

The Purchase Agreement provides that if Purchaser or Thermo Fisher determines to effectuate the Asset Sale, subject to the conditions explained below, as soon as practicable following the consummation of the Asset Sale, Patheon shall be liquidated and dissolved (the “Liquidation”) in accordance with applicable Dutch procedures, which shall result in one or more advance liquidation distributions and a final liquidation distribution (collectively, the “Second Step Distribution”) being made, whereby the initial advance liquidation distribution is expected to result in payment, through a settlement agent, to each non-tendering Patheon shareholder of an amount in cash equal to the Offer Consideration, without interest and less applicable withholding taxes, for each Share then owned by such non-tendering Patheon shareholder. Reference is made to the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Certain Effects of the Offer and the Other Transactions Contemplated by the Purchase Agreement, beginning on page 36 for a more detailed description of the Liquidation and the Second Step Distribution.

The adoption of the Asset Sale Resolutions allows Patheon to gain greater certainty that the Offer Closing will occur and that its relevant stakeholders will realize the benefits of the transactions contemplated thereby, as it lowers the threshold percentage for purposes of the Minimum Condition from 95% to 80%.

This resolution to dissolve Patheon, appoint Stichting Vereffenaar Patheon as the liquidator of Patheon, appoint Patheon Holdings B.V. as the custodian of the books and records of Patheon and approve the reimbursement by Patheon of the liquidator’s reasonable salary and costs is conditioned upon, and subject to, (i) the Acceptance Time having occurred, (ii) the Asset Sale Threshold having been achieved but the Compulsory Acquisition Threshold not having been achieved and (iii) the Asset Sale having been completed. The Patheon Board will determine the exact date and time as of which such conditions precedent have been fulfilled, pursuant to which the resolution to dissolve Patheon shall become effective. The approval of the reimbursement by Patheon of the liquidator’s reasonable salary and costs is further subject to and conditioned upon both of Patheon’s independent directors having approved such reimbursement. Adoption of the Asset Sale Resolutions is not an Offer Condition. If the Asset Sale Resolutions are not adopted by shareholders at the Extraordinary General Meeting (or any adjournment, postponement or cancellation and reconvention thereof), the Offer Closing may still occur.

The conditional resolution to (i) dissolve Patheon, (ii) appoint Stichting Vereffenaar Patheon as the liquidator of Patheon, (iii) appoint Patheon Holdings B.V. as the custodian of the books and records of Patheon and (iv) approve the reimbursement by Patheon of the liquidator’s reasonable salary and costs (subject to approval of such reimbursement by Patheon’s independent directors) as set forth in this Item 6 must be adopted by an absolute majority of the votes cast at the Extraordinary General Meeting. Shares owned by the Majority Shareholders subject to the Tender and Support Agreements comprise, in the aggregate, approximately 75% of the outstanding Shares and, subject to the terms and conditions thereof, the Majority Shareholders have agreed to vote in favor of this Item 6. As such, it is expected that the required vote will be satisfied.

The Patheon Board unanimously recommends that you vote “FOR” the proposal to (i) dissolve Patheon in accordance with article 2:19 of the Dutch Civil Code, (ii) appoint Stichting Vereffenaar Patheon as liquidator of Patheon, (iii) appoint Patheon Holdings B.V. as the custodian of the books and records of Patheon and (iv) approve the reimbursement by Patheon of the liquidator’s reasonable salary and costs (subject to approval of such reimbursement by Patheon’s independent directors), in each case as set forth in this Item 6.

ITEM 7	AMENDMENT OF THE ARTICLES OF ASSOCIATION AND CONVERSION (for resolution)

Conditional resolution to amend Patheon’s articles of association and to convert the legal form of Patheon into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

Purchaser wishes to convert the legal form of Patheon into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) as soon as practicable after the Shares have been delisted from the New York Stock Exchange (the “NYSE”).

The Patheon Board proposes to resolve to amend the articles of association of Patheon and convert the legal form of Patheon from a public limited liability company (naamloze vennootschap) to a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), and to authorize each member of the Patheon Board, as well as each lawyer, (candidate) civil law notary and other employee of NautaDutilh N.V., both jointly and each of them individually, to execute the notarial deed of conversion and amendment to the articles of association and to undertake all other activities that any recipient of such authorization deems necessary or useful in connection therewith.

Annex C to this proxy statement contains the draft articles of association of Patheon, in the Dutch language, as they would read after the amendment of its articles of association and conversion to a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), as well as an unofficial English translation thereof. We encourage you to read Annex C carefully and in its entirety.

This resolution to amend Patheon’s articles of association and convert Patheon into a private company with limited liability is conditioned upon, and subject to, the delisting of the Shares from the NYSE. The amendment to Patheon’s articles of association and Patheon’s conversion into a private company with limited liability shall become effective upon the execution of the notarial deed of conversion and amendment to the articles of association. Adoption of the Governance Resolutions (of which this conditional resolution to amend Patheon’s articles of association and convert Patheon into a private company with limited liability is a part) is an Offer Condition. If the Governance Resolutions are not adopted at the Extraordinary General Meeting (or any adjournment, postponement or cancellation and reconvention thereof), the Offer Closing may not occur.

The conditional resolution to amend Patheon’s articles of association and convert Patheon into a private company with limited liability as set forth in this Item 7 must be adopted by an absolute majority of the votes cast at the Extraordinary General Meeting. Shares owned by the Majority Shareholders subject to the Tender and Support Agreements comprise, in the aggregate, approximately 75% of the outstanding Shares and, subject to the terms and conditions thereof, the Majority Shareholders have agreed to vote in favor of this Item 7. As such, it is expected that the required vote will be satisfied.

The Patheon Board unanimously recommends that you vote “FOR” the proposal to amend Patheon’s articles of association and convert Patheon into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), in each case as set forth in this Item 7.

ITEM 8	NON-BINDING ADVISORY VOTE ON TRANSACTION-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS (for non-binding resolution)

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory non-binding basis, the payment of certain compensation that will or may become payable by Patheon to its named executive officers in connection with the completion of the Offer, as disclosed in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Interests of the Directors and Executive Officers of Patheon in the Offer and the Transactions Contemplated by the Purchase Agreement—Transaction-Related Compensation, beginning on page 91. In general, the various plans and arrangements pursuant to which these compensation payments may be made formed part of Patheon’s overall compensation program for its named executive officers, and have previously been disclosed to our shareholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statement. The Compensation and Human Resources Committee of the Patheon Board, which is composed solely of non-management directors, believes such compensatory arrangements to be reasonable.

The Patheon Board encourages you to review carefully the named executive officer transaction-related compensation information disclosed in this proxy statement. The Patheon Board unanimously recommends that you vote “FOR” the following resolution (the “Non-Binding Vote on Executive Compensation Proposal”):

“RESOLVED, that the shareholders of Patheon N.V. approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Patheon’s named executive officers that is based on or otherwise relates to the completion of the Offer as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Interests of the Directors and Executive Officers of Patheon in the Offer and the Transactions Contemplated by the Purchase Agreement—Transaction-Related Compensation,” in Patheon’s proxy statement for the Extraordinary General Meeting.

Shareholders should note that adoption of the Non-Binding Vote on Executive Compensation Proposal is not an Offer Condition and, as an advisory vote, the result will not be binding on Patheon, the Patheon Board, Purchaser or Thermo Fisher. Further, the underlying plans and arrangements are contractual in nature and are not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Offer Closing occurs our named executive officers will be entitled to receive the compensation that is based on or otherwise relates to the Offer and the transactions in accordance with the terms and conditions applicable to those payments.

Adoption of the Non-Binding Vote on Executive Compensation Proposal requires the affirmative vote of an absolute majority of votes cast at the Extraordinary General Meeting. Shares owned by the Majority Shareholders subject to the Tender and Support Agreements comprise, in the aggregate, approximately 75% of the outstanding Shares and, subject to the terms and conditions thereof, the Majority Shareholders have agreed to vote in favor of this Item 8. As such, it is expected that the required vote will be satisfied.

The Patheon Board unanimously recommends that you vote “FOR” the Non-Binding Vote on Executive Compensation Proposal as set forth in this Item 8.

THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED
BY THE PURCHASE AGREEMENT

This discussion of the terms and conditions set forth in an Offer to Purchase, dated May 31, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) and the other transactions contemplated by a Purchase Agreement, dated as of May 15, 2017 (as it may be amended from time to time, the “Purchase Agreement”) is qualified in its entirety by reference to the Purchase Agreement, which is attached to this proxy statement as Annex A, and which is incorporated into this proxy statement by reference. You should read the entire Purchase Agreement carefully as it is the legal document that governs the transactions.

Parties Involved in the Offer and the Other Transactions Contemplated by the Purchase Agreement

Patheon N.V.

Patheon’s legal name is Patheon N.V. (“Patheon”) and its commercial name is “Patheon.” Patheon is organized under the laws of The Netherlands as a Dutch public company with limited liability (naamloze vennootschap). On July 26, 2016, Patheon completed an initial public offering of approximately 34 million Shares and listed such Shares on the NYSE. Patheon is a leading global provider of outsourced pharmaceutical development and manufacturing services. Patheon’s official registered office and principal executive offices are located at Evert van de Beekstraat 104, 1118 CN Schiphol (Haarlemmermeer), The Netherlands, telephone number +31 (0)20 622 3243. Patheon’s management headquarters are located at 4815 Emperor Blvd, Suite 300, Durham NC 27703, USA, telephone number +1 (919) 226-3200. The Shares are traded on the NYSE under the symbol “PTHN.”

Thermo Fisher (CN) Luxembourg S.à r.l.

Thermo Fisher (CN) Luxembourg S.à r.l. (the “Purchaser”) is a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg. Purchaser was formed for the purpose of negotiating the Purchase Agreement and structuring and effecting the transactions contemplated thereby, including the Offer and the Post-Offer Reorganization (as defined below). Purchaser is a wholly owned subsidiary of Thermo Fisher Scientific Inc. (“Thermo Fisher”).

Thermo Fisher Scientific Inc.

Thermo Fisher is a Delaware corporation. Thermo Fisher is the world leader in serving science, helping its customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Thermo Fisher’s common stock is traded on the NYSE under the symbol “TMO.”

Certain Effects of the Offer and the Other Transactions Contemplated by the Purchase Agreement

The Offer was commenced on May 31, 2017, pursuant to the Offer to Purchase, upon the terms and subject to the conditions set forth in the Purchase Agreement. Unless the Offer is earlier terminated, the Offer will expire at 9:00 a.m., New York City time, on August 10, 2017 (the “Expiration Time,” unless the Offer is extended in accordance with the Purchase Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire).

Purchaser may extend the Offer to such other date and time as may be agreed in writing by Patheon and Thermo Fisher, and will extend the Offer for the minimum period required by applicable law, the United States Securities and Exchange Commission (the “SEC”) or the rules of the New York Stock Exchange (the “NYSE”). Purchaser will also extend the Offer on one or more occasions in consecutive periods of up to 10 business days each if, at the then-scheduled Expiration Time, any condition to the Offer has not been satisfied or waived, in order to permit satisfaction of such condition, or for periods of up to 20 business days in case of the Antitrust Clearance Condition or Legal Restraints Condition if either such condition is not reasonably likely to be satisfied within such 10 business-day extension period. Purchaser may, but will not be required to, extend the Offer on more than two occasions if the sole remaining unsatisfied condition to the Offer is the Minimum Condition (as defined below), and Purchaser is not required to extend the Offer beyond February 15, 2018.

The Purchase Agreement provides, among other things, that, subject to the terms and conditions set forth therein, Purchaser will (and Thermo Fisher will cause Purchaser to) (a) at or as promptly as practicable following the Expiration Time (but in any event within two business days of the Expiration Time), accept for payment (the time of acceptance for payment, the “Acceptance Time”) and (b) at or as promptly as practicable following the Acceptance Time (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the United States Securities Exchange Act of 1934 (the “Exchange Act”)) thereafter), pay for all ordinary shares, par value €0.01 per share, of Patheon (the “Shares”) validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (such time of payment, the “Offer Closing”).

Following the Acceptance Time in accordance with the Purchase Agreement, Purchaser will (and Thermo Fisher will cause Purchaser to) provide for a subsequent offering period of at least 10 business days in accordance with Rule 14d-11 promulgated under the Exchange Act (the “Subsequent Offering Period”). In the event that prior to the expiration of the Subsequent Offering Period, Purchaser or one of its affiliates has publicly indicated its intention to, subject to the terms of the Purchase Agreement, effectuate the Asset Sale (as defined below), Purchaser will (and Thermo Fisher will cause Purchaser to) extend the Subsequent Offering Period for at least five business days to permit any remaining minority shareholders to tender their Shares in exchange for $35.00 per Share, less any applicable withholding taxes and without interest to the holders thereof, payable in cash (the “Offer Consideration”) (such extension, the “Minority Exit Offering Period”).

As promptly as practicable following the closing of the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), Thermo Fisher or Purchaser may, but is not required to, effectuate or cause to be effectuated a corporate reorganization of or involving Patheon and its subsidiaries (the “Post-Offer Reorganization”). The Post-Offer Reorganization will utilize processes available to Purchaser under Dutch law aimed at strengthening Thermo Fisher’s direct or indirect control over Patheon or its assets and business operations. More specifically, the Asset Sale and Liquidation (each as defined below) and the Compulsory Acquisition (as defined below) would ensure that Purchaser or one of its affiliates becomes the owner of all or substantially all of Patheon’s business operations from and after the consummation of such Post-Offer Reorganization. In the event that the Asset Sale and Liquidation (each as defined below) is implemented, any Patheon shareholders who do not tender their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) will be offered or will receive cash in an amount equal to the Offer Consideration, without interest and less applicable withholding taxes. In the event that a compulsory acquisition procedure (uitkoopprocedure) of non-tendered Shares as provided by Dutch law (the “Compulsory Acquisition”) is implemented, then Shares held by non-tendering Patheon shareholders will be acquired in accordance with Section 2:92a or Section 2:201a of the Dutch Civil Code. In that circumstance, the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam) (the “Dutch Court”) will determine – in its sole discretion – the price to be paid for the non-tendered Shares, which may be greater than, equal to or less than the Offer Consideration. Such price may potentially be increased by statutory interest (“Dutch Statutory Interest”) accrued at the rate applicable in The Netherlands (currently two percent per annum). The period for the calculation of the Dutch Statutory Interest would begin either (i) on the date on which the Offer Consideration became payable to Patheon shareholders who tendered their Shares to Purchaser in the Offer or (ii) under certain circumstances, from the date when the Dutch Court renders an interim judgment allowing the claim for the Compulsory Acquisition against the non-tendering Patheon shareholders for all of their Shares. The end of the period for the calculation of the Dutch Statutory Interest would be the date Purchaser pays for the Shares then owned by the non-tendering Patheon shareholders. In the event the Asset Sale and Liquidation (each as defined below) or the Compulsory Acquisition are consummated, Patheon will either be liquidated or become wholly owned by Purchaser.

Purchaser and Thermo Fisher may, but are not required to, effectuate or cause to be effectuated the Post-Offer Reorganization by one or more of a variety of actions, potentially including (a) subject to the approval of the Asset Sale Resolutions (as defined below) by Patheon shareholders at the extraordinary general meeting of Patheon to be held on August 2, 2017 at Hilton Amsterdam Airport Schiphol, Schiphol Boulevard 701, 1118 BN Schiphol (Haarlemmermeer), The Netherlands, at 9:00 a.m., local time (the “Extraordinary General Meeting”) (or any subsequent extraordinary general meeting) and achievement of the Asset Sale Threshold (as defined below) but not the Compulsory Acquisition Threshold (as defined below), the Asset Sale and the Liquidation (each as defined below) and the Second Step Distribution (as defined below) or (b) if permissible under applicable law and if the Compulsory Acquisition Threshold (as defined below) has been achieved, the Compulsory Acquisition.

If Patheon shareholders have adopted the Asset Sale Resolutions (as defined below), and if Purchaser or Thermo Fisher elects – after the closing of the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) – to proceed with the sale, transfer and assumption of Patheon’s business, including substantially all of the assets and liabilities of Patheon, to or by Purchaser (or an affiliate of Purchaser) (the “Asset Sale”) followed by the Liquidation and the Second Step Distribution (each as defined below), and if the number of Shares validly tendered pursuant to the Offer and not properly withdrawn (including Shares tendered during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period), together with the Shares owned by Thermo Fisher or its affiliates, represents at least 80% of Patheon’s issued and outstanding capital (geplaatst en uitstaand kapitaal) (the “Asset Sale Threshold”) but less than 95% of Patheon’s issued and outstanding capital (geplaatst en uitstaand kapitaal) (the “Compulsory Acquisition Threshold”), then the cash purchase price in the Asset Sale would be an aggregate amount equal to the Offer Consideration multiplied by the total number of Shares held by non-tendering Patheon shareholders immediately prior to the completion of the Asset Sale. Upon consummation of the Asset Sale, (a) Patheon will hold only the cash received in the Asset Sale and certain other immaterial assets and liabilities; (b) Purchaser (or an affiliate of Purchaser) would (i) own all of Patheon’s business operations and (ii) be the principal shareholder in Patheon; and (c) the non-tendering Patheon shareholders would continue to own Shares representing, in the aggregate, a minority of the Shares then outstanding. As soon as practicable following consummation of the Asset Sale, Patheon’s liquidator would then complete the liquidation and dissolution of Patheon (the “Liquidation”) in accordance with applicable Dutch procedures, with Purchaser (or an affiliate of Purchaser) providing certain funds and indemnities to enable Patheon’s liquidator to make one or more advance liquidation distributions and a final liquidation distribution (collectively, the “Second Step Distribution”), whereby the initial advance liquidation distribution is expected to result in payment, through a settlement agent, to each non-tendering Patheon shareholder of an amount in cash equal to the Offer Consideration, without interest and less applicable withholding taxes, for each Share then owned by such non-tendering Patheon shareholder. No compensation will be paid to non-tendering Patheon shareholders for any administrative costs charged by banks in relation to the transfer of the Second Step Distribution to their bank account or otherwise.

If the number of Shares owned by Thermo Fisher and its affiliates represents less than 100% but at least 95% of Patheon’s issued and outstanding capital (geplaatst en uitstaand kapitaal), and Purchaser or Thermo Fisher elects to have Purchaser commence the Compulsory Acquisition, Purchaser would then complete the Post-Offer Reorganization by commencing a Compulsory Acquisition before the Dutch Court. The Dutch Court has sole discretion to determine the per Share price, which may be greater than, equal to, or less than the Offer Consideration (with such price potentially being increased by the Dutch Statutory Interest). Upon execution (tenuitvoerlegging) of the Dutch Court’s ruling in the Compulsory Acquisition, each non-tendering Patheon shareholder will receive the per Share price determined by the Dutch Court and Purchaser will become the sole shareholder of Patheon.

The Asset Sale and the Liquidation are subject to approval by Patheon’s shareholders at the Extraordinary General Meeting (or any subsequent extraordinary general meeting) held prior to the Offer Closing. Initiation of the Compulsory Acquisition proceeding by Purchaser does not require approval by Patheon shareholders.

The applicable withholding taxes and other taxes, if any, imposed on non-tendering Patheon shareholders in respect of the Second Step Distribution or another Post-Offer Reorganization may be different from, and greater than, the taxes imposed upon such Patheon shareholders had they tendered their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) or if their Shares had been acquired by Purchaser by means of the Compulsory Acquisition.

It is possible that Purchaser may not be able to, or may elect not to, implement any proposed Post-Offer Reorganization promptly after the consummation of the Offer, that such Post-Offer Reorganization may be delayed or that such Post-Offer Reorganization may not be able to, or may not, take place at all. Any Post-Offer Reorganization could be the subject of litigation, and a court could delay the Post-Offer Reorganization or prohibit it from occurring on the terms described in the Offer to Purchase, or from occurring at all. Moreover, even if Purchaser is able to effect any proposed Post-Offer Reorganization, the consideration that Patheon shareholders receive therefrom may be different than the consideration that they would have received had they tendered their Shares in the Offer or if their Shares had been acquired by Purchaser by means of the Compulsory Acquisition (and they may also be subject to additional taxes).

Following completion of the Offer, the Board of Directors (bestuur) of Patheon (the “Patheon Board”) will be comprised of seven directors, at least five of whom have been designated in writing by Thermo Fisher and Purchaser and who are Seth H. Hoogasian, Anthony H. Smith, Patrick M. Durbin, John Sos and Shiraz Ladiwala, and at least two of whom are current non-executive directors of Patheon designated by Patheon and Purchaser by mutual written agreement and who will at all times be independent from Thermo Fisher, Purchaser, JLL Patheon Co-Investment Fund, L.P. (“JLL”), certain other affiliates of JLL Partners, Koninklijke DSM N.V. (“DSM”) and the Partnership (as defined below), and qualify as independent under the Dutch Corporate Governance Code 2008 (the “Independent Directors”), and who are Charles I. Cogut and William B. Hayes.

The two Independent Directors will, in accordance with Dutch practice, look after the corporate interest of Patheon and the interests of all stakeholders of Patheon, including the interests of any non-tendering shareholders of Patheon.

Each Independent Director will resign from the Patheon Board upon the earliest of (i) such time after the Acceptance Time as Purchaser and its affiliates, in the aggregate, owns 100% of the issued and outstanding Shares, and (ii) the Second Step Distribution having been made and the Liquidation having been completed.

The affirmative vote of the Independent Directors will be required for approving (a) any restructuring that would reasonably be expected to lead to a dilution of the shareholdings of the non-tendering Patheon shareholders, other than (i) pursuant to a rights issue by Patheon or any other share issue where the non-tendering Patheon shareholders have been offered an opportunity to subscribe pro rata in accordance with their then existing shareholding in Patheon (voorkeursrecht), (ii) the Asset Sale, the Second Step Distribution or the Liquidation or (iii) the Compulsory Acquisition, and (b) any other form of unequal treatment that prejudices or would reasonably be expected to prejudice or negatively affect the value of the Shares or voting rights attached to the Shares held by the non-tendering Patheon shareholders, but in any event not including (i) the Asset Sale, the Second Step Distribution or the Liquidation or (ii) the Compulsory Acquisition.

The Offer is conditioned upon, among other things, (a) the Purchase Agreement not having been terminated in accordance with its terms and (b) the satisfaction or waiver (to the extent permitted by the Purchase Agreement and applicable law) of the following as of the scheduled Expiration Time: (i) the Minimum Condition; (ii) the Antitrust Clearance Condition; (iii) the Legal Restraints Condition; (iv) the Governance Resolutions Condition; and (v) the Material Adverse Effect Condition, each as defined below.

The “Minimum Condition” requires that there have been validly tendered pursuant to the Offer, and not properly withdrawn, a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Thermo Fisher or its affiliates, represents at least 95% of Patheon’s issued and outstanding share capital (geplaatst en uitstaand kapitaal) immediately prior to the Expiration Time, provided that, if the Asset Sale Resolutions are adopted at the Extraordinary General Meeting or any subsequent Extraordinary General Meeting prior to the Expiration Time, the required threshold will be reduced to 80%; and provided, further, that if all of the conditions of the Offer have been satisfied or waived other than the Minimum Condition, and Purchaser has extended the Offer on two occasions in consecutive periods of 10 business days each in accordance with the Purchase Agreement, Purchaser may, in its sole discretion by written notice to Patheon, reduce the required threshold to 75% solely for purposes of consummating the Offer.

The “Antitrust Clearance Condition” requires the expiration or termination of any waiting period (and extensions thereof) applicable to the Offer and the other transactions contemplated by the Purchase Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and Council Regulation 139/2004 of the European Union (the “EU Merger Regulation”) and the receipt of and being in full force in effect of, or expiration of relevant waiting periods under, all clearances or approvals under certain other applicable regulatory or antitrust laws.

The “Legal Restraints Condition” requires that there is not in effect any applicable law, regulation, order, or injunction (whether temporary, preliminary or permanent) entered, enacted, promulgated, enforced, or issued by any court or other governmental authority of competent jurisdiction prohibiting, rendering illegal, or enjoining the consummation of the transactions contemplated by the Purchase Agreement.

The “Governance Resolutions Condition” requires that, at the Extraordinary General Meeting, Patheon shareholders have adopted the Governance Resolutions.

The “Material Adverse Effect Condition” requires that no fact, change, event, development, occurrence, or effect has occurred following the date of the Purchase Agreement that would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Purchase Agreement, but excluding clause (ii) of such definition).

The Offer is not subject to a financing condition but is subject to other conditions as described in the Offer to Purchase.

Effect on Patheon If the Offer is Not Completed

If the Offer is not completed, Patheon shareholders will not receive the Offer Consideration pursuant to the Offer and the Extraordinary General Meeting Proposals will have no effect. Instead, Patheon would remain an independent public company, your Shares would continue to be listed and traded on the NYSE and registered under the Exchange Act and Patheon would continue to file periodic reports with the SEC.

Under specified circumstances, Patheon will be required to pay Thermo Fisher a termination fee in an amount equal to $203 million upon the termination of the Purchase Agreement, as described in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement —Termination of the Purchase Agreement—Termination Payments,” beginning on page 79.

Additionally, JLL Patheon Co-Investment Fund, L.P., Koninklijke DSM N.V., JLL/Delta Patheon Holdings, L.P., Patheon Holdco Coöperatief U.A., JLL Associates V (Patheon), L.P., JLL Partners Fund V (New Patheon), L.P., and JLL Partners Fund VI (Patheon), L.P. (the “Majority Shareholders”) have agreed that, under specified circumstances, Thermo Fisher will have the right (but not the obligation) to purchase all (but not less than all) of the shares covered by separate tender and support agreements with Thermo Fisher and Purchaser (collectively, the “Tender and Support Agreements”) for the Offer Consideration per Share, as described in the section of this proxy statement captioned “Tender and Support Agreements,” beginning on page 50.

Offer Consideration

If you tender your Shares in the Offer, upon completion of the Offer, you will be entitled to receive the Offer Consideration of $35.00 per Share, less any applicable withholding taxes and without interest, payable in cash, upon the terms and subject to the conditions set forth in the Purchase Agreement and the Offer to Purchase. For example, if you own 100 ordinary Shares, you will receive $3,500 in cash in exchange for your Shares, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Purchase Agreement and the Offer to Purchase. If you are the record owner of your Shares and you tender your Shares directly to American Stock Transfer & Trust Company, LLC (the “Depositary”), you will not have to pay brokerage fees, commissions, or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company, or other nominee and your broker, dealer, commercial bank, trust company, or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company, or nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company, or nominee to determine whether any charges will apply.

Background of the Offer

The following chronology summarizes the key contacts and events between representatives of Patheon and representatives of Thermo Fisher, and between representatives of Patheon and representatives of other potential parties to a strategic transaction during the period preceding the signing of the Purchase Agreement. The following description does not purport to catalogue every conversation among representatives of Patheon, Thermo Fisher or other third parties. For a review of Thermo Fisher’s additional key activities that led to the signing of the Purchase Agreement, please refer to Thermo Fisher’s Schedule TO and the Offer to Purchase.

On July 26, 2016, Patheon completed its initial public offering of 34,226,191 Shares at a public offering price of $21.00 per Share, including 4,761,905 Shares sold by DSM. Patheon received total net proceeds of approximately $584.7 million from the offering, which it used to repay certain indebtedness and for other general corporate purposes.

As part of its ongoing evaluation of Patheon’s business, the Patheon Board, together with its senior management, regularly reviews and evaluates opportunities intended to enhance business prospects and shareholder and other stakeholder value. These reviews have included evaluating strategic acquisition opportunities, including its recently completed acquisition of an active pharmaceutical ingredients manufacturing facility located in Florence, South Carolina from Roche Holdings, Inc., a subsidiary of Hoffman-La Roche Ltd.

On December 2, 2016, the financial advisor of a company (“Party A”) contacted James Mullen, the Chief Executive Officer of Patheon, expressing interest in acquiring Patheon. After discussing the inquiry with members of the Patheon Board and consulting with counsel, Mr. Mullen informed Party A’s financial advisor that Patheon was not interested in a sale transaction at that time and that it remained focused on its long-term business plan and growth strategy.

On January 4, 2017, Patheon received an unsolicited, non-binding proposal from Party A offering to acquire Patheon at a proposed range of $34.00 to $37.00 per Share in cash (the “January 4th Proposal”). The January 4th Proposal stated that it was subject to customary conditions, including the completion of due diligence and negotiation of definitive transaction documentation. Mr. Mullen promptly advised the Patheon Board of the January 4th Proposal.

On January 17, 2017, the Patheon Board held a special telephonic meeting, with members of Patheon’s executive management team attending. Mr. Mullen provided an update on Patheon’s performance in its first fiscal quarter and Michel Lagarde, the President of Patheon, provided an update on certain strategic transactions being pursued by Patheon. Mr. Mullen reviewed his discussions with Party A’s financial advisor and described the terms of the January 4th Proposal, which had been previously shared with the Patheon Board. After a review of the terms of the January 4th Proposal and discussion with Patheon’s management team regarding its outlook and business plan for Patheon on a standalone basis, both excluding and including certain proposed acquisition opportunities that Patheon was pursuing at such time, the Patheon Board determined that it was in the interest of Patheon’s shareholders and other relevant stakeholders to continue to pursue its long-term business strategy and growth plan and not to pursue a transaction with Party A at that time.

Following the meeting, Patheon delivered a letter addressed to Party A, and Mr. Mullen called Party A’s financial advisor to convey the Patheon Board’s view with respect to the January 4th Proposal, noting that Patheon would pursue its existing business plan and was not considering a sale at such time. On February 7, 2017, Party A sent a letter to Mr. Mullen withdrawing the January 4th Proposal and asking to be notified if Patheon elected to pursue strategic alternatives in the future.

On February 28, 2017, Marc Casper, the President and Chief Executive Officer of Thermo Fisher and Mr. Mullen met for dinner. At that dinner, Messrs. Mullen and Casper discussed generally Patheon’s and Thermo Fisher’s respective businesses and operations. Mr. Casper stated that Thermo Fisher was interested in engaging in discussions to acquire Patheon and that Mr. Mullen should expect to receive a preliminary non-binding acquisition proposal in the near term. Mr. Mullen stated that any such proposal would need to be discussed with the Patheon Board. On March 1, 2017, Mr. Mullen relayed the substance of his conversation with Mr. Casper to Paul Levy, Chairman of the Patheon Board.

On March 7, 2017, the Patheon Board held a regularly scheduled in person meeting. Members of Patheon’s management team were in attendance. Following discussion of Patheon’s performance in its second fiscal quarter and review of certain acquisition opportunities being pursued by Patheon, the Patheon Board convened an executive session, without management present, to address the meeting between Messrs. Mullen and Casper. After discussion, the Patheon Board directed Patheon’s management to engage on a limited basis with Mr. Casper and Thermo Fisher’s management team for the purpose of assisting Thermo Fisher in submitting a proposal that the Patheon Board could evaluate.

On March 10, 2017, Mr. Mullen conveyed the Patheon Board’s views to Mr. Casper and discussed the information necessary to allow Thermo Fisher to submit a preliminary proposal in respect of Patheon. Mr. Casper agreed to send Mr. Mullen a draft non-disclosure agreement and a list of discussion topics and information requests for purposes of Thermo Fisher’s initial due diligence investigation.

On March 14, 2017, Mr. Mullen updated the Patheon Board regarding his conversations with Mr. Casper and Thermo Fisher’s proposed discussion topics and due diligence requests. Thermo Fisher and Patheon subsequently executed a non-disclosure agreement that day.

On March 16, 2017, Patheon announced its preliminary unaudited financial results for its fiscal quarter ended January 31, 2017, which were lower than analyst consensus estimates for such fiscal quarter, and lowered its guidance for the second quarter and full year. By that time, certain of Patheon’s near term acquisition opportunities had been abandoned or significantly delayed.

On March 22, 2017, Mr. Mullen, Michel Lagarde, the President and Chief Operating Officer of Patheon, Stuart Grant, the Chief Financial Officer of Patheon, and Daniel Agroskin, a Patheon director, met with Mr. Casper and certain other members of Thermo Fisher’s management to address the topics requested by Thermo Fisher, provide an overview of the CDMO industry and Patheon’s business and to discuss the expected benefits of a potential strategic transaction. Following the meeting, Mr. Casper confirmed Thermo Fisher’s interest in acquiring Patheon and stated that Thermo Fisher would submit an initial non-binding acquisition proposal shortly.

On March 24, 2017, Thermo Fisher submitted a preliminary, non-binding offer to acquire Patheon at a price of $33.00 per Share in cash (the “Thermo Fisher March 24th Proposal”). The Thermo Fisher March 24th Proposal stated that Thermo Fisher would be prepared to complete its due diligence within three to four weeks and submit a final, all-cash offer with no financing contingency. The Thermo Fisher March 24th Proposal was subject to Patheon entering into an exclusivity agreement requiring Patheon to negotiate exclusively with Thermo Fisher for a period of not less than thirty days.

On March 27, 2017, the Patheon Board held a special telephonic meeting, with members of Patheon’s management team in attendance. Mr. Mullen updated the Patheon Board with respect to discussions with Thermo Fisher’s management team. The Patheon Board agreed to retain Morgan Stanley & Co. LLC (“Morgan Stanley”) as its financial advisor, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as its U.S. counsel and De Brauw Blackstone Westbroek (“De Brauw”) as its Dutch counsel to represent Patheon in evaluating any proposals for an acquisition of Patheon and negotiating a transaction in the event the Patheon Board chose to do so.

On March 30, 2017, the Patheon Board held a special telephonic meeting at which it reviewed the status of Patheon’s business, the potential acquisition opportunities in Patheon’s pipeline and investor reaction to Patheon’s first quarter earnings release. Messrs. Mullen and Agroskin provided the Patheon Board with a report on Patheon’s meeting with Thermo Fisher on March 22 and the terms of the Thermo Fisher March 24th Proposal. Representatives of Skadden reviewed the terms of the Thermo Fisher March 24th Proposal and the legal process and considerations involved in a potential acquisition of Patheon. Representatives of Morgan Stanley reviewed with the Patheon Board the financial terms of the Thermo Fisher March 24th Proposal, including the premium to Patheon’s Share price and the EBITDA multiple represented by such proposal in each case compared to similar precedent transactions. The Patheon Board, with the assistance of Patheon’s management and advisors, discussed the Thermo Fisher March 24th Proposal and the previous inquiry made by Party A, and also considered potential alternatives to a strategic transaction with Thermo Fisher or Party A, including the merits of remaining a standalone public company and whether and to what extent any third parties other than Thermo Fisher and Party A would be interested in, and capable of, acquiring Patheon in the near term. After a thorough discussion, the Patheon Board directed Mr. Mullen to express to Thermo Fisher that the Patheon Board was confident in Patheon’s prospects and believed that Thermo Fisher’s proposal was not compelling and was at a price below the range recently offered by a third party; however, the Patheon Board would be willing to engage with Thermo Fisher at a higher price. The Patheon Board also considered and declined Thermo Fisher’s request for exclusivity and determined that Patheon should contact Party A to assess its interest in considering a possible acquisition of Patheon.

On March 31, 2017, Mr. Mullen conveyed the Patheon Board’s view with respect to the Thermo Fisher March 24th Proposal to Mr. Casper and suggested that Thermo Fisher submit a revised proposal at a higher valuation. That same day, Mr. Agroskin contacted Party A’s financial advisor to ask whether Party A remained interested in acquiring Patheon. Following confirmation from Party A’s financial advisors of Party A’s continued interest in acquiring Patheon, Mr. Agroskin told them that Party A would be given limited due diligence information for the purpose of submitting a revised acquisition proposal.

On April 2, 2017, Mr. Casper confirmed Thermo Fisher’s continued interest in acquiring Patheon to Mr. Mullen and stated that Thermo Fisher would be submitting a revised proposal promptly.

On April 3, 2017, Thermo Fisher submitted a revised, non-binding proposal to acquire Patheon for $33.00 to $36.00 per Share in cash (the “Thermo Fisher April 3rd Proposal”). The Thermo Fisher April 3rd Proposal provided that Thermo Fisher would be prepared to complete its due diligence within three to four weeks and submit a final, all-cash offer with no financing contingency. The Thermo Fisher April 3rd Proposal was subject to Patheon entering into an exclusivity agreement requiring it to negotiate exclusively with Thermo Fisher for a period of not less than thirty days.

On April 6, 2017, the Patheon Board held a special telephonic meeting to discuss the Thermo Fisher April 3rd Proposal and the status of discussions with Party A, with members of Patheon’s management team and representatives of Skadden and Morgan Stanley in attendance. Representatives of Morgan Stanley provided an update on their discussions with Thermo Fisher, Party A and their respective representatives, which discussions the Patheon Board directed Morgan Stanley to have, and reviewed the Thermo Fisher April 3rd Proposal, noting that the low end of Thermo Fisher’s price range had been previously considered inadequate by the Patheon Board. The Patheon Board, with the assistance of Patheon’s management and advisors, discussed the Thermo Fisher April 3rd Proposal, as well as the likelihood of Party A submitting a meaningful and actionable acquisition proposal on a timely basis. The Patheon Board concluded that, while the low end of Thermo Fisher’s price range in the Thermo Fisher April 3rd Proposal was inadequate, Patheon’s management and Morgan Stanley should provide due diligence access to Thermo Fisher subject to Thermo Fisher’s understanding that the Patheon Board expected a final bid at or above the high-end of Thermo Fisher’s price range. The Patheon Board also determined not to enter into an exclusivity agreement with Thermo Fisher at that time.

The Patheon Board also instructed Patheon’s management and Morgan Stanley to provide full due diligence access to Party A upon its execution of a non-disclosure agreement to allow Party A to submit a revised acquisition proposal. The Patheon Board discussed with representatives of Morgan Stanley and Patheon’s management team whether there were other potential parties that would be interested in acquiring Patheon. After considering the limited number of third parties believed to have both the strategic and financial capacity to explore an acquisition of Patheon at this time and in order to avoid leak of a potential transaction, the Patheon Board instructed Morgan Stanley to contact a publicly traded company (“Party B”) to gauge Party B’s interest in pursuing a strategic transaction with Patheon.

The Patheon Board also formed a transaction committee comprised of Mr. Mullen, Mr. Agroskin, Philip Eykerman and Charles I. Cogut (the “Transaction Committee”), with authority to (i) continue discussions with Thermo Fisher, Party A and, if appropriate, Party B, (ii) negotiate with third parties on behalf of Patheon regarding the terms of any offer or additional indication of interest and (iii) periodically report back to the Patheon Board on the status of such discussions, in each case in preparation of and subject to the full Patheon Board’s determination regarding whether or not to enter into a transaction.

On April 6, 2017, Mr. Mullen conveyed the Patheon Board’s views with respect to the Thermo Fisher April 3rd Proposal to Mr. Casper. Mr. Mullen told Mr. Casper that the Patheon Board was not willing to enter into a transaction at the low end of the price range specified in the Thermo Fisher April 3rd Proposal, and that full due diligence access was being provided on the basis that Thermo Fisher would submit a final proposal at or above the high end of its range. Mr. Mullen also told Mr. Casper that Patheon was unwilling to provide exclusivity at such time. That same day, at the direction of the Patheon Board, representatives of Morgan Stanley contacted Party A’s financial advisors to advise them that Patheon would provide due diligence access to Party A upon its execution of a non-disclosure agreement for the purpose of allowing Party A to submit a revised acquisition proposal. At the direction of the Patheon Board, representatives of Morgan Stanley also contacted Party B on April 7, 2017 in order to gauge Party B’s interest in pursuing a strategic transaction with Patheon.

On April 7, 2017, Mr. Casper told Mr. Mullen that Thermo Fisher was concerned that its bid would be used as a stalking horse to solicit interest or increased value from other potential bidders and that its due diligence investigation would be costly. Mr. Casper stated that Thermo Fisher was willing to proceed with due diligence and submit a final acquisition proposal without entering into an exclusivity agreement, so long as the Patheon Board would not shop Thermo Fisher’s proposal and provided that news of a pending transaction did not leak to the market. Mr. Casper reiterated that Thermo Fisher would withdraw from the process if any leaks with respect to a potential transaction occurred, and that Thermo Fisher would like to move quickly and execute definitive transaction documentation by May 8, 2017. Messrs. Mullen and Casper then briefly discussed next steps with respect to due diligence.

On April 10, 2017, Patheon and Party A executed a non-disclosure agreement. The non-disclosure agreement with Party A contained a customary standstill provision prohibiting Party A from, among other things, acquiring Shares, directly or indirectly voting any Shares or soliciting proxies with respect to the voting of Shares, initiating any shareholder proposal seeking to influence the management or control of Patheon or agreeing with any other party to do any of the foregoing. The standstill would cease to apply in the event Patheon entered into a definitive agreement providing for an acquisition of 50% or more of its voting power or outstanding equity securities.

From April 10, 2017 through May 9, 2017, each of Thermo Fisher and Party A conducted an extensive diligence investigation of Patheon, including review of relevant documents, calls and meetings among management and visits to certain Patheon facilities.

On April 14, 2017, the Transaction Committee held a telephonic meeting, with members of Patheon’s management team and representatives of Skadden and Morgan Stanley in attendance. At the direction of the Patheon Board, Morgan Stanley provided an update on each of Thermo Fisher’s and Party A’s due diligence activities and discussions with Goldman Sachs & Co., Thermo Fisher’s financial advisor (“Goldman Sachs”), and Party A’s financial advisors. Morgan Stanley also informed the Transaction Committee that Party B had declined to participate in the sale process.

On April 19, 2017, Party A submitted a revised, non-binding proposal to acquire Patheon for $36.00 to $38.00 per Share in cash (the “Party A April 19th Proposal”). The Party A April 19th Proposal was subject to completion of confirmatory due diligence. As with Party A’s January 4th Proposal, the offer was not subject to any financing conditions.

On April 20, 2017, the Transaction Committee held a telephonic meeting, with members of Patheon’s management team and representatives of Skadden and Morgan Stanley in attendance. Representatives of Morgan Stanley, at the direction of the Patheon Board, and Mr. Mullen provided an update on discussions and the status of due diligence with respect to each of Thermo Fisher and Party A. Representatives of Morgan Stanley reviewed the Party A April 19th Proposal. The Transaction Committee discussed, with the assistance of management and advisors, timing and process with respect to the submission of final proposals by Thermo Fisher and Party A. In particular, the Transaction Committee discussed the potential for Thermo Fisher to conclude its due diligence and submit a final bid before Party A would be in a position to do the same, and the resulting risk that Thermo Fisher’s proposal would not remain outstanding. The Transaction Committee, management and representatives of Morgan Stanley and Skadden discussed the alignment of timing of both interested parties. The Transaction Committee determined to send draft purchase agreements to each potential buyer on or around April 30, 2017, with markups due from each potential buyer on May 5, 2017 and final proposals due on May 9, 2017, and determined that an in person meeting of the Patheon Board should be held on May 10, 2017. The Transaction Committee then instructed Morgan Stanley to communicate this timeline to each of Thermo Fisher and Party A.

On April 26, 2017, the Patheon Board held a special telephonic meeting to receive an update from the Transaction Committee on the progress with Thermo Fisher and Party A. The Patheon Board scheduled an in person board meeting for May 10, 2017 and agreed to be available sooner if circumstances required.

On April 27, 2017, at the direction of the Patheon Board, representatives of Morgan Stanley sent a process letter to each of Party A and Thermo Fisher outlining the timing and process for submitting and reviewing bids, and on or about April 30, 2017, distributed a draft purchase agreement to each of Thermo Fisher and Party A.

On May 3 and May 5, 2017, Skadden and De Brauw discussed proposed revisions to the draft purchase agreement to be submitted by each of Party A and Thermo Fisher with their respective outside legal counsel. Both Thermo Fisher and Party A requested that affiliates of JLL and DSM each provide tender and support agreements (representing approximately 75% of the issued and outstanding Shares in the aggregate) agreeing to, among other things, tender their respective shares in the offer, vote in favor of the adoption of certain shareholders’ resolutions at the Extraordinary General Meeting and vote against any alternative acquisition proposal.

On May 5, 2017, Wachtell, Lipton, Rosen & Katz, Thermo Fisher’s U.S. legal counsel (“Wachtell Lipton”), submitted a revised draft purchase agreement to representatives of Skadden and, on May 6, 2017, Party A’s outside legal counsel submitted a revised draft purchase agreement to representatives of Skadden.

On May 8, 2017, the Transaction Committee held a telephonic meeting, with members of Patheon’s management team and representatives of Skadden, De Brauw and Morgan Stanley in attendance. Representatives of Morgan Stanley, at the direction of the Patheon Board, and Mr. Mullen provided an update on discussions and due diligence with each of Thermo Fisher and Party A. Representatives of Skadden provided a summary of the material issues raised in the revisions to the purchase agreements submitted by each of Thermo Fisher and Party A. Among the matters discussed with respect to Thermo Fisher’s markup of the purchase agreement was the lack of the Patheon Board’s ability to terminate the Purchase Agreement in order to accept a superior proposal, coupled with the minimum tender condition proposed to be set at the percentage of outstanding Shares held by affiliates of JLL and DSM. The Transaction Committee also discussed certain structuring considerations raised by Party A. After discussion, the Transaction Committee instructed Morgan Stanley and Patheon’s management to continue to facilitate the due diligence activities of Party A and Thermo Fisher, and instructed Skadden to contact Wachtell Lipton and Party A’s legal counsel to provide Patheon’s comments on the material issues raised in each party’s purchase agreement revisions with the aim of receiving additional feedback on such issues prior to the scheduled meeting of the Patheon Board on May 10, 2017. Later that day, representatives of Skadden spoke with representatives of Wachtell Lipton and with legal counsel for Party A about the principal issues presented in each of their respective proposed revisions to the purchase agreement.

On May 9, 2017, Thermo Fisher submitted a revised proposal to acquire Patheon at a price of $34.00 per Share in cash, along with an executed commitment letter from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC to provide committed bridge financing of $7.1 billion (the “Thermo Fisher May 9th Proposal”). The Thermo Fisher May 9th Proposal included a stated expiration of May 11, 2017. The following morning, May 10, 2017, Party A submitted a draft commitment letter from its lender describing the terms on which such lender could provide financing. Later that morning, Party A’s financial advisors advised representatives of Morgan Stanley that Party A would not be in a position to submit a final proposal to acquire Patheon until May 16, 2017, but that they were confident that Party A’s proposal would be at a price above the range indicated in the Party A April 19th Proposal.

In the afternoon of May 10, 2017, the Patheon Board held a special in person meeting, with members of Patheon’s management team and representatives from each of Morgan Stanley, Skadden and De Brauw in attendance. At the direction of the Patheon Board, representatives of Morgan Stanley described the transaction process to date and provided an update on the status of due diligence and discussions with each of Thermo Fisher, Party A and their respective financial advisors. Representatives of Morgan Stanley then presented a preliminary financial analysis to the Patheon Board and discussed the financial implications of the Thermo Fisher May 9th Proposal. Representatives of Skadden then described the general structure and timing of the proposed transaction with each of Party A and Thermo Fisher, as well as the material issues raised in each party’s purchase agreement revisions. A representative of De Brauw reviewed with the Patheon Board its fiduciary duties under the laws of The Netherlands. The Patheon Board discussed, with the assistance of management and advisors, the Thermo Fisher May 9th Proposal, the failure of Thermo Fisher to submit an offer at the top-end of its range, the likelihood of Party A submitting a final proposal on the timeline indicated by its financial advisors, as well as the key issues presented in each party’s proposed revisions to the Purchase Agreement, including, in the case of Thermo Fisher’s proposal, the lack of the Patheon Board’s ability to terminate the Purchase Agreement in order to accept a superior proposal, coupled with a minimum tender condition threshold equal to the percentage of issued and outstanding Shares held by affiliates of JLL and DSM. The Patheon Board also considered that throughout the process, Mr. Casper, Thermo Fisher’s Chief Executive Officer, was an active participant in the negotiations, but that Party A’s executives had not had any direct contact with Mr. Mullen. The Patheon Board excused members of management and its advisors to continue its discussion in executive session.

Following the executive session, the Patheon Board instructed Patheon’s management to complete certain additional strategic and financial analyses and present such analyses to the Patheon Board at a special meeting to be held on May 17, 2017. The Patheon Board then instructed representatives of Morgan Stanley to contact representatives of Goldman Sachs to inform them that it would be meeting again on May 17, 2017 to consider the Thermo Fisher May 9th Proposal, in light of Thermo Fisher’s failure to submit a proposal at the top-end of its range and the Patheon Board’s request that management prepare additional strategic and financial analyses. The Patheon Board also instructed Morgan Stanley to contact Party A’s financial advisors to request a direct conversation between Mr. Mullen and Party A’s Chief Executive Officer, and to convey that Party A should submit a final proposal as quickly as possible. Later that day, Morgan Stanley contacted Party A’s financial advisor to deliver that message.

On the morning of May 12, 2017, Party A’s financial advisor informed representatives of Morgan Stanley that they were not able to arrange a discussion between Mr. Mullen and Party A’s Chief Executive Officer and that Party A would not be in a position to submit an acquisition proposal in the near future and would not likely be able to submit a proposal in the future. That same morning, Mr. Casper advised Mr. Mullen that Thermo Fisher may be willing to offer up to $35.00 per Share in cash, if the remaining material issues in the draft purchase agreement could be resolved, and the parties could negotiate and execute a transaction prior to opening of the U.S. stock markets on May 15, 2017. Mr. Casper noted that Thermo Fisher may be delayed in moving forward or may not move forward at all if the parties could not come to agreement on or before May 15, 2017, given Thermo Fisher’s strong desire to have the proposed transaction announced sufficiently in advance of its investor day scheduled for May 17, 2017.

Throughout the day on May 12, 2017, the Transaction Committee held a number of telephonic meetings with members of Patheon’s management team and representatives of Skadden and Morgan Stanley in attendance. Mr. Mullen described his call with Mr. Casper to the Transaction Committee. Representatives of Skadden described the material issues remaining in the draft purchase agreement with Thermo Fisher, including with respect to the lack of the Patheon Board’s ability to terminate the purchase agreement in order to accept a superior proposal, coupled with the minimum tender condition threshold equal to the percentage of issued and outstanding Shares held by affiliates of JLL and DSM. After discussion among the Transaction Committee and Patheon’s advisors, the Transaction Committee instructed representatives of Morgan Stanley to contact representatives of Goldman Sachs to state that Patheon may be willing to consider a transaction for $35.50 per Share in cash. The Transaction Committee also instructed representatives of Skadden to engage with representatives of Wachtell Lipton, to resolve the remaining material issues in the draft purchase agreement and finalize the other relevant transaction documents.

Later that afternoon, representatives of Skadden updated the Transaction Committee on their discussions with representatives of Wachtell Lipton regarding the material open issues in the purchase agreement, including Thermo Fisher’s unwillingness to permit the Patheon Board to terminate the purchase agreement in order to accept a superior proposal or to increase the minimum tender condition threshold. At the direction of the Patheon Board, representatives of Morgan Stanley then updated the Transaction Committee on their discussions with representatives of Goldman Sachs, including Thermo Fisher’s unwillingness to pay more than $35.00 per Share. After discussion among the Transaction Committee and Patheon’s advisors, the Transaction Committee instructed representatives of Skadden to send a revised purchase agreement to representatives of Wachtell Lipton that included Patheon’s positions on all material open issues. The Transaction Committee determined to recommend Thermo Fisher’s offer of $35.00 per Share to the Patheon Board, if the material open issues could be resolved. Representatives of Skadden sent a revised purchase agreement to representatives of Wachtell Lipton that evening.

On the morning of May 13, 2017, the Patheon Board held a special telephonic meeting, with members of Patheon’s management team and representatives of Skadden, Morgan Stanley and De Brauw in attendance. Mr. Mullen and representatives of Morgan Stanley, at the direction of the Patheon Board, updated the Patheon Board with respect to the sale process since its last meeting, including that based on feedback from Party A’s financial advisor, Party A had not made, and was not in a position to make, an actionable and executable proposal to acquire Patheon. Representatives of Skadden updated the Patheon Board with respect to material issues remaining in the purchase agreement. The Patheon Board, with the assistance of Patheon’s advisors, discussed the $35.00 per Share price offered by Thermo Fisher and the material issues remaining in the purchase agreement. The Patheon Board provided feedback on the open issues, including its view that the Patheon Board should have the right to terminate the Purchase Agreement in order to accept a superior proposal, and instructed representatives of Skadden to engage with representatives of Wachtell Lipton in order to finalize the purchase agreement and other transaction documentation. Later that afternoon, representatives of Wachtell Lipton submitted a revised draft purchase agreement to representatives of Skadden.

Representatives of Skadden, De Brauw, Wachtell Lipton and NautaDutilh, Thermo Fisher’s Dutch counsel, negotiated the terms of the draft purchase agreement and the other transaction documents throughout the day on May 14, 2017. That evening, the Patheon Board held a special telephonic meeting, with members of Patheon’s management and representatives of Skadden, Morgan Stanley and De Brauw in attendance. At the request of the Patheon Board, representatives of Morgan Stanley presented a financial analysis of the $35.00 per Share offer consideration to be paid to Patheon’s shareholders pursuant to, and in accordance with, the Purchase Agreement, and orally rendered its opinion, which was confirmed by delivery of a written opinion dated May 14, 2017, to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the Fairness Opinion, the Offer Consideration to be received by the holders of Shares pursuant to the Purchase Agreement was fair, from a financial point of view, to the holders of the Shares. The Fairness Opinion is more fully described in the full text of the Fairness Opinion attached hereto as Annex B and is incorporated by reference into this proxy statement in its entirety. The Fairness Opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering the Fairness Opinion. Representatives of Skadden and De Brauw provided a summary of the proposed final terms of the Purchase Agreement and other transaction documents, including the minimum tender condition threshold and the Patheon Board’s right to terminate the Purchase Agreement to accept a superior proposal and the circumstances under which the Patheon Board could do so, including the requirement to pay a termination fee to Thermo Fisher and the fact that, pursuant to the Tender and Support Agreements that Thermo Fisher had negotiated with the Majority Shareholders, in the event that the Patheon Board exercised such right to terminate the Purchase Agreement to accept a superior proposal, Thermo Fisher would have the right (but not the obligation) to purchase all (but not less than all) of the Shares covered by each of the Tender and Support Agreements for the Offer Consideration per Share, provided Thermo Fisher makes an irrevocable written election to purchase all such Shares within 30 days following such termination of the Purchase Agreement.

After discussion, the Patheon Board, having determined that the terms of the Purchase Agreement and the other transaction documents and the transactions contemplated thereby were in the best interests of Patheon and its relevant stakeholders, (1) unanimously approved the terms and conditions of the Purchase Agreement and the transactions contemplated thereby and (2) resolved, on the terms and subject to the conditions set forth in the Purchase Agreement, to support the Offer and the other transactions contemplated by the Purchase Agreement and to recommend acceptance of the Offer by the shareholders of Patheon and to recommend approval and adoption of the shareholder approvals at the Extraordinary General Meeting. After the meeting, representatives of Skadden and Wachtell Lipton finalized the Purchase Agreement and other transaction documents.

On May 15, 2017, before the opening of the U.S. trading markets, Patheon, Thermo Fisher and Purchaser executed the Purchase Agreement and Thermo Fisher, Purchaser and affiliates of JLL and DSM executed the Tender and Support Agreements. Thermo Fisher also delivered an executed copy of its final debt commitment letter. Patheon and Thermo Fisher issued a joint press release announcing the execution of the transaction documents before the opening of the U.S. markets on May 15, 2017.

Recommendation of the Patheon Board and Reasons for the Offer and the Transactions Contemplated by the Purchase Agreement

Recommendation of the Patheon Board to Approve the Offer and the Transactions Contemplated by the Purchase Agreement

The Patheon Board, after considering various factors described below, unanimously, among other things, (a) determined that the Offer, the Purchase Agreement, and the transactions contemplated by the Purchase Agreement (including the Asset Sale, the Liquidation and Second Step Distribution) are in the best interests of Patheon, its business and its shareholders, employees and other relevant stakeholders and (b) approved the Offer, the Purchase Agreement (including the execution, delivery and performance thereof) and the transactions contemplated by the Purchase Agreement.

The Patheon Board unanimously recommends that you vote (i) “FOR” each of the Asset Sale Resolutions; (ii) “FOR” the Discharge Resolution; (iii) “FOR” each of the Governance Resolutions; and (iv) “FOR” the Non-Binding Vote on Executive Compensation Proposal.

Reasons for the Offer and the Transactions Contemplated by the Purchase Agreement

In evaluating the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Offer, the Patheon Board consulted regularly with senior management of Patheon, as well as with representatives of Skadden, De Brauw and Morgan Stanley.

In the course of (i) determining that the Offer, the Purchase Agreement and the transactions contemplated by the Purchase Agreement (including the Asset Sale and the Liquidation and Second Step Distribution) are in the

best interests of Patheon, its business, and its shareholders, employees and other relevant stakeholders, (ii) approving the Offer, the Purchase Agreement (including its execution, delivery and performance) and the transactions contemplated by the Purchase Agreement and (iii) determining to support the Offer and the transactions contemplated by the Purchase Agreement and recommend acceptance of the Offer by the shareholders of Patheon and recommend approval and adoption at the Extraordinary General Meeting of the Extraordinary General Meeting Proposals, the Patheon Board considered numerous factors, including the factors listed below, which are listed in no particular order of importance, each of which, in the view of the Patheon Board, supported such determinations, in addition to the factors mentioned above in the section of this proxy statement captioned “Background of the Offer,” beginning on page 40.

Offer Considerations

The Patheon Board considered certain factors concerning the adequacy of the Offer Consideration, including, among other things:

•	Premium to Market Price. The Patheon Board considered:
•	the relationship of the Offer Consideration to the historical market prices of the Shares, including that the Offer Consideration represents a premium of approximately 35% over the $26.00 closing price per Share on May 12, 2017, the last full trading day before public announcement of the Offer; an approximately 34% premium over the average closing price per Share over the 20 trading days prior to and including May 12, 2017; and an approximately 67% premium over the price per Share in Patheon’s initial public offering completed on July 26, 2016. The Offer Consideration represents a price per Share that is greater than any price at which the Shares have traded;
•	the Patheon Board’s belief (i) that based on its negotiations with Thermo Fisher and Thermo Fisher’s history of negotiations with prior acquisition targets, it had obtained Thermo Fisher’s best offer and that, as of the date of the Purchase Agreement, the Offer Consideration represented the highest per Share consideration reasonably obtainable; and (ii) that there was substantial risk of losing Thermo Fisher’s offer if the parties were not able to come to an agreement on or before May 15, 2017, considering Thermo Fisher’s investor day scheduled for May 17, 2017 and Thermo Fisher’s repeated indications that it was prepared to abandon a potential transaction if the parties could not reach an agreement by May 15, 2017;
•	that Party A’s financial advisor informed Morgan Stanley on May 12, 2017, that Party A would not be in a position to submit an acquisition proposal in the near future and would not likely be able to submit a proposal in the future, and that no actionable proposal had been made by Party A; and
•	that Party B did not wish to submit a proposal.
•	Cash Consideration. The Patheon Board considered the fact that 100% of the consideration to be paid in the transaction will be payable in cash, which provides Patheon shareholders with immediate liquidity and certainty of value, while eliminating long-term business and execution risk.
•	Negotiation Process. The Patheon Board considered the fact that Patheon negotiated an increase in the Offer Consideration to $35.00 per Share in cash from Thermo Fisher’s original non-binding proposal of $33.00 per Share in cash on March 24, 2017, as described above in “—Background of the Purchase Agreement.”
•	Patheon’s Operating and Financial Conditions and Prospects. The Patheon Board is familiar with the current and historical financial condition and the results of operations of Patheon, as well as the prospects and strategic objectives of Patheon. The Patheon Board believes, on the basis of this familiarity, that the consideration to be received by Patheon’s shareholders in the transaction fairly reflects Patheon’s intrinsic value, including its potential for future growth and acquisition opportunities.
•	Potential Strategic Alternatives. The Patheon Board had discussions, with the assistance of Patheon’s management and financial advisors, regarding the limited number of third parties believed to have both the strategic and financial capacity to explore an acquisition of Patheon at this time.
•	Morgan Stanley’s Financial Analysis Fairness Opinion. The Patheon Board considered the financial analyses and presentations of Morgan Stanley to the Patheon Board. The Patheon Board considered the opinion, dated May 14, 2017, delivered by Morgan Stanley (the “Fairness Opinion”) to the Patheon Board to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the Fairness Opinion, the Offer Consideration to be received by the holders of Shares pursuant to the Purchase Agreement was fair, from a financial point of view, to the holders of the Shares. The Fairness Opinion is more fully described in the full text of the Fairness Opinion attached hereto as Annex A and is incorporated by reference into this proxy statement in its entirety. The Fairness Opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering the Fairness Opinion.

Business Considerations

The Patheon Board considered certain business factors, including, among other things:

•	Business Outlook and Prospects of Patheon. The Patheon Board is familiar with the current and historical financial condition and results of operations of Patheon, as well as the prospects and strategic objectives of Patheon. The Patheon Board considered the fact that the healthcare industry has changed significantly over time and is expected to continue to evolve, including with respect to ongoing healthcare reform, adverse changes in government or private funding of healthcare products and services, legislation or regulations governing the privacy of patient information or patient access to care, or the delivery, pricing or reimbursement of pharmaceuticals and healthcare services or mandated benefits. The Patheon Board also considered the prospective risks to Patheon, as a stand-alone entity, including but not limited to, the financial condition and prospects of Patheon and execution risk associated with management’s plan for Patheon.
•	Cross-Selling Opportunities. The Patheon Board considered that Thermo Fisher’s extensive and deep relationships in the biopharma industry could enable significant cross-selling opportunities and benefits for Patheon’s customers, suppliers and employees.
•	Expansion of Business. The Patheon Board considered that Thermo Fisher could grow Patheon’s business and provide better access for its existing and potential customers and suppliers to certain markets due to Thermo Fisher’s existing infrastructure in the Asia-Pacific region in particular.
•	Reputation of Thermo Fisher. The Patheon Board considered that Thermo Fisher is the world leader in serving science, helping its customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity.

Other Transactional Considerations

The Patheon Board also considered a number of other factors, including, among other things:

Likelihood of Consummation. The Patheon Board considered the nature of the closing conditions to the Offer included in the Purchase Agreement, as well as the likelihood of satisfaction of all conditions to the completion of the proposed transactions. The Patheon Board considered that the Offer would likely be consummated, based on, among other things:

•	the Offer is not subject to any financing condition and that Thermo Fisher had obtained a firm debt commitment letter prior to execution of the Purchase Agreement;
•	the size and scale of Thermo Fisher relative to Patheon and its history of successfully closing acquisitions;
•	the likelihood that the transactions would be approved by the requisite regulatory authorities; and
•	the expected ability of Patheon to satisfy the conditions to the Offer.

Speed of Completion. The Patheon Board considered the anticipated timing of the consummation of the transactions contemplated by the Purchase Agreement, and the structure of the transaction as a tender offer for Shares, which, subject to the satisfaction or waiver of the applicable conditions to the Offer as set forth in the Purchase Agreement, should provide Patheon shareholders with an opportunity to receive the consideration for their Shares in a relatively short timeframe. Following the Offer Closing, Thermo Fisher and Purchaser may, but

are not required to, effectuate or cause to be effectuated the Post-Offer Reorganization by one or more of a variety of actions, potentially including (a) subject to the approval of the Asset Sale Resolutions by Patheon shareholders at the Extraordinary General Meeting (or any subsequent extraordinary general meeting) and achievement of the Asset Sale Threshold but not the Compulsory Acquisition Threshold, the Asset Sale and the Liquidation and Second Step Distribution or, (b) if permissible under applicable law and if the Compulsory Acquisition Threshold has been achieved, by the commencement of the Compulsory Acquisition. The Patheon Board considered that the potential for closing the Offer in a relatively short timeframe could also reduce the amount of time in which Patheon’s business would be subject to potential disruption and uncertainty pending such closing.

Subsequent Offering Period; Minority Exit Offering Period. The Patheon Board considered the requirement that Purchaser commence a Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) after the Acceptance Time, which it considered important because such Subsequent Offering Period would allow non-tendering Patheon shareholders, who may be subject to different and potentially adverse tax treatment on the consideration received in respect of their Shares in connection with the Asset Sale and Liquidation, if effectuated (as compared to the Offer), an additional opportunity to tender their Shares into the Offer and avoid any such adverse tax treatment.

Minimum Condition; Terms of the Offer. The Patheon Board also considered the other terms of the Offer, including the fact that the Offer is conditioned on the Minimum Condition and the fact that Purchaser may not, without the consent of Patheon, waive or change the Minimum Condition or change the terms of the Offer (in each case, except as provided in the Purchase Agreement) in a manner that (i) decreases the Offer Consideration, (ii) changes the form of consideration to be paid in the Offer, (iii) decreases the number of Shares sought in the Offer, (iv) extends or otherwise changes the Expiration Time (except as provided in the Purchase Agreement) or (v) imposes additional conditions to the Offer or otherwise amends, modifies or supplements any of the conditions to the Offer or terms of the Offer in a manner adverse to Patheon’s shareholders. The Patheon Board also considered that (i) if Patheon’s shareholders adopt the Asset Sale Resolutions at the Extraordinary General Meeting or any subsequent extraordinary general meeting prior to the Expiration Time, the Shares having been validly tendered pursuant to the Offer, and not properly withdrawn, that, together with the Shares then owned by Thermo Fisher or its affiliates, represent at least 95% (the “Threshold Percentage”) for purposes of the Minimum Condition will be reduced to 80% and (ii) if Purchaser has extended the Offer on two occasions in consecutive periods of 10 business days each in accordance with the Purchase Agreement, and the Minimum Condition is the sole unsatisfied and unwaived condition of the Offer, Purchaser may in its sole discretion reduce the Threshold Percentage for purposes of the Minimum Condition to 75% solely for purposes of consummating the Offer Closing, both of which have the effect of increasing the certainty of completing the Offer.

Asset Sale, Liquidation and Compulsory Acquisition. The Patheon Board considered the terms of the Asset Sale and subsequent Liquidation and the Compulsory Acquisition, including that such transactions were necessary to effect Thermo Fisher’s proposal of a transaction for full control over Patheon or its assets and business operations, which Thermo Fisher indicated was necessary in order for Thermo Fisher and its affiliates to obtain the operational, commercial and financial benefits Thermo Fisher anticipated to receive as a result of the transaction. The Patheon Board further considered the fact that a pre-wired Asset Sale and Liquidation structure has become a customary post-closing restructuring alternative for public offers for Netherlands domiciled companies, and that it is anticipated that Patheon shareholders who do not tender their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) will be offered or will receive the same consideration for their Shares in the Asset Sale and subsequent Liquidation as those Patheon shareholders who tendered their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period), without interest and less applicable withholding taxes, or an amount as determined by the Dutch Court in the event of the Compulsory Acquisition. The Patheon Board considered these proposed post-Offer closing transactions desirable, because Thermo Fisher indicated that it would not pursue an acquisition of Patheon if it did not have the ability to acquire all of the outstanding Shares or the entire business of Patheon and, pursuant to such transactions (if effected), the holders of the Shares would not be required to hold a potentially illiquid, minority stake in Patheon.

Tender and Support Agreements. The Patheon Board considered the fact that certain shareholders had agreed to execute Tender and Support Agreements with Thermo Fisher pursuant to which they (i) are obligated to tender their Shares, representing, in the aggregate, approximately 75% of the outstanding Shares as of May 12, 2017, the last trading day prior to announcement of the transaction, into the Offer, (ii) have committed to vote their respective Shares in favor of all resolutions proposed for adoption by Patheon shareholders at the Extraordinary General Meeting, (iii) have agreed not to tender their Shares or vote in favor of an alternative acquisition proposal from any third party and (iv) have agreed not to solicit competing proposals or transfer any of their Shares without the prior written consent of Thermo Fisher (subject to certain permitted exceptions). The Patheon Board also considered that the Shares subject to the Tender and Support Agreements are sufficient to approve the Asset Sale and such other matters to be adopted at the Extraordinary General Meeting. Additionally, the Patheon Board considered that parties to the Tender and Support Agreements had provided Thermo Fisher with the right (but not the obligation) to purchase all, but not less than all, of their respective Shares covered by the Tender and Support Agreements for the Offer Consideration per Share in the event the Purchase Agreement is terminated by Patheon in order to enter into a definitive agreement with respect to a Superior Proposal (as defined in the Purchase Agreement).

Other Terms of the Purchase Agreement. The Patheon Board considered the other terms and conditions of the Purchase Agreement, including, among other things, the parties’ representations, warranties and covenants, and the parties’ ability to terminate the Purchase Agreement. The Patheon Board also considered certain provisions of the Purchase Agreement, including, among others:

•	the provisions in the Purchase Agreement that provide, among other things, that the following are excluded from the determination of whether a “Company Material Adverse Effect” (as defined and more fully described in “Section 11—The Purchase Agreement; Other Agreements” in the Offer to Purchase) has occurred;
•	the execution and delivery of the Purchase Agreement or the announcement or pendency of the transactions contemplated by the Purchase Agreement (including by reason of the identity of Purchaser), including the impact thereof on the relationships of Patheon and its subsidiaries with their employees, customers, landlords, suppliers or partners (including the termination, suspension or modification of any such relationships);
•	actions expressly required to be taken pursuant to the Purchase Agreement or at the express written direction of Thermo Fisher or Purchaser;
•	actions brought or threatened by shareholders of Patheon (whether on behalf of Patheon or otherwise) asserting allegations of breach of fiduciary duty relating to the Purchase Agreement or violations of securities laws in connection with Patheon’s public filings in connection with the transactions contemplated by the Purchase Agreement;
•	a general downturn or other adverse developments in the CDMO industry to the extent generally affecting both Patheon and other participants in the CDMO industry and a decline in the share price of Patheon;
•	that Patheon will carry on its business in the ordinary course consistent with past practice and, subject to specified exceptions, that Patheon will not take a number of actions related to the conduct of its business without the prior written consent of Purchaser, and that these covenants may limit the ability of Patheon to pursue business opportunities that it would otherwise pursue;
•	that the approval of Asset Sale Resolutions at the Extraordinary General Meeting (or any subsequent extraordinary general meeting held prior to the Offer Closing) would allow Patheon to gain greater certainty on the completion of the Offer and the other transactions contemplated by the Purchase Agreement (thereby allowing its stakeholders to realize the overall benefits of the transactions contemplated thereby), including by the lowering of the Threshold Percentage for purposes of the Minimum Condition to 80% without disproportionately harming any stakeholder’s interests, including those of any non-tendering shareholders for whom the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) would provide an additional opportunity to tender their Shares into the Offer;
•	the Asset Sale Threshold of 80% for purposes of consummating the Asset Sale and Liquidation pursuant to the Asset Sale Resolutions;

•	that, if Purchaser has extended the Offer on two occasions in consecutive periods of 10 business days each in accordance with the Purchase Agreement, and all of the conditions of the Offer have been satisfied or waived other than the Minimum Condition, Purchaser may in its sole discretion reduce the Threshold Percentage for the Minimum Condition to 75% solely for purposes of consummating the Offer Closing;
•	the requirement that Purchaser provide for a Subsequent Offering Period of at least 10 business days following the Acceptance Time and that, if Purchaser or one of its affiliates publicly announces an intention to effectuate the Asset Sale prior to the expiration of the Subsequent Offering Period, Purchaser will extend the Subsequent Offering Period for the Minority Exit Offering Period of at least five business days, which will permit any remaining Patheon shareholders who have not then tendered into the Offer to tender their Shares in exchange for the Offer Consideration;
•	the importance of the Subsequent Offering Period and Minority Exit Offering Period in that both would allow non-tendering shareholders, who may be subject to different and potentially adverse tax treatment (including withholding tax treatment) on the consideration received in respect of their Shares in connection with the Asset Sale and Liquidation (as compared to the Offer), an additional opportunity to tender their Shares into the Offer and avoid such adverse tax treatment;
•	the fact that if permissible under applicable law and if the Compulsory Acquisition Threshold has been achieved, the Post-Offer Reorganization will, if Thermo Fisher or Purchaser elects to effectuate the Post-Offer Reorganization, be undertaken by means of the Compulsory Acquisition; and
•	Patheon’s ability, subject to the limitations and conditions in the Purchase Agreement, to seek specific performance of Thermo Fisher’s and Purchaser’s obligations under the Purchase Agreement, including Thermo Fisher’s and Purchaser’s obligations to consummate the Offer.

Negotiation of Purchase Agreement. The Patheon Board’s view is that the Purchase Agreement and related transaction documents were the product of arm’s length negotiations and contain customary terms and conditions.

Ability to Respond to Unsolicited Acquisition Proposals. The Patheon Board considered its ability, at any time prior to the Expiration Time, in certain circumstances to make an Adverse Recommendation Change (as defined in the Purchase Agreement), or terminate the Purchase Agreement in order to enter into a definitive agreement with respect to a Superior Proposal (as defined in the Purchase Agreement), to the extent that the failure to do so would be inconsistent with the Patheon directors’ fiduciary duties under the laws of The Netherlands and subject to certain other limitations in the Purchase Agreement and payment to Thermo Fisher of termination compensation of $203 million in cash under certain circumstances.

The Patheon Board also considered a number of uncertain risks or negative factors in its deliberations concerning the Purchase Agreement and the transactions contemplated thereby, including, among others:

Limited Pre-Signing Market Check. The Patheon Board considered that Patheon did not approach third parties that could have had an interest in acquiring Patheon prior to entering into the Purchase Agreement with Thermo Fisher other than Party A and Party B because of the limited number of third parties believed to have both the strategic and financial capacity to explore an acquisition of Patheon at this time and in order to avoid leak of a potential transaction, particularly given that Thermo Fisher had stated its intent to withdraw from negotiations with Patheon in the event of a leak.

No Ongoing Equity Interest in Patheon. The Patheon Board considered the fact that the shareholders of Patheon will have no ongoing equity interest in Patheon, meaning that the shareholders will cease to participate in Patheon’s future growth or to benefit from increases in the value of the Shares.

Inability to Solicit Other Takeover Proposals. The Patheon Board considered the covenant in the Purchase Agreement prohibiting Patheon from soliciting other potential acquisition proposals, and restricting its ability to entertain other potential acquisition proposals, unless certain conditions are satisfied. The Patheon Board noted the fact that Patheon would be obligated to pay Thermo Fisher termination compensation of $203 million in cash if the Purchase Agreement was terminated under certain circumstances, including if Patheon terminated the Purchase Agreement to enter into a definitive agreement with respect to a Superior Proposal, and that the amount of the termination compensation was reasonable in light of the size of the transaction. The Patheon Board also noted that the termination compensation was necessary to induce Thermo Fisher and Purchaser to enter into the

Purchase Agreement and, after taking into account Dutch fiduciary standards and customary terms and conditions relating to the non-solicitation provisions, would not in and of itself preclude or deter a third party with sufficient strategic interest and financial capability from making a competing proposal for Patheon. The Patheon Board considered that the Purchase Agreement permits Patheon and the Patheon Board to respond to an unsolicited competing proposal that the Patheon Board determines is a Superior Proposal, subject to certain customary restrictions imposed by the Purchase Agreement and the requirement that Patheon pay Thermo Fisher termination compensation if Patheon terminates the Purchase Agreement to enter into a definitive agreement with respect to a Superior Proposal. The Patheon Board also considered that pursuant to the Tender and Support Agreements certain shareholders, representing, in the aggregate, approximately 75% of the outstanding Shares as of May 12, 2017, the last trading day prior to the announcement of the transaction, agreed to sell all of their respective Shares to Purchaser, at Purchaser’s option, for the Offer Consideration per Share in the event the Purchase Agreement is terminated by Patheon in order to enter into a definitive agreement with respect to a Superior Proposal (as defined in the Purchase Agreement).

Failure to Close. The Patheon Board considered that the conditions to Purchaser’s obligation to accept for payment and pay for the Shares tendered pursuant to the Offer and to consummate the transactions contemplated by the Purchase Agreement are subject to conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside of Patheon’s control. The Patheon Board also considered the fact that, if the Offer is not completed, Patheon’s directors and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Offer, and Patheon will have incurred significant transaction costs attempting to consummate the Offer. The Patheon Board also considered the fact that, if the proposed transactions are not completed, the market’s perception of Patheon’s continuing business could potentially result in a loss of customers, business partners, collaboration partners and employees and that the trading price of the Shares could be adversely affected.

Effect of Announcement. The Patheon Board considered the effect of the public announcement of the transactions on Patheon’s operations, Share price, employees, customers and suppliers as well as its ability to attract and retain key personnel while the transaction is pending and the possibility of any suit, action or proceeding in respect of the Purchase Agreement or the transactions contemplated thereby.

Termination Compensation. The Patheon Board considered the termination compensation of $203 million that may become payable pursuant to the Purchase Agreement under certain circumstances, including if Patheon terminates the Purchase Agreement to accept a Superior Proposal, and the risk that the amount of the termination compensation could discourage potential alternative acquisition proposals.

Interests of Patheon’s Directors. The Patheon Board considered that the financial interests of Patheon’s executive officers and directors may be different from or in addition to those of other shareholders, and considered whether a potential conflict of interest existed in relation to any of the directors of the Patheon Board, believing that this was not the case.

Tax Treatment. The Patheon Board considered that the receipt of the cash consideration by U.S. holders of Shares in the Offer and the Post-Offer Reorganization will be a taxable transaction for such holders for U.S. federal income tax purposes. The Patheon Board also considered the applicable withholding taxes (including Dutch dividend withholding tax (dividendbelasting)) and other taxes, if any, imposed on Patheon’s shareholders in respect of the Second Step Distribution in the event the Asset Sale and Liquidation are consummated. The Patheon Board also considered possible Dutch income taxes on any gains realized pursuant to the Offer.

Transaction Costs. The Patheon Board considered the fact that Patheon has and will continue to incur significant transaction costs and expenses in connection with the proposed transactions, regardless of whether or not such transactions are consummated.

Other Stakeholder Considerations

The Patheon Board considered certain stakeholder considerations, including:

•	Employees. The Patheon Board considered the opportunity for Patheon employees to continue leveraging their talents as part of Thermo Fisher’s group of companies, given Thermo Fisher’s sound financial position, strong growth efforts, and the fact that the combined company is expected to be an industry leader. The Patheon Board also considered Thermo Fisher’s and Purchaser’s agreement to provide (or cause one of its affiliates to provide) each Continuing Employee with at least the same base salary and the same target bonus opportunity that was provided to such Continuing Employee immediately prior to the Offer Closing, and long-term incentive opportunities and other compensation and employee benefits (excluding severance) that are substantially as favorable in the aggregate as the long-term incentive opportunities and other compensation and benefits provided to similarly situated employees of Thermo Fisher, Purchaser or their affiliates. The Patheon Board also considered Purchaser’s agreement that any employee who incurs a termination of employment during the first year following the Offer Closing will be entitled to the same severance payments and benefits that such employee would have been entitled to receive from Patheon and its affiliates under written Patheon severance plans and policies in effect prior to the Offer Closing. In addition, the Patheon Board considered that each outstanding option to acquire Shares (each, a “Patheon Option”) that is vested as of immediately prior to the Offer Closing, each outstanding restricted stock unit award in respect of Shares that is subject to only time-based vesting (each, a “Patheon RSU”) that is vested as of immediately prior to the Offer Closing or that is held by a non-employee director of Patheon and each outstanding restricted stock unit award in respect of Shares that is subject, in whole or in part, to vesting based on the achievement of one or more performance goals (each, a “Patheon PSU”) (whether vested or unvested), will at the Offer Closing be canceled and converted into the right to receive an amount, without interest and subject to required tax withholding, equal to the Offer Consideration (less the exercise price for Patheon Options) multiplied by the number of Shares subject to such Patheon Option, Patheon RSU or Patheon PSU as of immediately prior to the Offer Closing (which, in the case of Patheon PSUs, will be determined based on actual achievement of performance conditions in accordance with the terms of the award). The Patheon Board also considered that each outstanding Patheon Option that is unvested as of immediately prior to the Offer Closing and each outstanding Patheon RSU that is not held by a non-employee director of Patheon and that is unvested as of immediately prior to the Offer Closing, will be canceled and converted into an equivalent award with respect to a number of shares of Thermo Fisher common stock (adjusted using the Exchange Ratio) with substantially the same terms and conditions, including with respect to vesting.

•	Strength of Thermo Fisher. The Patheon Board considered that Thermo Fisher’s extensive and deep relationships in the biopharma industry will enable significant cross-selling opportunities and an improved ability to serve the interests of Patheon’s existing and potential customers. The Patheon Board also considered that Thermo Fisher would bring opportunities for Patheon’s employees, customers and suppliers.
•	Patheon Board Composition. The Patheon Board considered the provisions of the Purchase Agreement that require at least two independent directors, selected by Patheon and Purchaser by mutual written agreement (if and to the extent they shall agree to continue to serve on the Patheon Board after the Offer Closing) to remain on the Patheon Board after the Offer Closing until the earliest to occur of (i) such time after the Acceptance Time as Purchaser and its affiliates owns 100% of the outstanding Shares and (ii) the Second Step Distribution having been made and the Liquidation having been completed. The Patheon Board noted to protect certain interests of the holders of Shares that are not tendered pursuant to the Offer or in the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) that the affirmative vote of the Independent Directors will be required for approving (a) any restructuring that would reasonably be expected to lead to a dilution of the shareholdings of the non-tendering Patheon shareholders (other than (i) pursuant to a rights issue by Patheon or any other share issue where the non-tendering Patheon shareholders have been offered an opportunity to subscribe pro rata to their then existing shareholding in Patheon (voorkeursrecht), (ii) the Asset Sale, the Liquidation, or the Second Step Distribution, or (iii) the Compulsory Acquisition) and (b) any other form of unequal treatment that prejudices or would reasonably be expected to prejudice or negatively affect the value of the Shares or voting rights attached to the Shares held by the non-tendering Patheon shareholders (but in any event not including (i) the Asset Sale, the Liquidation, or the Second Step Distribution or (ii) the Compulsory Acquisition).

The discussion of foregoing factors considered by the Patheon Board is intended to be a summary, and is not intended to be exhaustive; rather it summarizes the principal factors considered. In light of the variety of factors and the quality and amount of information considered, the Patheon Board did not find it practicable to, and did not make specific assessments of, quantify or assign relative weights to the specific factors considered in (i) making the determination that the Offer, the Purchase Agreement and the transactions contemplated by the

Purchase Agreement (including the Asset Sale and the Liquidation and Second Step Distribution) are in the best interests of Patheon, its business, and its shareholders, employees, customers and other relevant stakeholders, (ii) approving the Offer, the Purchase Agreement (including the execution, delivery, and performance of the Purchase Agreement) and the transactions contemplated by the Purchase Agreement, (iii) determining to support the Offer and the transactions contemplated by the Purchase Agreement and recommending acceptance of the Offer by the shareholders of Patheon and recommending approval and adoption at the Extraordinary General Meeting of the Extraordinary General Meeting Proposals. Rather, the Patheon Board made its determination based on the totality of all factors taken together. In considering the factors discussed above, individual directors may have given different weights to different factors.

Change of Recommendation

As described in the section of this proxy statement captioned “Recommendation of the Patheon Board and Reasons for the Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 47, and subject to the provisions described below, the Patheon Board has made the recommendation that the holders of Patheon Shares vote “FOR” each of the Extraordinary General Meeting Proposals. The Purchase Agreement provides that the Patheon Board may not effect a change of recommendation except as described below.

Patheon has agreed that neither the Patheon Board, nor any committee of the Patheon Board, will directly or indirectly:

(a)	withhold, withdraw, qualify, amend or modify in a manner adverse to Thermo Fisher or Purchaser, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Thermo Fisher or Purchaser, the recommendation of the Patheon Board to accept the Offer by the shareholders of Patheon and the recommendation to approve and adopt the shareholder approvals at the Extraordinary General Meeting (such recommendation, the “Patheon Board Recommendation”) or fail to make, or include in the applicable Patheon disclosure documents, the Patheon Board Recommendation or the approval, adoption, recommendation, or declaration of advisability by the Patheon Board or any committee thereof, of the Purchase Agreement, of the Offer or any of the other transactions contemplated by the Purchase Agreement, or make any public statement inconsistent with the Patheon Board Recommendation;
(b)	recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Acquisition Proposal;
(c)	publicly make any recommendation in connection with an Alternative Acquisition Proposal other than a recommendation against such proposal;
(d)	fail to publicly, definitively and without qualification recommend against any Alternative Acquisition Proposal or fail to reaffirm the Patheon Board Recommendation, in either case within 10 business days after such Alternative Acquisition Proposal is made public or after any reasonable, written request by Thermo Fisher to do so (or, if earlier, by the third business day prior to the then-scheduled Expiration Time or the Extraordinary General Meeting or any subsequent Extraordinary General Meeting, as applicable); or
(e)	publicly propose to do any of the foregoing.

Opinion of Patheon’s Financial Advisor

Morgan Stanley was retained by the Patheon Board to act as its financial advisor in connection with a potential sale of Patheon and to provide financial advice and assistance and, upon Patheon’s request, to render a financial opinion in each case in connection therewith. The Patheon Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Patheon’s industry and its knowledge and understanding of the business and affairs of Patheon. On May 14, 2017, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Patheon Board to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Offer Consideration to be received by the holders of Shares pursuant to the Purchase Agreement was fair, from a financial point of view, to the holders of the Shares.

The full text of the written opinion of Morgan Stanley delivered to the Patheon Board, dated May 14, 2017, is attached as Annex B and incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Shareholders of Patheon are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Patheon Board and addresses only the fairness, from a financial point of view, of the Offer Consideration to be paid to the holders of Shares in the Offer pursuant to the Purchase Agreement. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the Purchase Agreement and does not constitute an opinion or recommendation to any holders of Shares as to whether such holder should tender its Shares into the Offer or how such shareholder should vote at the Extraordinary General Meeting. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Patheon;
•	reviewed certain internal financial statements and other financial and operating data concerning Patheon;
•	reviewed certain financial projections prepared by the management of Patheon (i.e., the Management Projections (as defined below));
•	discussed the past and current operations and financial condition and the prospects of Patheon with senior executives of Patheon;
•	reviewed the reported prices and trading activity for the Shares;
•	compared the financial performance of Patheon and the prices and trading activity of the Shares with that of certain other publicly-traded companies comparable with Patheon and their securities;
•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
•	participated in certain discussions and negotiations among representatives of Patheon and Thermo Fisher and their financial and legal advisors;
•	reviewed the Purchase Agreement, the form of Asset Sale Agreement and the draft commitment letter from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC substantially in the form of the draft dated May 9, 2017 (the “Commitment Letter”) and certain related documents; and
•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Patheon, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of Patheon of the future financial performance of Patheon. In addition, Morgan Stanley assumed that the Offer will be consummated in accordance with the terms set forth in the Purchase Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Thermo Fisher will obtain financing in accordance with the terms set forth in the Commitment Letter and that the definitive Purchase Agreement will not differ in any material respect from the drafts thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Offer, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Offer. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Patheon and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Patheon’s officers, directors or employees, or any class of such persons, relative to the Offer Consideration to be received by the holders of Shares in the Offer. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Patheon, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of May 14, 2017. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the Patheon Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 12, 2017, which was the last full trading day prior to the meeting of the Patheon Board to approve and adopt the Purchase Agreement and the transactions contemplated thereby, declare the advisability of the Purchase Agreement and approve the transactions contemplated thereby, including the Offer, and is not necessarily indicative of current market conditions.

In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used and relied upon certain financial projections provided by Patheon’s management and referred to in this proxy statement as the “Management Projections.”

Public Trading Comparable Companies Analysis

Morgan Stanley performed a public trading comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly-traded. Morgan Stanley reviewed and compared publicly available consensus equity analyst research estimates for Patheon with comparable publicly available equity analyst research estimates for certain selected companies (the “Comparable Companies”) that Morgan Stanley determined, upon the application of its professional judgment and experience with companies in the CDMO and healthcare industry, to be similar to Patheon’s current and anticipated operations for purposes of this analysis. The companies used in this comparison included the following:

•	Albany Molecular Research, Inc., on an unaffected basis as of April 6, 2017, as a result of transaction rumors on April 7, 2017
•	Cambrex Corporation
•	Catalent, Inc.
•	Lonza Group AG
•	West Pharmaceutical Services, Inc.

For purposes of this analysis, Morgan Stanley analyzed:

•	the ratio of aggregate value (“AV”) (calculated as the market value of equity plus total debt (inclusive of the fair value of Patheon’s DSM earnout liability), net of cash, cash equivalents and marketable securities) to estimated Adjusted EBITDA (as defined below) (calculated as net income excluding net interest expense, income tax expense and certain other non-cash and non-recurring items, principally depreciation, amortization and stock-based compensation) (the “AV / EBITDA Ratio”), for each of calendar year 2017 and calendar year 2018.

Results of the analysis were presented for the Comparable Companies, as indicated in the following tables:

AV / EBITDA Ratios:

	CY2017E AV / EBITDA	CY2018E AV / EBITDA
Albany Molecular Research, Inc.	9.3x	8.3x
Cambrex Corporation	9.9x	9.8x
Catalent, Inc.	13.0x	11.9x
Lonza Group AG	13.3x	12.8x
West Pharmaceutical Services, Inc.	20.5x	17.8x

Based on its analysis of the relevant metrics for each of the Comparable Companies and upon the application of its professional judgment, Morgan Stanley selected representative ranges of the AV / EBITDA Ratio for each of the calendar years 2017 and 2018 and applied these ranges of multiples to estimates of calendar years 2017 and 2018 EBITDA from the Management Projections. Based on the outstanding Shares on a fully diluted basis (including basic Shares, outstanding Patheon Options and Patheon RSUs and Patheon PSUs (or MEIP restricted stock units)) calculated as applicable using the treasury stock method as of May 12, 2017, Morgan Stanley calculated the estimated implied value per Share as of May 12, 2017 as follows:

	Selected Comparable Company Multiple Ranges	Implied Value Per Share
CY2017E AV / EBITDA	11.0x – 14.0x	$20.50 – $29.50
CY2018E AV / EBITDA	9.5x – 12.5x	$20.25 – $30.75

No company utilized in the public trading comparable companies analysis is identical to Patheon and hence the foregoing summary and underlying financial analyses involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Patheon was compared. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Patheon, such as the impact of competition on the business of Patheon and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Patheon or the industry or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using selected company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity valuation analysis, which is designed to provide insight into the potential future equity value of a company as a function of such company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value of such company’s equity value. To calculate these implied equity values, Morgan Stanley used estimates of Patheon’s next twelve months EBITDA as of October 31, 2018 (“NTM EBITDA”) and projected net debt as of October 31, 2018 based on the Management Projections. Based on its public trading comparable companies analysis and upon the application of its professional judgment and experience, Morgan Stanley then applied a selected range of AV to NTM EBITDA multiples to NTM EBITDA to calculate the implied aggregate values for Patheon. Morgan Stanley calculated the implied future equity values by subtracting projected net debt as of October 31, 2018 from the implied aggregate values for Patheon and discounted the resulting equity values to May 12, 2017 at a range of discount rates of 9.8% to 11.7%, which rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of Patheon’s cost of equity.

Based on the number of fully diluted Shares (including basic Shares, outstanding Patheon Options, Patheon RSUs and Patheon PSUs (or MEIP restricted stock units)) calculated as applicable using the treasury stock method as of May 12, 2017, Morgan Stanley calculated an estimated implied present value per Share using the discounted equity valuation analysis of $27.50 to $38.25 per Share.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of an asset using estimates of the future unlevered free cash flows generated by the asset, taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projection period.

Morgan Stanley used estimates and extrapolations from the Management Projections for purposes of the discounted cash flow analysis, as more fully described below. Morgan Stanley first calculated the estimated unlevered free cash flows, which is defined as adjusted earnings before interest, taxes, depreciation and amortization, less (1) stock-based compensation expense, (2) cash taxes and (3) capital expenditures, and less or plus, as applicable, (4) changes in net working capital. Morgan Stanley’s calculation of estimated unlevered free cash flows differed from the Management Projections by treating stock-based compensation as a cash expense whereas the Management Projections treated stock-based compensation as a non-cash expense. Morgan Stanley calculated the present value of the estimated unlevered free cash flows for Patheon for each of the calendar years 2017 through 2021. Morgan Stanley also calculated a range of terminal values for Patheon by applying a perpetual growth rate ranging from 2.5% to 3.5% to the estimated unlevered free cash flows of Patheon after the year 2021. Morgan Stanley selected this perpetual growth rate range based on the application of Morgan Stanley’s professional judgment and experience. The estimated unlevered free cash flows and the range of terminal values were then discounted to present values as of May 12, 2017 using a range of discount rates from 7.7% to 8.9%, which range of discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect Patheon’s estimated weighted average cost of capital (“WACC”).

This analysis implied a range of present values of $31.00 to $42.00 per Share. In addition, Morgan Stanley performed a sensitivity analysis combining an 8.9% WACC with a 2.5% perpetuity growth rate and a 7.7% WACC with a 3.5% perpetuity growth rate, which implied present values of $28.00 and $47.50, respectively, per Share.

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which implies a value of a company based on publicly available financial terms of selected transactions. Morgan Stanley compared publicly available statistics for transactions involving businesses that Morgan Stanley judged to be similar in certain respects to Patheon’s business or aspects thereof based on Morgan Stanley’s professional judgment and experience, occurring between October 30, 2006 and May 12, 2017 (which was the last full trading day prior to the meeting of the Patheon Board to approve and adopt the Purchase Agreement and the transactions contemplated thereby, including the Offer). The following is a list of the transactions reviewed:

Date Announced	Acquiror	Target
December 20, 2016	Asahi Glass Co., Ltd.	CMC Biologics A/S
December 15, 2016	Lonza Group AG	Capsugel S.A.
November 28, 2016	Ardian	Unither Pharmaceuticals Inc.
June 1, 2016	Partners Group Holding AG	PCI Pharma Services
May 5, 2016	Albany Molecular Research, Inc.	Prime European Therapeuticals S.p.A.
September 30, 2014	Consort Medical plc	Aesica Holdco Limited
August 27, 2014	DPx Holdings B.V.	Gallus BioPharmaceuticals, LLC
July 28, 2014	Packaging Coordinators, Inc.	Penn Pharmaceutical Services Limited
November 19, 2013	JLL Partners, Inc. / Koninklijke DSM N.V.	Patheon Inc.
October 2, 2013	Nordic Capital / Avista Capital Partners	Acino Holding AG
September 6, 2013	Aenova Group GmbH	Haupt Pharma AG
July 29, 2013	RoundTable Healthcare Partners	Santa Cruz Nutritionals, Inc.
December 24, 2012	Mitsubishi Chemical Holdings Corporation	Qualicaps Co., Ltd.
October 29, 2012	Patheon Inc.	Banner Pharmacaps Inc.
August 6, 2012	BC Partners	Aenova Group GmbH
August 22, 2011	Catalent Pharma Solutions, Inc.	Clinical Trial Supplies business of Aptuit LLC
May 1, 2011	Alkermes, Inc.	Elan Drug Technologies, the drug formulation and manufacturing business unit of Elan Corporation, plc
April 4, 2011	KKR & Co LP	Capsugel S.A.
March 1, 2008	Jubilant Organosys Ltd.	DRAXIS Health Inc.
February 1, 2008	3i Group plc	Active Pharmaceutical Ingredients, a business unit of Alpharma Inc.
January 25, 2007	The Blackstone Group L.P.	Pharmaceutical Technologies and Services segment of Cardinal Health, Inc.
October 30, 2006	Lonza Group AG	Cambrex Corporation

For each transaction listed above, Morgan Stanley noted the ratio of the AV of the transaction to each of the target company’s EBITDA for the twelve-month period prior to the announcement date of the applicable transaction (“LTM EBITDA”, and the ratio of AV to LTM EBITDA, the “AV / LTM EBITDA Ratio”).

Based on its analysis of the relevant metrics for each of the comparable transactions and upon the application of its professional judgment, Morgan Stanley presented the results of the analysis for certain of the selected transactions, including (i) Lonza Group AG’s acquisition of Capsugel S.A.; (ii) JLL Partners, Inc.’s and Koninklijke DSM N.V.’s acquisition of Patheon; (iii) KKR & Co LP’s acquisition of Capsugel S.A.; and (iv) The Blackstone Group L.P.’s acquisition of the Pharmaceutical Technologies and Services segment of Cardinal Health, Inc. Morgan Stanley then selected representative ranges of the AV / LTM EBITDA Ratio multiples and applied these ranges of multiples to Patheon’s LTM EBITDA as of April 30, 2017.

Morgan Stanley then calculated a range of implied present values per Share as follows:

	Selected Representative Multiple Range	Implied Present Value Per Share
AV / LTM EBITDA Ratio	10.3x – 15.1x	$15.00 – $28.25

Precedent Premia. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the premia paid in 719 merger and acquisition transactions involving all cash consideration prior to March 31, 2017, with a publicly announced transaction value of $1 billion or more based on publicly available information. No specific numeric or other similar criteria were used to choose the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Based on its analysis of the relevant metrics and upon the application of its professional judgment, Morgan Stanley selected a representative range of premia paid of 20% to 40%. Morgan Stanley then applied the reference range of premia paid of 20% to 40% to the closing trading price for the Shares on May 12, 2017 of $26.00 per share. This analysis indicated a per share equity value reference range of $31.25 to $36.50.

Other Information

Historical Trading Range. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the historical trading range of Shares for the period between July 21, 2016, Patheon’s initial public offering, and May 12, 2017. Morgan Stanley observed that, as of May 12, 2017, the closing trading price of the Shares was $26.00 per share. Morgan Stanley further observed that the Offer Consideration of $35.00 offered by the Purchaser pursuant to the Purchase Agreement represents an approximately 35% premium to the closing trading price for the Shares on May 12, 2017 and an approximately 33% premium to the 30-day VWAP. The term VWAP refers to the “volume weighted average price” during a reference period, which is a measure of the average price of a share of stock over a given number of market trading days. VWAP is calculated as the aggregate dollar value of Shares traded during the given period over the total volume of Shares traded during such period.

Equity Research Analysts’ Price Targets. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed and analyzed the future public market trading price targets for the Shares prepared and published by ten equity research analysts as of May 12, 2017. These targets reflected each analyst’s estimate as of the date of publication of the future public market trading price of the Shares and were not discounted to reflect present values. The range of undiscounted analyst price targets for the Shares was $28.00 to $33.00.

General

In connection with the review of the Offer by the Patheon Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Patheon.

In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of Patheon. These include, among other things, the impact of competition on the business of Patheon and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Patheon and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Offer Consideration to be received by the holders of Shares, and in connection with the delivery of its opinion to the Patheon Board. These analyses do not purport to be appraisals or to reflect the prices at which Shares might actually trade.

The Offer Consideration was determined through arm’s-length negotiations between Patheon and Thermo Fisher and was approved by the Patheon Board. Morgan Stanley acted as financial advisor to the Patheon Board during these negotiations but did not, however, recommend any specific consideration to Patheon or the Patheon Board, nor opine that any specific consideration constituted the only appropriate consideration for the Offer. In addition, Morgan Stanley’s opinion did not address the relative merits of the Offer as compared to any other alternative business transactions, and Morgan Stanley’s opinion expressed no opinion or recommendation as to whether the shareholders of Patheon should tender their Shares into the Offer, or how to vote at the Extraordinary General Meeting.

Morgan Stanley’s opinion and its presentation to the Patheon Board was one of many factors taken into consideration by the Patheon Board in deciding to approve the execution, delivery and performance by Patheon of the Purchase Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Patheon Board with respect to the consideration pursuant to the Purchase Agreement or of whether the Patheon Board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The Patheon Board retained Morgan Stanley based on Morgan Stanley’s qualifications, experience and expertise and its familiarity with Patheon. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Thermo Fisher, Patheon or any other company, or any currency or commodity, that may be involved in the Offer, or any related derivative instrument.

Under the terms of its engagement letter dated May 8, 2017, Morgan Stanley provided Patheon financial advisory services and a financial opinion, described in this section and attached to this Proxy Statement as Annex B, in connection with the Offer, and Patheon has agreed to pay Morgan Stanley a fee of approximately $31 million for its financial advisory services, all of which is contingent upon the closing of the Offer, and a fee of $2 million for Morgan Stanley rendering a financial opinion to the Patheon Board, which is not contingent upon the closing of the Offer, but will be credited against the fee for financial advisory services if the Offer is consummated. Patheon has also agreed to reimburse Morgan Stanley for its reasonable and documented expenses incurred from time to time in connection with this engagement. In addition, Patheon has agreed to indemnify Morgan Stanley and its affiliates, its and their respective directors, officers, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, against any losses, claims, damages or liabilities, relating to, arising out of or in connection with Morgan Stanley’s engagement and to reimburse certain expenses relating to such indemnity.

In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for Thermo Fisher and Patheon and has received fees in connection with such services in the amounts of approximately $6 million and approximately $8 million, respectively. Morgan Stanley may also seek to provide financial advisory and financing services to Thermo Fisher and Patheon and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Certain Patheon Management Projections

Patheon does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance or results of operations due to the inherent unpredictability of the underlying assumptions and projections. However, as part of the due diligence review of Patheon by Thermo Fisher and Purchaser, Patheon’s management prepared a set of unaudited, long-range financial projections (the “Management Projections”) that were provided to Thermo Fisher and Purchaser. Patheon also provided the Management Projections to Morgan Stanley. Morgan Stanley relied on the Management Projections in performing its financial analysis summarized in this proxy statement and the Management Projections were the only financial projections with respect to Patheon used by Morgan Stanley in performing such financial analysis.

Summary of Management Projections

	Fiscal Year Ended October 31,
	2017E	2018E	2019E	2020E	2021E
	(USD in millions)
	(unaudited)
Revenues
Drug Product Services	1,185	1,234	1,296	1,374	1,456
Pharmaceutical Development Services	245	277	312	349	390
Drug Substance Services	580	659	747	834	930
Corporate	—	—	—	—	—
Total Revenues	2,010	2,170	2,355	2,557	2,776
	Fiscal Year Ended October 31,
	2017E	2018E	2019E	2020E	2021E
	(USD in millions)
	(unaudited)
Adjusted EBITDA
Drug Product Services	323	344	368	398	431
Pharmaceutical Development Services	86	103	120	136	152
Drug Substance Services	146	185	225	258	293
Corporate	(105)	(112)	(117)	(117)	(117)
Total Adjusted EBITDA*	450	519	596	676	759
*	Patheon evaluates the performance of its segments based on segment Adjusted EBITDA. Patheon’s Adjusted EBITDA is income (loss) from continuing operations before repositioning expenses (including certain product returns and inventory write-offs recorded in gross profit), interest expense, foreign exchange losses reclassified from other comprehensive income (loss), refinancing expenses, acquisition and integration costs (including certain product returns and inventory write-offs recorded in gross profit), gains and losses on sale of capital assets, Biologics earnout income and expense, income taxes, impairment charges, remediation costs, depreciation and amortization, stock-based compensation expense, consulting costs related to our operational initiatives, purchase accounting adjustments, acquisition-related litigation expenses and other income and expenses. Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
	Fiscal Year Ended October 31,
	2017E	2018E	2019E	2020E	2021E
	(USD in millions)
	(unaudited)
Unlevered Free Cash Flow Calculation
Adjusted EBITDA	450	519	596	676	759
(-) Patheon-Funded CapEx	(150)	(150)	(150)	(150)	(150)
(-) Cash Taxes	(39)	(47)	(57)	(69)	(83)
(-) Change in NWC	(58)	(45)	(40)	(38)	(38)
(-) Other	(20)	(9)	(14)	(19)	0
Unlevered FCF*	182	269	335	400	488
*	Excludes one-time items (e.g., repositioning, M&A)

Additional Information Concerning the Management Projections

The summary of the Management Projections is included in this proxy statement solely to give Patheon’s shareholders access to certain financial projections that were made available to the Patheon Board, Morgan Stanley, Thermo Fisher and Purchaser, and is not being included in this proxy statement to influence any shareholder’s decision whether to tender their Shares in the Offer or for any other purpose. The Management Projections were generated for Patheon’s internal use and the use of its advisors, and use in connection with exploring a potential transaction, and not developed with a view toward public disclosure, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles of the United States of America (“GAAP”). The Management Projections are forward-looking statements. All of the Management Projections summarized in this section were prepared by Patheon’s management.

No independent registered public accounting firm provided any assistance in the preparation or review of the Management Projections. Accordingly, no independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the Management Projections or expressed any opinion or given any other form of assurance with respect thereto, and they assume no responsibility for the information contained in the Management Projections. The report of Ernst & Young LLP included in the 2016 Annual Report relates solely to the historical financial information of Patheon. Such report does not extend to the Management Projections and should not be read to do so.

By including the Management Projections in this proxy statement, none of Thermo Fisher, Patheon nor any of their representatives has made or makes any representation to any person regarding the information included in the Management Projections or the ultimate performance of Patheon, Thermo Fisher or Purchaser or any of their affiliates compared to the information contained in the Management Projections. Patheon has made no representation to Thermo Fisher or Purchaser, in the Purchase Agreement or otherwise, concerning the Management Projections.

The assumptions and estimates underlying the Management Projections, all of which are difficult to predict and many of which are beyond the control of Patheon, may not be realized. There can be no assurance that the underlying assumptions will prove to be accurate or that the forecasted results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Management Projections, whether or not the Offer and the related transactions are completed. None of Thermo Fisher, Patheon nor any of their affiliates assumes any responsibility to holders of Shares for the accuracy of this information.

In particular, the Management Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain. Because the Management Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year and are unlikely to anticipate each circumstance that will have an effect on the commercial value of Patheon’s products and services. Important factors that may affect actual results and results in the Management Projections not being achieved include, but are not limited to, changes in Patheon’s growth strategies and in its future prospects, business development, results of operations and financial condition, changes to the Contract Development and Manufacturing Organization (“CDMO”) industry, competition from local and international companies, the adoption of new, or changes to existing, laws and regulations, relationships with and revenue from customers, the status of or changes to Patheon’s relationships with other partners and other risk factors described in Patheon’s SEC filings, including the 2016 Annual Report. The Management Projections also reflect assumptions as to certain business decisions that are subject to change. Modeling and forecasting the future in the CDMO industry, in particular, is a highly speculative endeavor.

The Management Projections were developed for Patheon on a stand-alone basis without giving effect to the Offer and the related transactions, and therefore the Management Projections do not give effect to the Offer, the related transactions or any changes to Patheon’s operations or strategy that may be implemented after the consummation of the Offer and the related transactions, including cost synergies realized as a result of the Offer and the related transactions, any costs incurred in connection with the Offer and the related transactions or any effects of the pendency of the Offer.

The Management Projections summarized in this section were prepared during the periods described above and have not been updated to reflect any changes after the date they were prepared. Patheon undertakes no obligation, except as required by law, to update or otherwise revise the Management Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to not be appropriate, or to reflect changes in general economic or industry conditions.

Patheon does not provide a reconciliation of forward-looking non-GAAP financial measures to its comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, Patheon does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on Patheon’s future hiring and retention needs, as well as the future fair market value of the Shares, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, Patheon does not believe that a GAAP reconciliation to forward-looking non-GAAP financial measures would provide meaningful supplemental information about Patheon’s outlook.

In light of the foregoing factors and the uncertainties inherent in the Management Projections, readers of this proxy statement are cautioned not to place undue, if any, reliance on the Management Projections.

Purchase Agreement

The following summary of certain provisions of the Purchase Agreement, and all other provisions of the Purchase Agreement discussed herein, are qualified by reference to the Purchase Agreement itself, which is attached as Annex A and is incorporated herein by reference. Shareholders and other interested parties should read the Purchase Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Purchase Agreement.

This summary of the Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual disclosures about Thermo Fisher, Purchaser, Patheon, or their respective affiliates. The Purchase Agreement contains representations, warranties, agreements, and covenants that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations, warranties, agreements, and covenants are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure letter delivered by Patheon to Purchaser in connection with the Purchase Agreement (the “Company Letter”). The representations, warranties, agreements, and covenants in the Purchase Agreement were made for the purpose of allocating contractual risk between the parties thereto and governing contractual rights and relationships between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of Thermo Fisher or Patheon. In reviewing the representations, warranties, agreements and covenants contained in the Purchase Agreement or any descriptions thereof in this proxy statement, it is important to bear in mind that such representations, warranties, agreements, and covenants or any descriptions thereof were not intended by the parties to the Purchase Agreement to be characterizations of the actual state of facts or conditions of Thermo Fisher, Purchaser, Patheon, or their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties, agreements, and covenants may have changed since the date of the Purchase Agreement and may change after the date hereof, and such subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, such representations, warranties, agreements and covenants or descriptions thereof should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements, and filings that Thermo Fisher and Patheon publicly file. Please see the section of this proxy statement captioned “Where You Can Find More Information,” beginning on page 106.

Representations and Warranties

In the Purchase Agreement, Patheon has made customary representations and warranties to Thermo Fisher and Purchaser that are subject to specified exemptions and qualifications contained in the Purchase Agreement and the Company Letter and to certain disclosures in Patheon’s SEC filings publicly available at least two business days prior to the date of the Purchase Agreement, including representations relating to, among other things: its organization, valid existence, and standing under the laws of the jurisdiction in which its business is being conducted and its articles of association and bylaws; its corporate power and authority relative to the Purchase Agreement and the transactions contemplated by the Purchase Agreement; required governmental authorizations or filings or other consents and approvals, and no violations of organizational documents; its capitalization; its subsidiaries; public SEC filings and financial statements; internal controls and procedures over disclosures and financial reporting; compliance of disclosure documents; the absence of certain changes or events; the absence of undisclosed liabilities; compliance with laws, including sanctions and anti-corruption laws and healthcare laws and other regulatory matters; absence of litigation; real property; intellectual property matters; tax matters; employee benefit plan matters; employee and labor matters; environmental matters; material contracts; financial advisor fees; the opinion of Patheon’s financial advisor with respect to the fairness of the Offer Consideration; insurance; anti-takeover measures; the accuracy of information supplied for purposes of the Offer documents, the Schedule 14D-9 and the proxy statement; related-party transactions; and Exchange Act rule 14d-10 matters. The representations and warranties in the Purchase Agreement made by Patheon are, in certain cases, modified by “knowledge,” “materiality” and “Company Material Adverse Effect” qualifiers. For purposes of the Purchase Agreement, with respect to Patheon, “knowledge” means the actual knowledge of certain employees of Patheon, after reasonable inquiry. For purposes of the Purchase Agreement, “Company Material Adverse Effect” means any fact, change, event, development, occurrence, or effect (each, an “Effect”) that, individually or in the aggregate, (i) materially adversely affects, or would reasonably be expected to materially and adversely affect, the business, assets, results of operations, or financial condition of Patheon and its subsidiaries, taken as a whole, or (ii) prevents or materially impairs the ability of Patheon to consummate the transactions contemplated by the Purchase Agreement. Clause (i) of the definition of Company Material Adverse Effect excludes Effects relating to or arising from:

(A)	general economic conditions (or changes in such conditions) in the United States, The Netherlands or any other country or region in the world in which Patheon or its subsidiaries conduct business, including any adverse development regarding the European Union, one or more of its member states (including one or more member states leaving or being forced to leave the European Union) and the Eurozone (including one or more member states leaving or being forced to leave the Eurozone), or conditions in the global economy in general;
(B)	changes in any financial, debt, credit, capital, banking or securities markets or conditions;
(C)	changes in interest, currency or exchange rates or in the price of any commodity, security or market index;
(D)	changes after the date of the Purchase Agreement (i) in applicable law (or the enforcement or interpretation thereof), (ii) in GAAP or other applicable accounting standards, including Dutch generally accepted accounting principles (or the interpretation thereof), or (iii) in stock exchange rules or listing standards (or the enforcement or interpretation thereof);
(E)	changes in the industries in which Patheon or its subsidiaries operate;
(F)	any change in the market price, trading volume or ratings of any securities or indebtedness of Patheon or any of its subsidiaries, any change or prospective change of the ratings or the ratings outlook for Patheon or any of its subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, or the change in, or failure of Patheon to meet, or the publication of any report regarding, any internal or public projections, forecasts, guidance, budgets, predictions or estimates of or relating to Patheon or any of its subsidiaries (it being understood that the underlying facts and circumstances giving rise to any such change or failure may, if not otherwise excluded, be deemed to constitute and be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur);
(G)	the continuation, occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war;

(H)	the execution and delivery of the Purchase Agreement or the announcement or pendency of the transactions contemplated by the Purchase Agreement(including by reason of the identity of Purchaser), including the impact thereof on the relationships, contractual or otherwise, of Patheon and its subsidiaries with employees, customers, landlords, suppliers, or partners (including the termination, suspension or modification of any such relationships), provided that this exception does not apply for purposes of Patheon’s representations regarding non-contravention;
(I)	the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity;
(J)	any action brought or threatened by shareholders of Patheon (whether on behalf of Patheon or otherwise) asserting allegations of breach of fiduciary duty relating to the Purchase Agreement or violations of securities laws in connection with Patheon’s public filings in connection with the transactions contemplated by the Purchase Agreement;
(K)	any action expressly required to be taken pursuant to the Purchase Agreement, or any action taken at the express written direction of Thermo Fisher or Purchaser; and
(L)	any item or matter to the extent disclosed in the Company Letter; provided, that with respect to subclauses (A), (B), (C), (D), (E), (G) and (I), if such Effect disproportionately affects Patheon and its subsidiaries, taken as a whole, compared to other similarly situated companies, then, to the extent not otherwise excluded, only such incremental disproportionate impact or impacts will be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

In the Purchase Agreement, Thermo Fisher and Purchaser have also made customary representations and warranties to Patheon that are subject to specified exemptions and qualifications contained in the Purchase Agreement. Purchaser’s representations and warranties are, in certain cases, modified by “knowledge,” “materiality,” and “Parent Material Adverse Effect.” For purposes of the Purchase Agreement, “Parent Material Adverse Effect” means an Effect that prevents or materially impairs the ability of Thermo Fisher or Purchaser to consummate the transactions contemplated by the Purchase Agreement.

Purchaser’s representations and warranties include representations relating to, among other things: organization, valid existence and standing of Thermo Fisher and Purchaser; corporate power and authority relative to the Purchase Agreement and the transactions contemplated by the Purchase Agreement; required governmental authorizations or filings or other consents and approvals; no violations of organizational documents; accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9; availability of sufficient funds to satisfy Purchaser’s obligations under the Purchase Agreement; lack of ownership of Shares by Thermo Fisher, Purchaser or their subsidiaries; absence of litigation; absence of certain agreements with Patheon shareholders; and financial advisor fees.

None of the representations and warranties contained in the Purchase Agreement will survive the Acceptance Time.

Conduct of Patheon Pending the Offer Closing

From the date of the Purchase Agreement until the Offer Closing or the earlier termination of the Purchase Agreement in accordance with its terms, except as (a) expressly required or expressly contemplated by the Purchase Agreement, (b) set forth in the relevant section of the confidential disclosure letter delivered by Patheon to Purchaser in connection with the Purchase Agreement (the “Company Letter”), (c) required by applicable law, or (d) consented to in writing by Purchaser, in advance (such consent not to be unreasonably withheld, conditioned, or delayed), Patheon has agreed to, and to cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice and (ii) use its commercially reasonable efforts to preserve intact its business organization and material business relationships with manufacturers, suppliers, vendors, distributors, governmental authorities, customers, licensors, licensees and other third parties with which it has material business relationships and keep available the services of its present officers and employees; provided that neither Patheon nor any of its affiliates will be required to pay any compensation beyond compensation paid in the ordinary course of business to retain such officers and employees. From the date of the Purchase Agreement until the Offer Closing or the earlier termination of the Purchase Agreement in accordance with its terms, except as (w) expressly required or expressly contemplated by the Purchase Agreement, (x) set forth in the relevant section of the Company Letter, (y) required by applicable law, or (z) consented to in advance by Thermo Fisher in writing (such consent not to be unreasonably withheld, conditioned or delayed), Patheon will not, and will cause its subsidiaries not to:

1.	amend, adopt any amendment or otherwise change (whether by merger, consolidation or otherwise) any of the articles of association (statuten), bylaws (reglementen), or equivalent organizational documents of Patheon and its subsidiaries;
2.	(A) split, combine, subdivide, exchange, or reclassify any shares in its share capital or other equity interests, (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its shares or other equity interests or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares in its share capital or other equity interests, except for dividends or distributions paid by any of its wholly owned subsidiaries to Patheon or Patheon’s other wholly owned subsidiaries, (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of Patheon or its subsidiaries, except as required by the terms of any Patheon equity plan, (D) enter into any contract with respect to the voting or registration of its share capital or any other securities of Patheon or its subsidiaries or (E) other than offers and sales pursuant to Form S-8 that are otherwise permitted under the Purchase Agreement, register the offer or sale of any class of debt or equity securities pursuant to the United States Securities Act of 1933 or otherwise subject any class of debt or equity securities to the periodic reporting requirements of the Exchange Act;
3.	except as expressly permitted by item 9 below, (A) issue, pledge, dispose, grant, transfer, encumber (or otherwise cause to be subject to a lien), deliver, or sell any shares of any securities of Patheon or any of its subsidiaries, or authorize any of the foregoing, other than the issuance of any Shares upon the exercise of Patheon Options or the settlement of Patheon PSUs and Patheon RSUs that are outstanding on the date of the Purchase Agreement, in accordance with the terms of such Patheon Options, Patheon PSUs and Patheon RSUs as of the date of the Purchase Agreement (provided that, in the event that Patheon is required to make a performance determination prior to the Offer Closing, the determination will be made in the ordinary course of business consistent with past practice), or (B) adjust or amend the rights of, or any term of, any security of Patheon (including Patheon equity awards) or any of its subsidiaries;
4.	(A) acquire (whether by merger or consolidation, acquisition of stock or other securities or assets, or by formation of a joint venture or otherwise) any other person or business or any assets (other than ordinary course purchases from vendors) or properties of any other person or (B) make any investment in any other person by purchase of stock or securities, contributions to capital or property transfers, except in each case for (I) acquisitions from wholly owned subsidiaries of Patheon, (II) the purchase of equipment, supplies and inventory in the ordinary course of business consistent with past practice, (III) inbound licenses of intellectual property rights in the ordinary course of business consistent with past practice and (IV) acquisitions of assets (other than ordinary course purchases from vendors) as to which the aggregate consideration for all such acquisitions does not exceed $100 million in the aggregate;
5.	sell, lease, license, transfer, divest, allow to lapse, dispose of (whether by merger or consolidation, sale of stock or other securities or assets, or by formation of a joint venture or otherwise), or otherwise mortgage, encumber or subject to any lien (other than certain permitted liens), to any person (including any subsidiary of Patheon) in a single transaction or series of related transactions any of its assets, securities, properties, interests, or businesses, including the capital stock of Patheon subsidiaries, except (A) in the ordinary course of business consistent with past practice, (B) disposition of immaterial equipment and immaterial property no longer required in the operation of the business, and (C) sales or dispositions as to which the aggregate consideration for all such sales or dispositions does not exceed $10 million in the aggregate;
6.	enter into, amend, renew, extend, modify, terminate, or waive any rights under, in any material respect, any real property lease of Patheon or any of its subsidiaries (except for renewals and extensions in the ordinary course of business), any contract between Patheon or its subsidiaries on the one hand, and Patheon’s affiliates, directors or executive officers or the Majority Shareholders or any of their affiliates, on the other hand or, except for any extension or renewal in the ordinary course of business, certain material contracts;

7.	except for loans to employees made in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other person, other than loans, advances or capital contributions among Patheon and any of its wholly owned subsidiaries and capital contributions to or investments in its wholly owned subsidiaries, in each case in the ordinary course of business consistent with past practice;
8.	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof (directly, contingently or otherwise), other than (A) indebtedness incurred between Patheon and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or guarantees by Patheon of indebtedness of any wholly owned subsidiary of Patheon, in each case in the ordinary course of business consistent with past practice and (B) indebtedness pursuant to Patheon’s existing credit agreement, in an amount not to exceed the amount of such indebtedness outstanding at execution of the Purchase Agreement plus (I) $15 million and (II) $35 million to finance permitted acquisitions;
9.	except as required by the terms of a Patheon benefit plan (as in existence on the date of the Purchase Agreement), (A) increase the compensation or benefits of any current, former or future Patheon service provider, (B) grant any equity (or equity-based) award to any current, former or future Patheon service provider, (C) grant any rights to severance, termination pay, retention or change in control benefit or agreement to any current, former or future Patheon service provider or increase the amount of such compensation or benefits, (D) pay or award any bonus or incentive compensation (including any discretionary cash payments) to any current, former or future company service provider, (E) establish, adopt, enter into, amend or terminate any Patheon benefit plan (or any plan, program or arrangement that would be a benefit plan were it in existence on the date of the Purchase Agreement) or labor agreement (or agreement that would be a labor agreement if in effect on the date of the Purchase Agreement), (F) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Patheon benefit plan, (G) other than in the ordinary course of business, change any actuarial or other assumptions used to calculate funding obligations with respect to any Patheon benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (H) amend or waive any performance or vesting criteria or accelerate the payment or vesting of any payment, equity or other incentive award or benefit provided or to be provided to any current, former or future Patheon service provider or otherwise pay any amounts or provide any benefits (including the forgiveness of indebtedness of any loan) not due such individual, (I) loan or advance any money or other property to any current, former or future Patheon service provider, (J) hire or terminate the employment of any Patheon service provider (other than a termination for “cause”), other than in the ordinary course of business consistent with past practice for Patheon service providers with an annual base salary or annual base compensation of less than $200,000 or (K) promote any employee to a position with an annual base salary or annual base compensation of $200,000 or more;
10.	make or authorize any capital expenditures, except as consistent in all material respects with (A) Patheon’s current capital expenditure plan or (B) any other subsequent annual capital budget that (I) is prepared in the ordinary course of business by Patheon and approved by the Patheon Board and (II) provides for total capital expenditures that do not exceed, in the aggregate, 110% of those set forth in the capital expenditure plan referred to in clause (A);
11.	(A) cancel any material indebtedness; (B) waive, release, grant, or transfer any material claim or right of material value or consent to the termination of any material claim or right of material value; or (C) commence any legal action, except in connection with a breach of the Purchase Agreement or any other agreements contemplated by the Purchase Agreement or otherwise related to the transactions contemplated by the Purchase Agreement;
12.	pay, discharge, compromise, settle or satisfy any liability or legal action (other than any legal action relating to the Purchase Agreement or any other agreements contemplated by the Purchase Agreement or otherwise related to the transactions contemplated by the Purchase Agreement) against Patheon or any of its subsidiaries or any of their respective directors or officers, other than (A) liabilities or legal actions relating to taxes that are separately addressed in item 16 below, (B) the payment, discharge, settlement, or satisfaction of claims or liabilities (I) fully covered by insurance, (II) up to the amounts reflected in or reserved against in Patheon’s balance sheet as of October 31, 2016 (or the notes thereto) or (III) related to costs and expenses incurred by Patheon in connection with the transactions contemplated by the Purchase

Agreement, or (C) subject to certain exceptions, where the amount paid or to be paid by Patheon and its subsidiaries does not exceed $1,000,000 individually or $7,500,000 in the aggregate (in each case, net of insurance proceeds, indemnity, contribution or similar payments received or to be received by Patheon or any of its subsidiaries in respect thereof), in each case, only without the imposition of any material restrictions on the business or operations of Patheon or any of its subsidiaries or the imposition of equitable relief on, or the admission of wrongdoing by, Patheon or any of its subsidiaries or any of their respective officers or directors;

13.	convene any general or special meeting of the shareholders of Patheon other than the Extraordinary General Meeting or as otherwise permitted by the Purchase Agreement (unless Patheon determines in good faith, after consultation with its outside legal counsel, that such a meeting is required by applicable law);
14.	write up, write down, or write off the book value of any assets, except (A) for depreciation and amortization in accordance with GAAP consistently applied, (B) as otherwise required under GAAP (including to increase any reserves for contingent liabilities), or (C) in the ordinary course of business consistent with past practice in accordance with GAAP;
15.	change Patheon’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;
16.	(A) change any material method of tax accounting; (B) settle or compromise any audit or other proceeding relating to a material amount of tax; (C) make or change any material tax election or file any material amended tax return; (D) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes; (E) enter into any closing agreement with respect to any material amount of tax or surrender any right to claim any material tax refund (in the case of (A), (C) and (D), other than in the ordinary course of business consistent with past practice);
17.	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, or other reorganization of Patheon or any of its subsidiaries (other than wholly owned subsidiaries or the Liquidation following completion of the Asset Sale);
18.	enter into a new line of business outside of the business of Patheon and its subsidiaries, conducted as of the date of the Purchase Agreement; or
19.	agree, resolve, or commit to do any of the foregoing.

No Solicitation

Patheon has agreed (a) not to, (b) to cause its subsidiaries and its and their respective directors and officers not to, (c) to use, and to cause its subsidiaries to use, their reasonable best efforts to cause their respective representatives not to, and (d) not to publicly announce any intention to, directly or indirectly:

•	solicit, initiate, or knowingly take any action to facilitate or knowingly encourage (including by providing information, cooperation or assistance) any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Acquisition Proposal (as defined below);
•	other than to disclose their non-solicitation obligations, enter into, continue, or otherwise participate in any discussions or negotiations, or otherwise knowingly cooperate in any way with any third party, regarding any Alternative Acquisition Proposal; or
•	authorize, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other contract (whether or not binding) with respect to an Alternative Acquisition Proposal.

Patheon has also agreed that it will, and will cause each of its subsidiaries and its and their respective directors and officers to, and will use their reasonable best efforts to cause each of the representatives of Patheon and its subsidiaries to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any person conducted prior to the date of the Purchase Agreement with respect to any Alternative Acquisition Proposal, and has agreed not to modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which Patheon or any of its subsidiaries is a party relating to any such Alternative Acquisition Proposal and has agreed to enforce the provisions of any such agreement. Patheon, however, will be permitted to release or waive any such standstill obligations solely to the extent necessary to permit the party referenced therein to submit an unsolicited bona fide written Alternative Acquisition Proposal to the Patheon Board on a confidential basis conditioned upon such party agreeing that Patheon will not be prohibited from providing any information to Thermo Fisher and Purchaser regarding any such Alternative Acquisition Proposal in accordance with the terms of the Purchase Agreement.

Prior to the Acceptance Time, if Patheon receives an unsolicited bona fide written Alternative Acquisition Proposal, Patheon may take the following actions upon giving notice to Thermo Fisher (but only if (a) the Patheon Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Patheon directors’ fiduciary duties under the laws of The Netherlands and (b) (i) the Patheon Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Alternative Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below) and (ii) the submission of such Alternative Acquisition Proposal did not result from or arise in connection with a breach of its non-solicitation obligations):

•	furnish non-public information with respect to Patheon and its subsidiaries to the person or group making such Alternative Acquisition Proposal, provided that,
•	prior to furnishing any such non-public information, it receives from such person or group an executed confidentiality agreement containing terms at least as restrictive to such person or group as the terms contained in the existing confidentiality agreement between Thermo Fisher and Patheon are to Thermo Fisher or Purchaser, and which may not contain any exclusivity provision or other term that would restrict, in any manner, Patheon’s ability to consummate the transactions contemplated by the Purchase Agreement or to comply with its disclosure obligations to Thermo Fisher and Purchaser pursuant to the Purchase Agreement, and
•	prior to or contemporaneously with furnishing any such non-public information to such person or group, it furnishes such non-public information to Thermo Fisher or Purchaser, to the extent it has not previously done so; and
•	engage in discussions or negotiations with such person or group with respect to such Alternative Acquisition Proposal.

Patheon is required to provide Purchaser and Thermo Fisher as promptly as practicable (and in any event within 24 hours) after receipt of any Alternative Acquisition Proposal or any request for non-public information or any inquiry that would reasonably be expected to lead to any Alternative Acquisition Proposal, with written notice of the material terms and conditions of such Alternative Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Alternative Acquisition Proposal, request or inquiry, if not previously provided pursuant to its non-solicitation obligations. Commencing upon the provision of any notice referred to above and continuing until such Alternative Acquisition Proposal, request or inquiry is withdrawn, (a) Patheon (or its outside legal counsel) will keep Thermo Fisher and Purchaser (or their outside counsel) informed on a reasonably current basis regarding the status and material terms (including changes thereto) of discussions and negotiations relating to any such Alternative Acquisition Proposal, request or inquiry (and within 24 hours after any changes to the material terms thereof) and (b) Patheon will, as promptly as practicable (and in any event within 24 hours following the receipt or delivery thereof), provide Thermo Fisher and Purchaser (or their outside legal counsel) with unredacted copies of all written materials, proposals or proposed transaction agreements (including all schedules and exhibits thereto) relating to any such Alternative Acquisition Proposal.

For the purposes of the Purchase Agreement, an “Alternative Acquisition Proposal” means any inquiry, proposal, indication of interest, or offer from any third party (other than Thermo Fisher and its subsidiaries and affiliates) relating to, or that would reasonably be expected to lead to, any of the following transactions:

•	a transaction or series of transactions pursuant to which any third-party acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding Shares or other equity securities of Patheon (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% of the voting power of Patheon, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange, or other transaction involving Patheon or any of its subsidiaries;

•	any transaction or series of transactions pursuant to which any third party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Patheon subsidiaries and any entity surviving any merger or combination including any of them) of Patheon or its subsidiaries representing more than 20% of the revenues, net income, or assets (in each case, on a consolidated basis) of Patheon and its subsidiaries, taken as a whole; or
•	any disposition of assets representing more than 20% of the revenues, net income or assets (in each case, on a consolidated basis) of Patheon and its subsidiaries, taken as a whole.

For the purposes of the Purchase Agreement, a “Superior Proposal” means a bona fide unsolicited written Alternative Acquisition Proposal that is binding (subject only to the valid termination of the Purchase Agreement) and that did not result from a breach of Patheon’s non-solicitation obligations (where such breach proximately caused such Superior Proposal being received by Patheon) and that the Patheon Board has determined in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, regulatory, financing, certainty, timing, and other relevant aspects of the proposal, and the person making the proposal (and taking into account any amendment or modification to the Purchase Agreement proposed by Thermo Fisher):

•	is more favorable to Patheon and its shareholders, employees and other stakeholders than the transactions contemplated by the Purchase Agreement;
•	is reasonably likely to be consummated; and
•	to the extent third party financing is required, such financing is then fully committed with available funds certain evidenced by financial commitments from a financial institution of internationally recognized reputation.

For purposes of the definition of “Superior Proposal,” each reference in the definition of “Alternative Acquisition Proposal” to “20%” will be deemed to be a reference to “50%.”

Patheon has agreed that neither the Patheon Board, nor any committee of the Patheon Board, will directly or indirectly:

(a)	withhold, withdraw, qualify, amend or modify in a manner adverse to Thermo Fisher or Purchaser, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Thermo Fisher or Purchaser, the Patheon Board Recommendation or fail to make, or include in the applicable Patheon disclosure documents, the Patheon Board Recommendation or the approval, adoption, recommendation, or declaration of advisability by the Patheon Board or any committee thereof, of the Purchase Agreement, of the Offer or any of the other transactions contemplated by the Purchase Agreement, or make any public statement inconsistent with the Patheon Board Recommendation;
(b)	recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Acquisition Proposal;
(c)	publicly make any recommendation in connection with an Alternative Acquisition Proposal other than a recommendation against such proposal;
(d)	fail to publicly, definitively and without qualification recommend against any Alternative Acquisition Proposal or fail to reaffirm the Patheon Board Recommendation, in either case within 10 business days after such Alternative Acquisition Proposal is made public or after any reasonable, written request by Thermo Fisher to do so (or, if earlier, by the third business day prior to the then-scheduled Expiration Time or the Extraordinary General Meeting or any subsequent extraordinary general meeting, as applicable); or
(e)	publicly propose to do any of the foregoing;

(any action described in clauses (a) through (e) above, an “Adverse Recommendation Change”).

In addition, Patheon has agreed that neither the Patheon Board, nor any committee of the Patheon Board, will directly or indirectly, approve or recommend, or publicly propose to approve or recommend, or allow Patheon or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract (other than a confidentiality agreement pursuant to the non-solicitation covenant) (a) relating to any Alternative Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Alternative Acquisition Proposal or (b) requiring it (or that would require it) to abandon, terminate, or fail to consummate the transactions contemplated by the Purchase Agreement (an “Alternative Acquisition Agreement”).

Solely in response to a Superior Proposal received by the Patheon Board after the date of the Purchase Agreement, the Patheon Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change, validly terminate the Purchase Agreement in accordance with its terms to enter into a definitive agreement with respect to such Superior Proposal, or authorize, resolve, agree, or publicly propose to take any such action, only if all of the following conditions are met:

(a)	Patheon has not breached any of its obligations under the no solicitation covenant (where such breach proximately caused such Superior Proposal being received by Patheon);
(b)	Subject to clause (c) below, the Patheon Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect an Adverse Recommendation Change and/or terminate the Purchase Agreement in accordance with its terms, as applicable, would be inconsistent with the Patheon directors’ fiduciary duties under the laws of The Netherlands and Patheon has:
•	provided Thermo Fisher and Purchaser four business days’ prior written notice, which states expressly:
•	that Patheon has received a Superior Proposal, and
•	the material terms and conditions of the Superior Proposal (including the consideration offered therein and the identity of the person or group making the Superior Proposal), and
•	that, subject to clause (c) below, the Patheon Board has determined to effect an Adverse Recommendation Change and/or terminate the Purchase Agreement in accordance with its terms, as applicable; and
•	contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other written materials, proposals, agreements or documents related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal will require a new notice and a new two business day period); and
•	prior to making such an Adverse Recommendation Change or terminating the Purchase Agreement in accordance with its terms, as applicable, to the extent requested in writing by Thermo Fisher and Purchaser, engaged in good faith negotiations with Thermo Fisher and Purchaser during such four or two business day period, as applicable, to amend the Purchase Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; and
(c)	no earlier than the end of the four or two business day period, as applicable, the Patheon Board has determined, in good faith, after consultation with its outside legal counsel and financial advisors, that, in light of such Superior Proposal and taking into account any revised terms proposed by Thermo Fisher and Purchaser, such Superior Proposal continues to constitute a Superior Proposal and that the failure to effect an Adverse Recommendation Change and/or terminate the Purchase Agreement in accordance with its terms would continue to be inconsistent with the Patheon directors’ fiduciary duties under the laws of The Netherlands.

In addition, the Patheon Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change or authorize, resolve, agree or publicly propose to take any such action upon the occurrence of an Intervening Event (as defined below) only if all of the following conditions are met:

(a)	Patheon has:
•	provided Thermo Fisher and Purchaser four business days’ prior written notice, which:
•	sets forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change; and
•	states expressly that, subject to clause (b) below, the Patheon Board has determined to effect an Adverse Recommendation Change and the Patheon Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect an Adverse Recommendation Change would be inconsistent with the Patheon directors’ fiduciary duties under the laws of The Netherlands; and
•	prior to making such an Adverse Recommendation Change, to the extent requested by Thermo Fisher and Purchaser, engaged in good faith negotiations with Thermo Fisher and Purchaser during such four business day period to amend the Purchase Agreement in response to the Intervening Event in such a manner that the failure of the Patheon Board to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (b) below would no longer be inconsistent with the Patheon directors’ fiduciary duties under the laws of The Netherlands; and
(b)	no earlier than the end of the four business-day period, the Patheon Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that in light of such Intervening Event and taking into account any revised terms proposed by Thermo Fisher and Purchaser, the failure to effect an Adverse Recommendation Change would continue to be inconsistent with the Patheon directors’ fiduciary duties under the laws of The Netherlands (and any material change to the circumstances giving rise to the Intervening Event that was previously the subject of a notice will require a new notice to Thermo Fisher, provided, that with respect to each such material change, the notice period will be two business days instead of four).

For purposes of the Purchase Agreement, the term “Intervening Event” means an event, development or change in circumstances occurring or arising after the date of the Purchase Agreement and prior to the Expiration Time, that was not known to, or reasonably foreseeable by, the Patheon Board as of the date of the Purchase Agreement, that has not arisen as a proximate result of any actions taken by Patheon in breach of the Purchase Agreement, which causes the Patheon Board to determine in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make an Adverse Recommendation Change would be inconsistent with the Patheon directors’ fiduciary duties under the laws of The Netherlands, provided that in no event will (i) the receipt, existence, or terms of an Alternative Acquisition Proposal, or any matter relating thereto or consequence thereof or (ii) any change in the market price or trading volume of the Shares or the fact that Patheon meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying causes of such change or fact shall not be excluded by this clause (ii)), constitute an Intervening Event.

Unless the Purchase Agreement is terminated pursuant to its terms, neither Patheon nor the Patheon Board (or any committee thereof) shall take any action to make the provisions of any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar law inapplicable to any transactions contemplated by an Alternative Acquisition Proposal.

The Purchase Agreement does not prohibit Patheon or the Patheon Board from taking and disclosing to Patheon shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer). However, any such disclosure will be deemed an Adverse Recommendation Change unless the Patheon Board expressly publicly, definitively and without qualification reaffirms its recommendation.

Financing Cooperation

Patheon has agreed to, and to cause its subsidiaries to, reasonably cooperate in connection with the arrangement of financing for the transactions contemplated by the Purchase Agreement as may be reasonably requested by Thermo Fisher, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Patheon or its subsidiaries.

Each of Thermo Fisher and Purchaser have agreed to use reasonable best efforts to obtain financing in an amount sufficient, together with any other sources available to Thermo Fisher and Purchaser, to provide Purchaser funds sufficient to consummate the transactions contemplated by the Purchase Agreement and to pay the related fees and expenses on the Offer Closing. The obtaining of any financing is not a condition to the Offer Closing. If financing has not been obtained, Thermo Fisher and Purchaser will continue to be obligated, prior to any valid termination of the Purchase Agreement, and subject to the fulfillment or waiver of the conditions of the Offer, to complete the Offer and consummate the transactions contemplated by the Purchase Agreement.

Further Action; Efforts

Purchaser and Patheon have each agreed to, and Purchaser has agreed to cause Thermo Fisher to, execute and deliver all deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the transactions contemplated by the Purchase Agreement and to carry out the purposes and intent of the Purchase Agreement.

Employees and Employee Benefits

For a period beginning on the date of the Offer Closing and ending on the first anniversary of such date, each employee of Patheon or its subsidiaries who remains employed by Thermo Fisher, Purchaser or any of their affiliates (each, a “Continuing Employee”) will receive from Thermo Fisher or Purchaser (or their applicable affiliate) at least the same base salary and the same target annual bonus opportunity that was provided to such Continuing Employee immediately prior to the Offer Closing, long-term incentive opportunities that are substantially as favorable in the aggregate as the long-term incentive opportunities provided to similarly situated employees of Thermo Fisher, Purchaser or their affiliates and other compensation and employee benefits (excluding base salary, target annual bonus opportunity, long-term incentive opportunities and severance) that are substantially as favorable in the aggregate as the compensation and benefits provided to similarly situated employees of Thermo Fisher, Purchaser or their affiliates.

Any Continuing Employee who incurs a termination of employment during the period beginning on the date of the Offer Closing and ending on the first anniversary of such date will be entitled to receive the severance payments and benefits that such Continuing Employee would have been entitled to receive from Patheon and its affiliates under Patheon’s written severance plans and policies as in effect immediately prior to the Offer Closing and made available to Thermo Fisher and Purchaser. Purchaser and Thermo Fisher will cause Patheon and its subsidiaries to honor the terms of all labor agreements to which Patheon or its subsidiaries are bound.

Each Continuing Employee will be credited with his or her years of service for purposes of eligibility, vesting and determination of level of benefits under the employee benefit plans of Thermo Fisher, Purchaser or their applicable affiliates (excluding any defined benefit plans, retiree medical plans, frozen or grandfathered benefit plans or benefit plans under which similarly situated employees of Thermo Fisher and its affiliates do not receive any service credit) that such Continuing Employees may be eligible to participate in after the Offer Closing, to the same extent as such service was credited for purposes of any comparable Patheon benefit plan in which the Continuing Employees participated or were eligible to participate immediately prior to the date of the Offer Closing, to the extent that there is no duplication of benefits. In addition, Thermo Fisher and Purchaser will use commercially reasonable efforts to waive all limitations as to any preexisting condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such Continuing Employee may be eligible to participate in after the Offer Closing and credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under a benefit plan of Patheon during the plan year that includes the Offer Closing for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Thermo Fisher, Purchaser or any of their affiliates.

Compensation Arrangements

Prior to the Offer Closing, Patheon will take all steps that may be required, necessary or advisable to cause each (i) employment compensation arrangement that has been or after the date of the Purchase Agreement will be entered into by Patheon or any of its subsidiaries with any current or former Patheon service provider, (ii) treatment of Patheon Options, Patheon PSUs and Patheon RSUs in accordance with the terms set forth in the Purchase Agreement and (iii) certain obligations related to director and officer liability and Patheon employees under the Purchase Agreement to be approved by the Patheon Board and the Compensation Committee of the Patheon Board as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) promulgated under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) promulgated under the Exchange Act.

Directors’ and Officers’ Indemnification and Insurance

For six years after the Offer Closing, Thermo Fisher shall cause Patheon and its subsidiaries to indemnify and hold harmless the present and former directors and officers of Patheon and its subsidiaries in respect of acts or omissions occurring at or prior to the Offer Closing to the fullest extent permitted by applicable law.

Thermo Fisher has agreed to obtain, or cause to be obtained, effective as of the Offer Closing, a “tail” insurance policy with a claims period of six years following the Offer Closing for D&O Insurance in respect of acts or omissions of Patheon’s directors and officers occurring at or prior to the Offer Closing, covering each person covered by the D&O Insurance at the time of execution of the Purchase Agreement, on terms no less favorable to those of the D&O Insurance in effect on the date of the Purchase Agreement. If the total cost for such policies exceeds 300% of the annual premiums paid by Patheon as of the date of the Purchase Agreement for such policies, then Thermo Fisher will only be required to provide such maximum coverage as will then be available for a total cost of 300% of such annual premium.

Transaction Litigation

Except as otherwise set forth in the Purchase Agreement with regards to regulatory approvals, Patheon will control any action brought against Patheon or any of its subsidiaries or their directors or officers relating in any way to the Purchase Agreement or the transactions contemplated thereby; provided that Patheon will give Thermo Fisher and Purchaser the right to (a) review and comment in advance on all filings or responses to be made by Patheon in connection with any such litigation (and any amendments thereto) and Patheon will consider in good faith any comments proposed by Thermo Fisher or Purchaser, (b) fully participate in (at Thermo Fisher’s or Purchaser’s sole expense), but not control, the defense of any such litigation, (c) consult on any settlement with respect to such litigation, and (d) fully participate in any negotiations or mediation with respect to any settlement with respect to such litigation, and no such settlement will be agreed to without Thermo Fisher’s and Purchaser’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). Patheon will promptly notify Thermo Fisher and Purchaser of any such litigation related to the Purchase Agreement or the transactions contemplated thereby brought, or threatened, against Patheon, members of the Patheon Board or any subsidiary of Patheon and will keep Thermo Fisher and Purchaser informed on a current basis with respect to the status thereof.

Conditions to the Closing of the Offer

Notwithstanding any other term of the Offer or the Purchase Agreement, and in addition to (and not in limitation of) Thermo Fisher’s and Purchaser’s right and obligation to extend, terminate, amend and/or modify the Offer pursuant to the provisions of the Purchase Agreement, but subject to compliance with any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act relating to Purchaser’s obligation to accept and pay for or return tendered Shares of Patheon after the termination of the Offer, neither Thermo Fisher nor Purchaser will be required to accept for purchase or pay for any Shares unless each of the following conditions to the Offer has been satisfied or waived (to the extent such waiver is permitted by applicable law and the terms of the Purchase Agreement) as of the Expiration Time in accordance with the Purchase Agreement:

(a)	the Minimum Condition;
(b)	the Antitrust Clearance Condition;

(c)	the Legal Restraints Condition;
(d)	the representations and warranties of Patheon (i) set forth in Section 3.11(a) of the Purchase Agreement are true in correct in all respects at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time, (ii) set forth in Section 3.05(a) of the Purchase Agreement are true and correct in all respects (except for de minimis inaccuracies) at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time (except to the extent expressly made at and as of an earlier date, in which case at and as of such earlier date), (iii) set forth in Section 3.01, Section 3.02, Section 3.05(b), Section 3.05(c), Section 3.06, Section 3.22 and Section 3.23 of the Purchase Agreement are true and correct in all material respects at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time (except to the extent expressly made at and as of an earlier date, in which case at and as of such earlier date), and (iv) set forth in the Purchase Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph, of Patheon are true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time (except to the extent expressly made at and as of an earlier date, in which case at and as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(e)	Patheon has performed or complied with, in all material respects, each of the obligations, agreements and covenants it is required to comply with or perform under the Purchase Agreement at or prior to the Expiration Time;
(f)	the Material Adverse Effect Condition;
(g)	the directors who are being replaced have resigned from the Patheon Board in accordance with the Purchase Agreement;
(h)	the Governance Resolutions have been adopted at the Extraordinary General Meeting;
(i)	Patheon has delivered to Purchaser a certificate signed by an executive officer of Patheon dated as of the Expiration Time certifying that the conditions to the Offer specified in (d), (e), and (f) above have been satisfied; and
(j)	the Purchase Agreement has not been terminated in accordance with its terms.

The foregoing conditions are in addition to, and not a limitation of, the rights of Purchaser and Thermo Fisher to extend, terminate, amend and/or modify the Offer in accordance with the terms and conditions of the Purchase Agreement and the applicable rules and regulations of the SEC. Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right at any time to, in its sole discretion, waive, in whole or in part, any condition to the Offer and to make any change in the terms of, or conditions to, the Offer. However, Purchaser will not, and Thermo Fisher will cause Purchaser not to (without the prior written consent of Patheon): (a) waive or change the Minimum Condition (except to the extent contemplated under the Purchase Agreement); (b) decrease the Offer Consideration; (c) change the form of consideration to be paid in the Offer; (d) decrease the number of Shares sought in the Offer; (e) extend or otherwise change the Expiration Time (except as provided in the Purchase Agreement); or (f) impose additional conditions to the Offer or otherwise amend, modify or supplement any of the conditions to the Offer or terms of the Offer in a manner adverse to Patheon shareholders.

The foregoing conditions are for the sole benefit of Thermo Fisher and Purchaser and may be asserted by Thermo Fisher or Purchaser regardless of the circumstances giving rise to any such condition or may be waived (subject to applicable law) by Thermo Fisher or Purchaser in its sole discretion, in each case subject to the terms of the Purchase Agreement. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

Termination of the Purchase Agreement

The Purchase Agreement may be terminated and the transactions contemplated by the Purchase Agreement may be abandoned at any time prior to the Acceptance Time:

•	by mutual written consent of Patheon and Thermo Fisher;
•	by either Patheon or Thermo Fisher, if:
•	the Acceptance Time has not occurred on or before 11:59 p.m., New York City time, on February 15, 2018 (an “End Date Termination”), provided that the End Date Termination will not be available to any party that is in breach of, or has breached, the Purchase Agreement prior to the Acceptance Time where such breach proximately caused the failure of the Acceptance Time to occur by 11:59 p.m., New York City time, on February 15, 2018 (the “End Date”);
•	the Legal Restraints Condition is not satisfied and the applicable law or order has become final, permanent and non-appealable (a “Restraints Termination”), provided that the party seeking to exercise the Restraints Termination must have complied in all material respects with its obligations described under “Regulatory Approvals; Efforts” above; or
•	the Offer has expired in accordance with its terms, without all of the conditions to the Offer having been satisfied and has not been extended by Purchaser (a “Condition Failure Termination”), provided that the Condition Failure Termination will not be available to any party whose breach of the Purchase Agreement proximately caused the Offer having expired without all of the conditions to the Offer having been satisfied, and will not be available to Thermo Fisher if Purchaser has not extended the Offer in circumstances where Purchaser was required to extend the Offer under the Purchase Agreement;
•	by Thermo Fisher:
•	if Patheon breaches any of its representations or warranties or fails to perform any of its covenants, obligations or agreements set forth in the Purchase Agreement, which breach or failure, individually or in the aggregate, would result in any of the conditions to the Offer not being satisfied and such breach or failure by its nature cannot be cured or has not been cured by the earlier of (a) the second business day prior to the End Date or (b) 30 days after receipt by Patheon of written notice of such breach or failure (a “Patheon Breach Termination”), provided that a Patheon Breach Termination will not be available if Thermo Fisher is at that time in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements under the Purchase Agreement;
•	following an Adverse Recommendation Change; or
•	if the Subsequent EGM (as defined in the Purchase Agreement) has been held and been concluded and the (i) Governance Resolutions have not been adopted or (ii) the Asset Sale Resolutions have not been adopted (unless, in the case of clause (ii), at the time of such proposed termination, the Compulsory Acquisition Threshold has been achieved) (an “Extraordinary General Meeting Termination”);
•	by Patheon:
•	in order to concurrently with or immediately following such termination enter into a definitive agreement with respect to a Superior Proposal subject to, and in accordance with, the terms and conditions of the non-solicitation provisions of the Purchase Agreement; provided, that (i) concurrently with such termination, Patheon pays the Termination Compensation (as defined below) and (ii) Patheon has not breached any of its material obligations under the non-solicitation provisions of the Purchase Agreement (where such breach proximately caused such Superior Proposal being received by Patheon) (a “Superior Proposal Termination”); or
•	if Thermo Fisher or Purchaser breaches any of its representations or warranties or fails to perform any of its covenants, obligations or agreements set forth in the Purchase Agreement, which breach or failure would result in any of the conditions to the Offer not being satisfied and such breach or failure by its nature cannot be cured or has not been cured by the earlier of the second business day prior to the End Date or 30 days after receipt by Thermo Fisher of written notice of such breach or failure (a “Purchaser Breach Termination”), provided that a Purchaser Breach Termination will not be available if Patheon is at that time in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements under the Purchase Agreement.

Effect of Termination. If the Purchase Agreement is validly terminated in accordance with its terms, notice of such termination will be given to the non-terminating party or parties specifying the provision of the Purchase Agreement pursuant to which such termination is made and the Purchase Agreement will immediately become void and of no effect, without any liability on the part of any party to the Purchase Agreement (or its directors, officers, employees, shareholders, representatives, agents or advisors), provided that the existing confidentiality agreement between Thermo Fisher and Patheon and certain provisions of the Purchase Agreement, including provisions restricting public disclosure of the transactions contemplated by the Purchase Agreement and governing termination of the Purchase Agreement (and certain other miscellaneous provisions) will survive termination of the agreement, and the Tender and Support Agreements (as defined below) will survive the valid termination of the Purchase Agreement pursuant to Patheon’s right to terminate the Purchase Agreement to enter into a definitive agreement with respect to a Superior Proposal. In no event will any party to the Purchase Agreement be relieved of any liability for damages resulting from such party’s fraud, solely as it relates to the representations, warranties or covenants made in the Purchase Agreement, or willful breach of the Purchase Agreement prior to its termination.

In the event that the Purchase Agreement is terminated by Patheon in order to enter into a definitive agreement with respect to a Superior Proposal, Thermo Fisher, if it so elects during a 30-day period following such termination, has the right to purchase all of the Shares subject to each of the Tender and Support Agreements directly from the Majority Shareholders.

Termination Payments. Patheon has agreed to pay Thermo Fisher an amount equal to $203 million (the “Termination Compensation”) if:

•	Patheon terminates the Purchase Agreement pursuant to a Superior Proposal Termination;
•	Thermo Fisher terminates the Purchase Agreement due to an Adverse Recommendation Change; or

(A) an Alternative Acquisition Proposal has been publicly made or otherwise becomes generally known to the public prior to the Acceptance Time, (B) the Purchase Agreement is thereafter validly terminated by (1) Patheon or Thermo Fisher pursuant to an End Date Termination, (2) by Patheon or Thermo Fisher pursuant to a Condition Failure Termination and the Minimum Condition has not been satisfied as of the Expiration Time (provided that the Antitrust Clearance Condition and the Legal Restraints Condition have been satisfied as of such date) or (3) by Thermo Fisher pursuant to a Patheon Breach Termination or an Extraordinary General Meeting Termination and (C) prior to the date that is 12 months following the date of such termination, Patheon enters into a definitive agreement with any third party with respect to, or consummates, any transaction referenced in the definition of Alternative Acquisition Proposal (provided that any references in such definition to 20% will be deemed to be references to 50% for purposes of this clause (C)) whether or not such third party is the same party whose Alternative Acquisition Proposal has been made or otherwise become generally known.

Governing Law; Exclusive Forum

The Purchase Agreement, and any action arising out of or relating to the Purchase Agreement or the transactions contemplated thereby, will be governed by and construed in accordance with Delaware law, without regard to choice or conflict of law principles, except that any matters concerning or implicating the Patheon Board’s fiduciary duties will be governed by and construed in accordance with the applicable fiduciary duty laws of The Netherlands. Each of Thermo Fisher, Purchaser and Patheon (a) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then of the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then of any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that any actions arising in connection with or relating to the Purchase Agreement or the transactions contemplated thereby will be brought, tried, and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum, and (e) agrees that it will not bring any action relating to the Purchase Agreement or the transactions contemplated thereby in any court other than the Chosen Courts.

Specific Performance

The parties to the Purchase Agreement have agreed that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the parties do not perform their obligations under the provisions of the Purchase Agreement and that the parties to the Purchase Agreement will be entitled to injunctive relief, specific performance or other equitable relief to prevent breaches or threatened breaches of the Purchase Agreement or to enforce specifically the terms and provisions of the Purchase Agreement, in addition to any other remedy to which they are entitled under the Purchase Agreement.

Tender and Support Agreements

The following summary description of the Tender and Support Agreements (as defined below) and all other provisions of the Tender and Support Agreements discussed herein are qualified in their entirety by reference to such Form of Tender and Support Agreement, which is attached hereto as Annex D, and which is incorporated into this proxy statement by reference. You should read the entire Form of Tender and Support Agreement in its entirety for a more complete description of the provisions summarized below.

Concurrently with the execution of the Purchase Agreement, in order to induce Thermo Fisher and Purchaser to enter into the Purchase Agreement, the Majority Shareholders entered into separate Tender and Support Agreements with Thermo Fisher and Purchaser. Shares owned by the Majority Shareholders and subject to the Tender and Support Agreements comprise, in the aggregate, approximately 75% of the outstanding Shares. Subject to the terms and conditions of the Tender and Support Agreements, the Majority Shareholders have agreed, among other things, to tender their respective Shares in the Offer and to vote in favor of all resolutions proposed for adoption by Patheon shareholders at the Extraordinary General Meeting. The Majority Shareholders have also agreed (a) not to tender their Shares or vote in favor of an Alternative Acquisition Proposal and (b) not to solicit competing proposals or transfer any of their Shares without the prior written consent of Thermo Fisher (subject to certain permitted exceptions). Purchaser will be permitted to reduce the Threshold Percentage to 75% for purposes of the Minimum Condition if all of the conditions of the Offer have been satisfied or waived other than the Minimum Condition, and Purchaser has extended the Offer on two occasions in consecutive periods of 10 business days each in accordance with the Purchase Agreement. If Purchaser reduces the Threshold Percentage to 75% for purposes of the Minimum Condition, the tendering of the Shares subject to the Tender and Support Agreements will be sufficient to satisfy the Minimum Condition and allow Purchaser to consummate only the Offer.

Additionally, the Majority Shareholders have agreed that, in the event the Purchase Agreement is terminated by Patheon pursuant to the Superior Proposal Termination, Thermo Fisher will have the right (but not the obligation) to purchase all (but not less than all) of the Shares covered by each of the Tender and Support Agreements for the Offer Consideration per Share, if Thermo Fisher makes an irrevocable written election to purchase all such Shares within 30 days following such termination of the Purchase Agreement. If Thermo Fisher makes such a timely election under the Tender and Support Agreements, certain provisions of the Tender and Support Agreements, including the transfer restrictions, the prohibitions on the Majority Shareholders tendering their Shares or voting in favor of Alternative Acquisition Proposals or soliciting competing proposals and voting requirements will continue in full force and effect notwithstanding the termination of the Purchase Agreement.

Interests of the Directors and Executive Officers of Patheon in the Offer and the Transactions Contemplated by the Purchase Agreement

When considering the recommendation of the Patheon Board that you vote to adopt each of the Extraordinary General Meeting Proposals, you should be aware that our directors and executive officers may have interests in the offer and the other transactions contemplated by the Purchase Agreement that may be different from, or in addition to, the interests of our shareholders generally, as more fully described below. The Patheon Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and overseeing the negotiation of the Purchase Agreement, in approving the Offer, the Purchase Agreement (including the execution, delivery and performance thereof) and the transactions contemplated by the Purchase Agreement and in recommending that the Extraordinary General Meeting Resolutions be adopted by the shareholders of Patheon. For the purpose of each of the Patheon plans and agreements described below, the consummation of the Offer and the other transactions contemplated by the Purchase Agreement will constitute a “change in control,” “change of control” or term of similar meaning with respect to Patheon.

Insurance and Indemnification of Directors and Executive Officers

For six years after the Offer Closing, Thermo Fisher shall cause Patheon and its subsidiaries to indemnify and hold harmless the present and former directors and officers of Patheon and its subsidiaries in respect of acts or omissions occurring at or prior to the Offer Closing to the fullest extent permitted by applicable law.

Thermo Fisher has agreed to obtain, or cause to be obtained, effective as of the Offer Closing, a “tail” insurance policy with a claims period of six years following the Offer Closing for directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions of Patheon’s directors and officers occurring at or prior to the Offer Closing, covering each person covered by the D&O Insurance at the time of execution of the Purchase Agreement, on terms no less favorable to those of the D&O Insurance in effect on the date of the Purchase Agreement. If the total cost for such policies exceeds 300% of the annual premiums paid by Patheon as of the date of the Purchase Agreement for such policies, then Thermo Fisher will only be required to provide such maximum coverage as will then be available for a total cost of 300% of such annual premium.

Treatment of Vested Patheon Options

The Purchase Agreement provides that, at the Offer Closing, each outstanding options to acquire Shares (each, a “Patheon Option”) that is vested as of immediately prior to the Offer Closing will be automatically canceled and converted into a right to receive an amount in cash (without interest and subject to required tax withholding) equal to the product of (i) the excess, if any, of the Offer Consideration over the applicable per Share exercise price of such Patheon Option multiplied by (ii) the number of Shares subject to such Patheon Option as of immediately prior to the Offer Closing. The applicable amounts will be paid as soon as reasonably practicable after the Offer Closing, but no later than the second payroll date of Patheon after the Offer Closing.

There are currently no outstanding and vested Patheon Options held by the executive officers and non-employee directors of Patheon as of May 30, 2017, the latest practicable trading date prior to the date of this proxy statement. Depending on the timing of the Offer Closing, certain Patheon Options held by the executive officers and non-employee directors of Patheon may become vested prior to the Offer Closing.

Treatment of Patheon PSUs, Vested Patheon RSUs and Non-Employee Director RSUs

The Purchase Agreement provides that, at the Offer Closing, each outstanding restricted stock unit award in respect of Shares that is subject to only time-based vesting (each, a “Patheon RSU”) that is vested as of immediately prior to the Offer Closing or that is held by a non-employee director of Patheon and each outstanding restricted stock unit award in respect of Shares that is subject, in whole or in part, to vesting based on the achievement of one or more performance goals (each, a “Patheon PSU”) , whether vested or unvested, will be automatically canceled and converted into the right to receive an amount in cash (without interest and subject to required tax withholding) equal to the product of (i) the Offer Consideration multiplied by (ii) the total number of Shares subject to such Patheon PSU or Patheon RSU award as of immediately prior to the Offer Closing (which, in the case of Patheon PSUs, will be determined based on the actual achievement of performance conditions in accordance with the terms of the award). The applicable amounts will be paid as soon as reasonably practicable after the Offer Closing, but no later than the second payroll date of Patheon after the Offer Closing.

The following table summarizes, as of May 30, 2017, the outstanding and vested Patheon RSUs and outstanding Patheon PSUs held by each executive officer of Patheon and the outstanding Patheon RSUs held by each non-employee director of Patheon (whether vested or unvested), and the cash consideration that each of them may become entitled to receive in respect of such Patheon RSUs and Patheon PSUs, assuming continued employment or service as an executive officer or director, as applicable, through the Offer Closing and based on the Offer Consideration of $35.00 per Share (without subtraction of applicable withholding taxes and other deductions due).

	Aggregate No. of Restricted Stock Units (#)(1)	Resulting Consideration ($)(2)	Aggregate No. of Performance Stock Units (#)(3)	Resulting Consideration ($)(2)	Total Resulting Consideration ($)(4)
Executive Officers
James C. Mullen	—	—	462,177	$16,176,195	$16,176,195
Michel Lagarde	—	—	—	—	—
Rebecca Holland New	—	—	82,329	$2,881,515	$2,881,515
Michael J. Lehmann	—	—	97,736	$3,420,760	$3,420,760
Lukas Utiger	—	—	97,736	$3,420,760	$3,420,760
Stuart Grant	—	—	100,137	$3,504,795	$3,504,795
Eric Sherbet	—	—	111,780	$3,912,300	$3,912,300
Craig E. Schneier	—	—	—	—	—
Harry R. Gill, III	—	—	53,920	$1,887,200	$1,887,200
Francisco Negron	—	—	133,181	$4,661,335	$4,661,335
Raul Cardona Torres	—	—	—	—	—
Michael E. Lytton(5)	—	—	115,792	$4,052,720	$4,052,720
Directors
Paul S. Levy	—	—	—	—	—
Daniel Agroskin	—	—	—	—	—
Stephan B. Tanda	4,659	$163,065	$163,065
Hugh C. Welsh	—	—	—	—	—
Philip Eykerman	—	—	—	—	—
William B. Hayes	6,229	$218,015	—	—	$218,015
Hans Peter Hasler	7,126	$249,410	—	—	$249,410
Charles Cogut	4,061	$142,135	—	—	$142,135
Pamela Daley	7,102	$248,570	—	—	$248,570
Jeffrey P. McMullen	6,229	$218,015	—	—	$218,015
Gary P. Pisano	6,229	$218,015	—	—	$218,015
James Unsworth(6)	—	—	—	—	—
Ralf Schmeitz(6)	—	—	—	—	—
TOTAL	41,635	$1,457,225	1,254,788	$43,917,580	$45,172,374
(1)	With respect to each non-employee director, the amounts in this column represent all Patheon RSUs (whether vested or unvested) held by such director, and, with respect to each executive officer, the amounts in this column represent all vested Patheon RSUs held by such executive officer.
(2)	The amount in this column is equal to the product of (i) the total number of Shares subject to the Patheon RSUs or Patheon PSUs identified in column (1) or column (3) respectively, as applicable, multiplied by (ii) $35.00.
(3)	The amounts in this column represent all Patheon PSUs held by each executive officer and director which will vest upon the Offer Closing based on the Offer Consideration.
(4)	The amount in this column is equal to the sum of the amounts in the “Resulting Consideration” columns.
(5)	Mr. Lytton died on December 5, 2016. Amounts payable with respect to Patheon RSUs held by Mr. Lytton will be paid to Mr. Lytton’s estate pursuant to the Lytton Estate Agreement. For additional information regarding the Lytton Estate Agreement, please see the section of this proxy statement below captioned “—Lytton Estate Letter Agreement”.
(6)	Mr. Unsworth and Mr. Schmeitz ceased to serve as our non-employee directors as of the IPO.

Adjusted Options and RSUs

The Purchase Agreement provides that, except as otherwise agreed between Thermo Fisher and the holder of a Patheon Option, at the Offer Closing, each Patheon Option which is outstanding and unvested as of immediately prior to the Offer Closing, will, without any action by Thermo Fisher, Purchaser or the holder of the Patheon Option or any other person, be canceled and converted into a stock option award (each, an “Adjusted Option”) to purchase shares of Thermo Fisher common stock Adjusted Option to purchase shares of Thermo Fisher common stock, that is subject to substantially the same terms and conditions (including with respect to vesting) as apply to the Patheon Option immediately prior to the Offer Closing with respect to a number of shares of Thermo Fisher common stock (rounded down to the nearest whole share) equal to the product of (i) the total number of Shares subject to the unvested Patheon Option immediately prior to the Offer Closing and (ii) the Exchange Ratio. The exercise price per Share (rounded up to the nearest whole cent) of each Adjusted Option will equal (i) the per Share exercise price of the converted Patheon Option divided by (ii) the Exchange Ratio.

The Purchase Agreement provides that, except as otherwise agreed between Thermo Fisher and the holder of a Patheon RSU, at the Offer Closing, each outstanding Patheon RSU that is unvested as of immediately prior to the Offer Closing and that is not held by a non-employee director of Patheon will automatically be canceled and converted into a restricted stock unit award (each, an “Adjusted RSU”), with substantially the same terms and conditions (including with respect to vesting) as were applicable to such Patheon RSU immediately prior to the Offer Closing, with respect to a number of shares of Thermo Fisher common stock that is equal to the product (rounded to the nearest whole share) of (i) the Exchange Ratio multiplied by (ii) the total number of Shares subject to such Patheon RSU as of immediately prior to the Offer Closing.

The parties to the Purchase Agreement shall cause the Patheon N.V. 2016 Omnibus Incentive Plan (the “Patheon Equity Plan”) and any other applicable equity plan to provide that if the employment of any holder of the Adjusted Options and/or Adjusted RSUs is terminated without cause or, if provided by the terms of such holder’s award agreement, such holder resigns for good reason prior to the vesting of such Adjusted Option or Adjusted RSU, then all-then unvested Adjusted Options and Adjusted RSUs will fully vest as of the termination date, with performance goals for incomplete performance periods being deemed achieved at target levels. Accelerated Adjusted RSUs will be settled as soon as reasonably practicable, but not later than 10 days following such terminated holder’s execution and non-revocation of a release.

The following table summarizes the outstanding, as of May 30, 2017, Patheon Options and Patheon RSUs held by each executive officer and director of Patheon that are expected to convert into Adjusted Options and Adjusted RSUs, respectively, and the estimated amounts that the executive officers and directors would be eligible to receive in respect of such awards assuming continued employment or service through the Offer Closing and a qualifying termination of employment or service immediately thereafter and based on the Offer Consideration of $35.00 per Share (without subtraction of applicable withholding taxes and other deductions due).

	No. of Shares Subject to Patheon Options Converting into Adjusted Options (#)	No. of Shares Subject to Patheon RSUs Converting into Adjusted RSUs (#)	Total Value ($)(1)
Executive Officers
James C. Mullen	242,885	93,432	$5,337,071
Michel Lagarde	824,688	280,564	$20,759,265
Rebecca Holland New	26,791	10,306	$588,701
Michael J. Lehmann	28,508	10,966	$626,413
Lukas Utiger	32,287	12,420	$709,462
Stuart Grant	—	—	—
Eric Sherbet	32,630	12,552	$717,001
Craig E. Schneier	96,455	54,669	$3,263,785
Harry R. Gill, III	18,400	7,078	$404,314
Francisco Negron	29,195	11,231	$641,534
Raul Cardona Torres	38,960	13,868	$936,535
Michael E. Lytton(2)	—	—	—

	No. of Shares Subject to Patheon Options Converting into Adjusted Options (#)	No. of Shares Subject to Patheon RSUs Converting into Adjusted RSUs (#)	Total Value ($)(1)
Directors
Paul S. Levy	—	—	—
Daniel Agroskin	—	—	—
Stephan B. Tanda	—	—	—
Hugh C. Welsh	—	—	—
Philip Eykerman	—	—	—
William B. Hayes	—	—	—
Hans Peter Hasler	—	—	—
Charles Cogut	—	—	—
Pamela Daley	—	—	—
Jeffrey P. McMullen	—	—	—
Gary P. Pisano	—	—	—
James Unsworth(3)	—	—	—
Ralf Schmeitz(3)	—	—	—
TOTAL	1,370,799	507,086	$33,984,081
(1)	The amount in this column equals the sum of (i) the number of Patheon Options converting into Adjusted Options multiplied by the excess of $35.00 over the applicable weighted average exercise price of such Patheon Options held by the applicable individual and (ii) the number of Patheon RSUs converting into Adjusted RSUs multiplied by $35.00.
(2)	Mr. Lytton died on December 5, 2016. Amounts payable with respect to Patheon RSUs held by Mr. Lytton will be paid to Mr. Lytton’s estate pursuant to the Lytton Estate Agreement. For additional information regarding the Lytton Estate Agreement, please see below the section of this proxy statement captioned “—Lytton Estate Letter Agreement”.
(3)	Mr. Unsworth and Mr. Schmeitz ceased to serve as our non-employee directors as of the IPO.

JLL/Delta Patheon Holdings, L.P. 2014 Management Equity Plan (“MEIP”)

Prior to Patheon’s initial public offering in July 2016 (the “IPO”), certain employees of Patheon were provided an opportunity to receive grants of profits interests of JLL/Delta Patheon Holdings, L.P. (the “Partnership” and such interests, the “Units”), representing the right to participate in a pool of up to 10% of the appreciation in value of the Partnership (each such Unit, a “MEIP Award”). Prior to the IPO, the Partnership held all of the equity interests of Patheon. The percentage of the appreciation in value that is included in the pool is determined based on returns to JLL on its invested capital in the Partnership as follows:

Units	Return on Invested Capital Threshold	Percentage of Appreciation in Value of Partnership
Class B	Benchmark Amount (discussed below)	7%
Class C	2.0x Invested Capital	1%
Class D	2.5x Invested Capital	1%
Class E	3.0x Invested Capital	1%

The Benchmark Amount for any Unit is intended to equal the fair market value of the capital invested in the Partnership as of the date of grant of such Unit. Forfeiture restrictions with respect to 71% of the Class B Units lapse in equal installments on the first, second, third and fourth anniversaries of the date of grant, and forfeiture restrictions with respect to the remaining Class B Units lapse upon a qualifying exit event.

Class C Units, Class D Units and Class E Units are entitled to distributions upon achievement of the relevant Return on Invested Capital Thresholds (listed in the above chart). As a result of the IPO and the concurrent distribution of Shares to limited partners of the Partnership, the Return on Invested Capital Thresholds applicable to the Class C Units and the Class D Units were satisfied and the forfeiture restrictions on the Class C Units and the Class D Units lapsed. Members of management also held Class E Units, which are entitled to no compensation.

In connection with the IPO, the Partnership retained a number of Shares for the benefit of holders of the Units for distribution to such holders upon the occurrence of a qualifying exit event.

The Offer Closing will constitute a qualifying exit event. As a result of the Offer Closing, forfeiture restrictions with respect to all outstanding and unvested Class B Units will lapse. At such time, the holders of Units will be entitled to their allocable distribution of the Shares held by the Partnership in respect of their Units. Because the Partnership has entered into a Tender and Support Agreement and agreed to tender all Shares held on behalf of holders of Units in the Offer, it is expected that such holders will receive the Offer Consideration per Share held by the Partnership on their behalf rather than the Shares.

The following table summarizes, as of May 30, 2017, the number of Shares in respect of the Class B Units owned by each executive officer that remain subject to forfeiture and will accelerate as a result of the Offer Closing, and the number of Shares in respect of the Units owned by each executive officer for which all forfeiture restrictions have lapsed (i.e., in respect of all remaining Units, other than the Class B Units which are still subject to forfeiture), assuming (i) continued employment or service through the Offer Closing and a qualifying termination of employment or service immediately thereafter and (ii) a value of $35.00 per Share. None of the non-employee directors of Patheon hold any MEIP Awards or Units in the Partnership.

	Shares Subject to Forfeiture (#)	Total Value of Shares Subject to Forfeiture ($)(1)	Shares Not Subject to Forfeiture (#)	Total Shares (#)	Total Value ($)(1)
Executive Officers
James C. Mullen	1,307,546	$45,764,110	1,307,543	2,615,089	$91,528,115
Michel Lagarde	—	—	—	—	—
Rebecca Holland New	143,293	$5,015,255	143,292	286,585	$10,030,475
Michael J. Lehmann	186,878	$6,540,730	186,876	373,754	$13,081,390
Lukas Utiger	186,878	$6,540,730	186,876	373,754	$13,081,390
Stuart Grant	283,301	$9,915,535	283,302	566,603	$19,831,105
Eric Sherbet	64,798	$2,267,930	64,797	129,595	$4,535,825
Craig E. Schneier	—	—	—	—	—
Harry R. Gill, III	152,548	$5,339,180	152,546	305,094	$10,678,290
Francisco Negron	165,085	$5,777,975	165,084	330,169	$11,555,915
Raul Cardona Torres	—	—	—	—	—
Michael E. Lytton(2)	—	—	386,292	386,292	$13,520,220
TOTAL	2,490,327	$87,161,445	2,876,608	5,366,935	$187,842,725

Shares have been rounded to the nearest whole number.

(1)	The amount in these columns equal the total number of Shares referenced in such column held in respect of such executive officer multiplied by the Offer Consideration of $35.00 per Share.
(2)	Mr. Lytton died on December 5, 2016. Amounts payable with respect to MEIP Awards held by Mr. Lytton will be paid to Mr. Lytton’s estate pursuant to the Lytton Estate Agreement. For additional information regarding the Lytton Estate Agreement, please see below the section of this proxy statement captioned “—Lytton Estate Letter Agreement”.

Lytton Estate Letter Agreement

Patheon and the Partnership have entered into a letter agreement with the estate of Mr. Lytton, dated May 12, 2017 (the “Lytton Estate Agreement”), which confirms the cessation of Mr. Lytton’s employment with Patheon and its subsidiaries due to his death on December 5, 2016 and provides for certain payments and benefits to his estate, subject to a release of claims by Mr. Lytton’s estate.

As of the date of the Lytton Estate Agreement, the Partnership held 386,292 Shares in respect of Mr. Lytton’s issued and outstanding MEIP Awards. The Lytton Estate Agreement provides for the distribution of 130,700 Shares to the estate within ten (10) days following the execution of the Lytton Estate Agreement, which represent a portion of the Shares held by the Partnership in respect of Mr. Lytton’s MEIP Awards that were no longer subject to forfeiture as of the date of the Lytton Estate Agreement. The Lytton Estate Agreement also provides that the Partnership will waive the forfeiture provisions applicable to Mr. Lytton’s unvested MEIP Awards, and such MEIP Awards will continue to be held by the estate in accordance with the MEIP and the applicable partnership agreement but none of the Class B Units remain subject to forfeiture. In consideration of the lapse of forfeiture restrictions with respect to Mr. Lytton’s MEIP Awards, his estate agreed to waive any and all rights to require the Partnership to repurchase any Units or to convert the Units as provided in the applicable partnership agreement. For additional information regarding the value of Mr. Lytton’s MEIP Awards in connection with the consummation of the Offer, please see above the section of this proxy statement captioned “—JLL/Delta Patheon Holdings, L.P. 2014 Management Equity Plan (“MEIP”)”.

The Lytton Estate Agreement also provides that Patheon will waive the time-based forfeiture provisions applicable to the award of 227,201 Patheon PSUs granted to Mr. Lytton on July 20, 2016. Such Patheon PSUs will continue to be held by Mr. Lytton’s estate in accordance with the terms of Patheon Equity Plan and the applicable award agreement (i.e., such Patheon PSUs will still have to be subject to performance vesting conditions). For additional information regarding the value of Mr. Lytton’s Patheon PSUs in connection with the consummation of the Offer, please see above the section of this proxy statement captioned “Interests of the Directors and Executive Officers of Patheon in the Offer and the Transactions Contemplated by the Purchase Agreement—Treatment of Patheon PSUs, Vested Patheon RSUs and Non-Employee Director RSUs”.

The Lytton Estate Agreement additionally provides that Patheon will continue to pay the premiums for healthcare benefits for all of Mr. Lytton’s beneficiaries who were covered by Patheon’s employee healthcare plans immediately prior to Mr. Lytton’s cessation of employment, in accordance with the then applicable terms, conditions and eligibility requirements of such programs, through December 31, 2017. The value of such healthcare benefits is equal to $14,478.

Severance and Change of Control Arrangements for Executive Officers

James Mullen Employment Agreement

Patheon Pharmaceutical Services, Inc. (“PPS”), a subsidiary of Patheon, entered into an amended and restated employment agreement with Mr. Mullen, effective February 7, 2011 (the “Mullen Employment Agreement”). The Mullen Employment Agreement provides that if Mr. Mullen’s employment is terminated by PPS without cause or by Mr. Mullen for good reason, then Mr. Mullen will be entitled to 24 months’ base salary, payable in 24 equal monthly installments following the date of termination. Mr. Mullen’s severance payments are subject to his execution and non-revocation of a release and his compliance with the restrictive covenants set forth in the Mullen Employment Agreement, which includes two year post-termination non-competition and non-solicitation of employees, customers and other business partners covenants.

Stuart Grant Employment Agreement

PPS entered into an employment agreement with Mr. Grant, effective February 13, 2012 (the “Grant Employment Agreement”). The Grant Employment Agreement provides that if Mr. Grant’s employment is terminated by PPS without cause or by Mr. Grant for good reason, including if such termination occurs within six months following a change of control (which the transactions contemplated by the Purchase Agreement will constitute), then, subject to Mr. Grant’s execution and non-revocation of a waiver and release, Mr. Grant will be entitled to 12 months’ base salary and an additional amount, determined by PPS in its sole discretion, equal to the bonus Mr. Grant would reasonably be expected to have earned during the fiscal year in which the termination of employment occurs. Mr. Grant’s severance payments are generally payable in 12 equal monthly installments beginning on the date Mr. Grant’s waiver and release becomes irrevocable. The terms of the Grant Employment Agreement, except for the restrictive covenants therein, will no longer be applicable as of December 31, 2017 pursuant to the transition and retirement letter agreement, which is further discussed below.

Stuart Grant Transition and Retirement Agreement

PPS entered into a transition and retirement agreement with Mr. Grant as of December 8, 2016 (the “Grant Transition Agreement”), which provides that Mr. Grant will continue in his role as Vice President and Chief Financial Officer until the earlier of PPS hiring a successor to his position and December 31, 2017 (the “Separation Date” and such term between December 8, 2016 and the Separation Date, the “Transition Term”). The terms of the Grant Employment Agreement will remain during the Transition Term, except Mr. Grant will not be eligible to receive any equity awards during the Transition Term. Upon expiration of the Transition Term, the terms of the Grant Employment Agreement will no longer be applicable, except with respect to the restrictive covenants set forth in the Grant Employment Agreement. However, if PPS hires a successor prior to the Separation Date, subject to Mr. Grant’s execution and non-revocation of a general release, Mr. Grant will continue to be employed by PPS and provide support, information and assistance with respect to his former position as Chief Financial Officer through December 31, 2017 for not less than 30 hours per week.

Upon the Separation Date, provided that Mr. Grant remains in compliance with the Grant Transition Agreement and has not resigned or been terminated by PPS for cause prior to the Separation Date, and subject to Mr. Grant’s execution and non-revocation of a release, (i) all of Mr. Grant’s time-based MEIP Awards and time-based Patheon RSUs will vest and (ii) Mr. Grant will continue to hold his Class B Units of JLL Patheon Co-Investment Fund, L.P. and Class BLS Units of JLL Co-Investment Fund.

Michel Lagarde Employment Agreement

PPS entered into an employment agreement with Mr. Lagarde, effective May 2, 2016 (the “Lagarde Employment Agreement”). The Lagarde Employment Agreement provides that if Mr. Lagarde’s employment is terminated by PPS without cause or by Mr. Lagarde for good reason, then Mr. Lagarde will be entitled to (a) 12 months’ base salary (or 24 months’ base salary if terminated within two years of the effective date of the Lagarde Employment Agreement (i.e., prior to May 2, 2018)), which is generally payable in 12 (or 24, as the case may be) equal monthly installments beginning the first day of the month beginning within 60 days after the date of termination, and (b) an additional amount, determined by PPS in its sole discretion, equal to the bonus Mr. Lagarde would reasonably be expected to have earned for the annual performance period completed prior to the date of termination, which is payable at the same time bonuses in respect of such performance period are generally paid to other executives. Mr. Lagarde’s severance payments are subject to his execution and non-revocation of a release and his compliance with the restrictive covenants set forth in the Lagarde Employment Agreement, which includes one year post-termination non-competition and non-solicitation of employees, customers and other business partners covenants.

Francisco Negron Employment Agreement

PPS entered into an employment agreement with Mr. Negron, effective October 19, 2015 (the “Negron Employment Agreement”). The Negron Employment Agreement provides that if Mr. Negron’s employment is terminated by PPS without “cause” (as defined in the Negron Employment Agreement) or by Mr. Negron for “good reason” (as defined in the Negron Employment Agreement), then Mr. Negron will be entitled to (a) 12 months’ base salary continuation, which is generally payable in 12 equal monthly installments beginning the first day of the month beginning within 60 days after the date of termination, and (b) an additional amount, determined by PPS in its sole discretion, equal to the bonus Mr. Negron would reasonably be expected to have earned for the annual performance period completed prior to the date of termination, which is payable at the same time bonuses in respect of such performance period are generally paid to other executives. Mr. Negron’s severance payments are generally payable in 12 equal monthly installments beginning the first day of the month Mr. Negron’s release becomes irrevocable. Mr. Negron’s severance payments are subject to his execution and non-revocation of a release and his compliance with the restrictive covenants set forth in the Negron Employment Agreement, which includes one year non-competition and non-solicitation of employees, customers and other business partners covenants.

Eric Sherbet Employment Agreement

PPS entered into an employment agreement with Mr. Sherbet, effective November 1, 2014 (the “Sherbet Employment Agreement”). The Sherbet Employment Agreement provides that if Mr. Sherbet’s employment is terminated by PPS without cause or by Mr. Sherbet for good reason, then Mr. Sherbet will be entitled to (a) 12 months’ base salary continuation (plus an additional six months’ base salary if such termination occurs within 18 months following a change of control (which the consummation of the transaction under Purchase Agreement will constitute)), which is generally payable in six equal monthly installments (or 12 monthly installments if such termination occurs within 18 months following a change of control) beginning the first day of the month beginning within 60 days after the date of termination, and (b) an additional amount, determined by PPS in its sole discretion, equal to the bonus Mr. Sherbet would reasonably be expected to have earned for the annual performance period completed prior to the date of termination, which is payable at the same time bonuses in respect of such performance period are generally paid to other executives. Mr. Sherbet’s severance payments are subject to his execution and non-revocation of a release and his compliance with the restrictive covenants set forth in the Sherbet Employment Agreement, which includes one year post-termination non-competition and non-solicitation of employees, customers and other business partners covenants.

Rebecca Holland New Employment Agreement

PPS entered into an employment agreement with Ms. Holland New, effective August 15, 2011 (the “Holland Employment Agreement”). The Holland Employment Agreement provides that if Ms. Holland New’s employment is terminated by PPS without cause or by Ms. Holland New for good reason, then Ms. Holland New will be entitled to 12 months’ base salary continuation, plus payment of any performance bonus for performance periods completed prior to the date of termination. Ms. Holland New’s severance payments are generally payable in 12 equal monthly installments beginning within 60 days after the date of termination. Ms. Holland New’s severance payments are subject to her execution and non-revocation of a release and her compliance with the restrictive covenants set forth in the Holland Employment Agreement, which includes one year post-termination non-competition and non-solicitation of employees, customers and other business partners covenants.

Michael Lehmann Employment Agreement

PPS entered into an employment agreement with Mr. Lehmann, effective November 1, 2012, as amended (the “Lehmann Employment Agreement”). The Lehmann Employment Agreement provides that if Mr. Lehmann’s employment is terminated by PPS without cause or by Mr. Lehmann for good reason, then Mr. Lehmann will be entitled to 12 months’ base salary continuation. Mr. Lehmann’s severance payments are generally payable in 12 equal monthly installments beginning within 60 days after the date of termination. Mr. Lehmann’s severance payments are subject to his execution and non-revocation of a release and his compliance with the restrictive covenants set forth in the Lehmann Employment Agreement, which includes one year post-termination non-competition and non-solicitation of employees, customers and other business partners covenants.

Craig Schneier Employment Agreement

PPS entered into an employment agreement with Mr. Schneier, effective July 11, 2016 (the “Schneier Employment Agreement”). The Schneier Employment Agreement provides that if Mr. Schneier’s employment is terminated by PPS without cause or by Mr. Schneier for good reason, then Mr. Schneier will be entitled to 12 months’ base salary continuation, plus payment of any performance bonus for performance periods completed prior to the date of termination. Mr. Schneier’s severance payments are generally payable in 12 equal monthly installments beginning the first day of the month beginning within 60 days after the date of termination. Mr. Schneier’s severance payments are subject to his execution and non-revocation of a release and his compliance with the restrictive covenants set forth in the Schneier Employment Agreement, which includes one year post-termination non-competition and non-solicitation of employees, customers and other business partners covenants.

Harry Gill, III Employment Agreement

PPS entered into an employment agreement with Mr. Gill, dated April 26, 2010, as amended (the “Gill Employment Agreement”). The Gill Employment Agreement provides that if Mr. Gill’s employment is terminated by PPS without cause, then Mr. Gill will be entitled to (a) 12 months’ base salary continuation, (b) an amount determined by the President North America Operations in his sole discretion to reflect the annual incentive Mr. Gill would have otherwise earned in the year termination occurs and (c) payment of COBRA benefits for up to 12 months following the date of termination at active employee rates. Mr. Gill’s severance payments are generally payable in 12 equal monthly installments beginning within 60 days after the date of termination. Mr. Gill’s severance payments are subject to his execution and non-revocation of a release. Mr. Gill has agreed to one year post-termination non-competition and non-solicitation of employees and customers covenants.

Raul Cardona Torres Employment Agreement

PPS entered into an employment agreement with Mr. Torres, effective January 16, 2017, (the “Torres Employment Agreement”). The Torres Employment Agreement provides that if Mr. Torres’ employment is terminated by PPS without cause or by Mr. Torres for good reason, then Mr. Torres will be entitled to (a) 12 months’ base salary continuation, which is generally payable in 12 equal monthly installments beginning the first day of the month beginning within 60 days after the date of termination, and (b) an additional amount, determined by the PPS Compensation Committee in its sole discretion, equal to the bonus Mr. Torres would reasonably be expected to have earned for the annual performance period completed prior to the date of termination, which is payable at the same time bonuses in respect of such performance period are generally paid to other executives. Mr. Torres’ severance payments are subject to his execution and non-revocation of a release and his compliance with the restrictive covenants set forth in the Torres Employment Agreement, which includes one year post-termination non-competition and non-solicitation of employees, customers and other business partners covenants.

Lukas Utiger Employment Agreement

PPS is party to an employment agreement with Mr. Utiger, effective August 19, 2013, as amended (the “Utiger Employment Agreement”). The Utiger Employment Agreement provides that if Mr. Utiger’s employment is terminated by PPS for any reason other than for cause, then Mr. Utiger will be entitled to six months’ base pay. Mr. Utiger has agreed to one year post-termination non-competition and non-solicitation of employees and customers covenants.

Cash Bonus Programs

Each employee of Patheon or its subsidiaries who remains employed by Thermo Fisher, Purchaser or any of their affiliates through the Offer Closing (each, a “Continuing Employee”) who is terminated following the Offer Closing without cause prior to receipt of the cash bonus under a program maintained by Patheon or any of its affiliates for Patheon’s 2017 fiscal year will receive, subject to execution of a release, a cash bonus based on the achievement of the applicable performance criteria, which shall be prorated based on the number of days such Continuing Employee was employed during the performance period if such termination occurs prior to the completion of Patheon’s 2017 fiscal year (October 31, 2017). In each case, bonuses will be payable at the same time as bonuses are payable to similarly situated active Continuing Employees, but no later than the 15th day of the third month of Patheon’s 2018 fiscal year.

The estimated severance and bonus payments for the executive officer group, assuming continued employment or service through the Offer Closing (which, for this purpose, will be deemed to be August 6, 2017), a qualifying termination, as described above, of employment or service immediately thereafter and that performance goals underlying annual bonuses for 2017 will be satisfied at the target level are set forth below. The actual amount of severance payments may be different from the amount listed below due to statutory severance payments pursuant to the laws governing the employment relationship or a severance amount or compensation awarded by a court or agreed between Patheon and the executive officer. In addition, the amounts set forth in the table below do not take into account any accelerated vesting of equity awards (which are described above).

	Estimated Salary Component of Severance Payments ($)		Estimated Bonus Component of Severance Payments ($)(3)	Total ($)
Executive Officers
James Mullen	$2,200,000		$840,822	$3,040,822
Michel Lagarde	$1,500,000		$573,288	$2,073,288
Rebecca Holland New	$390,000		$149,055	$539,055
Michael J. Lehmann	$415,000		$190,332	$605,332
Lukas Utiger	$235,000		$215,556	$450,556
Stuart Grant	$475,000		$285,000	$760,000
Eric Sherbet	$712,500		$217,849	$930,349
Craig E. Schneier	$420,000		$160,521	$580,521
Harry R. Gill, III	$400,091	(2)	$168,750	$568,841
Francisco Negron	$425,000		$194,918	$619,918
Raul Cardona Torres	$350,000		$120,390	$470,390
Michael E. Lytton(1)	—

	Estimated Salary Component of Severance Payments ($)	Estimated Bonus Component of Severance Payments ($)(3)	Total ($)
Directors
Paul S. Levy	—
Daniel Agroskin	—
Stephan B. Tanda	—
Hugh C. Welsh	—
Philip Eykerman	—
William B. Hayes	—
Hans Peter Hasler	—
Charles Cogut	—
Pamela Daley	—
Jeffrey P. McMullen	—
Gary P. Pisano	—
James Unsworth	—
Ralf Schmeitz	—
TOTAL	$7,522,591	$3,116,481	$10,639,072
(1)	Mr. Lytton died on December 5, 2016 and his estate is not entitled to severance payments.
(2)	The amount reflected in this column with respect to Mr. Gill includes 12 months of COBRA benefits following termination of employment at active employee rates pursuant to Mr. Gill’s employment Agreement.
(3)	Except with respect to Messrs. Grant and Gill, this column reflects the 2017 bonus prorated for the portion of the 2017 fiscal year in which the officer is employed with PPS. The amounts reflected for Messrs. Grant and Gill reflect the amount of annual incentive Messrs. Grant and Gill would have otherwise earned for the full 2017 fiscal year pursuant to their employment agreements, as described above.

LTIP Awards

On April 24, 2014, DPx, Holdings B.V., a subsidiary of Patheon, adopted the DPx, Holdings B.V. Management Long-Term Incentive Plan (the “LTIP”), pursuant to which key management employees receive cash awards based on the achievement of certain performance criteria, which awards are to be paid in a lump sum as soon as practicable following the earlier of (i) an “exit event” (which the transactions contemplated by the Purchase Agreement will constitute) and (ii) a qualifying termination (as further described below), subject to the recipient’s continued employment through the payment date. Pursuant to the LTIP, in the event a recipient is terminated prior to an exit event by Patheon other than for cause or due to the recipient’s death or disability (each a “qualifying termination” for purposes of the LTIP), (i) any portion of such recipient’s award that has not been earned with respect to the performance criteria will be immediately forfeited and (ii) to the extent the award is earned with respect to the performance criteria, the recipient will be entitled to receive a certain percentage of such recipient’s award, payable within 60 days of such qualifying termination. The recipient will be entitled to receive (i) none of the award if the qualifying termination occurs prior to the second anniversary of the grant date, (ii) 25% of the award if the qualifying termination occurs between the second and third anniversaries of the grant date, (iii) 50% of the award if the qualifying termination occurs between the third and fourth anniversaries of the grant date, (iv) 75% of the award if the qualifying termination occurs between the fourth and fifth anniversaries of the grant date and (v) 100% of the award if the qualifying termination occurs on or after the fifth anniversary of the grant date. If the recipient’s employment terminates for any other reason prior to an exit event, the entire unpaid portion of the award will immediately be forfeited. Upon occurrence of the Offer Closing, which will constitute an exit event under the LTIP, the following amounts will be payable under the LTIP to the following executive officers: Raul Cardona Torres - $298,663.

Post-Closing Arrangements

Thermo Fisher and Purchaser have engaged in discussions with certain executive officers of Patheon with respect to potential compensation arrangements to be effective following the Offer Closing, but no definitive agreements or arrangements have been entered into as of the date of this proxy statement between Thermo Fisher or Purchaser and any such executive officers.

Pursuant to the Purchase Agreement, for a period of one year following the Offer Closing, each Continuing Employee will receive from Thermo Fisher or Purchaser (or their applicable affiliate) (i) at least the same base salary and the same target annual bonus opportunity that was provided to such Continuing Employee immediately prior to the Offer Closing, (ii) long-term incentive opportunities that are substantially as favorable in the aggregate as the long-term incentive opportunities provided to similarly situated employees of Thermo Fisher, Purchaser or their affiliates and (iii) other compensation and benefits (excluding base salary, target annual bonus opportunity, long-term incentive opportunities and severance) that are substantially as favorable in the aggregate as the other compensation and benefits provided to similarly situated employees of Thermo Fisher, Purchaser or their affiliates.

Pursuant to the Purchase Agreement, any Continuing Employee who incurs a termination of employment during the one-year period following the Offer Closing will be entitled to receive the severance payments and benefits that such Continuing Employee would have been entitled to receive from Patheon and its affiliates under its applicable written severance plans and policies as in effect immediately prior to the Offer Closing and made available to Thermo Fisher and Purchaser. Purchaser and Thermo Fisher will cause Patheon and its subsidiaries to honor the terms of all labor agreements to which Patheon or its subsidiaries are bound.

Each Continuing Employee will be credited with his or her years of service for purposes of eligibility, vesting and determination of level of benefits under the employee benefit plans of Thermo Fisher, Purchaser or their applicable affiliates (excluding any defined benefit plans, retiree medical plans, frozen or grandfathered benefit plans or benefit plans under which similarly situated employees of Thermo Fisher and its affiliates do not receive any service credit) that such Continuing Employees may be eligible to participate in after the Offer Closing, to the same extent as such service was credited for purposes of any comparable Patheon benefit plan in which the Continuing Employees participated or were eligible to participate immediately prior to the date of the Offer Closing, to the extent that there is no duplication of benefits. In addition, Thermo Fisher and Purchaser will use commercially reasonable efforts to waive all limitations as to any preexisting condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such Continuing Employee may be eligible to participate in after the Offer Closing and credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under a benefit plan of Patheon during the plan year that includes the Offer Closing for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Thermo Fisher, Purchaser or any of their affiliates.

Transaction-Related Compensation

The table below entitled “Transaction-Related Compensation” sets forth the estimated amounts of compensation that is based on or otherwise relates to the Offer that may become payable to each of our Named Executive Officers (“NEOs”). Please see the previous sections herein for further information regarding this compensation.

The amounts indicated below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Offer is consummated on August 6, 2017, the employment of each of the NEOs was terminated by Patheon without cause or by the NEO for good reason (each a “qualifying termination”) on that date and that performance goals underlying annual bonuses for 2017 will be satisfied at the target level. As described below, certain of the amounts set forth in the table would be payable by virtue of the consummation of the Offer alone (“single-trigger” payments), and certain amounts described below would also require that a qualifying termination occur in connection with the Offer (“double-trigger” payments), each as identified in the tables below. In addition to the assumptions regarding date of the Offer Closing and termination of the employment or service of the NEOs, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a NEO in connection with the transaction may differ from the amounts set forth below.

TRANSACTION-RELATED COMPENSATION

Name	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)	(e)			(f)
James C. Mullen Chief Executive Officer	$3,040,822	$54,165,531	—	—	—	—	$57,206,353
Stuart Grant Executive Vice President, Chief Financial Officer	$760,000	$10,666,005	—	—	—	—	$11,426,005
Michel Lagarde President	$2,073,288	$17,981,490	—	—	—	—	$20,054,778
Francisco Negron President, Drug Product Services	$619,918	$9,597,754	—	—	—	—	$10,217,672
Michael E. Lytton Executive Vice President, Corporate Development and Strategy	—	$4,052,720	—	—	—	—	$4,052,720
(b)	The amounts in this column represent the aggregate dollar amount of 2017 bonus and cash severance payments to which the NEOs would be entitled pursuant to their employment agreements and/or the Purchase Agreement upon the consummation of the transaction immediately followed by a qualifying termination of employment or service, as indicated in the table below. The table below assumes that as of the Offer Closing no base salary earned by the applicable NEO is unpaid and no accrued vacation time is owed to the applicable NEO. None of the amounts included in this column are payable upon a “single-trigger.”
Name	Base Salary ($)(1)(2)	Bonus ($)(3)	Total ($)
James Mullen	$2,200,000	$840,822	$3,040,822
Stuart Grant	$475,000	$285,000	$760,000
Michel Lagarde	$1,500,000	$573,288	$2,073,288
Francisco Negron	$425,000	$194,918	$619,918
Michael E. Lytton(4)	—	—	—
(1)	Pursuant to each NEO’s employment agreement, upon a qualifying termination occurring August 6, 2017, Messrs. Mullen and Lagarde would be entitled to cash severance equal to 24 months’ base salary, and Mssrs. Grant and Negron would be entitled to a cash severance equal to 12 months’ base salary. See the section of this proxy statement captioned “—Severance and Change of Control Arrangements for Executive Officers” for additional information regarding the NEOs’ employment agreements.
(2)	The base salary currently in effect for each NEO is as follows: Mr. Mullen $1,100,000; Mr. Grant: $475,000; Mr. Lagarde: $750,000; Mr. Negron: $425,000. Mr. Lytton’s base salary as in effect on the date of his death on December 5, 2016 was $450,000.
(3)	In addition to the base salary payments described in footnote 1 of this table, Mr. Grant would be entitled to receive an additional amount, determined by Patheon in its sole discretion, equal to the bonus he would reasonably be expected to have earned during the fiscal year in which his employment is terminated. See the section of this proxy statement captioned “—Severance and Change of Control Arrangements for Executive Officers” for additional information regarding the NEOs’ employment agreements. In addition, pursuant to the Purchase Agreement, upon a qualifying termination occurring after the Offer Closing, each NEO would be entitled to receive a cash bonus based on actual achievement of performance goals under Patheon’s applicable cash bonus programs for fiscal year 2017. See the section of this proxy statement captioned “—Severance and Change of Control Arrangements for Executive Officers” for additional information regarding the NEOs’ employment agreements. We assumed that if a NEO would be entitled to receive entire bonus for the year of termination under their employment agreement, they would not receive a pro-rata bonus under the Purchase Agreement.
(4)	Mr. Lytton died on December 5, 2016 and his estate is not entitled to 2017 bonus or cash severance payments. For additional information regarding the Lytton Estate Agreement, please see above the section of this proxy statement captioned “—Arrangements with Current Executive Officers and Directors of Patheon—Lytton Estate Letter Agreement”.
(c)	The amounts in this column represent the value of the following equity awards expected to be held by the NEOs as of August 6, 2017: (i) Patheon PSUs which will be canceled in exchange for a cash payment as described above in “—Arrangements with Executive Officers and Directors of Patheon” above in this proxy statement that will become vested based on achievement of actual performance conditions in accordance with the terms of the award as a result of the Offer Closing, (ii) Patheon Options and Patheon RSUs which will be converted into Adjusted Options and Adjusted RSUs, as described above in “—Arrangements with Executive Officers and Directors of Patheon,” above in this proxy statement but the vesting of which will accelerate as a result of the occurrence of a qualifying termination following the Offer Closing, as described above in “—Arrangements with Executive Officers and Directors of Patheon” in this proxy statement and (iii) the value of Class B Units, the vesting of which will accelerate as a result of the Offer Closing as described above in “—Arrangements with Executive Officers and Directors of Patheon” in this proxy statement. For purposes of determining the value of the Patheon Options, Patheon PSUs and Patheon RSUs, the assumed price per Share of ($35.00) is equal to the Offer Consideration. Amounts reflected in the table below with respect to Patheon PSUs and MEIP Awards are payable upon a “single-trigger,” while all other amounts reflected in the table below are payable upon a “double-trigger.” The amounts in this column consist of:

Name	Patheon PSUs ($)(1)	Patheon Options to be Converted into Adjusted Options ($)(2)	Patheon RSUs to be Converted into Adjusted RSUs ($)(3)	MEIP Awards ($)(4)	Total ($)
James Mullen	$16,176,195	$2,066,951	$3,270,120	$33,051,865	$54,565,131
Stuart Grant	$3,504,795	—	—	$7,161,210	$10,666,005
Michel Lagarde	—	$10,939,525	$7,041,965	—	$17,981,490
Francisco Negron	$4,661,335	$248,449	$393,085	$4,294,885	$9,597,754
Michael E. Lytton(5)	$4,052,720	—	—	—	$4,052,720
(1)	This column represents the aggregate dollar value of Patheon PSUs expected to be held by each NEO as of August 6, 2017, which will vest based on actual achievement of performance criteria as a result of the Offer Closing and be canceled and converted into a right to receive an amount in cash (without interest) equal to the product of (i) the Offer Consideration and (ii) the total number of Shares subject to the vested Patheon PSUs.
(2)	This column represents the aggregate dollar value of the accelerated vesting of unvested Patheon Options which, pursuant to the Purchase Agreement, should be converted at the time of the Offer Closing into Adjusted Options expected to be held by each NEO. Such Adjusted Options will fully vest upon a qualifying termination, with applicable performance goals for incomplete performance periods being deemed achieved at target, and will be settled as soon as reasonably practicable.
(3)	This column represents the aggregate dollar value of the accelerated vesting of unvested Patheon RSUs which, pursuant to the Purchase Agreement, should be converted at the time of the Offer Closing into Adjusted RSUs expected to be held by each NEO as of August 6, 2017. Such Adjusted RSUs will fully vest upon a qualifying termination, with applicable performance goals for incomplete performance periods being deemed achieved at target. In such case, Adjusted RSUs will be settled as soon as reasonably practicable, but not later than ten (10) days following such NEO’s execution and non-revocation of a release.
(4)	This column represents the aggregate dollar value of the accelerated vesting of Class B Units, the vesting of which will accelerate as a result of the Offer Closing, expected to be held by each NEO as of August 6, 2017.
(5)	Mr. Lytton died on December 5, 2016 and certain amounts are payable with respect to equity expected to be held by his estate as of August 6, 2017 pursuant to the Lytton Estate Agreement, including Patheon PSUs and MEIP Awards. The MEIP Awards vested upon execution of the Lytton Estate Agreement, which was not entered into in connection with the Offer. The Mr. Lytton’s estate is also entitled to receive COBRA benefits pursuant to the Lytton Estate Agreement. These COBRA benefits are currently being paid and are not in connection with the Offer. For additional information regarding the Lytton Estate Agreement, please see above the section of this proxy statement captioned “Arrangements with Current Executive Officers and Directors of Patheon—Lytton Estate Letter Agreement”.
(f)	The amounts in this column represent the aggregate dollar value of the amounts reported in columns (b) through (e). The table below reflects the amount of single-trigger and double-trigger payments payable to each NEO in connection with the Offer Closing.
Name	Single-Trigger Payments ($)(1)	Double-Trigger Payments ($)(2)	Total ($)
James Mullen	$49,228,060	$8,377,893	$57,605,953
Stuart Grant	$10,666,005	$760,000	$11,426,005
Michel Lagarde	—	$20,054,778	$20,054,778
Francisco Negron	$8,956,220	$1,261,452	$10,217,672
Michael E. Lytton	$4,052,720	—	$4,052,720
(1)	This column represents the aggregate dollar value of single-trigger payments payable to each NEO in connection with the Offer Closing, which include Patheon PSUs and MEIP Awards. With respect to Mr. Lytton, this column also includes the value of health benefits payable to his beneficiaries pursuant to the Lytton Estate Agreement, though they were vested prior to the Offer Closing. For additional information regarding the Lytton Estate Agreement, please see above the section of this proxy statement captioned “Arrangements with Current Executive Officers and Directors of Patheon—Lytton Estate Letter Agreement.”
(2)	This column represents the aggregate dollar value of double-trigger payments payable to each NEO in connection with the Offer Closing, which include cash compensation, Patheon Options and Patheon RSUs to be converted into Adjusted Options and Adjusted RSUs, respectively.

Acceptance Time of the Offer and the Transactions

The Purchase Agreement provides, among other things, that, subject to the terms and conditions set forth therein, Purchaser will (and Thermo Fisher will cause Purchaser to), (a) at or as promptly as practicable following the Expiration Time (but in any event within two business days thereafter) accept for payment (the time of acceptance for payment, the “Acceptance Time”) and (b) at or as promptly as practicable following the Acceptance Time (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) thereafter), pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time. It is expected that following the Offer Closing, the listing of the Shares on the NYSE will be terminated, Patheon will no longer be a publicly traded company, and the Shares will be deregistered under the Exchange Act, resulting in the cessation of Patheon’s reporting obligations with respect to the Shares with the SEC.

Certain Tax Considerations Regarding the Offer and the Post-Offer Reorganization

Certain U.S. Federal Income Tax Considerations

The following is a summary of U.S. federal income tax consequences of the Offer and the Post-Offer Reorganization to U.S. Holders (as defined below) of Patheon whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are not tendered but who receive cash in the Post-Offer Reorganization. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed, and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not currently intend to seek, any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The summary applies only to U.S. Holders who hold their Shares as capital assets within the meaning of Section 1221 of the Code. The summary is not a complete description of all of the tax consequences of the Offer or the Post-Offer Reorganization and in particular, does not address many of the tax considerations that may be relevant to a holder in light of his, her or its particular circumstances or that may be applicable to shareholders that may be subject to special tax rules, including, without limitation: foreign taxpayers; small business investment companies; banks, certain financial institutions or insurance companies; real estate investment trusts, regulated investment companies or grantor trusts; dealers or traders in securities, commodities or currencies; persons that mark their securities to market; cooperatives; tax-exempt entities; retirement plans; certain former citizens or long-term residents of the United States; persons that received Shares as compensation for the performance of services; persons that hold Shares as part of a “hedging,” “integrated,” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes; partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that hold Shares through such an entity; S-corporations; persons whose functional currency is not the U.S. dollar; persons that own directly, indirectly, or through attribution 10% or more of the voting power or value of the outstanding Shares; persons holding Shares in connection with a trade or business conducted outside the United States; controlled foreign corporations within the meaning of Section 957 of the Code; or passive foreign investment companies within the meaning of Section 1297 of the Code (each, a “PFIC”). Moreover, this summary does not address the U.S. federal estate, gift, unearned income Medicare contribution, alternative minimum tax, and any other applicable non-income tax laws, or any applicable state, local or non-U.S. tax laws.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the United States; (b) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, or of any state or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (d) a trust, if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. This discussion does not address the tax consequences to persons who are not U.S. Holders.

If a partnership, or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and persons treated as partners in such entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Post-Offer Reorganization.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND THE POST-OFFER REORGANIZATION, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME, AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Receipt of Cash in Exchange for Shares Pursuant to the Offer

The exchange of Shares by U.S. Holders for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding tax) in exchange for Shares pursuant to the Offer and the U.S. Holder’s adjusted tax basis in such Shares. Any such gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period for such Shares is more than one year. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, is generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized pursuant to the Offer is subject to certain limitations. If a U.S. Holder acquired different blocks of Shares at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Shares.

Patheon believes that it is not, and has not been, a PFIC for U.S. federal income tax purposes since its initial public offering in July 2016, and the foregoing discussion is based upon that conclusion. In general, the test for determining whether Patheon is or has been a PFIC is applied annually and is based upon the composition of Patheon’s and certain of its affiliates’ income and assets for such taxable year. If Patheon were a PFIC in the current taxable year or in any prior taxable year in which the tendering U.S. Holder has held the Shares, then such U.S. Holder generally would be subject to adverse U.S. federal income tax consequences with respect to gain recognized on any sale or exchange of such Shares, including an exchange of such Shares pursuant to the Offer, unless such U.S. Holder has in effect certain elections, such as the mark-to-market election. U.S. Holders should consult their own tax advisors concerning whether Patheon is or has been a PFIC for any given taxable year during which such U.S. Holder has owned Shares and the tax consequences of tendering Shares pursuant to the Offer.

Receipt of Cash in Exchange for Shares Pursuant to the Post-Offer Reorganization

The U.S. federal income tax consequences of the Post-Offer Reorganization will depend on the exact manner in which it is carried out. However, if a U.S. Holder receives cash for Shares in the Compulsory Acquisition or the Second Step Distribution, the U.S. federal income tax consequences to such U.S. Holder would generally be the same as described above. You may be subject to Dutch dividend withholding tax (dividendbelasting), as further described in — “Certain Other Dutch Tax Aspects Specific to the Asset Sale and Liquidation.” Gain or loss, if any, recognized by a U.S. Holder as a result of the cash received for Shares pursuant to the Offer or the Post-Offer Reorganization will generally be treated as U.S. source gain or loss, as the case may be. Consequently, you may not be able to use the foreign tax credit arising from the Dutch dividend withholding tax (dividendbelasting) on the exchange of the Shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Alternatively, you may take a deduction for any Dutch dividend withholding tax (dividendbelasting) imposed if you do not elect to claim a foreign tax credit for any foreign taxes paid during the taxable year. The calculation of deductions and U.S. foreign tax credits involves the application of complex rules and limitations may apply. Each U.S. Holder should consult its own tax advisor concerning the tax consequences of exchanging Shares pursuant to the Post-Offer Reorganization.

Information Reporting and Backup Withholding

A U.S. Holder who exchanges Shares pursuant to the Offer or the Post-Offer Reorganization is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies.

Certain Dutch Tax Consequences

The following is a summary of certain material Dutch tax consequences of the Offer and the Post-Offer Reorganization for the shareholders of Patheon whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are not tendered but who receive cash in the Post-Offer Reorganization. It does not address tax consequences applicable to holders of Patheon Options, Patheon RSUs or Patheon PSUs. The summary is for general information only and does not consider all possible tax considerations or consequences that may be relevant to all categories of investors, some of which may be subject to special treatment under applicable law (such as trusts or other similar arrangements), and in view of its general nature, this summary should be treated with corresponding caution. Shareholders are expressly urged to consult with their tax advisers with regard to the tax consequences of tendering their Shares pursuant to the Offer and the Post-Offer Reorganization.

Please note that this summary does not describe the tax considerations for:

a.	Patheon shareholders, if such shareholders, or in the case of individuals, his/her partner, certain other relatives or certain persons sharing his/her household, alone or together, directly or indirectly have a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in Patheon under the Dutch Personal Income Tax Act 2001 (Wet inkomstenbelasting 2001) or the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). In general, a substantial interest in Patheon is considered present if the shareholder, or in the case of individuals, his/her partner, certain other relatives or certain persons sharing his/her household, alone or together, directly or indirectly holds Shares representing five percent or more of the total issued and outstanding capital of Patheon and/or is entitled to five percent of Patheon’s annual profit, and/or five percent of the proceeds upon liquidation of Patheon. A deemed substantial interest arises if a substantial interest (or part thereof) has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.
b.	Patheon shareholders that are corporate legal entities that derive benefits from the Shares that are exempt under the participation exemption regime (deelnemingsvrijstelling) or that qualify for participation credit (deelnemingsverrekening) as laid down in the Dutch Corporate Income Tax Act 1969 or would have been exempt under the participation exemption regime if such shareholder were a taxpayer in The Netherlands. In general, an interest of five percent or more in the nominal paid-up share capital of Patheon should either qualify for the participation exemption regime or the participation credit regime. A shareholder may also have a qualifying participation if such Patheon shareholder does not have a five percent interest but a related entity (a statutorily defined term) does, or if Patheon is a related entity (a statutorily defined term) of the Patheon shareholder.
c.	Patheon shareholders who are individuals and for whom the Shares or any benefit derived from the Shares are a remuneration or deemed to be a remuneration for activities performed by such Patheon shareholders or certain individuals related to such shareholder (as defined in the Dutch Personal Income Tax Act 2001).
d.	Patheon shareholders who are individuals and for whom the Shares or any benefit derived from the Shares are attributable to employment activities the income from which is taxable in The Netherlands.
e.	Pension funds, investment institutions (fiscale beleggingsinstellingen), exempt investment institutions (vrijgestelde beleggingsinstellingen) and other entities that are not subject to or are exempt (in full or in part) from corporate income tax in The Netherlands or any other state.
f.	Patheon shareholders who or that are not considered the beneficial owner (uiteindelijk gerechtigde) of these Shares or the benefits derived from or realized in respect of these Shares

This summary only addresses the Dutch national tax legislation and published regulations, as in effect on the date of this Offer and as interpreted in published case law until this date, without prejudice to any amendment introduced at a later date and implemented with or without retro-active effect.

Where this summary refers to The Netherlands, such reference is restricted to the part of the Kingdom of The Netherlands that is situated in Europe and the legislation applicable in that part of the Kingdom of The Netherlands.

Certain Dutch Tax Consequences of the Offer and the Post-Offer Reorganization

Dutch Resident Individual Shareholders

An individual shareholder who is resident or deemed to be resident in The Netherlands for Dutch tax purposes will be subject to Dutch personal income tax (inkomstenbelasting) on any gains realized as a result of the tendering of Shares pursuant to the Offer, as a result of the Compulsory Acquisition or as a result of the

Asset Sale and Liquidation in an amount equal to the difference, if any, between the amount of cash received and the tax book value of the Shares for that shareholder at progressive rates up to a maximum of 52% if:

a.	the Shares are attributable to an enterprise from which the individual derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth of (medegerechtigdheid tot het vermogen) such enterprise, without being an entrepreneur or a shareholder as defined in the Dutch Personal Income Tax Act 2001; or
b.	such income or capital gains qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden), which includes activities with respect to the Shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

If the above mentioned conditions (a) and (b) do not apply to an individual shareholder, the Shares will be subject annually to Dutch personal income tax imposed on a fictitious yield on such Shares. The Shares held by such individual shareholder will be taxed under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income or capital gains realized as a result of the tendering of Shares pursuant to the Offer (or during the Subsequent Offering Period) or pursuant to the Post-Offer Reorganization, the annual taxable benefit of the assets and liabilities of a Dutch individual that are taxed under this regime, including the Shares, is set at a percentage of the positive balance of the fair market value of these assets, including the Shares, and the fair market value of these liabilities. The percentage increases:

(i)	from 2.87% of this positive balance up to EUR 75,000;
(ii)	to 4.60% of this positive balance of EUR 75,000 up to EUR 975,000; and
(iii)	to a maximum of 5.39% of this positive balance of EUR 975,000 or higher.

These percentages will be reassessed every year. No taxation occurs if this positive balance does not exceed a certain threshold (heffingsvrij vermogen). The fair market value of assets, including the Shares, and liabilities that are taxed under this regime is measured, in general, exclusively on January 1st of every calendar year. The tax rate under the regime for savings and investments is a flat rate of 30%. By virtue of the deemed income recognized, the actual benefits derived (including profit distributions and capital gains) are not as such subject to Dutch personal income tax.

Dutch Resident Corporate Shareholders

Corporate shareholders who are resident or deemed to be resident in The Netherlands for Dutch corporate income tax purposes will generally be subject to Dutch corporate income tax on any gains realized as a result of the tendering of Shares pursuant to the Offer, as a result of the Compulsory Acquisition or as a result of the Asset Sale and Liquidation up to a maximum rate of 25%.

Non-Dutch Resident Shareholders

A shareholder that is not a resident or deemed to be a resident of The Netherlands will not be subject to Dutch taxes on any gains realized as a result of the tendering of Shares pursuant to the Offer, as a result of the Compulsory Acquisition or as a result of the Asset Sale and Liquidation, provided that:

a.	in the case of a non-Dutch resident shareholder that is not an individual, such shareholder (i) does not derive profits from an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative the Shares are attributable, or (ii) is not, other than by way of securities, entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in The Netherlands and to which enterprise the Shares are attributable; or
b.	in the case of a non-Dutch resident shareholder that is an individual, such shareholder (i) does not derive profits from an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative the Shares are attributable, or (ii) does not realize income or gains with respect to the Shares that qualify as income from miscellaneous activities in The

Netherlands, which include activities with respect to the Shares that exceed regular, active portfolio management, or (iii) is not, other than by way of securities, entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands and to which enterprise the Shares are attributable.

In the case of a non-Dutch resident shareholder that is taxable in The Netherlands, such shareholder will generally be taxed in the same way as comparable Dutch resident taxpayers, as described above.

Other Taxes and Duties

No Dutch value added tax and no Dutch registration tax, customs duty, stamp duty or any other similar documentary tax or duty will be payable by a shareholder on any payment pursuant to the Offer, the Compulsory Acquisition or the Asset Sale and Liquidation.

Certain Other Dutch Tax Aspects Specific to the Asset Sale and Liquidation

If the Asset Sale and Liquidation are implemented, Dutch dividend withholding tax (dividendbelasting) will be due at the statutory rate of 15% to the extent that the amount of the Second Step Distribution exceeds the average paid-in capital on the Shares as recognized for Dutch dividend withholding tax purposes (which amount may be subject to an advance tax clearance by the Dutch tax authorities on the amount of paid-in capital on the Shares as recognized for Dutch dividend withholding tax purposes), subject to any exemption, reduction or refund that may be available to a Patheon shareholder under Dutch domestic tax law, tax treaties entered into by The Netherlands or European Union law.

Shareholders who are a resident or deemed to be resident in The Netherlands for Dutch tax purposes, can generally credit the Dutch dividend withholding tax against their Dutch personal income tax or corporate income tax liability and are entitled to a refund to the extent the Dutch dividend withholding tax exceeds the amount of the Dutch personal income tax or corporate income tax otherwise payable. The same generally applies to shareholders that are neither resident nor deemed to be resident of The Netherlands if the Shares are attributable to a Dutch permanent establishment of such non-resident shareholder.

Appraisal Rights

Patheon shareholders are not entitled under Dutch law or otherwise to appraisal rights with respect to the Offer. However, in the event that after the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), Thermo Fisher or its affiliates own less than 100% but at least 95% of Patheon’s issued and outstanding capital (geplaatst en uitstaand kapitaal), Purchaser may elect to effectuate, or to cause its designee to effectuate, the Post-Offer Reorganization by means of the Compulsory Acquisition pursuant to which it will acquire all Shares held by non-tendering Patheon shareholders in accordance with Section 2:92a or Section 2:201a of the Dutch Civil Code. In the Compulsory Acquisition, the Dutch Court has sole discretion to determine the per Share price, which may be greater than, equal to or less than the Offer Consideration, with such price potentially being increased by the Dutch Statutory Interest. The non-tendering Patheon shareholders do not have the right to commence a Compulsory Acquisition proceeding to oblige Purchaser to buy their Shares.

Regulatory Approvals; Efforts

Patheon, Thermo Fisher, and Purchaser have agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Purchase Agreement, including (a) promptly obtaining all authorizations, consents, orders, and approvals from any governmental authority or other entity that may be, or become, necessary for the performance of their respective obligations under the Purchase agreement and to consummate the transactions contemplated by the Purchase Agreement, (b) taking all actions that may be requested by any such governmental authority to obtain such authorizations, consents, orders, and approvals, and (c) avoiding entry of any legal orders, or dissolution of any such legal orders, that would have the effect of preventing or materially delaying the consummation of the transactions contemplated by the Purchase Agreement. These efforts include, but are not limited to, (i) filing a Premerger Notification and Report Form pursuant to the HSR Act within 10 business days of the date of the Purchase Agreement, (ii) promptly making all other required filings with respect the EU Merger Regulation, other required antitrust approvals and any other applicable antitrust laws, and (iii) responding as promptly as practicable to any inquiries or requests received from the United States Federal Trade Commission, the United States Department of Justice or any other governmental authority in connection with antitrust or related matters. Thermo Fisher and Patheon filed their respective HSR Act notifications on May 30, 2017. The HSR waiting period expired at 11:59 p.m. EDT on June 14, 2017.

Patheon, Thermo Fisher, and Purchaser will consult and cooperate with one another and consider in good faith the views of one another in connection with any proceedings relating to antitrust laws, and each will provide to the other, in advance, any material written analyses, presentations, memoranda, briefs, and proposals made or submitted to any governmental authority in connection with such proceedings. Either party may limit the disclosure of commercially sensitive portions of such materials to the outside counsel and consultants of the other parties.

Patheon, Thermo Fisher, and Purchaser will give each other prompt notice of any pending or threatened request, inquiry, or other action brought by a governmental authority, or brought by a third party before a governmental authority, in respect of the transactions contemplated by the Purchase Agreement under any antitrust laws (an “Antitrust Investigation”). To the extent permitted by applicable law and other applicable limitations (including the preservation of attorney-client privilege), each party will use its reasonable best efforts to keep the other parties informed of the status of any Antitrust Investigation, promptly inform each other of any communications (other than non-material communications) to or from the United States Federal Trade Commission, the United States Department of Justice or any other governmental authority, in connection with such Antitrust Investigation, give each other reasonable advance notice of all meetings or teleconferences (excluding non-material teleconferences) with any governmental authority in connection with any such Antitrust Investigation, and consult with each other in advance and consider in good faith each other’s views in connection with (including by providing the other party reasonable opportunity to comment on) any material analysis, memorandum, or other presentation made or submitted to any such governmental authority.

Patheon, Thermo Fisher, and Purchaser will promptly furnish to each other all information required or requested to be included in any application, filing or submission made pursuant to the rules and regulations of any governmental authority in connection with the applications or filings to be made under applicable antitrust laws. Each party will have the right to review in advance and, to the extent practicable, to be consulted on all information relating to it or its affiliates that might appear in any such applications, filings or submissions, and its comments will be considered in good faith by the other party. In the case of commercially sensitive information of a providing party contained in such applications or filings, or information the provision of which would infringe antitrust laws, disclosure may be limited to other party’s outside legal counsel, and such outside legal counsel will not disclose such information to the other parties and will enter into a customary joint defense agreement, if requested.

In the event that any legal action is commenced challenging the transactions contemplated by the Purchase Agreement as violating any antitrust law, each party shall cooperate with each other party and use its respective reasonable best efforts to contest and resist any such action and to have vacated, lifted, reversed, or overturned any order resulting from such action, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by the Purchase Agreement, provided, however, that these obligations shall expire as of the End Date.

Thermo Fisher will have principal responsibility for determining the timing and sequence of seeking the required authorizations, consents, orders and approvals under applicable antitrust laws and other laws and from any governmental authorities and strategy with respect to obtaining such authorizations, consents, orders and approvals.

Thermo Fisher will, and will cause its subsidiaries to, use reasonable best efforts to, promptly take all actions that are necessary to (a) secure the approvals, expiration or termination of any waiting periods under the EU Merger Regulation or other required antitrust approvals applicable to the consummation of the transactions contemplated by the Purchase Agreement and (b) resolve any objections to such transactions from any governmental authority, in each case to the extent necessary in order to prevent the imposition of any legal restraint that would prevent, restrict, or delay the consummation of such transactions. However, notwithstanding the foregoing, Thermo Fisher and its subsidiaries are not required to, and Patheon and its subsidiaries agree not to (other than at the written request of Thermo Fisher, in which case Patheon and its subsidiaries will, provided the effectiveness of any such action is conditioned on the Offer Closing) (i) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of, or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of, or otherwise encumber before or after the Acceptance Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Thermo Fisher, Patheon or any of their respective subsidiaries (or consent to any such transaction), (ii) agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Thermo Fisher’s, Patheon’s or any of their respective subsidiaries’ ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses, or interests therein or Thermo Fisher’s or Purchaser’s ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to the capital stock of Patheon or (iii) agree to other structural, behavioral, or conduct relief with respect to the behavior of Thermo Fisher, Purchaser or Patheon and any of their subsidiaries, unless such remedy actions do not, individually or in the aggregate, have a material impact on the benefits that Thermo Fisher reasonably expects to derive from the transactions contemplated by the Purchase Agreement.

Financing of the Offer and the Other Transactions Contemplated by the Purchase Agreement

The Offer is not conditioned upon Purchaser obtaining financing to fund the purchase of Shares pursuant to the Offer and to fund the Post-Offer Reorganization.

Purchaser estimates that the total amount of funds required for Purchaser to purchase all outstanding Shares in the Offer and to consummate the other transactions contemplated by the Purchase Agreement, pay related transaction fees and expenses and pay or refinance certain outstanding debt of Patheon that is required to be paid or refinanced upon the consummation of the Offer and the other transactions contemplated by the Purchase Agreement, will be approximately $7.4 billion. Purchaser anticipates funding such cash requirements from a combination of sources, including (a) available cash and cash equivalents of Thermo Fisher and its subsidiaries, (b) committed debt financing that Thermo Fisher received from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, who may syndicate the facility to other banks in respect of a senior unsecured 364-day bridge loan facility as further described below, (c) a new term loan credit facility and/or (d) proceeds from the sale of debt and/or equity securities of Thermo Fisher.

Pursuant to (a) a Commitment Letter dated as of May 15, 2017, among Thermo Fisher, Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (the “Original Commitment Letter”) and (b) a related Supplemental Commitment Letter dated as of May 26, 2017, among Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, Thermo Fisher and the additional lenders party thereto (the “Supplemental Commitment Letter” and, together with the Original Commitment Letter, the “Bridge Commitment Letter”), Thermo Fisher received commitments from the lenders party to the Bridge Commitment Letter for a senior unsecured bridge loan facility in an aggregate principal amount of up to $7.3 billion (the “Bridge Facility,” and the loans made thereunder, the “Bridge Loans”).

Purchaser expects that borrowings under the Bridge Facility (to the extent they are actually made) will be refinanced or repaid with funds generated internally by Thermo Fisher and its subsidiaries or obtained from other financing sources, which may include the proceeds of additional loans and/or the sale of securities. No decision has been made concerning this matter as of the date of this proxy statement, and any future decisions will be made based on Thermo Fisher’s review from time to time of the advisability of making additional borrowings and/or selling particular securities, as well as prevailing interest rates and other economic and market conditions. Furthermore, nothing herein is or will be deemed to be an offer or sale of securities, which offering or sale may only be made pursuant to appropriate offering documentation.

Although the debt financing described in this proxy statement is not subject to a due diligence or “market out” condition, such financing is subject to customary conditions for financings of this type and may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available. The Offer is not subject to a financing condition but is subject to other conditions as described in the Offer to Purchase.

Legal Proceedings Regarding the Offer

United States District Court Shareholder Litigation

On June 19, 2017, a putative class action lawsuit was filed by a purported shareholder of Patheon against Patheon and the members of the Patheon Board in the United States District Court for the Southern District of New York, captioned Phillips v. Patheon N.V., et al, Case No. 1:17-cv-04604 (the “Phillips Complaint”). The Phillips Complaint generally alleges, among other things, that the defendants violated Sections 14 and 20 of the Securities Exchange Act of 1934 and regulations promulgated thereunder by failing to disclose purportedly material information in the Schedule 14D-9 filed with the SEC in connection with the Offer. The Phillips Complaint seeks, among other things, to enjoin the closing of the Offer and/or consummation of the transactions contemplated by the Purchase Agreement, unspecified money damages and an award of attorneys’ and expert fees and costs.

On June 20, 2017, a second putative class action lawsuit was filed by a purported shareholder of Patheon against Patheon, the members of the Patheon Board, Thermo Fisher and Purchaser in the United States District Court for the Southern District of New York, captioned Sciabacucchi v. Patheon N.V., et al, Case No. 1:17-cv-04657 (the “Sciabacucchi Complaint”). The Sciabacucchi Complaint generally alleges, among other things, that the defendants violated Sections 14 and 20 of the Securities Exchange Act of 1934 and regulations promulgated thereunder by failing to disclose purportedly material information in the Schedule 14D-9 filed with the SEC in connection with the Offer. The Sciabacucchi Complaint seeks, among other things, to enjoin the consummation of the transactions contemplated by the Purchase Agreement, rescission of the transactions contemplated by the Purchase Agreement if consummated, along with unspecified rescissory damages, the filing of a new solicitation statement, and an award of attorneys’ and experts’ fees.

On June 22, 2017, a third putative class action lawsuit was filed by a purported shareholder of Patheon against Patheon and the members of the Patheon Board in the United States District Court for the Southern District of New York, captioned Bushansky v. Patheon N.V., et al, Case No. 1:17-cv-04758 (the “Bushansky Complaint”). The Bushansky Complaint generally alleges, among other things, that the defendants violated Sections 14 and 20 of the Securities Exchange Act of 1934 and regulations promulgated thereunder by failing to disclose purportedly material information in the Schedule 14D-9 filed with the SEC in connection with the Offer. The Bushansky Complaint seeks, among other things, to enjoin the closing of the Offer and/or consummation of the transactions contemplated by the Purchase Agreement, rescission of the transactions contemplated by the Purchase Agreement if consummated, along with unspecified rescissory damages, and an award of attorneys’ and experts’ fees.

Each of the defendants believes that the claims asserted in the Phillips, Sciabacucchi and Bushansky Complaints are without merit.

Additional lawsuits arising out of or relating to the Purchase Agreement and the transactions contemplated thereby, including the Offer, may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, Patheon, Purchaser and Thermo Fisher will not necessarily announce such additional filings.

MARKET PRICES AND DIVIDEND DATA

The Shares currently trade on the NYSE under the ticker symbol “PTHN.” Patheon has advised Thermo Fisher and Purchaser that, as of the close of business on June 23, 2017, the latest practicable trading date prior to the date of this proxy statement, (i) 145,136,214 Shares were outstanding (not including any treasury shares), (ii) 1,747,750 Shares were subject to issuance pursuant to outstanding Patheon Options (assuming maximum performance targets are achieved for any performance-based Patheon Options), (iii) 1,408,018 Shares were subject to issuance pursuant to outstanding Patheon RSUs and (iv) 1,705,355 Shares (assuming performance targets are achieved based on the Offer Consideration) were subject to issuance pursuant to outstanding Patheon PSUs.

The following table sets forth, for the periods indicated, the high and low intraday sale prices per Share for each quarterly period within the three preceding fiscal years, as reported on the NYSE.

	High	Low
Year Ended October 31, 2016
Third Quarter (from July 21, 2016, date of initial public offering)	$26.58	$24.11
Fourth Quarter	$31.02	$24.45
Year Ended October 31, 2017
First Quarter	$30.06	$24.98
Second Quarter	$32.95	$23.72
Third Quarter (through June 23, 2017)	$35.10	$25.60

The Offer Consideration of $35.00 per Share represents a premium of approximately 34.6% over the reported closing price of $26.00 per Share on the NYSE on May 12, 2017, the last full trading day prior to the public announcement of the signing of the Purchase Agreement. On May 30, 2017, the last full trading day before the commencement of the Offer, the reported closing price of the Shares on the NYSE was $34.65 per Share. On June 23, 2017, the last full trading day prior to the date of this proxy statement, the reported closing price of the Shares on the NYSE was $34.80 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

Patheon has not declared or paid any cash dividends on its share capital since its initial public offering and intends to retain future earnings, if any, for use of the operation of its business, and does not currently intend to pay any cash dividends in the foreseeable future.

ORDINARY SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of our issued ordinary Shares (based on 145,136,214 Shares outstanding as of June 23, 2017).

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares Owned
JLL Associates GP V (Patheon), Ltd. (“JLL Limited”)(1)	56,474,504	38.9%
DSM(2)	48,697,292	33.6%
(1)	Includes Shares held by JLL Limited and various investment funds affiliated with JLL. JLL Limited may be deemed to be the beneficial owner of 5,975,840 Shares (which are not included in the table above) which are held indirectly by the Partnership for the benefit of certain of our employees as described below. JLL Limited disclaims beneficial ownership of such Shares except to the extent of any pecuniary interest therein. JLL Limited is located at 450 Lexington Avenue, 31st Floor, New York, NY 10017.
(2)	DSM is a publicly traded entity with ordinary shares listed on Euronext Amsterdam and American Depositary Receipts listed on OTCQX International Premier. Ultimate voting and dispositive power with regard to these Shares is subject to approval by the eight-member Supervisory Board of Koninklijke DSM N.V. Each such member disclaims any such beneficial ownership. DSM is located at Het Overloon 1, 6411 TE Heerlen, The Netherlands.

The following table sets forth certain information regarding ordinary Shares beneficially owned on June 23, 2017 by (1) each member of the Patheon Board, (2) each nominee to be a member of the Patheon Board, (3) each named executive officer and (4) all directors and the executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Owned
Daniel Agroskin(2)	—	—
Raul Cardona Torres	9,713		*
Charles I. Cogut	—	—
Pamela Daley	60,891		*
Philip Eykerman	28,000		*
Harry R. Gill(3)	—	—
Stuart R. Grant(3)	—	—
Hans Peter Hasler	10,635		*
William B. Hayes	11,218		*
Rebecca Holland New(3)	—	—
Michael J. Lehmann(8)	—	—
Michel Lagarde(4)	79,365	—
Paul S. Levy(5)	62,000		*
Michael Lytton(3) (6)	130,700	—
Jeffrey P. McMullen	21,218		*
James C. Mullen(7)	—	—
Francisco R. Negron(8)	—	—
Gary P. Pisano	11,218		*
Craig E. Schneier	50,375	—
Eric M. Sherbet(8)	—	—
Stephan B. Tanda	—	—
Lukas Utiger(8)	—	—
Hugh C. Welsh	—	—
Seth H. Hoogasian	—	—
Anthony H. Smith	—	—
Patrick M. Durbin	—	—
John Sos	—	—
Shiraz Ladiwala	—	—
Directors and executive officers as a group (23 people)	475,333		*
*	Less than 1%.
(1)	Shares deemed beneficially owned include (i) Shares held by immediate family members, (ii) Shares that can be acquired through stock options exercisable within 60 days, and (iii) Shares that will be acquired upon the vesting of restricted stock units on or within 60 days.

(2)	Mr. Agroskin is a director of JLL/Delta Patheon GP, Ltd., the general partner of the Partnership and is a shareholder and director of JLL Limited. By virtue of his position as a shareholder and director of JLL Limited, which controls various investment funds affiliated with JLL, and as a director of the general partner of the Partnership, Mr. Agroskin may be deemed to be the beneficial owner of the Shares held indirectly by JLL Limited, various investment funds affiliated with JLL and the Partnership. Mr. Agroskin disclaims beneficial ownership of such Shares except to the extent of any pecuniary interest therein.
(3)	Messrs. Gill and Grant, Ms. Holland, and the estate of Michael Lytton each hold interests in the Partnership and certain investment funds which are controlled by JLL Limited, and are the beneficiaries of Shares held by such funds and 305,094 Shares, 566,603 Shares, 286,585 Shares and 386,292 Shares, respectively, of our Shares held indirectly by the Partnership, a portion of which Shares are subject to the forfeiture and vesting provisions set forth in the MEIP. Each of Messrs. Gill and Grant, Ms. Holland, the estate of Michael Lytton disclaim beneficial ownership of the Shares held by the Partnership and such funds except to the extent of any pecuniary interest therein.
(4)	Mr. Lagarde is our President and is a director of JLL/Delta Patheon GP, Ltd., the general partner of the Partnership and is a shareholder and director of JLL Limited. By virtue of his position as a shareholder and director of JLL Limited, which controls various investment funds affiliated with JLL, and as a director of the general partner of the Partnership, Mr. Lagarde may be deemed to be the beneficial owner of the Shares held indirectly by JLL Limited, various investment funds affiliated with JLL and the Partnership. Mr. Lagarde disclaims beneficial ownership of such Shares except to the extent of any pecuniary interest therein.
(5)	Mr. Levy is the Chairman of the Patheon Board and a director of JLL/Delta Patheon GP, Ltd., the general partner of the Partnership. By virtue of his position as a shareholder and managing director of JLL Limited, which controls various investment funds affiliated with JLL, and as a director of the general partner of the Partnership, Mr. Levy may be deemed to be the beneficial owner of the Shares held indirectly by JLL Limited, various investment funds affiliated with JLL and the Partnership. Mr. Levy disclaims beneficial ownership of such Shares except to the extent of any pecuniary interest therein. The Shares reported in the table above are held by Great Point Ventures, LLC (“GPV”). Mr. Levy is the sole manager of GPV, the members of which are certain trusts held for the benefit of family members of Mr. Levy. Mr. Levy disclaims beneficial ownership of the securities held by GPV, except to the extent of his pecuniary interest, if any, in the securities by virtue of his ownership of GPV.
(6)	Mr. Lytton died on December 5, 2016. The Shares referenced in the table above were distributed to the estate of Mr. Lytton in respect of a portion of the Shares held by the Partnership in respect of Mr. Lytton’s MEIP Awards that were no longer subject to forfeiture as of the date of the Lytton Estate Agreement. For additional information regarding the Lytton Estate Agreement, please see the section of this proxy statement below captioned “—Interests of the Directors and Executive Officers of Patheon in the Offer and the Asset Sale—Lytton Estate Letter Agreement”
(7)	Mr. Mullen is our Chief Executive Officer and a director of JLL/Delta Patheon GP, Ltd., the general partner of the Partnership. Mr. Mullen also holds interests in each of the Partnership and certain investment funds which are controlled by JLL Limited, and is the beneficiary of 2,615,089 of our ordinary Shares held indirectly by the Partnership, which Shares are subject to the forfeiture and vesting provisions set forth in the MEIP. Mr. Mullen disclaims beneficial ownership of such Shares except to the extent of any pecuniary interest therein.
(8)	Messrs. Lehmann, Negron, Sherbet and Utiger hold interests in the Partnership and are the beneficiaries of 373,754 Shares, 330,169 Shares, 129,595 Shares and 373,754 Shares, respectively, of our Shares held indirectly by the Partnership, which Shares are subject to the forfeiture and vesting provisions set forth in the MEIP. Each of Messrs. Lehmann, Negron, Sherbet and Utiger disclaim beneficial ownership of the Shares held indirectly by the Partnership except to the extent of any pecuniary interest therein.

FUTURE SHAREHOLDER PROPOSALS

A date for the next general meeting after the Extraordinary General Meeting has not yet been scheduled. Depending on if and when the Offer and the other transactions completed by the Purchase Agreement are completed, Patheon may not hold such next general meeting.

In accordance with Dutch law, a proposal of a shareholder intended to be presented at a general meeting must be received at our principal executive offices no later than (i) the sixtieth day prior to that general meeting if Patheon is an N.V. (naamloze vennootschap) or (ii) the thirtieth day prior to that general meeting if Patheon is a B.V. (besloten vennootschap met beperkte aansprakelijkheid), if the proposal is to be considered for inclusion in our proxy statement relating to such meeting.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than any portions of such documents that are furnished to, but not filed with, the SEC). These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Patheon filings with the SEC are incorporated by reference:

•	Patheon’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016, filed with the SEC on December 23, 2016;
•	Patheon’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2017, filed with the SEC on March 17, 2017;
•	Patheon’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2017, filed with the SEC on June 9, 2017;
•	Patheon’s Current Reports on Form 8-K filed with the SEC on November 9, 2016, November 28, 2016, December 8, 2016, December 14, 2016, February 1, 2017, March 9, 2017, April 26, 2017, May 15, 2017 and May 19, 2017; and
•	Patheon’s Current Report on Form 8-K/A filed with the SEC on April 18, 2017.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Extraordinary General Meeting or the termination of the Purchase Agreement (other than any portions of such documents that are furnished to, but not filed with, the SEC). These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy solicitation materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Patheon through the Investor Relations section of our website, www.patheon.com. Copies of the documents listed above are also available for inspection by shareholders free of charge at our principal executive offices at Evert van de Beekstraat 104, 1118 CN Schiphol (Haarlemmermeer), The Netherlands, and at our administrative offices at 140 Kendrick Street, Needham, Massachusetts 02494.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Patheon, N.V.
Attn: Eric Sherbet
Evert van de Beekstraat 104
1118 CN Schiphol (Haarlemmermeer)
The Netherlands
+31 (0)20 622 3243

If you would like to request documents from us, please do so by July 25, 2017 to receive them before the Extraordinary General Meeting. In accordance with Dutch law, each shareholder can request to receive a copy of the proposal to amend the articles of association of the Company up to the date of the Extraordinary General Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website. The information included on our website is not incorporated by reference into this proxy statement. If you have any questions about this proxy statement, the Extraordinary General Meeting, the offering or the transactions or need assistance with voting procedures, you should contact our proxy solicitor:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Banks and Brokerage Firms Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
Email: pthn.info@morrowsodali.com

MISCELLANEOUS

Patheon has supplied all information relating to Patheon, and Purchaser and Thermo Fisher have supplied, and Patheon has not independently verified, all of the information relating to Purchaser and Thermo Fisher contained in the sections of this proxy statement captioned “Summary— Parties Involved in the Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 1, “The Offer and the Other Transactions Contemplated by the Purchase Agreement— Parties Involved in the Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 36 and “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Financing of the Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 100.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the transactions. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 26, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Patheon or any other securities nor is it a substitute for the tender offer materials filed by Thermo Fisher and Purchaser. Purchaser, a wholly owned subsidiary of Thermo Fisher, and Thermo Fisher have filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the SEC and Patheon has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. The offer to purchase all of the outstanding ordinary shares of Patheon is only being made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO, in each case as amended from time to time. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS OF PATHEON ARE URGED TO READ THESE DOCUMENTS, AS FILED AND AS MAY BE AMENDED FROM TIME TO TIME, CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The tender offer materials (including the offer to purchase and the related letter of transmittal and certain other tender offer documents), the solicitation/recommendation statement and this proxy statement and other documents filed with the SEC by Thermo Fisher or Patheon, may be obtained free of charge at the SEC’s website at www.sec.gov or at Patheon’s website at www.patheon.com or by contacting Patheon’s investor relations department at 919-226-3165 or at Thermo Fisher’s website at www.thermofisher.com or by contacting Thermo Fisher’s investor relations department at 781-622-1111. In addition, investors and shareholders of Patheon may obtain a free copies of the tender offer materials and the solicitation/recommendation statement by contacting D.F. King & Co., Inc., the information agent for the tender offer, toll free at (800) 487-4870 (for shareholders) or collect at (212) 269-5550 (for banks and brokers).

ANNEX A

EXECUTION VERSION

PURCHASE AGREEMENT

dated as of

May 15, 2017

by and between

THERMO FISHER SCIENTIFIC INC.,

THERMO FISHER (CN) LUXEMBOURG S.À R.L.

and

PATHEON N.V.

A-i

Annex I – Offer Conditions

Exhibit A – Form of Asset Sale Agreement

Schedule 2.04(a)(v) – Amended Articles of Association of the Company after Delisting and Conversion

A-ii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) dated as of May 15, 2017, by and between Thermo Fisher Scientific Inc., a Delaware corporation (“Parent”), Thermo Fisher (CN) Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg and a wholly-owned subsidiary of Parent (“Buyer”), and Patheon N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (the “Company”).

W I T N E S S E T H :

WHEREAS, Parent and Buyer desire that Buyer acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors (bestuur) of the Company (the “Company Board”) has (i) determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Signing Transactions, are in the best interests of the Company, its business and strategy and its shareholders, employees and other relevant stakeholders, (ii) approved the terms and conditions of this Agreement and the Signing Transactions and the execution, delivery and performance of the Company’s obligations under this Agreement and (iii) resolved, on the terms and subject to the conditions set forth in this Agreement, to support the Offer, to recommend acceptance of the Offer by the shareholders of the Company and to recommend approval and adoption of the resolutions set forth in Section 2.04(a);

WHEREAS, the board of directors of Parent and Buyer have determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are in the best interests of Parent and Buyer, respectively, and have approved the execution, delivery and performance of this Agreement and the consummation of the Transactions;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer shall commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any (subject to the Minimum Condition) and all of the outstanding ordinary shares, par value €0.01 per share, of the Company (collectively, the “Shares”) in exchange for $35.00 per Share, in cash, without interest (the “Offer Consideration”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition of and inducement to Parent’s and Buyer’s willingness to enter into this Agreement, certain shareholders of the Company are executing and delivering tender and support agreements in favor of Parent and Buyer (the “Tender and Support Agreements”) pursuant to which those shareholders, among other things, agree to tender all Shares beneficially owned by them or their controlled Affiliates to Buyer in response to the Offer; and

WHEREAS, Parent, Buyer and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01      Definitions. As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the United States Securities Act of 1933, as amended.

“1934 Act” means the United States Securities Exchange Act of 1934, as amended.

“Acceptance Time” shall have the meaning set forth in Section 2.01(b).

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 5.03(b)(i).

“Action” means any litigation, action, claim, suit, hearing, arbitration, mediation, interference, cancellation, opposition, reexamination or other proceeding (public or private) by or before, or otherwise involving, any Governmental Authority.

“Adjusted Option” shall have the meaning set forth in Section 2.03(d).

“Adjusted RSU” shall have the meaning set forth in Section 2.03(b).

“Adverse Recommendation Change” shall have the meaning set forth in Section 5.03(d).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreement” shall have the meaning set forth in Section 3.27.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.03(d).

“Alternative Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or group of Persons (or the shareholders of any Person) other than Parent and its Subsidiaries and Affiliates (such Person or group (or such stockholders), a “Company Third Party”) relating to, or that would reasonably be expected to lead to: (i) a transaction or series of transactions pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of more than twenty percent (20%) of the outstanding Shares or other equity securities of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than twenty percent (20%) of the voting power of the Company, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving the Company or any of its Subsidiaries; (ii) any transaction or series of transactions pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and any entity surviving any merger or combination including any of them) of the Company or its Subsidiaries representing more than twenty percent (20%) of the revenues, net income or assets (in each case, on a consolidated basis) of the Company and its Subsidiaries, taken as a whole; or (iii) any disposition of assets representing more than twenty percent (20%) of the revenues, net income or assets (in each case, on a consolidated basis) of the Company and its Subsidiaries, taken as a whole.

“Anti-Corruption Laws” means any Law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and any applicable anti-corruption Law of any other jurisdiction.

“Anti-Takeover Measure” shall have the meaning set forth in Section 3.25.

“Antitrust Investigation” shall have the meaning set forth in Section 7.01(c).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, the EU Merger Regulation and any other applicable Laws relating to antitrust or competition regulation that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including such Laws of any jurisdiction other than the United States or the European Union (which, for the avoidance of doubt, does not include the jurisdiction of any of its individual member states).

“Asset Sale” shall have the meaning set forth in Section 2.04(a)(ii).

“Asset Sale Agreement” means the agreement between Buyer or one of its Affiliates and the Company substantially in the form set forth in Exhibit A attached hereto, with such changes as may be agreed by Buyer or its Affiliate party thereto and the Company.

“Asset Sale Documentation” shall have the meaning set forth in Section 2.07(b).

“Asset Sale Resolutions” means the resolutions described in Section 2.04(a)(ii) and Section 2.04(a)(iii).

“Asset Sale Threshold” shall have the meaning set forth in Section 2.04(a)(ii).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Amsterdam, The Netherlands or New York, New York, United States are authorized or required by applicable Law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Directors” shall have the meaning set forth in Section 2.05(a).

“Chosen Courts” shall have the meaning set forth in Section 9.07(a).

“Closing” shall have the meaning set forth in Section 2.01(b).

“Closing Date” shall have the meaning set forth in Section 2.01(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of October 31, 2016 and the notes thereto set forth in the Form 10-K of the Company filed with the SEC on December 23, 2016.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Disclosure Documents” shall have the meaning set forth in Section 3.10(a).

“Company Equity Awards” means the Company Options, Company PSUs and Company RSUs.

“Company Equity Plan” means the Company’s 2016 Omnibus Incentive Plan.

“Company Financial Advisor” shall have the meaning set forth in Section 3.22.

“Company Leased Real Property” shall have the meaning set forth in Section 3.15(b).

“Company Letter” means the letter, dated the date of this Agreement, regarding this Agreement that has been provided by the Company to Parent and Buyer concurrently with the execution of this Agreement.

“Company Material Adverse Effect” means any fact, change, event, development, occurrence or effect (each, an “Effect”) that, individually or in the aggregate, (i) materially adversely affects, or would reasonably be expected to materially and adversely affect, the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) prevents or materially impairs the ability of the Company to consummate the Transactions; provided, that, subject to the next occurring proviso in this definition, no Effect relating to or arising from any of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect pursuant to subsection (i) of this definition: (A) general economic conditions (or changes in such conditions) in the United States, The Netherlands or any other country or region in the world in which the Company or its Subsidiaries conduct business, including any adverse development regarding the European Union, one or more of its member states (including one or more member states leaving or being forced to leave the European Union) and the Eurozone (including one or more member states leaving or being forced to leave the Eurozone), or conditions in the global economy in general; (B) changes in any financial, debt, credit, capital, banking or securities markets or conditions; (C) changes in interest, currency or exchange rates or in the price of any commodity, security or market index; (D) changes after the date of this Agreement in applicable Law (or the enforcement or interpretation thereof), changes after the date of this Agreement in GAAP or other applicable accounting standards, including Dutch GAAP (or the interpretation thereof), and changes after the date of this Agreement in stock exchange rules or listing standards (or the enforcement or interpretation thereof); (E) changes in the industries in which the Company or its Subsidiaries operate; (F) any change in the market price, trading volume or ratings of any securities or indebtedness of the Company or any of its Subsidiaries, any change or prospective change of the ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, guidance, budgets, predictions or estimates of or relating to the Company or any of its Subsidiaries (it being understood that the underlying facts and circumstances giving rise to any such change or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute and may be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur); (G) the continuation, occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war; (H) the execution and delivery of this Agreement or the announcement or pendency of the Transactions (including by reason of the identity of Buyer), including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, customers, landlords, suppliers or partners (including the termination, suspension or modification of any such relationships) provided, that the exception in this clause (H) shall not apply for purposes of the representations and warranties in Section 3.04; (I) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity; (J) any Action brought or threatened by shareholders of the Company (whether on behalf of the Company or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Company Disclosure Documents; (K) any action expressly required to be taken pursuant to this Agreement, or any action taken at the express written direction of Parent or Buyer; or (L) any item or matter to the extent disclosed in the Company Letter; provided further, that with respect to subclauses (A), (B), (C), (D), (E), (G) and (I), if such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole, compared to other similarly situated companies, then, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Option” means an option to acquire Shares granted by the Company pursuant to a Company Equity Plan.

“Company Organizational Documents” means the articles of association (statuten) and bylaws (reglementen), or equivalent organizational documents, of the Company and its Subsidiaries as amended and in effect on the date of this Agreement.

“Company Owned Real Property” shall have the meaning set forth in Section 3.15(a).

“Company Permits” shall have the meaning set forth in Section 3.13(b).

“Company Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), and any other plan, policy, program, practice or agreement (whether written or unwritten, qualified or nonqualified, funded or unfunded, foreign or domestic) providing compensation or other benefits to any current or former Company Service Provider (or to any dependent or beneficiary thereof) that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any Liability, including all incentive, bonus, pension, profit sharing, retirement or supplemental retirement, deferred compensation, severance, vacation, paid time off, holiday, relocation, repatriation, medical, disability, death benefit, workers’ compensation, fringe benefit, change in control, employment, collective bargaining, cafeteria, dependent care, employee assistance program, education or tuition assistance programs, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements or arrangements, in each case other than any such plan or agreement that (i) (A) is statutorily mandated or (B) is implemented, administered or operated by any Governmental Authority and (ii) with respect to which the Company or any of its Subsidiaries does not contribute more than the minimum amounts required by applicable Law.

“Company Plan List” shall have the meaning set forth in Section 3.18(a).

“Company Products” means all products or services currently designed, developed (to the extent development is complete as of the date hereof), distributed, manufactured, hosted, produced, marketed, licensed, sold, offered for sale, performed or otherwise commercialized by or on behalf of the Company or any of its Subsidiaries.

“Company PSU” means a restricted stock unit issued by the Company pursuant to a Company Equity Plan that vests in whole or in part upon the achievement of one or more performance goals (notwithstanding that the vesting of such restricted stock unit may also be conditioned upon the continued services of the holder thereof), pursuant to which the holder has a right to receive Shares after the vesting or lapse of restrictions applicable to such unit. “Company PSU” shall not include Company RSUs.

“Company Real Property Leases” shall have the meaning set forth in Section 3.15(b).

“Company Recommendation” shall have the meaning set forth in Section 3.02(b).

“Company RSU” means a restricted stock unit issued by the Company pursuant to a Company Equity Plan that vests solely upon the continued service of the holder over a specified period of time, pursuant to which the holder has a right to receive Shares after the vesting or lapse of restrictions applicable to such unit. “Company RSUs” shall not include Company PSUs.

“Company SEC Documents” shall have the meaning set forth in Section 3.07(a).

“Company Securities” shall have the meaning set forth in Section 3.05(c).

“Company Service Provider” means an employee, individual consultant, individual independent contractor, individual self-employed contractor, leased or temporary employee or director of the Company or any of its Subsidiaries.

“Company Subsidiary Securities” shall have the meaning set forth in Section 3.06(b).

“Company Termination Compensation” means an amount in cash equal to $203,000,000.

“Company Third Party” shall have the meaning set forth in the definition of “Alternative Acquisition Proposal.”

“Compensation Committee” shall have the meaning set forth in Section 2.03(g).

“Compulsory Acquisition” means the compulsory acquisition of Shares from each Minority Shareholder in accordance with Section 2:92a or, if applicable, Section 2:201a of the DCC.

“Compulsory Acquisition Threshold” means the number of Shares owned by Parent, Buyer or any of their Affiliates representing at least ninety-five percent (95%) of the Company’s issued and outstanding capital (geplaatst en uitstaand kapitaal).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.02(b).

“Continuing Employee” shall have the meaning set forth in Section 6.02(a).

“Contract” means any note, bond, mortgage, loan, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, letter of intent, purchase order, memorandum of understanding or other instrument or obligation (whether oral or written), and any amendments thereto.

“Covered Securityholders” shall have the meaning set forth in Section 3.28.

“Credit Agreement” means the credit agreement, dated as of March 11, 2014, by and among Patheon Holdings I B.V., f/k/a DPx Holdings B.V., certain other Subsidiaries of the Company, the lenders party thereto, and UBS AG, Stamford Branch, as administrative agent, as amended, supplemented or otherwise modified from time to time.

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“Debt Commitment Letter” shall have the meaning set forth in Section 4.06.

“Debt Financing” has the meaning assigned to such term in the definition of “Debt Financing Sources.”

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with any debt financing in connection with the Transactions (such financing, the “Debt Financing”), including the lender parties or noteholders to any commitment letters, joinder agreements, indentures or credit agreements entered into pursuant or relating thereto (such entities, the “Primary Debt Sources”), together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Discharge Resolutions” shall have the meaning set forth in Section 2.04(a)(iv).

“Economic Sanctions/Trade Laws” means all applicable Laws relating to the importation of goods, export controls and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by the United States, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom targeting certain countries, territories, entities or Persons. Applicable Laws include (i) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, or regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control Law applicable to U.S.-origin goods, or any enabling legislation or executive order relating to any of the above, (ii) any U.S. sanctions related to or administered by the U.S. Department of State and (iii) any sanctions measures or embargos imposed by the United Nations Security Council, Her Majesty’s Treasury or the European Union.

“EGM” shall have the meaning set forth in Section 2.04(a).

“EGM Materials” shall have the meaning set forth in Section 2.04(b).

“Electronic Delivery” shall have the meaning set forth in Section 9.09.

“Employment Compensation Arrangement” shall have the meaning set forth in Section 3.28.

“Employment Practices” shall have the meaning set forth in Section 3.19(b).

“End Date” shall have the meaning set forth in Section 8.01(b)(i).

“Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable Laws of general applicability, now or hereafter in effect, affecting or relating to creditors’ rights and remedies generally and (ii) general principles of equity, whether considered in a proceeding at Law or in equity.

“Environmental Laws” means any and all applicable Laws relating to the protection of the environment (including ambient air, surface water, groundwater, land, or plant or animal life or other natural resource), or otherwise relating to the production, use, emission, storage, treatment, transportation, labeling, distribution, sales, recycling, disposal, discharge, release or other handling of any Hazardous Substances.

“Environmental Liabilities” means any liability, damages, losses or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, arising out of or relating to: (i) any non-compliance with or violation of any Environmental Law or any Company Permit, or Order; (ii) any Release, threatened Release, or exposure to any Hazardous Substance; or (iii) any environmental investigation, remediation, removal, clean-up or monitoring required under Environmental Laws (whether conducted by the Company, a Governmental Authority or other Third Party).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any employer (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“EU Merger Regulation” means Council Regulation 139/2004 of the European Union.

“Exchange Ratio” means the quotient obtained by dividing (i) the Offer Consideration by (ii) the average closing price, rounded to the nearest cent, per share of common stock of Parent on the NYSE for the consecutive period of ten (10) trading days immediately preceding (but not including) the Closing Date.

“Excluded Transactions” means (i) the transactions contemplated by the Tender and Support Agreements and (ii) the transactions which require the approval of the Independent Directors pursuant to Section 2.05(f).

“Expiration Time” shall have the meaning set forth in Section 2.01(d).

“FDA” shall have the meaning set forth in Section 3.13(f).

“Financing” has the meaning set forth in Section 7.07(a).

“GAAP” means generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Governance Resolutions” shall have the meaning set forth in Section 2.04(a)(vi).

“Government Official” means any: (i) officer, director or employee of a Governmental Authority (including any partially or wholly state-owned or controlled enterprise); (ii) holder of political office, political party official, or member of a royal family; (iii) officer, director or employee of a public international organization (including the World Bank, United Nations and the European Union); or (iv) person acting for or on behalf of any such Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority, any non-governmental self-regulatory agency, commission or authority or any arbitral body.

“Hazardous Substance” means (i) any material, substance or waste (whether liquid, gaseous or solid) that (A) is listed, classified or regulated as a “hazardous waste” or “hazardous substance” (or other similar term) pursuant to any applicable Environmental Law or (B) is regulated under applicable Environmental Laws as being toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous; and (ii) any petroleum product or by-product, petroleum-derived substances, wastes or breakdown products, friable asbestos, lead-based paint or polychlorinated biphenyls.

“Healthcare Law” means any applicable Laws governing the quality, identity, strength, purity, safety, efficacy, investigational use, development, record keeping, reporting, testing, approval, manufacturing, processing, packaging, labeling, storage, transportation, importation or exportation of any active pharmaceutical ingredients, molecules, biologics, combination products or biotechnology products including (i) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §201, et seq. (and regulations promulgated thereunder); (ii) applicable Laws similar to the foregoing within any foreign jurisdiction; and (iii) all binding rules and regulations promulgated pursuant to such applicable Laws, including those requirements relating to Good Laboratory Practice, Good Clinical Practice, current Good Manufacturing Practice, record keeping, establishment registration or licensing, adverse event reporting and filing of other reports.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Agreements” shall have the meaning set forth in Section 6.01(a).

“Indemnified Person” shall have the meaning set forth in Section 6.01(a).

“Indenture” means the Indenture, dated as of February 5, 2014, among Patheon Holdings I B.V., f/k/a DPx Holdings B.V., certain other Subsidiaries of the Company and Wells Fargo Bank, National Association, as trustee, as amended, supplemented or otherwise modified.

“Independent Director” shall have the meaning set forth in Section 2.05(a).

“Initial Expiration Time” shall have the meaning set forth in Section 2.01(d).

“Intellectual Property Rights” means all rights with respect to any and all of the following, as they exist anywhere in the world: (i) all issued patents and pending patent applications, including all reissues, re-examinations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), (ii) copyrights, copyright registrations and applications therefor and all copyrightable works (including in software, databases and other compilations of information), and applications and registrations for the foregoing, (iii) trademarks, service marks, trade dress and trade names, and applications and registrations for the foregoing, in each case, together with all goodwill associated therewith (“Trademarks”), (iv) rights in trade secrets and in other proprietary or confidential information (“Trade Secrets”), (v) rights in internet domain names, IP addresses and social media identifiers and (vi) any other type of intellectual property rights of any kind or nature.

“Intervening Event” means an event, development or change in circumstances occurring or arising after the date of this Agreement and prior to the Expiration Time that was not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement, that has not arisen as a proximate result of any actions taken by the Company in breach of this Agreement, which causes the Company Board to determine in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make an Adverse Recommendation Change would be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands; provided, that in no event shall (1) the receipt, existence or terms of an Alternative Acquisition Proposal or any matter relating thereto or consequence thereof or (2) any change in the market price or trading volume of the Shares or the fact that the Company meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying causes of such change or fact shall not be excluded by this clause (2)) constitute an Intervening Event.

“knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01(a) of the Company Letter.

“Labor Agreement” shall have the meaning set forth in Section 3.19(a).

“Law” means any applicable and binding federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of the NYSE) and any Orders.

“Legal Restraints” shall have the meaning set forth in paragraph (C) of Annex I.

“Liability” shall have the meaning set forth in Section 3.12(a).

“Lien” means any mortgage, lien, pledge, security interest, hypothecation, claim, deed of trust, option, right of first offer or refusal, restriction on transfer, charge, title defect, encroachment or other survey defect, easement or other encumbrance in respect of any property or asset.

“Liquidation” shall have the meaning set forth in Section 2.05(b).

“Liquidator” shall have the meaning set forth in Section 2.04(a)(iii).

“Majority Shareholders” means JLL Patheon Co-Investment Fund, L.P. and Koninklijke DSM N.V., and each of their respective Affiliates, in each case who beneficially own, directly or indirectly, Shares.

“Material Contract” shall have the meaning set forth in Section 3.21(a).

“Minimum Condition” shall have the meaning set forth in paragraph (A) of Annex I.

“Minority Shareholders” means holders of Shares that were not tendered pursuant to the Offer or in the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period).

“Minority Exit Offering Period” shall have the meaning set forth in Section 2.01(f).

“NYSE” means the New York Stock Exchange.

“Offer” shall have the meaning set forth in the Recitals.

“Offer Commencement Date” shall have the meaning set forth in Section 2.01(a).

“Offer Conditions” shall have the meaning set forth in Section 2.01(a).

“Offer Consideration” shall have the meaning set forth in the Recitals.

“Offer Documents” shall have the meaning set forth in Section 2.01(h).

“Order” means any order, ruling, decision, judgment, writ, injunction, decree, award or other determination by any Governmental Authority.

“Other Required Antitrust Approvals” shall have the meaning set forth on Section 1.01(b) of the Company Letter.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Financial Advisor” has the meaning set forth in Section 4.10.

“Parent Material Adverse Effect” means any Effect that prevents or materially impairs the ability of Parent or Buyer to consummate the Transactions.

“Parent SEC Documents” means all reports and other documents required to be filed with or furnished to the SEC by Parent since December 31, 2014, together with any documents filed or furnished during such period by Parent to the SEC on a voluntary basis, and any amendments thereto.

“Parties” means Parent, Buyer and the Company.

“Patent” shall have the meaning set forth in the definition of “Intellectual Property Rights.”

“Payoff Letter” shall have the meaning set forth in Section 7.07(c).

“Permitted Liens” means any of the following: (i) Liens for Taxes and governmental assessments, charges or levies, either not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Balance Sheet in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or similar Liens arising in the ordinary course of business consistent with past practice with respect to amounts not yet overdue and for which adequate reserves have been established other than overdue sums, (iii) defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable Company Owned Real Property or Company Leased Real Property, (iv) zoning and building Laws and codes and other similar restrictions, provided such restrictions do not prohibit any of the current improvements on any Company Owned Real Property or Company Leased Real Property or the current use of any Company Owned Real Property or Company Leased Real Property, (v) Liens imposed on the underlying fee interest in Company Leased Real Property, (vi) statutory or common Law Liens to secure landlords, lessors or renters under leases or rental agreements, (vii) licenses granted by the Company or any of its Subsidiaries in the ordinary course of business and (viii) Liens reflected in the Company Balance Sheet (or the notes thereto).

“Person” means an individual, corporation, partnership, limited liability company, association, unincorporated association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Offer Reorganization” shall have the meaning set forth in Section 2.07(a).

“Pre-Closing Period” shall have the meaning set forth in Section 5.01.

“Premium Cap” shall have the meaning set forth in Section 6.01(b).

“Proxy Statement” shall have the meaning set forth in Section 2.04(b).

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Remedy Action” shall have the meaning set forth in Section 7.01(g).

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person and its Affiliates.

“Sanctions Target” means: (i) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, the Crimea region of Ukraine and North Korea; (ii) a Person that is on the list of Specially Designated Nationals and

Blocked Persons published by OFAC, or any equivalent list of sanctioned persons issued by the U.S. Department of State; (iii) a Person that is located in or organized under the Laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (iv) a Person owned fifty percent (50%) or more or controlled by one or more Persons identified in clauses (i) or (ii) above.

“Schedule TO” shall have the meaning set forth in Section 2.01(h).

“Schedule 14D-9” shall have the meaning set forth in Section 2.02(b).

“SEC” means the United States Securities and Exchange Commission.

“Second Step Distribution” means the distribution of the proceeds of the Asset Sale by means of a liquidation distribution (which may be an advance liquidation distribution, and which may be made in one or more installments) to the shareholders of the Company such that each holder of Shares that were not validly tendered pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) shall receive cash in an amount equal to the Offer Consideration multiplied by the number of Shares then held by such holder (without interest, less any applicable withholding Taxes).

“Shares” shall have the meaning set forth in the Recitals.

“Signing Transactions” means the Transactions, excluding the Excluded Transactions.

“Subsequent EGM” has the meaning set forth in Section 2.04(e).

“Subsequent Offering Period” shall have the meaning set forth in Section 2.01(f).

“Subsidiary” means, with respect to any Person, any entity of which: (i) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company); (ii) voting power to elect a majority of the board of directors, board of managers or others performing similar functions with respect to such organization is held, directly or indirectly, by such Person or by any one or more of such Person’s Subsidiaries; (iii) at least fifty percent (50%) of any class of shares or capital stock or of the outstanding equity interests are beneficially owned by such Person; or (iv) any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the 1934 Act.

“Superior Proposal” means a bona fide unsolicited written Alternative Acquisition Proposal that is binding (subject only to the valid termination of this Agreement) and that did not result from a breach of Section 5.03 (where such breach proximately caused such Superior Proposal being received by the Company) and that the Company Board has determined in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, regulatory, financing, certainty, timing and other relevant aspects of the proposal and the Person making the proposal (and taking into account any amendment or modification to this Agreement proposed by Parent): (i) is more favorable to the Company and its shareholders, employees and other stakeholders than the Transactions; (ii) is reasonably likely to be consummated and (iii) to the extent Third Party financing is required, such financing is then fully committed with available funds certain evidenced by financing commitments from a financial institution of internationally recognized reputation; provided, that for purposes of this definition of “Superior Proposal,” the term “Alternative Acquisition Proposal” shall have the meaning assigned to such term herein, except that each reference to “twenty percent (20%)” shall be deemed to be a reference to “fifty percent (50%).”

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, environmental, customs duties, franchise, profits, withholding, social security, real property, personal property, sales, use, transfer, registration, value added or other taxes imposed by any Governmental Authority (a “Taxing Authority”) and all penalties and interest relating thereto.

“Tax Return” means any report, return, document, declaration or other information or filing required to be filed with or supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and any amendment or supplement to any of the foregoing.

“Taxing Authority” shall have the meaning set forth in the definition of “Taxes.”

“Tender and Support Agreements” shall have the meaning set forth in the Recitals.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property Rights.”

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property Rights.”

“Transaction Litigation” shall have the meaning set forth in Section 7.06.

“Transactions” means the transactions contemplated by this Agreement.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Willful Breach” means, with respect to any breaches of or failures to perform any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.

Section 1.02      Other Definitional and Interpretative Provisions. Unless the express context otherwise requires (a) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean U.S. dollars and references to “€” or “Euros” refer to European Union Euros; (d) references herein (whether capitalized or not) to a specific Section, Subsection, Recital, Schedule, Exhibit or Annex shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Exhibits or Annexes of this Agreement; (e) wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) references herein to any gender shall include each other gender; (g) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (h) the word “or” shall be disjunctive but not exclusive; (i) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (j) except for purposes of the Company Letter, references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof; (k) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; (l) if the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day and (m) references herein to “as of the date hereof”, “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

ARTICLE 2

THE OFFER

Section 2.01      The Offer.

(a)      Provided that no event shall have occurred that would give rise to a right to terminate this Agreement pursuant to Article 8, Buyer shall commence (within the meaning of Rule 14d-2 promulgated under the 1934 Act) the Offer as promptly as reasonably practicable after the date of this Agreement but in no event later than the tenth (10th) Business Day following the date of this Agreement. The obligations of Buyer to accept for payment, and pay for, any Shares validly tendered and not properly withdrawn pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Annex I (the “Offer Conditions”). The date on which Buyer commences the Offer is referred to as the “Offer Commencement Date”.

(b)      In accordance with the terms and conditions of this Agreement and subject to the satisfaction or waiver (to the extent such waiver is not prohibited by applicable Law) of the Offer Conditions, Buyer shall (and Parent shall cause Buyer to), at or as promptly as practicable following the Expiration Time (but in any event within two (2) Business Days thereafter), accept for payment (the time of acceptance for payment, the “Acceptance Time”) and, at or as promptly as practicable following the Acceptance Time (but in any event within three (3) Business Days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the 1934 Act) thereafter), pay (by delivery of funds to the depositary for the Offer) for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (the “Closing”). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Offer Consideration payable in respect of each Share pursuant to the first sentence of this Section 2.01(b) shall be paid, net of any applicable Tax withholding with respect to the Offer Consideration pursuant to Section 2.09, to the seller of such Share in cash, without interest, on the terms and subject to the conditions of this Agreement.

(c)      Buyer expressly reserves the right at any time to, in its sole discretion, waive, in whole or in part, any of the Offer Conditions and to make any change in the terms of, or conditions to, the Offer; provided, that, without the prior written consent of the Company, Buyer shall not (and Parent shall cause Buyer not to):

(i)   waive or change the Minimum Condition (except to the extent contemplated under paragraph (A) of Annex I);

(ii)   decrease the Offer Consideration;

(iii)   change the form of consideration to be paid in the Offer;

(iv)   decrease the number of Shares sought in the Offer;

(v)   extend or otherwise change the Expiration Time, except as otherwise provided in this Agreement; or

(vi)   impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner adverse to the holders of Shares.

(d)      The Offer shall initially expire at 9:00 a.m. (New York City time), or at such other time as the Parties may mutually agree, on the date that is the later of (i) twenty-one (21) Business Days (calculated in accordance with Rule 14d-1(g)(3) under the 1934 Act) following the commencement of the Offer and (ii) six (6) Business Days after the date of the EGM (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 2.01(e), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).

(e)      Subject to Article 8, Buyer may or shall (in which case Parent shall cause Buyer to), as applicable, extend the Offer from time to time as follows:

(i)   Buyer shall (and Parent shall cause Buyer to) extend the Offer for the minimum period as required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the NYSE applicable to the Offer;

(ii)   if, at the then-scheduled Expiration Time, any of the Offer Conditions has not either been (A) satisfied or (B) waived by Buyer (to the extent such waiver is not prohibited under this Agreement and applicable Law), then Buyer shall (and Parent shall cause Buyer to) extend the Offer on one or more occasions in consecutive periods of up to ten (10) Business Days each (with each such period to end at 5:00 p.m. (New York City time) on the last Business Day of such period) (or such other duration as may be agreed to by Buyer and the Company) in order to permit the satisfaction of such Offer Condition(s); provided, that if Buyer determines in good faith, after consultation with its outside legal counsel, that at any then-scheduled Expiration Time, the Offer Condition set forth in paragraph (B) or paragraph (C) of Annex I is not reasonably likely to be satisfied within such ten (10) Business Day extension period, then Buyer may extend the Offer on such occasion for periods of up to twenty (20) Business Days; provided further, that (x) Buyer shall not be required to extend the Offer to a date later than the End Date (as the End Date may be extended pursuant to Section 8.01(b)(i)) and (y) if the sole then-unsatisfied Offer Condition is the Minimum Condition, Buyer shall not be required to extend the Offer on more than two (2) occasions in consecutive periods of up to ten (10) Business Days each (with each such period to end at 5:00 p.m. (New York City time) on the last Business Day of such period) (or such other duration as may be agreed to by Buyer and the Company); or

(iii)   Buyer may extend the Offer to such other date and time as may be mutually agreed by Parent and the Company in writing.

(f)      Following the Acceptance Time, Buyer shall (and Parent shall cause Buyer to) (and the Offer Documents shall so indicate) provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 promulgated under the 1934 Act of not less than ten (10) Business Days (calculated in accordance with Rule 14d-1(g)(3) promulgated under the 1934 Act). In the event that prior to the expiration of the Subsequent Offering Period, Buyer or one of its Affiliates has publicly indicated its intention to, subject to the terms of this Agreement, effectuate the Asset Sale, Buyer shall (and Parent shall cause Buyer to) (and the Offer Documents shall so indicate) extend the Subsequent Offering Period for at least five (5) Business Days to permit any remaining Minority Shareholders to tender their Shares in exchange for the Offer Consideration (such extension, the “Minority Exit Offering Period”).

(g)      The Offer may not be terminated prior to the Initial Expiration Time or the then-scheduled Expiration Time (as the same may be extended pursuant to Section 2.01(e)) unless this Agreement is validly terminated pursuant to Section 8.01. If this Agreement is validly terminated pursuant to Section 8.01, Buyer shall (and Parent shall cause Buyer to) promptly (and in any event within twenty-four (24) hours following such valid termination) terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement by Buyer prior to the acceptance for payment and payment for Shares tendered pursuant to the Offer, Buyer shall (and Parent shall cause Buyer to) promptly return, and shall cause any depositary acting on behalf of Buyer to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof. Nothing in this Section 2.01(g) shall affect any termination rights under Article 8.

(h)      As soon as practicable on the Offer Commencement Date, Parent and Buyer shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain or incorporate by reference an offer to purchase and a related letter of transmittal and other appropriate ancillary offer documents required to be included therein (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments or supplements thereto and including exhibits thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable United States federal securities Laws and any other applicable Law. The Company shall promptly furnish to Parent and Buyer all information concerning the Company required by the 1934 Act and applicable Law, or as reasonably requested by Parent, to be set forth in the Offer Documents. Each of Parent and Buyer, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Buyer shall use their reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities Laws and any other applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Buyer shall consider in good faith including in such document (and any amendments thereto) all comments reasonably proposed by the Company and its counsel. Parent and Buyer shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent and Buyer or their counsel may receive from time to time from the SEC or its staff or other Governmental Authorities with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Parent and Buyer to those comments and to provide comments on that response (and Parent and Buyer shall consider in good faith including all comments reasonably proposed by the Company and its counsel), including by participating with Parent and Buyer or their counsel in any discussions or meetings with the SEC or other Governmental Authorities to the extent such participation is not prohibited by the SEC or other Governmental Authorities.

Section 2.02      Company Action.

(a)      The Company hereby approves and consents to the Offer and the other Signing Transactions. The Company shall promptly (and in any event within five (5) Business Days prior to the Offer Commencement Date) furnish Parent and Buyer with (i) a list of its shareholders and mailing labels containing the names and addresses of its record holders of Shares, (ii) any available listing and computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories and (iii) copies of all lists of shareholders, security position listings and computer files in the Company’s possession or control regarding the beneficial owners of Shares, in each case, true and correct as of the most recent practicable date, and shall provide to Parent and Buyer such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent or Buyer may reasonably request in connection with the Offer. In the event that the Company is prohibited from providing any such information, (A) it shall request permission from the applicable shareholders to provide such information to Parent and Buyer and (B) if the information requested is not received at least five (5) Business Days prior to the Offer Commencement Date, the Company shall deliver to such shareholders all information that would otherwise be required to be provided by Parent or Buyer to such shareholders of the Company in connection with the Offer, and, notwithstanding this Article 2, neither Parent nor Buyer shall have any obligation to deliver such information to such shareholders under this Agreement. Except as required by applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, (i) Parent and its Affiliates and Representatives shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and (ii) if this Agreement is terminated, Parent and Buyer shall deliver to the Company and shall use their reasonable best efforts to cause their Affiliates and Representatives to deliver to the Company all copies and any extracts or summaries from such information then in their possession.

(b)      On the Offer Commencement Date, the Company shall, concurrently with the filing of the Schedule TO, file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable United States federal securities Laws and any other applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto and including exhibits thereto, the “Schedule 14D-9”) that, subject to Section 5.03(d), shall reflect the Company Recommendation. Parent and Buyer shall promptly furnish to the Company all information concerning Parent, Buyer or any of their applicable Affiliates required by the 1934 Act and applicable Law, or as reasonably requested by the Company, to be set forth in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and Buyer, on the other hand, agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities Laws and any other applicable Law. Parent, Buyer and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall consider in good faith including in such document (and any amendments thereto) all comments reasonably proposed by Parent, Buyer and their counsel. The Company shall provide Parent, Buyer and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff or other Governmental Authorities with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (and the Company shall consider in good faith including all comments reasonably proposed by Parent, Buyer and their counsel), including by participating with the Company or its counsel in any discussions or meetings with the SEC or other Governmental Authorities to the extent such participation is not prohibited by the SEC or other Governmental Authorities.

Section 2.03      Outstanding Equity Awards.

(a)      Company PSUs and Vested Company RSUs. At the Closing, each Company PSU that is outstanding as of immediately prior to the Closing (whether vested or unvested) and each Company RSU that is outstanding and vested as of immediately prior to the Closing or that is held by a non-employee director of the Company (whether vested or unvested), in each case, shall, without any action on the part of Parent, Buyer, the Company, the holder thereof or any other Person, be canceled and (consistent with the Company Equity Plan) converted into and shall become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the Offer Consideration by (y) the total number of Shares subject to such Company PSU or Company RSU as of immediately prior to the Closing (which, in the case of Company PSUs, shall vest based on achievement of actual performance conditions in accordance with the terms of the award).

(b)      Unvested Company RSUs. Except as otherwise agreed between Parent and the holder of a Company RSU, at the Closing, each Company RSU that is outstanding and unvested as of immediately prior to the Closing and that is not held by a non-employee director of the Company (whether vested or unvested) shall without any action on the part of Parent, Buyer, the Company, the holder thereof or any other Person, be canceled and (consistent with the Company Equity Plan) converted into a restricted stock unit award (an “Adjusted RSU”), with substantially the same terms and conditions (including with respect to vesting) as were applicable to such Company RSU immediately prior to the Closing, with respect to a number of shares of Parent common stock that is equal to the product (rounded to the nearest whole share) obtained by multiplying (x) the Exchange Ratio by (y) the total number of Shares subject to such Company RSU as of immediately prior to the Closing.

(c)      Vested Company Options. At the Closing, each Company Option that is outstanding and vested as of immediately prior to the Closing shall, without any action on the part of Parent, Buyer, the Company, the holder thereof or any other Person, be canceled and (consistent with the Company Equity Plan) converted into and shall become a right to receive an amount in cash, without interest, equal to the product of (x) the excess, if any, of the Offer Consideration over the applicable per Share exercise price of such Company Option multiplied by (y) the number of Shares subject to such Company Option as of immediately prior to the Closing.

(d)      Unvested Company Options. Except as otherwise agreed between Parent and the holder of a Company Option, at the Closing, each Company Option that is outstanding and unvested as of immediately prior to the Closing shall, without any action on the part of Parent, Buyer, the Company, the holder thereof or any other Person, be canceled and (consistent with the Company Equity Plan) converted into a stock option award (an “Adjusted Option”), with substantially the same terms and conditions (including with respect to vesting) as were applicable to such Company Option immediately prior to the Closing, (i) with respect to a number of shares of Parent common stock that is equal to the product (rounded down to the nearest whole share) obtained by multiplying (x) the Exchange Ratio by (y) the total number of Shares subject to such Company Option as of immediately prior to the Closing and (ii) at an exercise price per share that is equal to the quotient (rounded up to the nearest cent) obtained by dividing (x) the exercise price per share of such Company Option (y) by the Exchange Ratio.

(e)      The payments in respect of Company Equity Awards described in Section 2.03(a) or Section 2.03(c) shall be subject to Section 2.09. Notwithstanding anything herein to the contrary, (i) with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of the amounts described in Section 2.03(a) or Section 2.03(c) would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under the Company Equity Plan and applicable award agreement that shall not result in the imposition of such Tax or penalty and (ii) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties shall cooperate in good faith prior to the Closing with the goal of minimizing the Tax impact of the provisions set forth in Section 2.03(a) or Section 2.03(c).

(f)      As soon as reasonably practicable after the Closing (but no later than the second payroll date after the Closing), the applicable holders of Company Equity Awards shall receive the payments described in Section 2.03(a) and Section 2.03(c) from the Company or its applicable Subsidiary or Affiliate through its payroll system or payroll provider. Notwithstanding the foregoing, if any such payment owed to a holder of such a Company Equity Award cannot be made through the Company’s (or its applicable Subsidiary’s or Affiliate’s) payroll system or payroll provider, then the Company (or its applicable Subsidiary or Affiliate) shall issue a check for such payment to such holder as soon as reasonably practicable following the Closing Date.

(g)      As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Closing, the Company, the Company Board and the Compensation and Human Resources Committee of the Company Board (the “Compensation Committee”), as applicable, shall adopt any resolutions and amendments as may be necessary to effectuate the provisions of this Section 2.03. The Company shall take all actions reasonably necessary to provide that the Company shall not be required to deliver Shares or other shares in the share capital of the Company to any Person pursuant to or in settlement of Company Equity Awards after the Closing. On or as soon as reasonably practical following the Closing, Parent shall file one or more appropriate registration statements (on Form S-3 or Form S-8, or any successor or other appropriate forms) with respect to the shares of common stock of Parent underlying the Adjusted Options and Adjusted RSUs.

Section 2.04      Extraordinary General Meeting.

(a)      The Company shall hold an extraordinary general meeting (the “EGM”) as promptly as practicable, but in any event shall use its reasonable best efforts to hold such EGM within twelve (12) weeks following the Offer Commencement Date, to:

(i)   provide information regarding the Offer;

(ii)   adopt a resolution to, subject to (A) the Acceptance Time having occurred, (B) the number of Shares validly tendered in accordance with the terms of the Offer (including Shares tendered during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) and not properly withdrawn, together with the Shares owned by Parent or any of its Affiliates, representing at least eighty percent (80%) of the Company’s issued and outstanding capital (geplaatst en uitstaand kapitaal) (the “Asset Sale Threshold”) and (C) the Compulsory Acquisition Threshold having not been achieved, approve the asset sale as contemplated by the Asset Sale Documentation (the “Asset Sale”) as required under Section 2:107a of the DCC;

(iii)   adopt a resolution to, subject to (A) the Acceptance Time having occurred, (B) the Asset Sale Threshold having been achieved but the Compulsory Acquisition Threshold not having been achieved and (C) the Asset Sale having been completed, (1) dissolve (ontbinden) the Company in accordance with Section 2:19 of the DCC and (2) appoint as liquidator (the “Liquidator”) a foundation (stichting) to be incorporated under Dutch Law and approve reimbursement of the Liquidator’s reasonable salary and costs (provided that such reimbursement shall be subject to the approval of the Independent Directors) and (3) appoint an Affiliate of Buyer as the custodian of the books and records of the Company in accordance with Section 2:24 of the DCC;

(iv)   adopt one or more resolutions effective upon the Acceptance Time to provide full and final discharge to each member of the Company Board for their acts of management or supervision, as applicable, up to the date of the EGM; provided that no discharge shall be given to any director for acts as a result of fraud (bedrog), gross negligence (grove schuld) or willful misconduct (opzet) of such director (the “Discharge Resolutions”);

(v)   adopt one or more resolutions to amend the articles of association of the Company substantially in accordance with the draft of the amended articles of association attached as Schedule

2.04(a)(v) (Amended Articles of Association of the Company after Delisting and Conversion), which shall be executed and become effective as soon as practicable following the delisting of the Company and the Shares from the NYSE and which includes the conversion of the Company into a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid);

(vi)   adopt one or more resolutions effective upon the Closing to appoint the Buyer Directors to replace the resigning members of the Company Board (together with the resolutions to be adopted pursuant to Section 2.04(v), the “Governance Resolutions”); and

(vii)   conduct such other business as may properly come before the meeting.

(b)      As promptly as practicable after the date of this Agreement but, in the case of the Proxy Statement, in no event later than the fifteenth (15th) Business Day after the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement to be sent to the Company’s shareholders in connection with the EGM (the “Proxy Statement”) and any other appropriate materials for the EGM (together with the Proxy Statement and with any amendments and supplements thereto and any other documents required, the “EGM Materials”) relating to the matters set forth in Section 2.04(a). Subject to Section 5.03(e), the Company shall include the Company Recommendation in the EGM Materials. Parent and Buyer shall promptly furnish to the Company all information concerning Parent, Buyer and any of their Affiliates required to be set forth in the EGM Materials. The Company shall provide Parent, Buyer and their counsel with a reasonable opportunity to review and comment on the EGM Materials (and any amendments thereto) each time prior to their filing with the SEC and/or dissemination to the shareholders of the Company, as applicable, and the Company shall consider in good faith including in the EGM Materials all comments reasonably proposed by Parent, Buyer and their counsel. The Company shall provide Parent, Buyer and their counsel, to the extent not prohibited under applicable Law, with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or any other Governmental Authorities with respect to the EGM Materials promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (and the Company shall consider in good faith including in such response all comments reasonably proposed by Parent, Buyer and their counsel), including by participating with the Company or its counsel in any discussions or meetings with the SEC or any other Governmental Authorities to the extent such participation is not prohibited by the SEC or the applicable Governmental Authority. Promptly following the later of (i) confirmation by the SEC that it has no further comments on the Proxy Statement and (ii) the expiration of the ten (10)-day waiting period contemplated by Rule 14a-6(a) promulgated by the SEC, the Company shall cause the Proxy Statement in definitive form to be filed with the SEC and mailed to the Company’s shareholders.

(c)      The Company shall consult with Parent and Buyer regarding the date of the EGM (or any Subsequent EGM) and, unless this Agreement is terminated in accordance with Section 8.01, shall not cancel, postpone or adjourn the EGM (or any Subsequent EGM) without the prior written consent of Parent and Buyer; provided, that the Company may, on no more than one (1) occasion, following reasonable consultation with Parent and Buyer, adjourn, postpone or cancel and reconvene the EGM solely to the extent reasonably necessary (x) to ensure that any supplement or amendment to the relevant EGM Materials that the Company Board, after consultation with outside counsel, reasonably determines is necessary to comply with applicable Law is made available to the Company’s shareholders in advance of the EGM (and any Subsequent EGM) or (y) to solicit additional proxies in favor of the approvals set forth in Section 2.04(a), if as of the date of the scheduled EGM there are not sufficient proxies that have been received approving such matters. In the event the EGM is adjourned, postponed or cancelled and reconvened pursuant to the foregoing proviso, the Company shall duly give notice of and reconvene the EGM on a date scheduled by mutual agreement of the Company, on the one hand, and Parent and Buyer, on the other hand, acting reasonably, or, in the absence of such agreement, as soon as practicable following the date of such adjournment, postponement or cancellation but, in any event, no later than the day that is thirty-five (35) days following the date of such adjournment, postponement or cancellation (or, in the case of any Subsequent EGM, a date that shall be prior to the date on which the Expiration Time shall occur).

(d)      The Company shall ensure that the EGM (and any Subsequent EGM) is called, noticed, convened, held and conducted in compliance in all material respects with all applicable Laws. The approval of the matters set forth in Section 2.04(a)(i)-(vi) shall be the only matters that the Company shall propose to be acted on by the shareholders of the Company at the EGM (and any Subsequent EGM), unless otherwise reasonably proposed by the Company and approved in advance in writing by Parent and Buyer (such approval not to be unreasonably withheld, conditioned or delayed).

(e)      Notwithstanding anything to the contrary in this Agreement, if the Company Board determines in its reasonable discretion that any additional shareholders resolutions should be adopted in order to approve any of the Signing Transactions, or if the Governance Resolutions or the Asset Sale Resolutions have not been adopted at the EGM, then, in each case, the Company shall, following consultation with Parent and Buyer, duly call and give notice of another EGM (a “Subsequent EGM”), which shall take place at a date reasonably acceptable to Parent and Buyer and not later than a date that shall be prior to the date of the Expiration Time, at which the Governance Resolutions or the Asset Sale Resolutions, or the additional resolutions as referred to above shall be considered or reconsidered, as the case may be.

(f)      Without limiting the generality of the foregoing, but subject to the Company’s rights to terminate this Agreement in accordance with Section 8.01, the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the EGM (and any Subsequent EGM) in accordance with and subject to the terms hereof and (ii) its obligations pursuant to this Section 2.04, in each case, shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Acquisition Proposal (whether or not a Superior Proposal) or any Adverse Recommendation Change. Unless this Agreement is terminated in accordance with Section 8.01, the Company agrees that it shall not submit to the vote of the shareholders of the Company any Alternative Acquisition Proposal (whether or not a Superior Proposal) or any matters relating thereto.

(g)      At and prior to the EGM (and any Subsequent EGM), the Company shall use its reasonable best efforts to secure the approval of the matters set forth in Section 2.04(a).

Section 2.05      Directors.

(a)      Parent, Buyer and the Company shall use their respective reasonable best efforts to ensure that the Company Board will, upon the Closing, be comprised of at least seven (7) directors, (i) at least five (5) of whom may be designated in writing by Parent and Buyer (the “Buyer Directors”), in their sole discretion, as soon as reasonably practicable and in any event prior to convening the EGM, and (ii) at least two (2) of whom shall initially be current non-executive directors of the Company designated by the Company and Buyer by mutual written agreement (if and to the extent that they shall agree to continue to serve on the Company Board after the Closing), and who shall at all times be independent from Parent, Buyer and the Majority Shareholders and shall at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code 2008; provided, that, if and to the extent that the current non-executive directors of the Company do not agree to serve on the Company Board after the Closing, Buyer shall (and Parent shall cause Buyer to) designate replacement directors who shall at all times be independent from Parent, Buyer and the Majority Shareholders and who shall at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code 2008, as promptly as reasonably practicable and in any event prior to convening the EGM (the directors so designated, “Independent Directors”).

(b)      Each Independent Director shall resign from, and the Company shall take such other action reasonably necessary to ensure that each such Independent Director ceases to be a director of, the Company Board upon the earliest to occur of (i) such time after the Acceptance Time as Buyer and its Affiliates, in the aggregate, own one hundred percent (100%) of the issued and outstanding Shares and (ii) the Second Step Distribution having been made and the subsequent liquidation and dissolution of the Company (the “Liquidation”) having been completed.

(c)      If, at any time after the Closing, an Independent Director resigns from, or otherwise ceases to be a member of, the Company Board, or ceases to be independent from Parent, Buyer or the Majority Shareholders, in each case, prior to the date of resignation contemplated by Section 2.05(b), Parent shall procure that the respective Independent Director shall be replaced by a new director that is independent from Parent, Buyer and the Majority Shareholders and shall at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code 2008.

(d)      Parent and Buyer shall supply to the Company in writing any information regarding the Buyer Directors, and (to the extent applicable) those Independent Directors designated by Buyer, as required by applicable Laws in connection with the appointment of the Buyer Directors, and (to the extent applicable) those Independent Directors designated by Buyer, to the Company Board, and Parent and Buyer shall be solely responsible for any such information.

(e)      In addition to the discharge contemplated by Section 2.04(a)(iv), Buyer shall (i) at the first annual or extraordinary general meeting of shareholders of the Company held after the Closing, cause all members of the Company Board resigning effective upon the Acceptance Time to be fully and finally discharged for their acts of management or supervision, as applicable and (ii) at the first annual or extraordinary general meeting of shareholders of the Company held after the resignation of an Independent Director, cause such Independent Director to be fully and finally discharged for his or her acts of supervision; provided that Parent and Buyer shall not be required to cause the discharge of any director for acts as a result of fraud (bedrog), gross negligence (grove schuld) or willful misconduct (opzet) of such director.

(f)      Notwithstanding any other required vote, the affirmative vote of the Independent Directors shall also be required for approving:

(i)   any restructuring that would reasonably be expected to lead to a dilution of the shareholdings of the Minority Shareholders, other than (A) pursuant to a rights issue by the Company or any other share issue where the Minority Shareholders have been offered an opportunity to subscribe pro rata in accordance with their then existing shareholding in the Company (voorkeursrecht), (B) the Asset Sale, the Second Step Distribution or the Liquidation or (C) the Compulsory Acquisition; and

(ii)   any other form of unequal treatment that prejudices or would reasonably be expected to prejudice or negatively affect the value of the Shares or voting rights attached to the Shares held by the Minority Shareholders, but in any event not including (A) the Asset Sale, the Second Step Distribution and the Liquidation or (B) the Compulsory Acquisition.

Section 2.06      Further Actions. If requested by the other party, the Company, on the one hand, or Parent and Buyer, on the other hand, as applicable, shall take, as of the date of this Agreement or as soon thereafter as is reasonably practicable, the following actions to the extent reasonably necessary or desirable to implement, commence, consummate or otherwise effect the Asset Sale, the Liquidation and the Second Step Distribution or the Compulsory Acquisition, as the case may be:

(a)      in the case of the Company, (i) the convening of the necessary meetings of the Company’s general meeting and the Company Board or any committee thereof (including the EGM (and any Subsequent EGM) referenced in, and to the extent required by, Section 2.04) and (ii) the consideration, adoption and approval of any applicable resolutions of the Company Board or any committee thereof as necessary or desirable to convene the EGM (and any Subsequent EGM) referenced and to the extent required by, in Section 2.04, in each case as set forth in Section 2.04, subject to Section 2.07; and

(b)      in the case of Parent, Buyer and the Company, subject to Section 2.07, the execution of any and all reasonably requested documents, agreements, resolutions or deeds that are necessary or desirable to effectuate the Asset Sale, the Liquidation and Second Step Distribution or Compulsory Acquisition, as the case may be, and the filing or registration of any or all of such documents, agreements or deeds with the appropriate Governmental Authorities.

Section 2.07      Post-Offer Reorganization.

(a)      As promptly as practicable following the closing of the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period, Parent or Buyer may (but for the avoidance of doubt shall not be required to) effectuate, or cause to be effectuated, in which case the Company and its Subsidiaries shall effectuate a corporate reorganization (the “Post-Offer Reorganization”) of the Company and its Subsidiaries, which shall be (i) if permissible under applicable Law and if the Compulsory Acquisition Threshold has been achieved, the Compulsory Acquisition or (ii) if the Compulsory Acquisition Threshold has not been achieved and if permitted pursuant to Sections 2.04(a)(ii) and 2.04(a)(iii), the Asset Sale and the Liquidation and Second Step Distribution.

(b)      If (i) the Asset Sale Resolutions have been adopted at the EGM or any Subsequent EGM and (ii) the Asset Sale Threshold (but not the Compulsory Acquisition Threshold) has been achieved and the Closing has occurred, Parent and Buyer may require the Company to enter into, and in which case the Company shall enter into, the Asset Sale Agreement (together with all amendments reasonably agreed between the Parties, the “Asset Sale Documentation”) and, subject to the conditions of this Section 2.07 and the Asset Sale Documentation, the Parties shall promptly implement the Asset Sale, and take the steps to complete the actions and transactions set forth in the Asset Sale Documentation.

(c)      Parent, Buyer and the Company have agreed that, to the extent Parent or Buyer determines to effectuate the Asset Sale in accordance with the terms of this Agreement, then, promptly following completion of the Asset Sale, Parent, Buyer and the Company shall implement the Liquidation, which shall result in the Second Step Distribution, in each case accordance with the terms and conditions of the Asset Sale Documentation.

(d)      Notwithstanding anything to the contrary contained in this Section 2.07, a Post-Offer Reorganization described in Section 2.07(a), if completed, shall ultimately result in all Minority Shareholders being offered or receiving in such Post-Offer Reorganization, for each Share then held, cash in an amount equal to the Offer Consideration (without interest and less applicable withholding Taxes), as soon as reasonably practicable after the Acceptance Time, unless the Compulsory Acquisition is commenced by Buyer, in which case the amount received for each Share not tendered pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) shall be determined by the Enterprise Chamber of the Amsterdam Court of Appeals (Ondernemingskamer van het gerechtshof Amsterdam).

(e)      The board of directors of the Liquidator shall initially consist of the Company, and Buyer (and Parent shall cause Buyer to) and the Company shall use their respective reasonable best efforts to (i) procure that the board of directors of the Liquidator shall, as soon as practicable after the EGM but in any case prior to the contemplated Second Step Distribution, consist of one or more professional liquidator(s) or similar service provider(s) (natural person(s) or a professional liquidator service provider(s)) and (ii) reach agreement with such service provider as soon as practicable after the date of this Agreement.

Section 2.08      Certain Adjustments. Without limiting the other provisions of this Agreement, in the event that, during the period between the date of this Agreement and the Expiration Time, the number of outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall be changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Offer Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to reflect such change; provided, that, in any case, nothing in this Section 2.08 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.09      Withholding. Notwithstanding anything to the contrary in this Agreement, each of Parent, Buyer, the Company and any of their Affiliates or agents (including any third-party paying agent) shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as Parent, Buyer, the Company or any of their Affiliates or agents may be required to deduct and withhold with respect to any such deliveries and payments under applicable Law. To the extent that such amounts are so withheld and timely paid to the appropriate Governmental Authority by Parent, Buyer, the Company or any of their Affiliates or agents, as the case may be, they shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in any Company SEC Documents publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded) or (b) set forth in writing in the corresponding section, or in another section, of the Company Letter to the extent that the relevance thereof would be reasonably apparent on the face of such disclosure that such disclosure is applicable to such section of the Company Letter, the Company represents and warrants to Parent and Buyer as follows:

Section 3.01       Corporate Existence and Power. The Company is duly organized and validly existing under the Laws of The Netherlands and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as now conducted, except those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent and Buyer true, correct and complete copies of the Company Organizational Documents and the Company and its Subsidiaries are not in violation of any provisions of the Company Organizational Documents, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.02       Corporate Authorization.

(a)       The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company and its applicable Subsidiaries of the Signing Transactions, including the Offer, the Compulsory Acquisition, the Asset Sale, the Second Step Distribution and the Liquidation, are within the corporate powers of the Company and its applicable Subsidiaries and have been duly and validly authorized by all necessary corporate action on the part of the Company and such Subsidiaries and no other corporate proceedings on the part of the Company or such Subsidiaries and, except for the approvals to be sought at the EGM as described in Section 2.04(a)(i)-(vi), no shareholder votes are necessary to authorize this Agreement or to consummate the Signing Transactions. Assuming due authorization, execution and delivery hereof by Parent and Buyer, this Agreement constitutes a valid and binding agreement of the Company, subject to the Enforceability Exceptions.

(b)       At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the Signing Transactions are in the best interests of the Company, its business and its shareholders, employees and other relevant stakeholders, (ii) approved and adopted this Agreement (including the execution, delivery and performance thereof) and approved the Signing Transactions and (iii) resolved, on the terms and subject to the conditions set forth in this Agreement, including Section 5.03(d), to support the Offer and the other Signing Transactions and to recommend acceptance of the Offer by the shareholders of the Company and to recommend approval and adoption of the matters set forth in Section 2.04(a) (such recommendation, the “Company Recommendation”).

Section 3.03       Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions, other than (a) compliance with any applicable requirements of the HSR Act, the EU Merger Regulation and any Other Required Antitrust Approvals, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities Laws, (c) compliance with the rules and regulations of the NYSE and (d) any consents, approvals, Orders, authorizations, registrations, declarations, filings or notices, the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.04       Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (a) materially contravene, conflict with or result in any material violation or breach of any provision of the Company Organizational Documents, (b) assuming compliance with the matters referred to in Section 3.03, cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit or right under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or require any consent, waiver or approval of any Person, or result in the triggering of any rights that the counterparty would not otherwise have or any Liabilities that the Company and its Subsidiaries or other Affiliates (including future Affiliates of the Company) would not otherwise have, pursuant to any provision of any Contract, (c) result in the revocation, invalidation or termination of any Company Permit or (d) assuming compliance with the matters referred to in Section 3.03, violate or conflict with (i) any Law or Order applicable to the Company or any of its Subsidiaries or by which the Company or its Subsidiaries, or any of their respective properties or assets, may be bound or (ii) any rule or regulation of the NYSE applicable to the Company other than, in the case of clauses (c) and (d) above, any matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or, solely with respect to clause (b) above, a material adverse effect on Parent, Buyer or their Affiliates (with materiality for this purpose measured against the value of the Company and its Subsidiaries, taken as a whole).

Section 3.05       Capitalization.

(a)       The authorized share capital of the Company consists of 700,000,000 Shares. As of the close of business on May 12, 2017, (A) 145,136,214 Shares were issued and outstanding, (B) 8,528 Shares were held in treasury by the Company, (C) 1,747,751 Shares were subject to issuance pursuant to outstanding Company Options (assuming maximum performance targets are achieved for any performance-based Company Options), (D) 1,378,018 Shares were subject to issuance pursuant to outstanding Company RSUs and (E) 3,356,733 Shares (assuming maximum performance targets are achieved) or 1,705,355 Shares (assuming performance targets are achieved based on the Offer Consideration) were subject to issuance pursuant to outstanding Company PSUs. Since such date through the date of this Agreement, the Company has not issued any shares of capital stock or voting securities of, or other equity interests in, the Company, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of, or other equity interests in, the Company, other than Shares issued pursuant to any exercise of Company Options or the vesting of Company RSUs or Company PSUs outstanding as of such date in accordance with their terms.

(b)       All issued and outstanding Shares and all Shares that are subject to issuance, upon issuance prior to the Closing in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable, (ii) are not, or upon issuance will not be, subject to any pre-emptive rights and (iii) are, to the extent owned directly or indirectly by the Company, owned free and clear of all material Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the 1933 Act and other applicable securities Laws and restrictions set forth in the Tender and Support Agreements.

(c)       Except as set forth in Section 3.05(a), as of the date of this Agreement, there are no issued (i) shares in the share capital of the Company or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares in the share capital of the Company or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options, shares of phantom stock or phantom stock rights, stock purchase, stock appreciation or other rights or obligations to acquire from the Company, or other obligations of the Company to issue, any shares in the share capital or other voting securities or ownership interests in or any securities convertible into or exchangeable for shares in the share capital or other voting securities or ownership interests in the Company or (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities, phantom stock rights or other rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares in the share capital or voting securities of or ownership interests in the Company, in each case issued by the Company or its Subsidiaries (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any Company Securities, or give any Person a right to subscribe for or acquire any Company Securities and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts, proxies or other agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any Company Securities. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of the Company on any matters with respect to the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Shares. There is no shareholder rights plan, “poison pill” or similar device in effect with respect to the Company or any Subsidiary of the Company.

(d)       Section 3.05(d) of the Company Letter sets forth, as of the date of this Agreement, a true, complete and correct list of each outstanding Company Equity Award, including (i) the number of Shares underlying each Company Equity Award; (ii) the date on which the Company Equity Award was granted; (iii) the exercise price of each Company Equity Award, if applicable and (iv) the expiration date of each Company Equity Award, if applicable. Each grant of Company Equity Awards was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law, including with respect to Section 409A of the Code, and recorded on the consolidated financial statements of the Company in accordance with GAAP consistently applied, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant. No Company Option has an exercise price that has been or may be less than the fair market value of the Shares as of the date such Company Option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, in each case, determined in accordance with the regulations and guidance under Section 409A of the Code.

(e)       None of the Company Securities are owned by any Subsidiary of the Company. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any material equity interest in any Person, or has any obligation or has made any agreement to acquire any such equity interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(f)       All dividends and distributions (including dividend equivalents) on any Company Securities that have been declared or authorized for payment prior to the date of this Agreement have been paid in full (net of any withholding taxes).

Section 3.06       Subsidiaries.

(a)       Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of organization are set forth in Section 3.06(a) of the Company Letter.

(b)       Except as set forth in Section 3.06(b) of the Company Letter, all of the outstanding shares in the share capital or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and are owned by the Company, directly or indirectly, free and clear of any Lien. Except for securities owned by the Company or one of its Subsidiaries, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares in the share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company, (iii) warrants, calls, options shares of phantom stock or phantom stock rights, stock purchase, stock appreciation or other rights or obligations to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares in the share capital or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any shares in the share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares in the share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Subsidiary Securities”). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any Company Subsidiary Securities, or give any Person a right to subscribe for or acquire any Company Subsidiary Securities, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any Company Subsidiary Securities.

Section 3.07       SEC Filings.

(a)       The Company has timely filed or furnished, as applicable, with the SEC all registration statements, forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished on or prior to the date of this Agreement by it with the SEC since June 8, 2015 (collectively, the “Company SEC Documents”).

(b)       As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the 1933 Act) and as of their respective filing dates (in the case of all other applicable Company SEC Documents), or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, each of the Company SEC Documents (i) complied as to form in all material respects with the requirements of the 1934 Act and the 1933 Act, as the case may be, applicable to such Company SEC Documents and in effect at such time and (ii) was prepared in all material respects in accordance with the applicable requirements of the 1933 Act, the 1934 Act and other applicable Law, each as in effect at such time.

(c)       As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such amendment or superseding filing with respect to the disclosures that are amended), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading.

(d)       As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received from the SEC or its staff and (ii) to the knowledge of the Company, none of the Company SEC Documents is the subject of an ongoing SEC review.

(e)       No Subsidiary of the Company is subject to the periodic reporting requirements of the 1934 Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

Section 3.08       Financial Statements.

(a)       Since June 8, 2015, the consolidated financial statements (not including the Dutch statutory accounts) of the Company (including any related notes thereto) included or incorporated by reference in the Company SEC Documents:

(i)    as of their respective filing dates with the SEC (or, if such Company SEC Documents were amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto in effect at the time of such filing;

(ii)    were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(iii)    fairly presented (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal year-end audit adjustments and the absence of footnotes, none of which either individually or in the aggregate are material) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and comprehensive income, cash flows and shareholders’ equity for the periods indicated.

(b)       Since June 8, 2015, there has been no change in the Company’s accounting methods or principles that is material and would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c)       Since June 8, 2015, neither the Company nor any third-party auditor of the Company has received any material written complaint, allegation, assertion or claim regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after June 8, 2015.

(d)       The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP.

Section 3.09       Internal Controls.

(a)       The Company has implemented, and at all times since June 8, 2015 has maintained, a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the 1934 Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company on a consolidated basis, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that would have or would reasonably be expected to have a material effect on the Company’s financial statements.

(b)       The Company has (i) implemented and maintained “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the 1934 Act) designed to ensure that material information relating to the Company and its consolidated Subsidiaries is or was, as applicable, made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents and (ii) disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” that would be reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s “internal control over financial reporting.” Any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(c)       The Company has made available to Parent and Buyer true and complete copies of any such disclosure contemplated as of the date of this Agreement by clauses (A) and (B) in Section 3.09(b) made by management to the Company’s independent auditors and to the Audit Committee of the Company Board since June 8, 2015.

(d)       At all times since the acceptance by the NYSE of the Company’s application for the listing of its Shares thereon, the Company has been in compliance in all material respects with the applicable listing and corporate governance requirements of the NYSE.

Section 3.10       Disclosure Documents.

(a)       Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s shareholders, in each case, in connection with the Transactions, including the Schedule 14D-9 and the EGM Materials, and any amendments or supplements thereto (the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act and other applicable Law governing the preparation, distribution and dissemination of such documents.

(b)       The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent and Buyer for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.10 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Schedule TO and the Offer Documents based upon information supplied by Parent, Buyer or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 3.11       Absence of Certain Changes.

(a)       From October 31, 2016 until the date of this Agreement, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       From October 31, 2016 until the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects.

Section 3.12       No Undisclosed Liabilities.

(a)       As of October 31, 2016, there were no, and since such date there have not been any, liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (each a “Liability,” and, collectively, “Liabilities”), of the Company or any of its Subsidiaries that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or in the notes thereto, other than:

(i)    Liabilities disclosed or provided for on the Company Balance Sheet or the notes thereto set forth in the Company SEC Documents;

(ii)    Liabilities incurred since October 31, 2016 in the ordinary course of business;

(iii)    Liabilities incurred in connection with the Transactions or as expressly permitted or contemplated by this Agreement;

(iv)    Liabilities and obligations solely between the Company and its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of the Company; and

(v)    other Liabilities that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the 1934 Act), where the result, purpose or intended effect of such commitment, joint venture, partnership, Contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries, taken as a whole, in its published financial statements or other Company SEC Documents.

Section 3.13       Compliance with Laws; Regulatory Matters; Healthcare Laws.

(a)       Other than for non-compliance or violations which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are and, at all times since December 31, 2014 have been, in compliance with all applicable Laws. To the knowledge of the Company, no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or is being threatened. Since December 31, 2014, neither the Company nor any of its Subsidiaries has received any written notice or communication that the Company or any of its Subsidiaries are in violation of any applicable Law, except for such violations that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       (i) The Company and each of its Subsidiaries hold and are the sole legal owners of, all authorizations, licenses, permits, certificates, filings, consents, variances, exemptions, waivers, approvals, Orders, registrations and clearances of any Governmental Authority (the “Company Permits”) necessary for the Company and each Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted, (ii) the Company and each of its Subsidiaries are, and at all times since December 31, 2014 have been, in compliance with the terms of the Company Permits in all respects, and all of the Company Permits are valid and in full force and effect and (iii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any violation or failure to comply with any Company Permit and no suspension, modification, revocation or cancellation of any of the Company Permits is, to the knowledge of the Company, pending or threatened, except, in the case of each of clauses (i), (ii) and (iii), as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          Except as would not be material to the Company and its Subsidiaries, taken as a whole, since December 31, 2014 (i) neither the Company nor any of its Subsidiaries has, nor, to the knowledge of the Company, have any of their Representatives, violated any Anti-Corruption Laws and (ii) neither the Company nor any of its Subsidiaries has, nor, to the knowledge of the Company, have any of their Representatives, offered, paid, promised to pay or authorized the payment of any money, or offered, given, promised to give or authorized the giving of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to any Government Official or to any Person under circumstances where the Company, any Subsidiary of the Company or the Representative knew, or ought reasonably to have known (after due and proper inquiry), that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to a Person (A) for the purpose of (1) influencing any act or decision of a Government Official in their official capacity, (2) inducing a Government Official to do or omit to do any act in violation of their lawful duties, (3) securing any improper advantage, (4) inducing a Government Official to influence or affect any act or decision of any Governmental Authority or (5) assisting the Company, any Subsidiary of the Company, or any Representative in obtaining or retaining business for or with, or directing business to, the Company, any Subsidiary of the Company or any Representative or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(d)       The Company and each of its Subsidiaries are, and at all times since December 31, 2014 have been, in compliance in all material respects with all applicable Economic Sanctions/Trade Laws. The Company and each of its Subsidiaries do not, and have not since December 31, 2014, carried on any business, directly or knowingly indirectly, in violation in any material respect of applicable Economic Sanctions/Trade Laws.

(e)       Since December 31, 2014, neither the Company nor any of its Subsidiaries has obtained knowledge of any alleged act or omission by the Company, its Subsidiaries, or any third party acting on behalf of the Company or any of its Subsidiaries, arising under or relating to any noncompliance in any material respect with any applicable Anti-Corruption Law or Economic Sanctions/Trade Law. Since December 31, 2014, neither the Company nor any of its Subsidiaries has made a voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance in any material respect with any applicable Anti-Corruption Law or Economic Sanctions/Trade

Law. Since December 31, 2014, the Company and its Subsidiaries have implemented and maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter material violations of Anti-Corruption Laws and Economic Sanctions/Trade Laws.

(f)       Neither the Company nor any of its Subsidiaries are subject to any Actions by the U.S. Food and Drug Administration (“FDA”) or any other Governmental Authority relating to non-compliance of the Company Products with any Healthcare Law and, to the knowledge of the Company, no such Actions have been threatened by any Governmental Authority that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, including Actions with respect to debarment or civil or criminal penalties under the Federal Food, Drug, and Cosmetic Act, exclusion from participation in state or Federal healthcare programs, or debarment from contracting with any Governmental Authority. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority with respect to any Company Product, or failed to disclose a material fact with respect to a Company Product that is required to be disclosed to any Governmental Authority under any Healthcare Law.

(g)      Neither the Company nor any of its Subsidiaries are a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Authority agreed to or imposed since December 31, 2014.

(h)       Neither the Company nor any of its Subsidiaries has any Contracts or subcontracts to supply goods or services directly to the United States federal government.

(i)       Since December 31, 2014, there have been no material voluntary or involuntary recalls or market withdrawals with respect to any product that the Company or its Subsidiaries either manufactures or, to the extent applicable and as part of its ordinary course operations, produces, develops, transports, imports, exports, and neither the Company nor any of its Subsidiaries have received any request from the FDA or any other applicable Governmental Authority requesting the Company or any of its Subsidiaries to, as applicable, cease to investigate, test, or manufacture, produce, develop, transport, import, export, distribute or sell any Company Products, except as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.14       Litigation. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no Action pending against, or, to the knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries or any property or assets of the Company or any of its Subsidiaries before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority, (b) neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order of any Governmental Authority specifically imposed upon the Company or any of its Subsidiaries and (c) there are no internal investigations or internal inquiries that, since December 31, 2014, have been conducted by or at the direction of the Company Board (or any committee thereof) and no Actions pending or, to the knowledge of the Company, threatened in writing, in each case concerning any financial, accounting or other misfeasance or malfeasance issues or that would reasonably be expected to lead to a voluntary disclosure or enforcement action.

Section 3.15       Properties. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)       With respect to the real property owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”), either the Company or a Subsidiary of the Company has good and valid title to such Company Owned Real Property, free and clear of all Liens other than any Permitted Liens. Section 3.15(a) of the Company Letter sets forth a true, complete and correct list of all Company Owned Real Property as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is a lessor or grantor under any lease or other similar instrument granting to any other Person any right to the possession, lease or occupancy of any Company Owned Real Property or portion thereof.

(b)       Either the Company or a Subsidiary of the Company has a good and valid leasehold interest in all material respects in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property,” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 3.15(b) of the Company Letter sets forth a true, complete and correct list of all Company Leased Real Property as of the date of this Agreement. A true and complete copy of each Company Real Property Lease as of the date of this Agreement related to each Company Leased Real Property as set forth in Section 3.15(b) of the Company Letter has been made available to Parent and Buyer or publicly filed with the SEC prior to the date of this Agreement. Each Company Real Property Lease is a valid, binding and enforceable obligation of the Company or its applicable Subsidiary that is party thereto, and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms in all respects, subject to the Enforceability Exceptions, and each Company Real Property Lease is in full force and effect. Neither the Company nor its applicable Subsidiary nor, to the knowledge of the Company, any other party thereto, is in breach or default in any material respect under any Company Real Property Lease. Neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other similar instrument granting to any other Person any right to the possession, lease or occupancy of any portion of any Company Leased Real Property. Each of the Company Owned Real Property and the Company Leased Real Property is in good condition sufficient to permit the continued use of such facility in the manner and for the purpose to which it is presently devoted.

(c)       Neither the Company nor any of its Subsidiaries has, since December 31, 2014, received notice of the existence of any outstanding Order or of any pending Action, and, to the knowledge of the Company, there is no such Order or Action threatened relating to the ownership, lease, use, occupancy or operation by the Company or its Subsidiaries of the Company Owned Real Property or the Company Leased Real Property.

Section 3.16       Intellectual Property.

(a)       Section 3.16(a) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct (in all material respects) list of all registrations and applications for Intellectual Property Rights owned by the Company and its Subsidiaries. The Company or its Subsidiaries is the sole and exclusive owner of each such registration and application for Intellectual Property Rights, and each such registration and application is subsisting and, to the knowledge of the Company, valid and enforceable. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its Subsidiaries, as applicable, (i) own, or are licensed to use, all Intellectual Property Rights as used in or necessary for their businesses as currently conducted; (ii) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person; (iii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received or sent any written complaint, claim, demand or notice that is pending or unresolved alleging any infringement, misappropriation or other violation of any Intellectual Property Rights (including in the form of written demands to obtain a license); and (iv) neither the Company nor any of its Subsidiaries has entered into any material consents, Orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements that (A) restrict the Company’s or any of its Subsidiaries’ Intellectual Property Rights, (B) restrict the Company’s or any of its Subsidiaries’ businesses in order to accommodate a Third Party’s Intellectual Property Rights, (C) permit Third Parties to use any Intellectual Property Rights owned or controlled by the Company or any of its Subsidiaries or (D) reasonably would be expected to provide a Third Party a defense to any claim of infringement, misappropriation or violation in connection with any Intellectual Property Rights owned or used by the Company, in the case of subclauses (A) through (D) above, other than non-exclusive licenses granted in the ordinary course of business.

(b)       Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, there is no infringement, misappropriation or other violation by any Third Party of any Intellectual Property Rights owned by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has since December 31, 2014 to the date hereof brought any Action alleging a material infringement, misappropriation or other violation of Intellectual Property Rights.

(c)       The Company takes commercially reasonable measures to maintain the confidentiality of material Trade Secrets of the Company and its Subsidiaries.

(d)       Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has complied with all applicable Laws, contractual obligations and its respective privacy policies relating to the collection, storage, use, disclosure and transfer of any personal information collected by or on behalf of the Company or any of its Subsidiaries, and has not received a complaint from any Governmental Authority regarding its collection, use or disclosure of personal information that is pending or unresolved.

(e)       Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have, at all times since December 31, 2014, complied with all applicable Laws relating to privacy and data security and with all of the Company’s and its Subsidiaries’ policies regarding privacy and data security and, to the knowledge of the Company, there has been no data security breach of the computers and information technology systems of the Company and its Subsidiaries. The Company and its Subsidiaries have implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

Section 3.17       Taxes. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)       Each of the Company and its Subsidiaries has (i) timely filed all Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns are true, correct and complete in all respects and (ii) paid or accrued all Taxes due and payable other than such Taxes as are being contested in good faith by the Company or its Subsidiaries.

(b)       To the knowledge of the Company, there are no U.S. federal, state, local or non-U.S. audits or examinations of any Tax Return of the Company or its Subsidiaries pending and neither the Company nor any Subsidiary has received written notice of any such audit or examination. No claim for unpaid Taxes has been asserted in writing against the Company or any of its Subsidiaries by a Governmental Authority, other than any claim that has been resolved.

(c)       There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries.

(d)       Neither the Company nor any of its Subsidiaries is a party to any written agreement providing for the allocation or sharing of Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of the Closing, (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes or (iv) are Tax allocation, indemnity or warranty provisions contained in commercial contracts the principal subject matter of which is not Taxes.

(e)       Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f)       There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Documents, except for Permitted Liens.

(g)       Since October 31, 2015, none of the Company or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law). The Company and each of its Subsidiaries have complied with applicable Law relating to the withholding and payment of Taxes.

(h)       Neither the Company nor any of its Subsidiaries (i) is or has been in the past five (5) years a member of a group (other than a group the common parent of which is the Company or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous applicable provision of state, local or non-U.S. Law or as a transferee or successor.

(i)       To the knowledge of the Company, as of the date of this Agreement, no claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that it is or may be subject to Tax by that jurisdiction.

(j)       The Company and its Subsidiaries have operated and are operating to comply with all applicable transfer pricing Laws and all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order.

(k)       Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.17 and in Section 3.08, Section 3.11(a), Section 3.12, Section 3.13 and Section 3.18 constitute the sole representations and warranties in this Agreement with respect to Tax matters.

Section 3.18       Employee Benefit Plans.

(a)       Section 3.18(a) of the Company Letter contains a true, complete and correct list identifying each material Company Plan (the “Company Plan List”), and such Company Plan List shall identify those listed Company Plans that are maintained primarily for the benefit of current or former Company Service Providers providing services outside of the United States.

(b)       For each material Company Plan, the Company has made available to Parent and Buyer true, complete and correct copies of, to the extent applicable, (i) such Company Plan (or, if such Company Plan is not written, a written summary of its material terms) and all amendments thereto, (ii) all current summary plan descriptions, including any summary of material modifications, (iii) the most recent annual report with any required schedules filed with the applicable Governmental Authority with respect to such Company Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Plan and (v) the most recent determination or opinion letter, if any, issued by the applicable Governmental Authority with respect to such Company Plan and any pending request for such a determination or opinion letter.

(c)       Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan has been established, administered and maintained in compliance with its terms and all applicable Law. Each Company Plan and related trust that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, there is no reason why any such determination letter should be revoked or not be issued or reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Plan. All material contributions or other material amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid in all material respects or, to the extent not required to be paid, accrued in accordance with GAAP in all material respects.

(d)       Neither the Company nor any ERISA Affiliate maintains, contributes to or sponsors (or has in the past six (6) years maintained, contributed to or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA, a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, or a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Title IV of ERISA or liability to a multiemployer plan as a result of a complete or partial withdrawal therefrom has been incurred by the Company or any of its ERISA Affiliates that has not been satisfied in full. No Company Plan provides welfare benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(e)       Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions would, either alone or in combination with another event, (i) entitle any current or former Company Service Provider to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such current or former Company Service Provider, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(f)       Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Action (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or threatened to involve, any Company Plan before any Governmental Authority.

(g)       Neither the Company nor any Subsidiary of the Company is a party to or has any obligation under any Company Plan or otherwise to compensate, gross-up or indemnify any person for Taxes, including excise Taxes payable pursuant to Section 4999 of the Code or for excise Taxes payable pursuant to Section 409A of the Code.

(h)       Each Company Plan that is maintained primarily for the benefit of employees working outside of the United States (A) except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, is in compliance with the applicable Laws relating to such plans in the jurisdictions in which such Company Plan is present or operates and, to the extent relevant, the United States and (B) that is intended to be funded and/or book reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened litigation relating to any Company Plan which is maintained primarily for the benefit of employees working outside of the United States.

Section 3.19 Employee and Labor Matters.

(a)       Except as set forth in Section 3.19(a) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor-related agreement with any labor union, labor organization or works council (a “Labor Agreement”); neither the Company nor any Subsidiary of the Company has established any works council or other employee representative body; and to the knowledge of the Company no employees of the Company or any of its Subsidiaries are represented by any labor union or other labor organization. To the knowledge of the Company, there are no current nor have there been at any time during the last three (3) years campaigns or other union organizing activities to authorize representation by any labor union or labor organization with respect to any employees of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is or has been in default of any requirement to establish any works council or other employee representative body. There are no current or, to the knowledge of the Company, threatened labor strikes, slowdowns, work stoppages, lockouts or any similar activity or dispute affecting the Company or any of its Subsidiaries.

(b)       Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and during the last three (3) years, has been, in compliance with all Labor Agreements and applicable Laws relating to labor, employment and employment practices (including discrimination and equal employment opportunity Laws), terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plant closings and layoffs, compensation and benefits, worker classification, exempt and non-exempt status, affirmative action and wages and hours (“Employment Practices”).

(c)       As of the date of this Agreement, (i) there are no material Actions pending or scheduled before any Governmental Authority or, to the knowledge of the Company, threatened pertaining to the Employment Practices of the Company or any of its Subsidiaries, (ii) no material complaints relating to Employment Practices of the Company or any of its Subsidiaries have been filed with any Governmental Authority or submitted in writing to the Company or any of its Subsidiaries and (iii) there are no material unfair labor practice charges against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar labor relations authority.

Section 3.20       Environmental Matters.

(a)       Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)    The Company and its Subsidiaries are and, since December 31, 2014 have been, in compliance with applicable Environmental Laws and have obtained and complied with Company Permits required under Environmental Laws for the operation of the business of the Company and its Subsidiaries, and the Company Owned Real Property or Company Leased Real Property.

(ii)    Neither the Company nor any of its Subsidiaries has received any written notice, complaint, information request or notice of potential responsibility or other written communication regarding any actual or alleged noncompliance with Environmental Law or any Environmental Liability.

(iii)    None of the Company, its Subsidiaries, the Company Owned Real Property or Company Leased Real Property is a party to or the subject of any Order, Action or, to the knowledge of the Company, investigation or threatened Action arising under or relating to noncompliance with any Environmental Law or any Environmental Liability.

(iv)    Neither the Company nor any of its Subsidiaries has entered into a Contract or Order assuming or retaining any Environmental Liability.

(v)    To the knowledge of the Company, no Hazardous Substances have been Released, generated, treated, stored, or disposed or transported of, by or on behalf of the Company or its Subsidiaries at any location, and no Hazardous Substances are present at the Company Owned Real Property or Company Leased Real Property, except, in each case, in compliance with Environmental Laws and as would not reasonably be expected to give rise to Environmental Liability.

Section 3.21       Material Contracts.

(a)       Section 3.21(a) of the Company Letter contains a true, complete and correct list of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound, in each case as of the date of this Agreement, other than Company Plans listed on Section 3.18(a) of the Company Letter and Company Real Property Leases listed on Section 3.15(b) of the Company Letter (collectively, the “Material Contracts”):

(i)    each Contract that limits the freedom in any material respect of the Company, any of its Subsidiaries or any of its Affiliates (including, after the Closing, Parent or any of its Affiliates), to compete or engage in any line of business or geographic region or with any Person, sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company, its Subsidiaries or Affiliates (including, after the Closing, Parent or any of its Affiliates), from the development, marketing or distribution of products and services;

(ii)    each partnership, joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract that is material to the Company and its Subsidiaries, taken as a whole;

(iii)    each Contract entered into since December 31, 2014: (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of any business (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of shares in the share capital or other voting securities, tender offer, exchange offer, or similar transaction); or (B) pursuant to which the Company or any of its Subsidiaries will acquire or is obligated to acquire any ownership interest or make an investment (other than the Company or any of its Subsidiaries), in each case, other than such Contracts that are immaterial to the Company and its Subsidiaries, taken as a whole;

(iv)    each Contract with respect to the acquisition or disposition of any Person (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of shares in the share capital or other voting securities, tender offer, exchange offer or similar transaction) pursuant to which the Company or any of its Subsidiaries has (A) material continuing indemnification obligations (other than in the ordinary course of business in connection with the development, sale or licensing of Company Products), or (B)

any “earn-out” or similar contingent payment obligations, in each case, (x) other than any such obligations that are immaterial to the Company and its Subsidiaries, taken as a whole, or (y) other than any Contract that provides solely for the acquisition or disposition of inventory, raw materials or equipment in the ordinary course of business;

(v)    each Contract granting a right to material Intellectual Property Rights (other than Contracts with respect to generally commercially available software and hardware and customer Contracts entered into in the ordinary course of business);

(vi)    each Contract that grants any right of first refusal or right of first offer in favor of a Third Party or that materially limits the ability of the Company, any of its Subsidiaries or any of its Affiliates (including, after the Closing, Parent or any of its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any material businesses or material assets;

(vii)    each Contract pursuant to which a Third Party is granted any exclusivity rights (other than customization work for customers relating to Company Products) or “most favored nations” provisions or minimum use, supply or display requirements that is binding on the Company or its Affiliates;

(viii)    other than instruments providing for indebtedness that would not, in the aggregate, exceed $5,000,000, each Contract that (A) is an indenture, credit agreement, loan agreement, security agreement, guarantee of, note, mortgage or other agreement providing for indebtedness (including obligations under any capitalized leases but excluding agreements between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company) or pursuant to which the Company or any of its Subsidiaries guarantees any such indebtedness of any other Person (other than the Company or another wholly owned Subsidiary of the Company), (B) materially restricts the Company’s and its Subsidiaries’ (taken as a whole) ability to incur indebtedness or guarantee the indebtedness of others, (C) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole or (D) is an interest rate derivative, currency derivative, forward purchasing, swap or other hedging contract;

(ix)    each Contract that provides for a settlement or conciliation (A) with any Governmental Authority that materially (1) restricts or imposes material obligations upon the Company or its Subsidiaries (taken as a whole) or (2) materially disrupts the business of the Company and its Subsidiaries (taken as a whole) as currently conducted, or (B) that would require the Company or any of its Subsidiaries to pay consideration of more than $5,000,000 after the date of this Agreement;

(x)    the top ten (10) Contracts measured by the aggregate payments made during the fiscal year ended October 31, 2016 with a customer of the Company or any Subsidiary of the Company, including distributors (excluding Contracts under which there are no further obligations of the Company or any Subsidiary to deliver products and purchase orders);

(xi)    any Contract (other than the type described in the subclauses above) that involves aggregate payments by or to the Company or any Subsidiary of the Company in excess of $15,000,000 per annum or $40,000,000 in the aggregate; and

(xii)    each Contract not otherwise described in any other subsection of this Section 3.21(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K as promulgated by the SEC) with respect to the Company.

(b)       A true, correct and complete copy of each Material Contract in effect as of the date of this Agreement has been made available to Parent and Buyer or publicly filed with the SEC prior to the date of this Agreement. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and enforceable obligation of the Company or one of its Subsidiaries, on the one hand, and, to the knowledge of the Company, of the other party or parties thereto, on the other hand, in accordance with its terms, subject to the Enforceability Exceptions, and each Material Contract is in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it under each Material Contract and, to the knowledge of the Company, each other party to each Material Contract has performed all obligations required to be performed by it under such Material Contract, (iii) none of the Company or any of its Subsidiaries has received written notice of any, and, to the knowledge of the Company, none of the Company or any of its Subsidiaries is in, default or material breach under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a default or material breach under) any Material Contract and (iv) neither the Company nor any of its Subsidiaries has received any written notice from any other party to any such Material Contract that such party intends to terminate, or not renew, any such Material Contract.

Section 3.22       Financial Advisor Fees. Except for Morgan Stanley & Co. LLC (the “Company Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries in connection with the Transactions or who might be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or any of its Affiliates in connection with the Transactions. The Company has, prior to the date of this Agreement, made available to Buyer a true, correct and complete copy of the Company’s engagement letter relating to the Transactions with the Company Financial Advisor.

Section 3.23       Opinion of Company Financial Advisor. The Company Financial Advisor has delivered to the Company Board its written opinion to the effect that, as of the date of such opinion, based upon and subject to the various limitations, assumptions, qualifications, factors and matters set forth therein, the Offer Consideration to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will deliver to Parent and Buyer for informational purposes a signed copy of the written opinion promptly following the date of this Agreement.

Section 3.24       Insurance. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, no written notice of cancellation has been received and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any of the insured parties thereunder, (b) all premiums due and payable under all such policies and bonds have been paid in accordance with the terms of such policies and bonds, and the Company and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds, (c) the Company and each of its Subsidiaries maintains mandatory insurance policies as required by applicable Law and (d) there is no claim pending under any insurance policies of the Company and its Subsidiaries as to which coverage has been denied by the underwriters of such policies.

Section 3.25       Anti-Takeover Measures. No anti-takeover measure (such as any measure which would qualify as a “beschermingsmaatregel” under the Laws of The Netherlands) that may be invoked or implemented by the Company (or any of its Affiliates) or by a Third Party pursuant to a right granted to such Third Party by the Company (or any of its Affiliates) (each, an “Anti-Takeover Measure”) has been implemented by the Company (or such Affiliate) in relation to the Offer or the other Transactions.

Section 3.26       Information Supplied. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the Offer Documents and the Company Disclosure Documents will not, on the date the Offer Documents and the Company Disclosure Documents (or any amendment or supplement thereto) are filed, first mailed to shareholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 and the Proxy Statement will comply in all material respects as to form with the requirements of the 1934 Act.

Section 3.27       Related Party Transactions. Except (a) as set forth in Section 3.27 of the Company Letter and (b) for any employment agreements or other compensation arrangements entered into in the ordinary course of business, none of the Majority Shareholders or any of the Company’s Affiliates, directors or executive officers or any of their respective Affiliates, on the one hand, is a party to any Contract with the Company or its Subsidiaries, on the other hand (each such Contract, an “Affiliate Agreement”).

Section 3.28       Rule 14d-10 Matters. All amounts payable to holders of Shares and other equity interests of the Company (“Covered Securityholders”) pursuant to the Company Plans (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee (each member of which the Company Board determined is an “independent director” within the meaning of the applicable NYSE rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the 1934 Act) (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the 1934 Act (an “Employment Compensation Arrangement”) (A) each Company Plan, (B) the treatment of the Company Equity Awards in accordance with the terms set forth herein, the Company Equity Plan and any applicable Company Plans and (C) any other Employment Compensation Arrangement that has been or will be negotiated, executed or amended in connection with or in anticipation of the Transactions, whether before or after the date hereof, with current or former Company Service Providers who are holders of Shares or other equity interests of the Company, and the payments made or to be made and benefits provided or to be provided thereunder, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the 1934 Act with respect to the foregoing arrangements. The Company has provided or will provide to Parent copies of resolutions adopted by the Compensation Committee effectuating the foregoing, which resolutions have not be modified, amended or rescinded.

Section 3.29       No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Buyer to the Company, and Parent and Buyer hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Buyer, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent or Buyer or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Except as set forth in any Parent SEC Documents publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded), Parent and Buyer jointly and severally represent and warrant to the Company, that:

Section 4.01      Corporate Existence and Power. Each of Parent and Buyer is duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing and those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All of the outstanding shares of capital stock of Buyer have been validly issued and are fully paid and are beneficially owned by, and at the Acceptance Time will be beneficially owned by, Parent, free and clear of all Liens.

Section 4.02      Corporate Authorization. The execution, delivery and performance by Parent and Buyer of this Agreement and the consummation by Parent and Buyer of the Transactions, including the Offer and the Asset Sale, are within Parent’s and Buyer’s corporate powers and have been duly and validly authorized by all necessary corporate action on the part of Parent and Buyer and no other corporate proceedings on the part of Parent, Buyer or any of their Subsidiaries are necessary. Assuming due authorization, execution and delivery hereof by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Buyer, subject to the Enforceability Exceptions.

Section 4.03      Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to, any Governmental Authority is required by or with respect to Parent, Buyer or any of their Subsidiaries in connection with the execution, delivery and performance of this Agreement, and the consummation of the Transactions, other than (a) compliance with any applicable requirements of the HSR Act, the EU Merger Regulation and the Other Required Antitrust Approvals, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities Laws (c) compliance with any applicable rules of the NYSE, and (d) any consents, approvals, Orders, authorizations, registrations, declarations, filings or notices the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.04      Non-Contravention. The execution, delivery and performance by Parent and Buyer of this Agreement and the consummation by Parent and Buyer of the Transactions do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the organizational documents of Parent or Buyer, (b) assuming compliance with the matters referred to in Section 4.03, cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit or right under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent, Buyer or any of their Subsidiaries under, or require any consent, waiver or approval of any Person, pursuant to any provision of any Contract, (c) assuming compliance with the matters referred to in Section 4.03, violate or conflict with any Law or Order applicable to Parent, Buyer or any of their Subsidiaries or by which Parent, Buyer or their Subsidiaries, or any of their respective properties or assets may be bound, with only such exceptions, in the case of each of clauses (b) and (c), as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05      Disclosure Documents.

(a)      The information with respect to Parent, Buyer and any of their Affiliates that Parent or Buyer supplies to the Company for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b)      The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and all other applicable Laws governing the preparation, distribution or dissemination of such documents, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 4.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Buyer by the Company or any of their Representatives specifically for use or incorporation by reference therein.

Section 4.06      Sufficient Funds and Financing. As of the Closing, Parent and its Subsidiaries will have available, sufficient funds to enable Buyer to consummate the Offer and the other Transactions contemplated hereby and pay all amounts required to consummate the Transactions on such date. Parent and Buyer have delivered to the Company a true, complete and correct copy of an executed commitment letter in effect as of the date of this Agreement (the “Debt Commitment Letter”) from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, to provide Debt Financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein. The Debt Commitment Letter has not been amended or modified in any manner as of the date hereof. The commitment contained in the Debt Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect, and as of the date hereof, no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the knowledge of Parent, by any other party thereto. As of the date of this Agreement, the Debt Commitment Letter is (a) in full force and effect and (b) the valid, binding and enforceable obligation of Parent or its Affiliates and, to the knowledge of Parent, the other parties thereto, in each case subject to Enforceability Exceptions. Parent and Buyer acknowledge and agree that the obtaining of any Debt Financing is not a condition to the Closing. For the avoidance of doubt, if any Debt Financing has not been obtained, Parent and Buyer shall continue to be obligated, prior to any valid termination of this Agreement pursuant to Section 8.01 and subject to the fulfillment or waiver of the Offer Conditions set forth in Annex I, to complete the Offer and consummate the Transactions.

Section 4.07      Ownership of Shares; Investment. As of the date of this Agreement, neither Parent, Buyer nor any of their Subsidiaries beneficially own any Shares. Except as contemplated by this Agreement and the Tender and Support Agreements, there are no voting trusts or other agreements or understandings to which Parent, Buyer or any Person controlling or controlled by Parent or Buyer is a party, with respect to the voting of the Shares.

Section 4.08      Litigation. There is no Action pending against, or, to the knowledge of Parent and Buyer, threatened in writing against, Parent or Buyer or any of their Affiliates before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority, except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.09      Absence of Certain Agreements. Neither Parent, Buyer nor any of their Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which any shareholder of the Company would be entitled to receive consideration in respect of their Shares of a different amount or nature than the Offer Consideration or pursuant to which any shareholder of the Company agrees to tender their Shares into the Offer, other than the Tender and Support Agreements.

Section 4.10      Financial Advisor Fees. Except for Goldman, Sachs & Co. (the “Parent Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Buyer or other intermediary that has been retained by or is authorized to act on behalf of Parent or Buyer or any of their respective Affiliates in connection with the Transactions or who might be entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission from Parent or Buyer or any of their respective Affiliates in connection with the Transactions.

Section 4.11      No Other Representations and Warranties.

(a)      Except for the representations and warranties set forth in Article 3, each of Parent and Buyer acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or

Buyer, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company and notwithstanding the delivery or disclosure to Parent or Buyer, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b)      Parent and Buyer also acknowledge and agree that, except for the representations and warranties set forth in Article 3 and except in the case of fraud solely as it relates to the representations and warranties expressly made in Article 3, the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Buyer or their Representatives or Affiliates.

ARTICLE 5

COVENANTS OF THE COMPANY

The Company agrees that:

Section 5.01      Conduct of the Company. From the date of this Agreement until the Closing or the earlier valid termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), except as (i) expressly required or expressly contemplated by this Agreement, (ii) set forth on Section 5.01 of the Company Letter, (iii) required by applicable Law or (iv) consented to in writing by Buyer, in advance (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) use its commercially reasonable efforts to preserve intact its business organization and material business relationships with manufacturers, suppliers, vendors, distributors, Governmental Authorities, customers, licensors, licensees and other Third Parties with which it has material business relationships and keep available the services of its present officers and employees; provided, that no action expressly permitted to be taken by the Company or any of its Subsidiaries in clauses (a) through (s) of this Section 5.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision; provided further, that neither the Company nor any of its Affiliates shall be required to pay any compensation beyond compensation paid in the ordinary course of business to retain such officers and employees. In addition to and without limiting the generality of the foregoing, during the Pre-Closing Period, except as (w) expressly required or expressly contemplated by this Agreement, (x) set forth on Section 5.01 of the Company Letter, (y) required by applicable Law or (z) consented to in advance by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(a)       amend, adopt any amendment or otherwise change (whether by merger, consolidation or otherwise) any of the Company Organizational Documents;

(b)       (i) split, combine, subdivide, exchange or reclassify any shares in its share capital or other equity interests, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its shares or other equity interests or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares in its share capital or other equity interests, except for dividends or distributions paid by any of its wholly owned Subsidiaries to the Company or other wholly owned Subsidiaries of the Company, (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of any Company Equity Plan, (iv) enter into any Contract with respect to the voting or registration of its share capital or any other Company Securities or Company Subsidiary Securities or (v) other than offers and sales pursuant to Form S-8 that are otherwise permitted under this Agreement, register the offer or sale of any class of debt or equity securities pursuant to the 1933 Act or otherwise subject any class of debt or equity securities to the periodic reporting requirements of the 1934 Act;

(c)       except as otherwise expressly permitted by Section 5.01(i), (i) issue, pledge, dispose, grant, transfer, encumber (or otherwise cause to be subject to any Lien), deliver or sell, or authorize the issuance, pledge, disposition, grant, transfer, encumbrance (or subjection to any Lien), delivery of or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any Shares upon the exercise of Company Options or the settlement of Company RSUs and Company PSUs that are outstanding on the date of this Agreement in each case, in accordance with the terms of such Company Options and Company RSUs and Company PSUs as of the date of this Agreement, provided that, in the event that the Company is required to make a performance determination prior to the Closing, such determination shall be made in the ordinary course of business consistent with past practice, or (ii) adjust or amend the rights of, or any term of, any Company Security (including Company Equity Awards) or any Company Subsidiary Security;

(d)      (i) acquire (whether by merger or consolidation, acquisition of stock or other securities or assets or by formation of a joint venture or otherwise) any other Person or business or any assets (other than ordinary course purchases from vendors) or properties of any other Person or (ii) make any investment in any other Person by purchase of stock or securities, contributions to capital or property transfers, except in each case for (A) acquisitions from wholly owned Subsidiaries of the Company; (B) the purchase of equipment, supplies and inventory in the ordinary course of business consistent with past practice; (C) inbound licenses of Intellectual

Property Rights in the ordinary course of business consistent with past practice; and (D) acquisitions of any assets (other than ordinary course purchases from vendors) as to which the aggregate consideration for all such acquisitions does not exceed $100,000,000 in the aggregate;

(e)       sell, lease, license, transfer, divest, allow to lapse, dispose of (whether by merger or consolidation, sale of stock or other securities or assets or by formation of a joint venture or otherwise), or otherwise mortgage, encumber or subject to any Lien (other than Permitted Liens), to any Person (including any Subsidiary of the Company) in a single transaction or series of related transactions any of its assets, securities, properties, interests or businesses, including the capital stock of Subsidiaries of the Company, except (A) in the ordinary course of business consistent with past practice, (B) disposition of immaterial equipment and immaterial property no longer required in the operation of the business and (C) sales or dispositions as to which the aggregate consideration for all such sales or dispositions does not exceed $10,000,000 in the aggregate;

(f)      enter into, amend, renew, extend, modify, terminate or waive any rights under, in each case, in any material respect, any Company Real Property Lease required to be listed in Section 3.15(b) of the Company Letter or Material Contract required to be listed in Section 3.21 of the Company Letter (or any lease that if entered into prior to the date hereof would be a Company Real Property Lease or any Contract that if entered into prior to the date hereof would be a Material Contract) or any Affiliate Agreement (except, in the case of Company Real Property Leases and Material Contracts, renewals and extensions in the ordinary course of business and as otherwise permitted by an express provision of Section 5.01(a)-(s));

(g)      except for loans to employees made in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(h)       incur, create, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof (directly, contingently or otherwise), other than (A) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company, in each case in the ordinary course of business consistent with past practice and (B) indebtedness pursuant to the Credit Agreement as in effect as of the date hereof, in an amount not to exceed the amount of such indebtedness currently outstanding, plus (1) $15,000,000, and (2) $35,000,000 to finance acquisitions permitted pursuant to Section 5.01(d);

(i)      except as required by the terms of a Company Plan (each as in existence as of the date hereof), (i) increase the compensation or benefits of any current, former or future Company Service Provider, (ii) grant any equity (or equity-based) award to any current, former or future Company Service Provider, (iii) grant any rights to severance, termination pay, retention or change in control benefit or agreement to any current, former or future Company Service Provider or increase the amount of such compensation or benefits, (iv) pay or award any bonus or incentive compensation (including any discretionary cash payments) to any current, former or future Company Service Provider, (v) establish, adopt, enter into, amend or terminate any Company Plan (or any plan, program or arrangement that would constitute a Benefit Plan if in effect on the date hereof) or Labor Agreement (or agreement that would be a Labor Agreement if in effect on the date hereof), (vi) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Benefit Plan, (vii) other than in the ordinary course of business, change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (viii) amend or waive any performance or vesting criteria or accelerate the payment or vesting of any payment, equity or other incentive award or benefit provided or to be provided to any current, former or future Company Service Provider or otherwise pay any amounts or provide any benefits (including the forgiveness of indebtedness of any loan) not due such individual, (ix) loan or advance any money or other property to any current, former or future Company Service Provider, (x) hire or terminate the employment of any Company Service Provider (other than a termination for “cause”), other than in the ordinary course of business consistent with past practice for Company Service Providers with an annual base salary or annual base compensation of less than $200,000 or (xi) promote any employee to a position with an annual base salary or annual base compensation of $200,000 or more;

(j)      make or authorize any capital expenditures, except as consistent in all material respects with (i) the Company’s current capital expenditure plan set forth in Section 5.01(j) of the Company Letter, (ii) any other subsequent annual capital budget that (A) is prepared in the ordinary course of business by the Company and approved by the Company Board and (B) provides for total capital expenditures that do not exceed, in the aggregate, 110% of those set forth in the capital expenditure plan referred to in subclause (i) above;

(k)      (i) cancel any material indebtedness; (ii) waive, release, grant or transfer any material claim or right of material value or consent to the termination of any material claim or right of material value; or (iii) commence any Action, except in connection with a breach of this Agreement or any other agreements contemplated hereby or otherwise related to the Transactions;

(l)      pay, discharge, compromise, settle or satisfy any Liability (whether absolute, accrued, asserted or unasserted, contingent or otherwise) or any Action (excluding any Action relating to this Agreement or any other agreements contemplated hereby or otherwise related to the Transactions) against the Company or any of its Subsidiaries or any of their respective directors or officers, other than (i) Liabilities or Actions relating to Taxes (which, for the avoidance of doubt, shall be governed by Section 5.01(p)), (ii) the payment, discharge, settlement or satisfaction of claims or Liabilities (A) fully covered by insurance, (B) reflected in or reserved against in the Company Balance Sheet (or the notes thereto) and for amounts not in excess of such reserves or (C) related to costs and expenses incurred by the Company in connection with the Transactions, or (iii) where the amount paid or to be paid by the Company and its Subsidiaries does not exceed $1,000,000, individually, or $7,500,000, in the aggregate (except with respect to settlement of the matters set forth on Section 5.01(l) of the Company Letter, which shall not exceed the amounts set forth therein) (in each case, net of insurance proceeds, indemnity, contribution or similar payments received or to be received by the Company or any of its Subsidiaries in respect thereof), in each case, only without the imposition of any material restrictions on the business or operations of the Company or any of its Subsidiaries or the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of their respective officers or directors;

(m)      convene any general or special meeting of the shareholders of the Company other than the EGM and any Subsequent EGM pursuant to Section 2.04 or pursuant to Parent’s or Buyer’s request as set forth in Section 2.06(a) (unless the Company determines in good faith, after consultation with its outside legal counsel, that such a meeting is required by applicable Law);

(n)      write up, write down or write off the book value of any assets, except (i) for depreciation and amortization in accordance with GAAP consistently applied, (ii) as otherwise required under GAAP (including to increase any reserves for contingent Liabilities) or (iii) in the ordinary course of business consistent with past practice in accordance with GAAP;

(o)      change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X as promulgated by the SEC, as agreed to by its independent public accountants;

(p)      (i) change any material method of Tax accounting, (ii) settle or compromise any audit or other proceeding relating to a material amount of Tax, (iii) make or change any material Tax election or file any material amended Tax Return, (iv) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, (v) enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim any material Tax refund (in the case of clauses (i), (iii) and (iv), other than in the ordinary course of business consistent with past practice);

(q)      adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger or other reorganization of the Company or any of its Subsidiaries (other than wholly-owned Subsidiaries or as contemplated by Section 2.07(c));

(r)      enter into a new line of business outside of the business of the Company and its Subsidiaries conducted as of the date hereof; or

(s)      agree, resolve or commit to do any of the foregoing.

Section 5.02      Access to Information.

(a)      During the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, and the Company and its Subsidiaries shall use their reasonable best efforts to cause its and their respective Representatives to afford Parent, Buyer and their Representatives reasonable access on reasonable advance notice and in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours, to the officers, senior employees, Representatives, auditors, properties, offices and other facilities and the books and records of the Company and its Subsidiaries, and shall use reasonable best efforts to promptly furnish or cause to be furnished to Parent, Buyer and their Representatives copies (including in electronic form) of books, records and other financial, operating and other data and information as Parent, Buyer or their Representatives may reasonably request in writing; provided, that such access shall not permit Parent, Buyer and their Representatives to conduct any invasive environmental testing or sampling at any of the properties, offices and other facilities of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose any information (i) if providing such access or disclosing such information would cause significant competitive harm to the Company or its Subsidiaries if the Transactions are not consummated, (ii) if providing such access or disclosing such information would violate any applicable Law (including antitrust and privacy Laws) or binding agreement entered into prior to the date of this Agreement or (iii) that would, in the reasonable judgment of the Company, result in the loss of attorney-client privilege with respect to such information or would constitute a waiver of any other privilege or trade secret protection held by the Company or any of its Subsidiaries; provided, that the Company shall use its reasonable best efforts (A) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection or violation of any such applicable Law or binding agreement or (B) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent, Buyer and the Company. The Company shall advise Parent and Buyer in such circumstances that it is unable to comply with Parent’s and Buyer’s reasonable requests for information pursuant to the immediately preceding sentence, and the Company shall reasonably describe the reasons why such information is being withheld. The Company shall be entitled to have Representatives present at all times during any inspection by Parent, Buyer or their Representatives pursuant to this Section 5.02(a). No notice, access, review or investigation pursuant to this Section 5.02 or information provided, made available or delivered to Parent, Buyer or their Representatives pursuant to this Section 5.02 or otherwise shall affect any representations or warranties of the Company or conditions or rights of Parent or Buyer contained in this Agreement. No investigation after the date of this Agreement shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein.

(b)      All information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality agreement dated as of March 14, 2017, by and between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Confidentiality Agreement shall be deemed terminated as of the Closing.

(c) Nothing contained in this Agreement is intended to give Parent or Buyer, directly or indirectly, rights to control the Company or any of its Subsidiaries before the Closing.

Section 5.03      No Solicitation; Adverse Recommendation Change.

(a)      The Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to cause its and their respective Representatives not to, and shall not publicly announce any intention to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or knowingly encourage (including by providing information, cooperation or assistance) any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, an Alternative Acquisition Proposal, (ii) other than informing Persons of the provisions contained in this Section 5.03, enter into, continue or otherwise participate in any discussions or negotiations, or otherwise knowingly cooperate in any way with any Third Party regarding any Alternative Acquisition Proposal or (iii) authorize, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract (whether or not binding) with respect to an Alternative Acquisition Proposal. The Company shall, and shall cause each of its Subsidiaries and its and their respective directors and officers to, and shall use their reasonable best efforts to cause each of the Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Alternative Acquisition Proposal, and shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Alternative Acquisition Proposal and shall enforce the provisions of any such agreement; provided, that the Company shall, subject to and in accordance with Section 5.03(b), be permitted to release or waive any such standstill obligations solely to the extent necessary to permit the party referenced therein to submit an unsolicited bona fide written Alternative Acquisition Proposal to the Company Board on a confidential basis conditioned upon such Person agreeing that the Company shall not be prohibited from providing any information to Parent and Buyer regarding any such Alternative Acquisition Proposal in accordance with the terms of this Section 5.03. The Company shall promptly (and in any event within five (5) Business Days of the date of this Agreement) request each Person that has, prior to the date of this Agreement, executed a confidentiality agreement in connection with its consideration of any Alternative Acquisition Proposal to, in accordance with the terms of such agreement, return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it shall promptly inform its Representatives of the obligations undertaken in this Section 5.03.

(b)      Notwithstanding anything to the contrary contained in Section 5.03(a), prior to the Acceptance Time, in the event that the Company receives an unsolicited bona fide written Alternative Acquisition Proposal, the Company may take the following actions upon giving notice to Parent (but only if (x) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands, (y) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Alternative Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (z) the submission of such Alternative Acquisition Proposal did not result from or arise in connection with a breach of this Section 5.03):

(i)   furnish non-public information with respect to the Company and its Subsidiaries to the Person or group making such Alternative Acquisition Proposal; provided, that (A) prior to furnishing any such non-public information, it receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive to the Person or group as the terms contained in the Confidentiality Agreement are to Parent or Buyer, and which shall not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the Transactions or to comply with its disclosure obligations to Parent and Buyer pursuant to this Agreement (an “Acceptable Confidentiality Agreement”) and (B) prior to or contemporaneously with furnishing any such non-public information to such Person or group, it furnishes such non-public information to Parent or Buyer to the extent Parent or Buyer has not previously been provided with such information; and

(ii)   engage in discussions or negotiations with such Person or group with respect to such Alternative Acquisition Proposal.

(c)      In addition to the obligations of the Company set forth in Sections 5.03(a), (b), and (d), as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Acquisition Proposal or any request for non-public information or any inquiry that would reasonably be expected to lead to any Alternative Acquisition Proposal, the Company shall provide Parent and Buyer with written notice of the material terms and conditions of such Alternative Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Acquisition Proposal, request or inquiry, if not previously provided pursuant to Section 5.03(b). Commencing upon the provision of any notice referred to above and continuing until such Alternative Acquisition Proposal, request or inquiry is withdrawn, (i) the Company (or its outside legal counsel) shall keep Parent and Buyer (or their outside legal counsel) informed on a reasonably current basis regarding the status and material terms (including any changes thereto) of discussions and negotiations relating to any such Alternative Acquisition Proposal, request or inquiry (and within twenty-four (24) hours after any changes to the material terms thereof) and (ii) the Company shall, as promptly as practicable (and in any event within twenty-four (24) hours following the receipt or delivery thereof), provide Parent and Buyer (or their outside legal counsel) with unredacted copies of all written materials, proposals or proposed transaction agreements (including all schedules and exhibits thereto) relating to any such Alternative Acquisition Proposal.

(d)      Except as provided in Section 5.03(e), neither the Company Board nor any committee thereof shall, directly or indirectly:

(i)   (A) withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Buyer, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Buyer, the Company Recommendation or fail to make, or include in the applicable Company Disclosure Documents, the Company Recommendation or the approval, adoption, recommendation or declaration of advisability by the Company Board or any committee thereof of this Agreement, of the Offer or any of the other Transactions, or make any public statement inconsistent with the Company Recommendation; (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Acquisition Proposal; (C) publicly make any recommendation in connection with an Alternative Acquisition Proposal other than a recommendation against such proposal; (D) fail to publicly, definitively and without qualification recommend against any Alternative Acquisition Proposal or fail to reaffirm the Company Recommendation, in either case within ten (10) Business Days after such Alternative Acquisition Proposal is made public or after any reasonable, written request by Parent to do so (or, if earlier, by the third (3rd) Business Day prior to the then-scheduled Expiration Time, or the EGM or any Subsequent EGM, as applicable); or (E) publicly propose to do any of the foregoing (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”); or

(ii)   approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract (other than an Acceptable Confidentiality Agreement as provided in Section 5.03(b)) (A) relating to any Alternative Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Alternative Acquisition Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Transactions (an “Alternative Acquisition Agreement”).

(e)      Notwithstanding anything to the contrary set forth in Section 5.03(d), solely in response to a Superior Proposal received by the Company Board after the date of this Agreement, the Company Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change, validly terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with Section 8.01(d)(i) or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

(i)   the Company has not breached any of its obligations under this Section 5.03 (where such breach proximately caused such Superior Proposal being received by the Company);

(ii)   the Company shall have (A) provided to Parent and Buyer four (4) Business Days’ prior written notice, which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the consideration offered therein and the identity of the Person or group making the Superior Proposal), and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other written materials, proposals, agreements or documents related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and a new two (2) Business Day period) and (3) that, subject to clause (iii) below, the Company Board has determined to effect an Adverse Recommendation Change and/or terminate this Agreement in accordance with Section 8.01(d)(i), as applicable, and the Company Board shall have determined, in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect an Adverse Recommendation Change and/or terminate this Agreement in accordance with Section 8.01(d)(i), as applicable, would be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands and (B) prior to making such an Adverse Recommendation Change or terminating this Agreement in accordance with Section 8.01(d)(i), as applicable, to the extent requested in writing by Parent and Buyer, engaged in good faith negotiations with Parent and Buyer during such four (4) or two (2) Business Day period, as applicable, to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; and

(iii)   no earlier than the end of the four (4) or two (2) Business Day period, as applicable, the Company Board shall have determined, in good faith, after consultation with its outside legal counsel and financial advisors, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent and Buyer, such Superior Proposal continues to constitute a Superior Proposal and that the failure to effect an Adverse Recommendation Change and/or terminate this Agreement in accordance with Section 8.01(d)(i) would continue to be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands.

(f)      Notwithstanding anything to the contrary set forth in Section 5.03(d), upon the occurrence of any Intervening Event, the Company Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change, or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

(i)   the Company shall have (A) provided to Parent and Buyer four (4) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to effect an Adverse Recommendation Change and the Company Board shall have determined, in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect an Adverse Recommendation Change would be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands and (B) prior to making such an Adverse Recommendation Change, to the extent requested in writing by Parent and Buyer, engaged in good faith negotiations with Parent and Buyer during such four (4) Business Day period to amend this Agreement in response to the Intervening Event in such a manner that the failure of the Company Board to effect an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands; and

(ii)   no earlier than the end of the four (4) day Business Period, the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that, in light of such Intervening Event and taking into account any revised terms proposed by Parent and Buyer, the failure to effect an Adverse Recommendation Change would continue to be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands (it being understood and agreed that any material change to the circumstances giving rise to the Intervening Event that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above; provided, that, with respect to each such material change, each reference in the preceding clauses (i) and (ii) to a “four (4) Business Day” period shall be changed to refer to a “two (2) Business Day” period).

(g)      Unless this Agreement is otherwise terminated pursuant to Article 8, neither the Company nor the Company Board (or any committee thereof) shall take any action to make the provisions of any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law inapplicable to any transactions contemplated by an Alternative Acquisition Proposal.

(h)      Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided that any such disclosure shall be deemed an Adverse Recommendation Change unless the Company Board expressly publicly, definitively and without qualification reaffirms the Company Recommendation.

Section 5.04      Compensation Arrangements. Prior to the Closing, the Company (acting through the Company Board and the Compensation Committee) shall take all steps that may be required, necessary or advisable to cause each (a) Employment Compensation Arrangement that has been or, after the date of this Agreement, shall be entered into by the Company or any of its Subsidiaries with any current or former Company Service Provider, (b) the treatment of the Company Equity Awards, in accordance with the terms set forth in this Agreement, and (c) the applicable terms of Sections 6.01 and 6.02, in each case, to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) promulgated under the 1934 Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) promulgated under the 1934 Act.

Section 5.05      Delisting. Prior to the Acceptance Time, the Company shall cooperate with Parent and Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and the Shares from the NYSE as promptly as practicable after the Closing and the deregistration of the Shares under the 1934 Act as promptly as practicable after such delisting.

Section 5.06      Rule 16b-3. Prior to the Acceptance Time, the Company, the Company Board and the Compensation Committee shall (and shall be permitted to) take such steps as may be reasonably required or advisable to cause dispositions of Company Securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 5.07      Anti-Takeover Measures. The Company and the Company Board (and any applicable committees thereof) shall take all actions within their power and authority necessary so that no Anti-Takeover Measure is or becomes applicable to any of the Transactions. If any Anti-Takeover Measure becomes applicable to any of the Transactions, the Company and the Company Board (and any applicable committees thereof) shall grant such approvals and take such actions within their power and authority as are necessary so that any such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act within their power and authority to eliminate such Anti-Takeover Measures in respect of such Transactions.

Section 5.08      Certain Agreements. Concurrently with the execution and delivery of this Agreement, the Company, the Majority Shareholders and/or their applicable Affiliates have duly executed and delivered to Parent true and correct copies of (a) an amendment to the Contract set forth on Section 5.08(a) of the Company Letter terminating each such Contract effective as of the Closing on the terms set forth therein and (b) a Contract transferring to the Company, concurrently with the execution thereof, certain Intellectual Property Rights as set forth therein, each of which amendments and such Contract shall remain in full force and effect and shall not be modified or superseded at any time prior to the Closing.

ARTICLE 6

COVENANTS OF BUYER

Parent and Buyer jointly and severally agree that:

Section 6.01      Director and Officer Liability.

(a)      For six (6) years after the Closing, Parent shall cause the Company and its Subsidiaries to indemnify and hold harmless the present and former directors and officers of the Company and its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Closing to the fullest extent permitted by applicable Law. In the event that any Indemnified Person is made party to any Action that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall cause the Company to advance fees, costs and expenses (including reasonable attorney’s fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Action, subject to the execution by such Indemnified Person of appropriate undertakings to repay such advanced fees, costs and expenses if it is ultimately determined that such Indemnified Person is not entitled to indemnification, in each case except to the extent prohibited under applicable Law. For a period of six (6) years following the Closing, Parent shall cause the Company and its Subsidiaries to honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect as of the date hereof between the Company or any of its Subsidiaries and any Indemnified Person (the “Indemnification Agreements”). In addition, for a period of six (6) years following the Closing, Parent shall cause the Company and its Subsidiaries to cause the articles of association and rules and regulations of the Company Board (or other similar organizational documents) of the Company and its Subsidiaries to contain provisions with respect to exculpation of Liability of all Indemnified Persons, indemnification of all Indemnified Persons and advancement of fees, costs and expenses that are no less advantageous in the aggregate to the intended beneficiaries than the corresponding provisions contained in the Company Organizational Documents as of the date hereof. To the maximum extent permitted by applicable Law, such indemnification and exculpation shall be mandatory rather than permissive.

(b)      Parent shall obtain, or cause to be obtained, effective as of the Closing, a “tail” insurance policy with a claims period of six (6) years after the Closing with respect to directors’ and officers’ Liability insurance covering each Person currently covered by the Company’s directors’ and officers’ Liability insurance policy for acts or omissions occurring at or prior to the Closing on terms that are no less favorable to those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six (6)-year period; provided, that in no event shall the total cost for such prepaid “tail” insurance policy exceed three hundred percent (300%) of the annual premiums paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if the total cost for such prepaid “tail” policy exceeds the Premium Cap, then Parent may obtain, or cause to be obtained, a prepaid “tail” policy with the maximum coverage available for a total cost of the Premium Cap. If Parent for any reason fails to obtain, or cause to be obtained, such “tail” insurance policy as of the Closing, Parent shall continue, or cause to be continued, to maintain in effect, for a period of six (6) years from and after the Closing, the directors’ and officers’ Liability insurance in place as of the date of this Agreement or a comparable policy with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ Liability insurance carrier on terms no less favorable than those of such policy in effect on the date of this Agreement (but in no event at a total cost for such policy in excess of the Premium Cap).

(c)      If Parent, Buyer, the Company or any of their respective successors or assigns (other than pursuant to the Transactions) (i) shall consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent or Buyer, as applicable, shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.01.

(d)      Each of the Indemnified Persons is intended to be Third-Party beneficiaries of this Section 6.01, with full rights of enforcement as if such Indemnified Person was a party hereto. The rights of any Indemnified Person under this Section 6.01 shall be in addition to, and not in substitution of, any other rights that such Persons may have under the Company Organizational Documents, the Indemnification Agreements or applicable Law (whether at Law or in equity).

Section 6.02      Employee Matters.

(a)      For a period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, each employee of the Company or its Subsidiaries who remains employed by Parent, Buyer or any of their Affiliates (each, a “Continuing Employee”) shall receive from Parent or Buyer (or their applicable Affiliate) (i) at least the same base salary and the same target annual bonus opportunity that was provided to such Continuing Employee immediately prior to the Closing Date; (ii) long-term incentive opportunities that are substantially as favorable in the aggregate as the long-term incentive opportunities provided to similarly situated employees of Parent, Buyer or their Affiliates and (iii) other compensation and employee benefits (excluding those contemplated by clauses (i) and (ii) and severance (which is covered in Section 6.02(b))) that are substantially as favorable in the aggregate to the compensation and benefits provided to similarly situated employees of Parent, Buyer or their Affiliates.

(b)      Any Continuing Employee who incurs a termination of employment during the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date shall be entitled to receive the severance payments and benefits that such Continuing Employee would have been entitled to receive from the Company and its Affiliates under its applicable written severance plans and policies as in effect immediately prior to the Closing and that have been made available to Parent and Buyer in accordance with Section 3.18(b) of this Agreement.

(c)      Parent and Buyer shall, and shall cause any of their applicable Affiliates to, use commercially reasonable efforts to (i) waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such Continuing Employee may be eligible to participate in after the Closing and (ii) credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under a Company Plan during the plan year that includes the Closing for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Parent, Buyer or any of their Affiliates. As of the Closing, Parent and Buyer shall, or shall cause any of their applicable Affiliates to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Plan as of the Closing, in each case, insofar as not prohibited by applicable Law. In addition, as of the Closing, Parent and Buyer shall, and shall cause their applicable Affiliates to give Continuing Employees full credit for purposes of eligibility, vesting and determination of level of benefits under any employee benefit and compensation plans or arrangements (including for purposes of vacation and severance but excluding for any purpose benefits under defined benefit plans, retiree medical plans, frozen or grandfathered benefit plans or benefit plans under which similarly-situated employees of Parent and its Affiliates do not receive any service credit) maintained by Parent, Buyer or their applicable Affiliates that such Continuing Employees may be eligible to participate in after the Closing for such Continuing Employees’ service with the Company or any of its Subsidiaries to the same extent that such service was credited for purposes of any comparable Company Plan immediately prior to the Closing, except, in each case, to the extent such treatment would result in duplicative benefits.

(d)      Notwithstanding the generality of Section 9.10, the provisions of this Section 6.02 are solely for the benefit of the Parties, and no current or former Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 6.02. In no event shall the terms of this Agreement be deemed to confer upon any Company Service Provider any right to continued employment with Buyer or any of its Affiliates (including, following the Acceptance Time, the Company and its Subsidiaries) or to limit the ability of Buyer, or any of its Affiliates to terminate the employment of any employee at any time and for any reason. Nothing herein shall be deemed to establish, amend, modify or cause to be adopted any Company Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, the Company or any of their respective Affiliates.

(e)      From and after the Closing Date, Parent and Buyer shall cause the Company and its Subsidiaries to honor the terms of all Labor Agreements to which the Company or its Subsidiaries are bound. In addition, the terms of employment of all Continuing Employees represented by a labor union, works council or other labor organization in connection with their employment or any other Continuing Employees employed in any jurisdiction where it is not permitted to differentiate between union and non-union employees in terms of compensation and/or benefits shall be governed by any such obligations, rather than the terms of this Agreement.

(f)      Notwithstanding anything to the contrary contained herein, from and after the Closing Date, Parent and Buyer shall cause the Company to honor, in accordance with their terms without giving effect to any amendments thereto after the Closing Date except if adopted in accordance with the terms of the applicable arrangement, all benefits and obligations under the employment and severance agreements of the Company and its Affiliates.

(g)      The occurrence of the Closing shall be deemed to be a change in control (or a similar term) under all Company Plans.

(h)      Any written or oral communications to any Company Service Provider pertaining to compensation or benefit matters that relate to or are affected by the Transactions shall be provided to Parent for prior approval by Parent (such approval not to be unreasonably withheld, conditioned or delayed), it being agreed that Parent shall have a reasonable time to review any such communication and that Parent and the Company shall cooperate in providing any such mutually agreeable communication.

ARTICLE 7

COVENANTS OF THE PARTIES

The Parties agree that:

Section 7.01      Regulatory Approvals; Efforts.

(a)      During the Pre-Closing Period, the Parties shall use their respective reasonable best efforts to consummate and make effective the Transactions in accordance with the terms hereof and subject to Section 7.01(g). Without limiting the foregoing, during the Pre-Closing Period, the Parties shall use their respective reasonable best efforts to (i) promptly obtain all authorizations, consents, Orders and approvals of all Governmental Authorities or other Persons that may be, or become, necessary for the performance of their respective obligations pursuant to this Agreement and the consummation of the Transactions, (ii) take all actions as may be requested by any such Governmental Authority to obtain such authorizations, consents, Orders and approvals and (iii) avoid entry of, or effect the dissolution of, any Order that would have the effect of preventing or materially delaying the consummation of the Transactions. The Parties shall cooperate in seeking to promptly obtain all such authorizations, consents, Orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within ten (10) Business Days of the date of this Agreement, (B) make all other required filings with respect to the EU Merger Regulation and the Other Required Antitrust Approvals and any other applicable Antitrust Laws promptly (and consistent with market practice) and (C) to respond as promptly as practicable to any inquiries or requests received from the United States Federal Trade Commission, the United States Department of Justice or any other Governmental Authority in connection with antitrust or related matters.

(b)      The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and each Party shall provide to the other Parties in advance, any material written analyses, presentations, memoranda, briefs and proposals made or submitted to any Governmental Authority by or on behalf of any Party hereto in connection with proceedings relating to any Antitrust Laws; provided, that each Party may limit disclosure of commercially sensitive portions of such materials to the outside legal counsel and consultants of the other Parties.

(c)      Without limiting the generality of the foregoing, each Party shall give the other Parties prompt notice of any pending or threatened request, inquiry, or Action brought by a Governmental Authority, or brought by a Third Party before any Governmental Authority, in each case with respect to the Transactions under any Antitrust Laws (an “Antitrust Investigation”). With respect to any such Antitrust Investigation, and subject to applicable Laws relating to the exchange of information and appropriate agreements to limit disclosure to outside counsel and consultants retained by such counsel and to preserve the attorney-client or other legal privileges, each Party shall use its reasonable best efforts to (i) keep the other Parties informed as to the status of any such request, inquiry, or Action, (ii) promptly inform the other Parties of any communication (excluding non-material communications) to or from the United States Federal Trade Commission, United States Department of Justice or any other Governmental Authority, in connection with any such request, inquiry or Action (and, if in writing, furnish the other Parties with a copy of such communication), (iii) give each other reasonable advance notice of all meetings or teleconferences (excluding non-material teleconferences) with any Governmental Authority in connection with any such request, inquiry or Action and (iv) consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with (including providing reasonable opportunity for the other Parties to comment upon) any material analysis, presentation, memorandum, brief or proposal to be made or submitted to any such Governmental Authority.

(d)      The Company, Parent and Buyer shall promptly furnish to each other all information required or requested to be included in any application, filing or submission to be made pursuant to the rules and regulations of any Governmental Authority in connection with the applications or other filings to be made under applicable Antitrust Laws. The Parties shall have the right to review in advance, and to the extent practicable each shall consult the other on, all the information relating to Parent, Buyer or the Company, as the case may be, and any of their respective Affiliates that appear in any filing made with, or written materials submitted to (in each case, including any amendments thereto), any Third Party and/or any Governmental Authority in connection with the Transactions or filings to be made under applicable Antitrust Laws (and any amendments thereto), and shall consider in good faith comments proposed by Buyer or the Company, as the case may be; provided, that with respect to any documents or materials required to be filed under applicable Antitrust Laws that contain information (i) that is commercially sensitive or (ii) the provision of which would infringe Antitrust Laws, such information may be provided solely to those individuals acting as outside legal counsel for the other Parties; provided further, that such counsel shall not disclose such information to such other Parties and shall enter into a joint defense agreement in customary form with outside legal counsel for the providing Party, if requested.

(e)      Each Party further agrees to cooperate with the others in order to resolve any investigation or other inquiry concerning the Transactions initiated by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any Governmental Authority. Each Party shall promptly notify the others of any material written notice or other communication received by such Party from any Governmental Authority in connection with the Transactions and, to the extent reasonably practicable, all discussions, telephone calls and meetings with a Governmental Authority regarding the Transactions shall include the Representatives of the Company, on the one hand, and Parent and Buyer, on the other hand.

(f)      In the event that any Action is commenced challenging the Transactions as violating any Antitrust Law, each Party shall cooperate with each other Party and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order resulting therefrom, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; provided, however, that the obligations in this Section 7.01(f) shall expire as of the End Date.

(g)      Without limiting the foregoing, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to, promptly, and in any event prior to the End Date, take all actions necessary to (x) secure the approvals, expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act or EU Merger Regulation and the Other Required Antitrust Approvals and (y) resolve any objections asserted with respect to the Transactions under applicable Law raised by any Governmental Authority, in each case, to the extent necessary in order to prevent the entry of any Legal Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions, provided, that, notwithstanding anything in this Agreement to the contrary in this Agreement, in no event shall Parent or any of its Subsidiaries be obligated to, and the Company and its Subsidiaries shall not agree to (other than at the written request of Parent, in which case the Company and its Subsidiaries shall, provided the effectiveness of any such action is conditioned on the Closing), (i) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Acceptance Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of the Company and any of its Subsidiaries or Parent and any of its Subsidiaries (or to consent to any such sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company and any of its Subsidiaries or Parent and any of its Subsidiaries of any of their respective assets, licenses, operations, rights, product lines, businesses or interest therein), (ii) agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s, the Company’s or any of their respective Subsidiaries’ ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s and Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Company or (iii) agree to other structural, behavioral or conduct relief with respect to the behavior of Parent, Buyer or the Company and any of their Subsidiaries (each of the actions described in the preceding clauses (i), (ii) and (iii), a “Remedy Action”), unless such Remedy Action(s) do not, individually or in the aggregate, have a material impact on the benefits that Parent reasonably expects to derive from the Transactions.

(h)      Notwithstanding the foregoing or anything in this Agreement to the contrary, Parent shall have principal responsibility for determining the timing and sequence of seeking the required authorizations, consents, Orders and approvals under applicable Antitrust Laws and other Laws and from any Governmental Authorities and strategy with respect to obtaining any such authorizations, consents, Orders and approvals.

(i)      Parent and Buyer, on the one hand, and the Company, on the other hand, agree to refrain from, and to cause each of their respective Affiliates to refrain from, acquiring or agreeing to acquire any assets or businesses that would reasonably be expected to (1) prevent, materially impede, or materially delay receipt of any authorizations, consents, Orders, or approvals of Governmental Authorities, or (2) prevent, materially delay, or materially impede the Closing.

Section 7.02      Certain Filings. The Parties shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, the Schedule TO and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are reasonably required to be obtained from parties to any Contracts, in connection with the consummation of the Transactions and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents, the Schedule TO or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03      Further Assurances. If, at any time before or after the Acceptance Time, the Company or Buyer reasonably believes that any further instruments, deeds, bills of sale, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement, then, subject to the terms and conditions of this Agreement, the Company and Buyer shall, and Buyer shall cause Parent to, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

Section 7.04      Public Announcements. Parent and Buyer, on the one hand, and the Company, on the other hand, shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any press release, public announcement, public statement or other public disclosure with respect to this Agreement or the Transactions and shall not issue any such press release, public announcement, public statement or other public disclosure prior to such consultation without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by the rules and regulations of the NYSE, in which event Parent and Buyer, on the one hand, and the Company, on the other hand, shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to Parent and Buyer or the Company, as applicable, to review and comment upon such press release, public announcement, public statement or other public disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, that (a) each of the Company, on the one hand, and Parent and Buyer, on the other hand, may make press releases or public announcements concerning this Agreement or the Transactions that consist solely of information previously disclosed in previous press releases or public announcements made by Parent, Buyer and/or the Company in compliance with this Section 7.04 and (b) each of the Company, on the one hand, and Parent and Buyer, on the other hand, may make any public statements in response to questions by the press, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures, public statements or other public disclosures made by Parent, Buyer and/or the Company in compliance with this Section 7.04. The Company, Parent and Buyer agree to issue (or cause to be issued) the previously agreed upon form of joint press release announcing the execution of this Agreement promptly following the execution of this Agreement.

Section 7.05      Notices of Certain Events.

(a)      The Company shall give prompt notice to Parent and Buyer of (i) any material written notice or other material communication received by it from any Governmental Authority during the Pre-Closing Period, (ii) any written notice or other communication received by it from any Third Party, during the Pre-Closing Period alleging any material breach of, or material default under, any Material Contract or (iii) any written notice received by it from any Third Party during the Pre-Closing Period alleging that the consent of such Third Party is or may be required in connection with this Agreement and the Transactions; provided, that the delivery of notice pursuant to this Section 7.05(a) shall not limit or otherwise affect the remedies available hereunder to Parent and Buyer.

(b)      Each of the Company, on the one hand, and Parent and Buyer, on the other hand, shall give prompt notice to the other Party of (i) any Action commenced or, to such Party’s knowledge, threatened, against the Company or any of its Affiliates or Parent or any of its Affiliates, that purports to prevent, materially impede or materially delay the consummation of the Offer, the Asset Sale, Compulsory Acquisition, the Liquidation, the Second Step Distribution or any of the other Transactions or that makes allegations that, if true, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, and (ii) (A) in the case of the Company, the knowledge of the Company of any breach of or inaccuracy in its representations or warranties set forth in this Agreement or failure to perform its covenants or agreements set forth in this Agreement to the extent such inaccuracy, breach or failure to perform would reasonably be expected to give rise to, individually or in the aggregate, the failure of any Offer Condition set forth in paragraph (D) or paragraph (E) of Annex I or (B) in the case of Parent and Buyer, the knowledge of Parent or Buyer of any breach of, or inaccuracy in, the representations or warranties of Parent and Buyer set forth in this Agreement or failure to perform the covenants or agreements of Parent and Buyer set forth in this Agreement to the extent such inaccuracy, breach or failure to perform would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions; provided, that the delivery of any notice pursuant to this Section 7.05 shall not cure any breach of any representation, warranty, obligation, covenant or agreement contained in this Agreement or otherwise limit or affect any remedies available hereunder to the Party receiving such notice.

Section 7.06      Litigation. Except as otherwise set forth in Section 7.01, the Company shall control any Action brought against the Company or any of its Subsidiaries or their directors or officers relating in any way to this Agreement or the Transactions (“Transaction Litigation”); provided, that the Company shall give Parent and Buyer the right to (i) review and comment in advance on all filings or responses to be made by the Company in connection with any Transaction Litigation (and any amendments thereto) and the Company shall consider in good faith any comments proposed by Parent or Buyer, (ii) fully participate in (at Parent’s or Buyer’s sole expense), but not control, the defense of such Transaction Litigation, (iii) consult on any settlement with respect to such Transaction Litigation and (iv) fully participate in any negotiations or mediation with respect to any settlement with respect to such Transaction Litigation, and no such settlement shall be agreed to without Parent’s and Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent and Buyer of any such Transaction Litigation brought, or, to the knowledge of the Company, threatened, against the Company, members of the Company Board or any Subsidiary of the Company and shall keep Parent and Buyer informed on a current basis with respect to the status thereof.

Section 7.07      Financing Cooperation.

(a)      The Company shall and shall cause its Subsidiaries to reasonably cooperate in connection with the arrangement of (i) the Debt Financing, (ii) any bridge loan financing in replacement of all or any portion of the Debt Financing and (iii) any debt or equity financings of the types contemplated by the Debt Commitment Letter as in effect as of the date hereof in replacement of all or any portion of the Debt Financing, in each case, as may be reasonably requested by Parent (the financings described in clauses (i), (ii) and (iii) collectively, the “Financing”); provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries. Such cooperation by the Company and its Subsidiaries shall include, at the reasonable request of Parent, using their reasonable best efforts to:

(i)   furnish such financial statements and other financial data and other information relating to the Company and its Subsidiaries and requested by Parent or its Representatives as may be reasonably necessary or advisable to consummate any Financing, including financial statements, financial data, projections, audit reports and other information (x) constituting audited financial statements relating to the Company and its Subsidiaries for the most recent fiscal year ended at least sixty (60) days prior to the Closing Date and unaudited financial statements relating to the Company and its Subsidiaries for any quarterly interim period or periods (other than the fourth fiscal quarter) ended after the date of its most recent audited financial statements and at least forty (40) days prior to the Closing Date (and the corresponding periods of the prior fiscal year) and (y) as otherwise required in connection with the Financing; provided, that the Company’s public filings with the SEC under the 1934 Act of any such financial statements shall satisfy the requirements of subclause (x) to the extent containing the information described therein;

(ii)   cause its independent accountants to cooperate with any Financing sources consistent with such independent accountants’ customary practice and obtain customary accountants’ “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports in connection with the Financing;

(iii)   provide information related to the Company and its Subsidiaries reasonably necessary to assist Parent or any of its Affiliates in the preparation of one or more confidential information memoranda, offering memoranda and other marketing and syndication materials reasonably requested by Parent or any of its Affiliates;

(iv)   provide the reasonable use by Parent and its Affiliates of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, of the Financing (subject to advance review of and consultation with respect to such use); provided, that such logos are used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services, offerings or intellectual property rights;

(v)   participate (and cause senior management and representatives, with appropriate seniority and expertise, to participate) in a reasonable and limited number of meetings, presentations and road shows with prospective Financing sources and in due diligence sessions, and otherwise cooperate with the Financing sources’ documentary due diligence, to the extent customary and reasonable;

(vi)   provide information reasonably necessary to assist Parent or any of its Affiliates in its preparation of material relating to the Company and its Subsidiaries for rating agency presentations;

(vii)   provide, at least three (3) Business Days prior to the Acceptance Time, all documentation and other information about the Company and its Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent reasonably requested by any Financing source at least eight (8) Business Days prior to the anticipated Acceptance Time;

(viii)   cooperate with Parent, Buyer and any Financing sources to ensure that, to the extent practicable and appropriate, any syndication efforts in connection with the Financing benefit from the Company’s and its Subsidiaries’ existing financing relationships;

(ix)   supplement the written or formally presented information (other than projections and other forward-looking materials and information of a general economic or industry specific nature) provided by the Company or its Subsidiaries to the extent such information contains any material misstatement of fact or omits to state any material fact necessary to make such information, taken as a whole, not misleading in any material respect promptly after gaining knowledge thereof;

(x)   cooperate with Parent’s and Buyer’s legal counsel in connection with any legal opinions that may be required to be delivered in connection with the Financing; and

(xi)   prevent the syndication, incurrence or issuance, or any attempt to syndicate, incur or issue, or any announcement or authorization of the announcement of the syndication, incurrence or issuance, of any debt facility or any debt security of the Company or any of its Subsidiaries, except as otherwise permitted under the Debt Commitment Letter or under Section 5.01;

provided, that neither the Company nor any of its Subsidiaries nor any of their respective Affiliates or Representatives shall be required to (A) pay any commitment or other fees, in each case, in connection with any Financing, (B) give any indemnities in connection with any Financing, (C) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (D) provide (i) any information the disclosure of which is prohibited or restricted under applicable Law or subject to legal privilege or (ii) any information with respect to which the Company or any of its Subsidiaries owes a duty of confidentiality to a third party (it being understood, in that case, that the Company shall, to the extent permitted by such duty of confidentiality, inform Parent that it is not providing certain information as a result of such a duty and shall use commercially reasonable efforts to obtain the consent of such third party to the Company’s and its Subsidiaries’ disclosure of such information to Parent, Buyer and its Financing sources), (E) take any action that would conflict with or violate its organizational documents or any applicable Law or would result in a violation or breach of, or default under, any material agreement to which the Company or any of its Subsidiaries is a party or (F) execute any agreement, certificate, document or instrument pursuant to this Section 7.07(a) with respect to any Financing that is not contingent on the Closing.

(b)      Parent and Buyer shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred by the Company, its Subsidiaries and its and their respective Representatives in connection with their respective obligations pursuant to this Section 7.07. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives, from and against any and all losses suffered or incurred by any of them in connection with any Financing and any information utilized in connection therewith (other than material misstatements or omissions in information provided by the Company or any of its Subsidiaries for use in any such Financing), except to the extent arising out of gross negligence or willful misconduct of the Company or any of its Subsidiaries.

(c)      The Company shall, and shall cause its Subsidiaries to, deliver all notices, reasonably cooperate with Parent and take all other actions reasonably requested by Parent to facilitate the termination at the Closing of all commitments in respect of the Credit Agreement, the repayment in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank) of all obligations in respect of the indebtedness under the Credit Agreement, and the release on the Closing Date of any Liens securing all such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts and shall reasonably cooperate with Parent to obtain and deliver to Parent at least three (3) Business Days prior to the Closing Date an executed payoff letter with respect to the Credit Agreement (the “Payoff Letter”), in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Credit Agreement relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Closing, be released and terminated. The obligations of the Company pursuant to this Section 7.07(c) shall be subject to Parent providing all funds required to effect all such repayments and cash collateralization of (or alternative arrangement with respect to) letters of credit at or prior to the Closing.

(d)      At the request of Parent, the Company shall, and shall cause its Subsidiaries to, issue at the time requested by Parent (which time may be prior to the Closing Date) one or more notices to effect the optional redemption or prepayment of all of the outstanding aggregate principal amount of the 2022 Notes in accordance with the terms of the Indenture on (or, at the option of Parent, following) the Closing Date; provided, that to the extent such notice can be conditioned on the occurrence of the Closing, it will be so conditioned. The Company and its Subsidiaries shall, or shall cause their counsel to, on or prior to the Closing Date, furnish legal opinions in customary form and scope relating to the Company and its Subsidiaries or required by the Indenture in connection with the matters contemplated by this Section 7.07(d).

(e)      Each of Parent and Buyer shall use reasonable best efforts to obtain the Financing in an amount sufficient, together with any other sources available to Parent and Buyer, to provide Buyer funds sufficient to consummate the Transactions and to pay the related fees and expenses on the Closing Date. Parent shall give the Company prompt notice upon becoming aware of, or receiving notice or other communication with respect to, any material breach of or default under, or any event or circumstance that (with or without notice, lapse of time or both) could reasonably be expected to give rise to any material breach of or default under, the Debt Commitment Letter by a party thereto or any termination, withdrawal or rescission of the Debt Commitment Letter.

(f)      Parent and Buyer acknowledge and agree that the obtaining of any Financing is not a condition to the Closing. For the avoidance of doubt, if any Debt Financing has not been obtained, Parent and Buyer shall continue to be obligated, prior to any valid termination of this Agreement pursuant to Section 8.01, and subject to the fulfillment or waiver of the Offer Conditions set forth in Annex I, to complete the Offer and consummate the Transactions.

Section 7.08      Employee Matters. The parties agree to the matters set forth in Section 7.08 of the Company Letter.

ARTICLE 8

TERMINATION

Section 8.01      Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Acceptance Time:

(a)      by mutual written consent of the Company and Parent;

(b)      by either the Company or Parent:

(i)   if the Acceptance Time has not occurred on or before 11:59 p.m. (New York City time) on February 15, 2018 (as such date may be extended pursuant to the mutual written consent of the Company and Parent, the “End Date”); provided, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party seeking to terminate if such Party is in breach of, or has breached, this Agreement prior to the Acceptance Time where such breach proximately caused the failure of the Acceptance Time to occur by the End Date;

(ii)   if the Offer Condition set forth in paragraph (C) of Annex I is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final, permanent and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied in all material respects with its obligations under Section 7.01;

(iii)   if the Offer shall have expired in accordance with its terms without all of the Offer Conditions having been satisfied and shall have not been extended by Buyer; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to any Party whose breach of this Agreement proximately caused the Offer to expire without all of the Offer Conditions having been satisfied; provided further, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to Parent if Buyer does not extend the Offer in circumstances where Buyer is required to extend the Offer under this Agreement; or

(c)      by Parent:

(i)   if the Company breaches any of its representations or warranties, or fails to perform any of its covenants, obligations or agreements contained in this Agreement, which breach or failure to perform, individually or in the aggregate, (A) would result in any Offer Condition not being satisfied and (B) such breach or failure to perform by its nature cannot be cured or has not been cured by the Company by the earlier of (1) the second (2nd) Business Day immediately prior to the End Date and (2) the date that is thirty (30) days after the Company’s receipt of written notice of such breach from Parent; provided, that Parent is not then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in this Agreement;

(ii)   following an Adverse Recommendation Change;

(iii)   if the Subsequent EGM has been held and been concluded and (A) the Governance Resolutions have not be adopted or (B) the Asset Sale Resolutions have not been adopted (unless, in the case of this clause (B), at the time of such proposed termination the Compulsory Acquisition Threshold has been achieved); or

(d)      by the Company:

(i)   in order to concurrently with or immediately following such termination enter into a definitive agreement with respect to a Superior Proposal subject to, and in accordance with, the terms and conditions of Section 5.03(e); provided, that (A) concurrently with such termination, the Company pays the Company Termination Compensation pursuant to Section 8.03(b)(i) and (B) the Company shall not have breached any of its material obligations under Section 5.03 (where such breach proximately caused such Superior Proposal being received by the Company); or

(ii)   if Parent or Buyer breaches any of its representations or warranties, or fails to perform any of its covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (A) would result in any Offer Condition not being satisfied and (B) such breach or failure by its nature cannot be cured or has not been cured by Parent or Buyer, as applicable, by the earlier of (A) the second (2nd)

Business Day immediately prior to the End Date and (B) the date that is thirty (30) days after Parent’s receipt of written notice of such breach from the Company; provided, that the Company is not then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in this Agreement.

Section 8.02      Effect of Termination. In the event of the valid termination of this Agreement as provided in this Article 8, notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 8.01(a)), and this Agreement shall immediately become void and of no effect, without any Liability on the part of any Party (or its respective directors, officers, employees, shareholders, Representatives, agents or advisors); provided, that, subject in all respects to this Section 8.02, Section 8.03 and Section 9.12 (including, in each case, the limitations set forth therein), (a) the Confidentiality Agreement, Section 5.02(b), Section 7.04, this Section 8.02, Section 8.03, Article 1 and Article 9 (in each case, subject to the limitations set forth therein) shall survive the valid termination hereof and the Tender and Support Agreements and amendment to the Contract set forth on Section 5.08(a) of the Company Letter shall survive the valid termination hereof pursuant to Section 8.01(d)(1) in accordance with their terms to the extent provided therein and (b) nothing herein shall relieve either Party of any Liability for damages resulting from such Party’s fraud, solely as it relates to the covenants contained in this Agreement or the representations and warranties expressly made in Article 3 and Article 4, or Willful Breach prior to such valid termination (including, with respect to the Company, damage to the Company’s shareholders resulting from the failure of the Closing to occur).

Section 8.03      Expenses; Termination Compensation.

(a)      Except as set forth in this Section 8.03, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees, costs and expenses, whether or not the Transactions are consummated.

(b)      Company Termination Compensation. The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Company Termination Compensation:

(i)   if this Agreement is validly terminated by the Company pursuant to Section 8.01(d)(i), in which case payment shall be made concurrently with such termination;

(ii)   if this Agreement is validly terminated by Parent pursuant to Section 8.01(c)(ii), in which case payment shall be made within five (5) Business Days following such termination; or

(iii)   if (A) an Alternative Acquisition Proposal shall have been publicly made or otherwise becomes generally known to the public prior to the Acceptance Time, (B) this Agreement is thereafter validly terminated (1) by the Company or Parent pursuant to Section 8.01(b)(i) (if by Parent, only if at such time Parent would not be prohibited from terminating this Agreement by the proviso set forth in Section 8.01(b)(i)), (2) by the Company or Parent pursuant to Section 8.01(b)(iii) (if by Parent, only if at such time Parent would not be prohibited from terminating this Agreement by either proviso in Section 8.01(b)(iii)) and the Minimum Condition has not been satisfied as of the final Expiration Time of the Offer (provided, that the Offer Conditions set forth in paragraphs (B) and (C) of Annex I have been satisfied as of such date) or (3) by Parent pursuant to Section 8.01(c)(i) or Section 8.01(c)(iii) and (C) prior to the date that is twelve (12) months following the date of such termination, the Company enters into a definitive Contract with respect to any transaction specified in the definition of “Alternative Acquisition Proposal” or any such transaction is consummated, in each case, whether or not involving the same Alternative Acquisition Proposal or the Person making the Alternative Acquisition Proposal referred to in clause (A), in which case payment shall be made to Parent concurrently with the earlier of the date on which such transaction is consummated and the date on which the Company enters into such Contract. For purposes of the foregoing clause (C), references in the definition of the term “Alternative Acquisition Proposal” to the figure “twenty percent (20%)” shall be deemed to be replaced by “fifty percent (50%).”

(c)      The Parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the Transactions and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.03(b) and, in order to obtain such payment, Parent commences an Action that results in an Order in its favor for such payment, the Company shall pay to Parent its reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on each such amount at the rate equal to the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment. In the event this Agreement is terminated and Parent is entitled to receive the Company Termination Compensation pursuant to Section 8.03(b), the Company Termination Compensation shall, subject to Section 9.12 and except with respect to claims for fraud solely as it relates to the covenants contained in this Agreement or the representations and warranties expressly made in Article 3, and Willful Breach, be the sole and exclusive remedy of Parent and its Affiliates against the Company and its former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the Transactions (for the avoidance of doubt, other than any rights and claims Parent and Buyer may have under the Tender and Support Agreements or the amendment to the Contract set forth on Section 5.08(a) of the Company Letter, to the extent provided therein, following the valid termination of this Agreement pursuant to Section 8.01(d)(i)). Upon such payment of the Company Termination Compensation by the Company, neither the Company nor any of its former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives shall have any further Liability relating to or arising out of this Agreement or the Transactions, except with respect to fraud solely as it relates to the representations and warranties expressly made in Article 3 and Willful Breach. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company be required to pay the Company Termination Compensation on more than one occasion.

ARTICLE 9

MISCELLANEOUS

Section 9.01      Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via electronic mail, (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery) or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Buyer, to:

Thermo Fisher Scientific Inc. 168 Third Avenue Waltham, Massachusetts 02451
Attention:	Seth H. Hoogasian, Senior Vice President and General Counsel
Email:	seth.hoogasian@thermofisher.com

with copies, which shall not constitute notice, to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Matthew M. Guest
Email:	MGuest@wlrk.com

and

NautaDutilh N.V. Beethovenstraat 400 1082 PR Amsterdam The Netherlands
Attention:	Leo Groothuis
Email:	Leo.Groothuis@nautadutilh.com

if to the Company, to:

Patheon N.V. Evert van de Beekstraat 104 1118, CN, Amsterdam Schiphol The Netherlands
Attention:	Eric Sherbet
Email:	Eric.Sherbet@Patheon.com

with copies, which shall not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square Wilmington, Delaware 19899
Attention:	Robert B. Pincus, Esq.
Faiz Ahmad, Esq.
Email:	bob.pincus@skadden.com
faiz.ahmad@skadden.com

and

De Brauw Blackstone Westbroek N.V. Claude Debussylaan 80 1070 AB Amsterdam PO Box 75084 Amsterdam 1070 AB Netherlands
Attention:	Paul Cronheim
Email:	paul.cronheim@debrauw.com

Section 9.02      Non-Survival of Representations and Warranties; Survival of Certain Covenants and Agreements. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant to this Agreement shall not survive the Acceptance Time. This Section 9.02 shall not limit Section 8.02 or any covenant or agreement of the Parties that by its terms contemplates performance after the Acceptance Time. The terms of Article 1 and this Article 9, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Acceptance Time shall survive the Acceptance Time in accordance with their terms.

Section 9.03      Amendments and Waivers.

(a)      Except as otherwise expressly provided for in Annex I, this Agreement may only be amended or supplemented at any time by additional written agreements signed by, or on behalf of, the Parties, as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties; provided, that no amendment to this Agreement shall be made without the Primary Debt Sources’ consent that would directly and adversely affect the rights of the Debt Financing Sources as set forth in this proviso to Section 9.03(a) and Sections 9.08, 9.10 and 9.13.

(b)      No provision of this Agreement may be waived or extended except by a written instrument signed by the Party against whom the waiver or extension is to be effective. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

Section 9.04      Rules of Construction. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.05      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided, that without the consent of the Company, (a) Parent may assign, in its sole discretion, any or all of its or Buyer’s rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries or Affiliates controlled by Parent and (b) after the Acceptance Time, Parent may transfer or assign its rights and obligations under this Agreement to any Person; provided further, that, in each of clauses (a) and (b), such transfer or assignment shall not (i) adversely impact in any respect the Company or its shareholders or the rights of the Company under this Agreement or (ii) relieve Parent or Buyer of its respective obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

Section 9.06      Governing Law. This Agreement, and any Action arising out of or relating to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of Law principles thereof; provided, that, notwithstanding the foregoing, any matters concerning or implicating the Company Board’s fiduciary duties shall be governed by and construed in accordance with the applicable fiduciary duty Laws of The Netherlands.

Section 9.07      Jurisdiction; Forum. Each Party (a) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”), (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that any Actions arising in connection with or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it shall not bring any Action relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions: (i) any claim that such Party is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such courts (whether through service of process, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts.

Section 9.08      WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09      Counterparts; Electronic Delivery; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact ant any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a Contract, and each Party hereby forever waives any such defense, except to the extent that such defense relates to lack of authenticity. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by each other Party. Until and unless each Party has received a counterpart of this Agreement signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.10      Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Annexes and Exhibits hereto, the Company Letter and the Confidentiality Agreement, and the other documents delivered in connection with this Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions. This Agreement is not intended to, and shall not, confer upon any Person other than the Parties any rights or remedies; provided, that (a) the provisions of Section 6.01 are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs and representatives; (b) the provisions of Section 2.04(a)(iv) and Section 2.05(e) are intended to be for the benefit of, and shall be enforceable by, the Company directors in office at the time of holding the EGM or Subsequent EGM, as applicable, and any Independent Director as referred to in Section 2.05 and all members of the Company Board resigning at the Acceptance Time; and (c) the provisions of the proviso to Section 9.03(a), 9.08, 9.13 and this Section 9.10 are intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources.

Section 9.11      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the Transactions is not affected in any material way. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.12      Specific Performance. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 8.03 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance and (c) the right of specific performance is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.12 shall not be required to provide any bond or other security in connection with any such Order or injunction.

Section 9.13      Debt Financing Sources.

(a)      Notwithstanding anything to the contrary contained in this Agreement, the Company agrees that it shall not bring or support any Action (whether based in contract, tort or otherwise) against the Debt Financing Sources in any way relating to this Agreement or the Offer, including any dispute arising out of or relating in any way to any commitment letter, engagement letter or definitive financing document in connection with the Transactions or the consummation or performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof). The Company further agrees that all of the provisions set forth in Section 9.08 shall apply to any Action referenced in this Section 9.13(a).

(b)      Notwithstanding anything to the contrary contained in this Agreement, the Company agrees that all Actions (whether based in contract, tort or otherwise) against the Debt Financing Sources in any way relating to this Agreement or the Offer, including any dispute arising out of or relating in any way to any commitment letter, engagement letter or definitive financing document in connection with the Transactions, or the performance thereof, shall be governed by and construed in accordance with the Laws of the State of New York; provided, that on or prior to the Closing Date, the definitions of Company Material Adverse Effect and the representations set forth in this Agreement shall, for the purposes of any commitment letter, engagement letter or definitive financing document in connection with the Transactions, be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(c)      Notwithstanding anything to the contrary set forth in this Agreement, the Company agrees that neither it nor any of its Representatives or Affiliates (for the avoidance of doubt, which shall not include Parent and its Affiliates) shall have any rights or claims against any Debt Financing Source in connection with or related to this Agreement, the Offer or any commitment letter, engagement letter or definitive financing document in connection with the Transactions, or any alternate financing in connection therewith. In addition, no Debt Financing Source shall have any liability or obligation to the Company or any of the Company’s Affiliates (for the avoidance of doubt, which shall not include Parent and its Affiliates) or representatives in connection with or related to this Agreement, the Offer or any commitment letter, engagement letter or definitive financing document in connection with the Transactions, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. Nothing set forth in this Section 9.13 shall modify or alter the rights of Parent or Buyer under any commitment letter, engagement letter or definitive financing document in connection with the Transactions or between or among Parent or Buyer or their respective Subsidiaries, on the one hand, and any Debt Financing Source, on the other hand, entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any commitment letter, engagement letter or any such definitive financing documentation, as applicable, the provisions of such commitment letter, engagement letter or definitive financing documentation, as applicable, shall govern and control.

(d)      In executing any certificate or other documentation in connection with this Agreement, directors, officers and employees of Parent and the Company are acting in their corporate or similar capacities and are not assuming personal liability in connection therewith.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Seth H. Hoogasian
Name: Seth H. Hoogasian
Title: Senior Vice President

THERMO FISHER (CN) LUXEMBOURG S.À R.L

By:	/s/ Sharon Briansky
Name: Sharon Briansky
Title: Empowered Signatory

PATHEON N.V.

By:	/s/ James C. Mullen
Name: James C. Mullen
Title: CEO

[Signature Page to Purchase Agreement]

ANNEX I

Offer Conditions

Notwithstanding any other provision of the Agreement or the Offer and in addition to (and not in limitation of) Parent’s and Buyer’s right and obligation to extend, terminate, amend and/or modify the Offer pursuant to the provisions of the Agreement, subject to any applicable rules and regulations of the SEC, neither Parent nor Buyer shall be required to accept for payment or pay for any Share validly tendered and not properly withdrawn pursuant to the Offer unless, as of the scheduled Expiration Time:

A.      there shall have been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Parent or its Affiliates, represents at least ninety-five percent (95%) of the Company’s issued and outstanding capital (geplaatst en uitstaand kapitaal) immediately prior to the Expiration Time (the “Minimum Condition”); provided, that if, prior to the Expiration Time the Asset Sale Resolutions have been adopted at the EGM (or any Subsequent EGM), the reference to “ninety-five percent (95%)” in the foregoing definition of Minimum Condition shall be deemed to be a reference to “eighty percent (80%)”; and provided, further, that if all of the Offer Conditions have been satisfied or waived other than the Minimum Condition, and Buyer has extended the Offer on two (2) occasions in consecutive periods of ten (10) Business Days each in accordance with Section 2.01(e)(ii) of the Agreement, Buyer may in its sole discretion, by written notice to the Company, amend the reference to “ninety-five percent (95%)” in the foregoing definition of Minimum Condition to “seventy-five percent (75%)”, in which case the reference to “ninety-five percent (95%)” in the foregoing definition of Minimum Condition shall be deemed to be a reference to “seventy-five percent (75%)”;

B.      any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act and the EU Merger Regulation shall have expired or been terminated and the Other Required Antitrust Approvals shall have been received and be in full force and effect or their relevant waiting periods (and any extension thereof) shall have expired or been terminated;

C.      no applicable Law or Order (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction (collectively, the “Legal Restraints”) shall be in effect that prohibits, renders illegal or enjoins, the consummation of the Offer, the Asset Sale, the Compulsory Acquisition, the Liquidation, the Second Step Distribution or the other Transactions;

D.      the representations and warranties of the Company (i) set forth in Section 3.11(a) of the Agreement shall be true and correct in all respects at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time, (ii) set forth in Section 3.05(a) of the Agreement shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time (except to the extent expressly made at and as of an earlier date, in which case at and as of such earlier date), (iii) set forth in Section 3.01, Section 3.02, Section 3.05(b), Section 3.05(c), Section 3.06, Section 3.22 and Section 3.23 of the Agreement shall be true and correct in all material respects at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time (except to the extent expressly made at and as of an earlier date, in which case at and as of such earlier date) and (iv) set forth in the Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph (D), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time (except to the extent expressly made at and as of an earlier date, in which case at and as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

E.      the Company shall have performed or complied with, in all material respects, each of the obligations, agreements and covenants, required to be performed by, or complied with by, it under the Agreement at or prior to the Expiration Time;

F.      since the date of the Agreement, there shall not have occurred any Effect that would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided

A-I-1

that clause (ii) of the definition of Company Material Adverse Effect shall be excluded from such definition for the purposes of determining the satisfaction of this paragraph (F);

G.      the resignations of the existing members of the Company Board as contemplated by Section 2.05(a) of the Agreement, shall have been obtained;

H.      the Governance Resolutions shall have been adopted at the EGM;

I.      the Company shall have delivered to Buyer a certificate signed by an executive officer of the Company, dated as of the Expiration Time, certifying that the Offer Conditions specified in paragraphs (D), (E) and (F) have been satisfied; and

J.      the Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions in this Annex I are for the sole benefit of Parent and Buyer and may be asserted by Parent or Buyer regardless of the circumstances giving rise to any such conditions and, other than the Minimum Condition, may be waived, subject to applicable Law, by Parent or Buyer in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Agreement. The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent or Buyer to extend, terminate, amend and/or modify the Offer in accordance with the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

Capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Purchase Agreement, dated as of May 15, 2017, by and between Thermo Fisher Scientific Inc. (“Parent”), Thermo Fisher (CN) Luxembourg S.à r.l. (“Buyer”) and Patheon N.V. (the “Company”) (the “Agreement”).

A-I-2

ANNEX B

May 14, 2017

Board of Directors
Patheon N.V.
111 Speen Street, Suite 550
Framingham, MA 01701

Members of the Board:

We understand that Patheon N.V. (the “Company”), Thermo Fisher Scientific Inc. (the “Buyer”) and Thermo Fisher (CN) Luxembourg S.À R.L., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into a Purchase Agreement, substantially in the form of the draft dated May 14, 2017 (the “Purchase Agreement”), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the “Tender Offer”) for any and all of the outstanding ordinary shares, par value €0.01 per share, of the Company (the “Company Shares”) in exchange for $35.00 per share in cash, without interest (the “Offer Consideration”) subject to the terms and conditions set forth in the Purchase Agreement, and (ii) if the number of Company Shares validly tendered in accordance with the terms of the Tender Offer and not properly withdrawn, together with the Company Shares owned by Acquisition Sub or any of its affiliates, represents at least eighty per cent of the issued and outstanding capital of the Company but less than ninety-five per cent of the issued and outstanding capital of the Company, the subsequent entry into an Asset Sale Agreement (the “Asset Sale Agreement” and together with the Purchase Agreement, the “Transaction Documentation”), substantially in the form of the draft dated May 14, 2017, which provides for the purchase and acceptance or assumption (as the case may be) by Acquisition Sub of the Company’s Business (as defined in the Asset Sale Agreement) (the “Asset Sale” and together with the Tender Offer, the “Transaction”) for an amount equal to the product of (i) the Offer Consideration multiplied by (ii) the total number of Company Shares issued and outstanding immediately prior to the closing of the Asset Sale. The terms and conditions of the Transaction are more fully set forth in the Transaction Documentation.

You have asked for our opinion as to whether the Offer Consideration to be received by the holders of the Company Shares pursuant to the Purchase Agreement is fair from a financial point of view to the holders of the Company Shares.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;
3)	Reviewed certain financial projections prepared by the management of the Company;
4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
5)	Reviewed the reported prices and trading activity for the Company Shares;
6)	Compared the financial performance of the Company and the prices and trading activity of the Company Shares with that of certain other publicly-traded companies comparable with the Company and their securities;
7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;
9)	Reviewed the Purchase Agreement, the Asset Sale Agreement, the draft commitment letter from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC substantially in the form of the draft dated May 9, 2017 (the “Commitment Letter”) and certain related documents; and
10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and

B-1

formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Transaction Documentation without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letter and that the definitive Transaction Documentation will not differ in any material respect from the drafts thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Offer Consideration to be received by the holders of the Company Shares in the Transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, a majority of which is contingent upon the closing of the Transaction. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in the Transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by applicable law. Morgan Stanley expresses no opinion or recommendation to any stockholder of the Company as to whether such stockholder should tender its Company Shares into the Tender Offer or how such stockholder should vote at the extraordinary general meeting to be held in connection with the Transaction.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Offer Consideration to be received by the holders of the Company Shares pursuant to the Purchase Agreement is fair from a financial point of view to the holders of the Company Shares.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Michael J. Boublik
Michael J. Boublik
Chairman of M&A - Americas

B-2

ANNEX C

STATUTEN

BEGRIPSBEPALING EN INTERPRETATIE

Artikel 1

1.1	In deze statuten worden de volgende definities gehanteerd:
	Aandeelhouder	een houder van aandelen in het kapitaal van de Vennootschap.
	Algemene Vergadering	het orgaan dat gevormd wordt door de Vergadergerechtigden, dan wel de bijeenkomst van Vergadergerechtigden.
	Bestuur	het bestuur van de Vennootschap.
	Bestuurder	Een lid van het Bestuur.
	Bestuursreglement	Het reglement van het Bestuur, zoals vastgesteld door het Bestuur.
	BW	het Burgerlijk Wetboek.
	Chief Executive Officer	De chief executive officer van de Vennootschap.
Dochtermaatschappij
een rechtspersoon waarin de Vennootschap of een of meer van haar dochtermaatschappijen, al dan niet krachtens overeenkomst met andere stemgerechtigden, alleen of samen meer dan de helft van de stemrechten in de algemene vergadering kunnen uitoefenen, alsmede andere rechtspersonen en vennootschappen welke als zodanig door het BW worden aangemerkt.

	Groepsmaatschappij	een rechtspersoon of vennootschap die organisatorisch met de Vennootschap is verbonden in een economische eenheid.
	Niet Uitvoerende Bestuurder	Een Bestuurder, anders dan een Uitvoerende Bestuurder.
	Uitvoerende Bestuurder	Een uitvoerende Bestuurder.
	Vennootschap	de rechtspersoon waarop deze statuten betrekking hebben.
	Vergadergerechtigde	een Aandeelhouder alsmede een vruchtgebruiker of pandhouder met stemrecht en/of Vergaderrecht.
	Vergaderrecht	het recht om, in persoon of bij schriftelijk gevolmachtigde, de Algemene Vergadering bij te wonen en daar het woord te voeren.
	Volstrekte Meerderheid	meer dan de helft van het aantal uitgebrachte stemmen.
1.2	Begrippen die in het enkelvoud zijn gedefinieerd hebben een overeenkomstige betekenis in het meervoud en vice versa.
1.3	Onder de term schriftelijk wordt tevens begrepen langs elektronische weg.

NAAM EN ZETEL

Artikel 2

2.1	De Vennootschap is genaamd Patheon B.V.
2.2	Zij is gevestigd te Amsterdam.

DOEL

Artikel 3

De Vennootschap heeft als doel:

a.
een belang te nemen in, het financieren van en het besturen van andere ondernemingen die voornamelijk betrokken zijn bij de ontwikkeling en vervaardiging van farmaceutische producten van welke aard dan ook alsmede iedere andere commerciële activiteit;

b.
het werven van fondsen door middel van effecten, bankleningen, uitgiften van obligaties, schuldbewijzen en andere schuldinstrumenten en om te lenen op enig andere wijze, uitlenen, het verstrekken van garanties, met inbegrip van garanties voor schulden van andere personen, en in het algemeen het verlenen van diensten op het gebied van handel en financiën;

c.	te beleggen in effecten, spaarbewijzen en andere financiële instrumenten;

d.	het bieden van administratieve, technische, financiële, economische of bestuurlijke diensten aan andere bedrijven, personen of ondernemingen; en
e.
het verrichten van diensten zowel voor eigen rekening als voor rekening van derden, alsmede alle handelingen in verband met het voorgaande of die, in de ruimste zin van het woord, wenselijk of daartoe bevorderlijk kunnen zijn.

AANDELEN - KAPITAAL

Artikel 4

4.1	Het nominale bedrag van ieder aandeel is één eurocent (EUR 0,01).
4.2	De aandelen zijn op naam gesteld en zijn doorlopend genummerd van 1 af.
4.3	Ten minste één aandeel wordt gehouden door een ander dan en anders dan voor rekening van de Vennootschap of één van haar Dochtermaatschappijen.

AANDELEN - REGISTER

Artikel 5

5.1	Het Bestuur houdt een register waarin de namen en adressen van alle Aandeelhouders, vruchtgebruikers en pandhouders zijn opgenomen.
5.2	Aandeelhouders en anderen van wie gegevens in het register moeten worden opgenomen, verschaffen aan het Bestuur tijdig de nodige gegevens.
5.3	Alle kennisgevingen aan en oproepingen van Vergadergerechtigden kunnen aan de in het register vermelde adressen worden gedaan.

AANDELEN - UITGIFTE

Artikel 6

6.1	De Vennootschap kan slechts ingevolge een besluit van de Algemene Vergadering aandelen uitgeven.
6.2
Artikel 6.1 is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

AANDELEN - STORTING

Artikel 7

7.1
Bij het nemen van een aandeel moet daarop het nominale bedrag worden gestort. Bedongen kan worden dat het nominale bedrag of een deel daarvan eerst behoeft te worden gestort na verloop van een bepaalde tijd of nadat de Vennootschap het zal hebben opgevraagd.

7.2	Het Bestuur is zonder voorafgaande goedkeuring van de Algemene Vergadering bevoegd tot het aangaan van rechtshandelingen betreffende inbreng op aandelen anders dan in geld.

AANDELEN - EIGEN AANDELEN

Artikel 8

8.1	Het Bestuur beslist over de verkrijging van aandelen in het kapitaal van de Vennootschap. Verkrijging door de Vennootschap van niet volgestorte aandelen in haar kapitaal is nietig.
8.2
De Vennootschap mag, behalve om niet, geen volgestorte eigen aandelen verkrijgen indien het eigen vermogen, verminderd met de verkrijgingsprijs, kleiner is dan de reserves die krachtens de wet moeten worden aangehouden, of indien het Bestuur weet of redelijkerwijs behoort te voorzien dat de Vennootschap na de verkrijging niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden.

8.3	De vorige leden van dit artikel gelden niet voor aandelen die de Vennootschap onder algemene titel verkrijgt.

AANDELEN - LEVERING

Artikel 9

9.1
Voor de uitgifte en levering van een aandeel of de levering van een beperkt recht daarop is vereist een daartoe bestemde ten overstaan van een in Nederland standplaats hebbende notaris verleden akte waarbij de betrokkenen partij zijn.

9.2
De levering van een aandeel of de levering van een beperkt recht daarop overeenkomstig artikel 9.1 werkt mede van rechtswege tegenover de Vennootschap. Behoudens in het geval dat de Vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat zij de rechtshandeling heeft erkend, danwel de akte aan haar is betekend.

AANDELEN - OVERDRAAGBAARHEID

Artikel 10

10.1	Overdracht van aandelen - geen enkele uitgezonderd - is slechts mogelijk nadat daartoe goedkeuring is verkregen van het Bestuur.
10.2	De overdracht moet plaats vinden binnen drie maanden nadat de goedkeuring is verleend dan wel geacht wordt te zijn verleend.
10.3	De goedkeuring wordt geacht te zijn verleend:
	a.	indien niet binnen een maand op het daartoe strekkend verzoek is beslist; of
b.
indien in het besluit waarbij de goedkeuring wordt geweigerd, niet de naam/namen van één of meer gegadigde(n) wordt/worden opgegeven, die bereid is/zijn al de aandelen, waarop het verzoek om goedkeuring betrekking heeft, tegen contante betaling te kopen.

10.4
Indien de verzoeker de in artikel 10.3 sub b. bedoelde gegadigde(n) aanvaardt en partijen het niet binnen twee maanden na die aanvaarding eens kunnen worden over de voor het aandeel of de aandelen te betalen prijs, wordt de prijs bepaald door één of meer door de aanbieder en de gegadigde(n) in onderling overleg aan te wijzen onafhankelijke deskundige(n).

Komen partijen binnen één maand na het tijdstip genoemd in de vorige zin niet tot overeenstemming omtrent de benoeming van de deskundige(n), dan heeft de meest gerede partij de bevoegdheid de benoeming van drie onafhankelijke deskundigen te verzoeken aan de president van de rechtbank waaronder de Vennootschap ressorteert.

10.5
De gegadigden hebben te allen tijde het recht zich terug te trekken mits zulks geschiedt binnen veertien dagen, nadat hun het resultaat van de prijsvaststelling als bedoeld in artikel 10.4 is medegedeeld. Indien tengevolge hiervan niet alle aandelen worden gekocht:

	a.	omdat alle gegadigden zich hebben teruggetrokken; of
b.
omdat de overige gegadigden zich niet binnen zes weken na de hiervoor bedoelde mededeling bereid hebben verklaard de vrijgekomen aandelen over te nemen met inachtneming van de door het Bestuur aangegeven maatstaf voor toewijzing, is de verzoeker vrij in de overdracht van alle aandelen waarop het verzoek om goedkeuring betrekking had, mits de levering plaats heeft binnen drie maanden nadat dit is komen vast te staan.
10.6
De verzoeker heeft te allen tijde het recht zich terug te trekken gedurende een maand nadat hem definitief bekend is aan welke gegadigden hij al de aandelen, waarop het verzoek om goedkeuring betrekking had, kan verkopen en tegen welke prijs.

10.7	De Vennootschap kan ingevolge het in dit artikel bepaalde slechts gegadigde zijn met instemming van de verzoeker.

AANDELEN - VRUCHTGEBRUIK, PANDRECHT EN CERTIFICATEN

Artikel 11

11.1	De Aandeelhouder heeft het stemrecht op de aandelen waarop een vruchtgebruik of pandrecht is gevestigd.
11.2
In afwijking van artikel 11.1 komt het stemrecht toe aan de vruchtgebruiker of de pandhouder indien zulks bij de vestiging van het beperkt recht is bepaald of dit nadien is overeengekomen, een en ander met inachtneming van het bepaalde in artikel 2:197 BW respectievelijk artikel 2:198 BW.

11.3
Vruchtgebruikers en pandhouders die geen stemrecht hebben, hebben geen Vergaderrecht tenzij bij de vestiging of overdracht van het vruchtgebruik respectievelijk vestiging of overgang van het pandrecht anders is bepaald en dit is goedgekeurd door de Algemene Vergadering.

11.4	Aan certificaten van aandelen is geen Vergaderrecht verbonden.

BESTUUR - BENOEMING, SCHORSING EN ONTSLAG

Artikel 12

12.1	De Vennootschap heeft een Bestuur dat bestaat uit:
	a.	één of meer Uitvoerende Bestuurders die voornamelijk belast is/zijn met de dagelijkse gang van zaken van de Vennootschap; en
	b.	ten minste één Niet Uitvoerende Bestuurders die voornamelijk belast is/zijn met het houden van toezicht op de taakuitoefening door de Bestuurders.
Het Bestuur bestaat uit natuurlijke personen.
12.2	Het Bestuur bepaalt het aantal Uitvoerende Bestuurders en het aantal Niet Uitvoerende Bestuurders met inachtneming van artikel 12.1.
12.3
Indien slechts één Uitvoerende Bestuurder is benoemd is deze automatisch Chief Executive Officer. Indien meer dan één Uitvoerende Bestuurder is benoemd, wordt door het Bestuur een Chief Executive Officer gekozen. Een Uitvoerende Bestuurder houdt op Chief Executive Officer te zijn:

	a.	automatisch wanneer hij geen Uitvoerend Bestuurder meer is; of
b.
bij zijn ontslag als Chief Executive Officer door het Bestuur, met dien verstande dat de aldus ontslagen Chief Executive Officer vervolgens zijn termijn als Uitvoerende Bestuurder voortzet zonder de titel van Chief Executive Officer te hebben.

12.4	Het Bestuur kan een Uitvoerende Bestuurder zodanige aanvullende titels toekennen als het Bestuur geschikt acht.
12.5	De Algemene Vergadering benoemt de Bestuurders en is te allen tijde bevoegd iedere Bestuurder te schorsen of te ontslaan.
12.6
Ingeval van ontstentenis of belet van één of meer Bestuurders, is (zijn) de overblijvende Bestuurder(s) voorlopig met het gehele bestuur belast. Ingeval van ontstentenis of belet van alle Bestuurders of van de enige Bestuurder, berust het bestuur voorlopig bij een persoon die daartoe door de Algemene Vergadering wordt aangewezen.

BESTUUR - TAAK, ORGANISATIE EN BESLUITVORMING

Artikel 13

13.1
Behoudens de beperkingen volgens deze statuten is het Bestuur belast met het besturen van de Vennootschap. Bij de vervulling van hun taak richten de Bestuurders zich naar het belang van de Vennootschap en de met haar verbonden onderneming.

13.2
Indien het Bestuur uit meer dan één Bestuurder bestaat, besluit het Bestuur, zowel in als buiten vergadering, met Volstrekte Meerderheid. Ongeldige en blanco stemmen worden niet als uitgebrachte stemmen geteld.

13.3	Bij staken van stemmen beslist de Algemene Vergadering.
13.4
Een Bestuurder neemt niet deel aan de beraadslaging en besluitvorming indien hij daarbij een direct of indirect persoonlijk belang heeft dat tegenstrijdig is met het belang van de Vennootschap en de met haar verbonden onderneming. Wanneer hierdoor geen bestuursbesluit kan worden genomen, wordt desalniettemin het besluit genomen door het Bestuur.

13.5	Vergaderingen van het Bestuur kunnen worden gehouden door middel van audio- of audiovisuele communicatie apparatuur, tenzij een Bestuurder zich daartegen verzet.
13.6
Besluiten van het Bestuur kunnen in plaats van in een vergadering ook schriftelijk worden genomen, mits alle Bestuurders in het te nemen besluit gekend zijn en geen van hen zich tegen deze wijze van besluiten verzet.

13.7	De Bestuurders kunnen bij of krachtens het Bestuursreglement of anderszins op grond van besluitvorming van het Bestuur hun taken onderling verdelen, met dien verstande dat:
	a.	de Uitvoerende Bestuurder(s) belast zijn met de dagelijkse gang van zaken van de Vennootschap;
	b.	de taak om toezicht te houden op de taakuitoefening door Bestuurders niet door een taakverdeling kan worden ontnomen aan de Niet Uitvoerende Bestuurders;
	c.	de Chief Executive Officer een Niet Uitvoerende Bestuurder moet zijn; en
	d.	het doen van voordrachten voor benoeming van een Bestuurder en het vaststellen van de bezoldiging van de Uitvoerende Bestuurder(s) niet aan een Uitvoerende Bestuurder kan worden toebedeeld.
13.8
Het Bestuur kan schriftelijk bepalen, bij of krachtens het Bestuursreglement of anderszins op grond van besluitvorming van het Bestuur, waartoe steeds met algemene stemmen kan worden besloten door alle bestuurders, dat een of meer Bestuurders rechtsgeldig kunnen besluiten omtrent zaken die tot zijn respectievelijk hun taak behoren.

13.9
Het Bestuur behoeft de goedkeuring van de Algemene Vergadering voor zodanige bestuursbesluiten als de Algemene Vergadering bij haar specifiek omschreven besluit heeft vastgesteld en aan het Bestuur heeft medegedeeld.

13.10	Het ontbreken van de ingevolge artikel 13.9 vereiste goedkeuring tast de vertegenwoordigingsbevoegdheid van het Bestuur of de Bestuurders niet aan.

BESTUUR - VERTEGENWOORDIGING

Artikel 14

14.1	Het Bestuur vertegenwoordigt de Vennootschap.
14.2
De bevoegdheid tot vertegenwoordiging van de Vennootschap kom mede toe aan de Chief Executive Officer zelfstandig, en wanneer meer dan één Uitvoerende Bestuurder is benoemd, aan iedere Uitvoerende Bestuurder zelfstandig.

14.3
De Vennootschap kan voorts worden vertegenwoordigd door een houder van een daartoe strekkende volmacht. Indien de Vennootschap een volmacht verleent aan een natuurlijke persoon kan het Bestuur een geschikte titel toekennen aan die persoon.

BESTUUR - VRIJWARING

Artikel 15

15.1	Voor zover uit de wet niet anders voortvloeit, worden aan huidige en voormalige Bestuurders vergoed:
a.
de redelijke kosten van het voeren van verdediging tegen aanspraken wegens een handelen of nalaten in de uitoefening van hun functie of van een andere functie die zij op verzoek van de Vennootschap vervullen of hebben vervuld;

	b.	eventuele schadevergoedingen of boetes die zij verschuldigd zijn wegens een hierboven onder a vermeld handelen of nalaten; en
c.
de redelijke kosten van het optreden in andere rechtsgedingen waarin zij als huidige of voormalige Bestuurder zijn betrokken, met uitzondering van de gedingen waarin zij hoofdzakelijk een eigen vordering geldend maken.

15.2	Een betrokkene heeft geen aanspraak op de hiervoor bedoelde vergoeding indien en voor zover:
a.
de Nederlandse rechter of, in het geval van arbitrage, een arbiter, bij kracht van gewijsde heeft vastgesteld dat het handelen of nalaten van de betrokkene kan worden aangemerkt als opzet of grove schuld, tenzij uit de wet anders voortvloeit of zulks in de gegeven omstandigheden naar maatstaven van redelijkheid en billijkheid onaanvaardbaar zou zijn; of

	b.	de kosten of het vermogensverlies van de betrokkene is gedekt door een verzekering en de verzekeraar deze kosten of dit vermogensverlies heeft uitbetaald.
15.3
De vergoedingen zoals genoemd in artikel 15.1 worden onmiddellijk betaald na ontvangst van rekeningen of andere documenten waaruit de kosten of andere relevante betalingsverplichtingen van de betrokken Bestuurder blijken. Indien en voor zover de Nederlandse rechter of, in het geval van arbitrage, een arbiter, bij kracht van gewijsde heeft vastgesteld dat de betrokkene geen aanspraak heeft op de vergoeding als hiervoor bedoeld, is die persoon gehouden de door de Vennootschap vergoede bedragen terstond terug te betalen.

15.4	De Vennootschap kan ten behoeve van de betrokkenen verzekeringen tegen aansprakelijkheid afsluiten.
15.5	De Vennootschap kan bij overeenkomst of anderszins verdere uitwerking geven aan het bovenstaande.

ALGEMENE VERGADERING - BIJEENROEPING EN AGENDERING

Artikel 16

16.1	Tijdens ieder boekjaar wordt ten minste één Algemene Vergadering gehouden of ten minste eenmaal overeenkomstig artikel 19.1 besloten.
16.2	Voorts worden Algemene Vergaderingen gehouden zo dikwijls het Bestuur overgaat tot bijeenroeping.
16.3	Algemene Vergaderingen worden gehouden in Amsterdam, Haarlemmermeer (luchthaven Schiphol), Groningen of Tilburg.
16.4	De oproeping van Vergadergerechtigden geschiedt door middel van oproepingsbrieven niet later dan op de achtste dag vóór die van de vergadering.
16.5
Indien de Vergadergerechtigde hiermee instemt, kan de oproeping geschieden door een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht aan het adres dat door hem voor dit doel aan de Vennootschap is bekend gemaakt.

16.6
Indien de door de wet of de statuten gegeven voorschriften voor de plaats van een Algemene Vergadering, het oproepen of agenderen van een Algemene Vergadering niet in acht zijn genomen, kunnen desondanks rechtsgeldige besluiten worden genomen mits alle Vergadergerechtigden hebben ingestemd met de plaats van vergadering respectievelijk ermee hebben ingestemd dat de besluitvorming over die onderwerpen plaatsvindt, en de Bestuurders voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld om advies uit te brengen.

ALGEMENE VERGADERING - VERGADERORDE

Artikel 17

17.1	De Algemene Vergadering voorziet zelf in haar leiding.
17.2	De Bestuurders hebben als zodanig in de Algemene Vergadering een raadgevende stem.
17.3
Het Bestuur kan besluiten dat iedere Vergadergerechtigde bevoegd is om in persoon of bij een schriftelijk gevolmachtigde, door middel van een elektronisch communicatiemiddel aan de Algemene Vergadering deel te nemen, daarin het woord te voeren en voor zover van toepassing het stemrecht uit te oefenen.

17.4	Door het Bestuur kunnen voorwaarden worden gesteld aan het gebruik van het elektronisch communicatiemiddel.

ALGEMENE VERGADERING - BESLUITVORMING

Artikel 18

18.1	In de Algemene Vergadering geeft ieder aandeel recht op het uitbrengen van één stem.
18.2
Het Bestuur kan besluiten dat stemmen die voorafgaand aan de Algemene Vergadering via een elektronisch communicatiemiddel worden uitgebracht, gelijk worden gesteld met stemmen die ten tijde van de vergadering worden uitgebracht. Deze stemmen worden niet eerder uitgebracht dan op de dertigste dag voor die van de vergadering.

18.3	Voor zover bij de wet geen grotere meerderheid is voorgeschreven worden alle besluiten genomen met Volstrekte Meerderheid. Ongeldige en blanco stemmen worden niet als uitgebrachte stemmen geteld.

ALGEMENE VERGADERING - BESLUITVORMING BUITEN VERGADERING

Artikel 19

19.1
Besluitvorming van Aandeelhouders kan op andere wijze dan in een vergadering geschieden, mits alle Vergadergerechtigden met deze wijze van besluitvorming hebben ingestemd. Instemming met de wijze van besluitvorming kan langs elektronische weg plaatsvinden. De stemmen worden schriftelijk uitgebracht.

19.2	De Bestuurders worden voorafgaand aan de besluitvorming als bedoeld in artikel 19.1 in de gelegenheid gesteld om advies uit te brengen.

BOEKJAAR, JAARREKENING

Artikel 20

20.1	Het boekjaar van de Vennootschap loopt van één november tot en met eenendertig oktober van het daarop volgende jaar.
20.2
Het Bestuur maakt jaarlijks binnen vijf maanden na afloop van het boekjaar, behoudens verlenging van deze termijn met ten hoogste vijf maanden door de Algemene Vergadering op grond van bijzondere omstandigheden, een jaarrekening op en legt het deze voor de Aandeelhouders ter inzage ten kantore van de Vennootschap. Indien de Vennootschap krachtens de wet verplicht is een bestuursverslag op te stellen, legt het Bestuur binnen deze termijn ook het bestuursverslag ter inzage voor de Aandeelhouders. De jaarrekening wordt ondertekend door alle Bestuurders; indien van één of meer hunner de ondertekening ontbreekt, dan wordt daarvan, onder opgave van de reden, melding gemaakt op de jaarrekening.

20.3	De Algemene Vergadering stelt de jaarrekening vast. Vaststelling van de jaarrekening op de wijze als omschreven in de eerste zin van artikel 2:210 lid 5 BW is uitgesloten.
20.4	De Vennootschap gaat over tot openbaarmaking van de jaarrekening, tezamen met de overige relevante stukken en gegevens, voor zover en op de wijze als wettelijk voorgeschreven.

UITKERING OP AANDELEN

Artikel 21

21.1
De Algemene Vergadering is bevoegd tot bestemming van de winst die door de vaststelling van de jaarrekening is bepaald en tot vaststelling van uitkeringen, voor zover het eigen vermogen groter is dan de reserves die krachtens de wet moeten worden aangehouden.

21.2
Een besluit dat strekt tot uitkering heeft geen gevolgen zolang het Bestuur geen goedkeuring heeft verleend. Het Bestuur weigert slechts de goedkeuring indien het weet of redelijkerwijs behoort te voorzien dat de Vennootschap na de uitkering niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden.

21.3	Bij de berekening van iedere uitkering tellen de aandelen die de Vennootschap in haar kapitaal houdt niet mede.
21.4
Bij de berekening van het bedrag, dat op ieder aandeel zal worden uitgekeerd, komt slechts het bedrag van de verplichte stortingen op het nominale bedrag van de aandelen in aanmerking. Van de vorige zin kan telkens met instemming van alle Aandeelhouders worden afgeweken.

ONTBINDING EN VEREFFENING

Artikel 22

22.1	Ingeval van ontbinding van de Vennootschap geschiedt de vereffening door het Bestuur, tenzij de Algemene Vergadering anders besluit.
22.2
Van hetgeen na voldoening van alle schulden van de Vennootschap van haar vermogen overblijft, wordt allereerst op de aandelen terugbetaald hetgeen van het nominale bedrag daarop gestort is. Hetgeen daarna van het vermogen overblijft, wordt uitgekeerd aan de Aandeelhouders naar evenredigheid van het gezamenlijk bedrag van hun aandelen. Op aandelen die de Vennootschap zelf houdt, kan geen uitkering aan de Vennootschap zelf plaatshebben.

22.3
Na afloop van de vereffening blijven de boeken, bescheiden en andere gegevensdragers van de ontbonden Vennootschap gedurende de door de wet voorgeschreven termijn berusten onder degene die daartoe door de Algemene Vergadering bij het besluit tot ontbinding is aangewezen. Indien een aanwijzing als voormeld door de Algemene Vergadering niet is geschied, geschiedt deze door de vereffenaren.

NOTE: THIS IS A TRANSLATION INTO ENGLISH OF THE OFFICIAL DUTCH VERSION OF THE ARTICLES OF ASSOCIATION (STATUTEN) OF A PRIVATE COMPANY WITH LIMITED LIABILITY (BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID) UNDER DUTCH LAW. DEFINITIONS INCLUDED IN ARTICLE 1 BELOW APPEAR IN THE ENGLISH ALPHABETICAL ORDER, BUT WILL APPEAR IN THE DUTCH ALPHABETICAL ORDER IN THE OFFICIAL DUTCH VERSION. IN THE EVENT OF A CONFLICT BETWEEN THE ENGLISH AND DUTCH TEXTS, THE DUTCH TEXT SHALL PREVAIL.

ARTICLES OF ASSOCIATION

DEFINITIONS AND INTERPRETATION

Article 1

1.1	In these articles of association the following definitions shall apply:
	Board	the board of directors of the Company.
	Board Rules	The internal rules applicable to the Board, as drawn up by the Board.
	Chief Executive Officer	The Company’s chief executive officer.
	Company	the legal entity to which these articles of association relate.
	DCC	the Dutch Civil Code (Burgerlijk Wetboek).
	Director	A member of the Board.
	Executive Director	An executive Director.
	General Meeting	the body formed by Persons with Meeting Rights, or a meeting of Persons with Meeting Rights.
	Group Company	a legal entity or partnership with which the Company forms an economic and organisational unit.
	Meeting Rights	the right to attend and address a General Meeting, whether in person or represented by the holder of a written proxy.
	Non-Executive Director	A Director other than an Executive Director.
	Person with Meeting Rights	a Shareholder, a usufructuary (vruchtgebruiker) with voting rights and/or Meeting Rights, or a pledgee with voting rights and/or Meeting Rights.
	Shareholder	a holder of shares in the capital of the Company.
	Simple Majority	more than fifty percent (50%) of the votes cast.
Subsidiary
a legal entity in whose general meeting the Company or one or more of its subsidiaries can, whether by virtue of an agreement with other persons with voting rights or otherwise and whether acting alone or together, exercise more than fifty percent (50%) of the voting rights, and any other legal entities and partnerships that are designated as such by the DCC.

1.2	Terms that are defined in the singular shall have the corresponding meaning in the plural and vice versa.
1.3	The term “written” or “in writing” shall also include the use of electronic means of communication.

NAME AND SEAT

Article 2

2.1	The name of the Company is Patheon B.V.
2.2	It has its corporate seat at Amsterdam.

OBJECTS

Article 3

The objects of the Company are to:

a.
take an interest in, finance, and conduct the management of business enterprises which in particular are involved in pharmaceutical development and manufacturing of whatever nature as well as any other commercial activity;

b.
raise funds by way of securities, bank loans, bond issues, notes and other debt instruments and to borrow in any other way, to lend, to provide guarantees, including guarantees for debts of other persons, and in general to render services in the fields of trade and finance;

c.	invest in securities, savings certificates and other financial instruments;
d.	render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises; and
e.	provide services for its own account as well as for the account of third parties, as well as to perform all acts in connection with the above or which may in the broadest sense be desirable or conducive to these objects.

SHARES - CAPITAL

Article 4

4.1	The nominal value of each share shall be one eurocent (EUR 0.01).
4.2	The shares shall be registered shares and shall be numbered consecutively, starting from 1.
4.3	At least one share must be held by a party other than, and not on behalf of, the Company or any of its Subsidiaries.

SHARES - REGISTER

Article 5

5.1	The Board shall keep a register setting out the names and addresses of all Shareholders, usufructuaries and pledgees.
5.2	Shareholders and others whose particulars must be set out in the register shall provide the Board with the necessary particulars in a timely manner.
5.3	All notifications and notices convening meetings shall be sent to Persons with Meeting Rights at the addresses set out in the register.

SHARES - ISSUE

Article 6

6.1	Shares may only be issued by the Company pursuant to a resolution of the General Meeting.
6.2	Article 6.1 shall apply mutatis mutandis where rights to subscribe for shares are granted, but shall not apply where shares are issued to a person exercising an existing right to subscribe for shares.

SHARES - PAYMENT

Article 7

7.1
The full nominal value of each share shall be paid up upon subscription for that share. It may be stipulated that all or part of the nominal value need not be paid up until after a certain period of time or until the Company has called for payment.

7.2	The Board may perform juristic acts (rechtshandelingen) in respect of non-cash contributions for shares without the prior approval of the General Meeting.

SHARES - OWN SHARES

Article 8

8.1
The acquisition by the Company of shares in its own capital shall be decided on by the Board. The acquisition by the Company of shares in its own capital which have not been fully paid up shall be null and void.

8.2
Except where it acquires such shares for no consideration, the Company may not acquire fully paid-up shares in its own capital if the shareholders’ equity less the acquisition price is less than the reserves which must be maintained by law, or if the Board knows or should reasonably foresee that, following the acquisition, the Company will be unable to continue paying its due and payable debts.

8.3	The preceding provisions of Article 8 shall not be applicable to shares acquired by the Company by universal succession (onder algemene titel).

SHARES - TRANSFER

Article 9

9.1
The issue or transfer of a share or the creation of a limited right (beperkt recht) in respect of a share shall require a deed to that effect executed before a civil law notary practising in the Netherlands and to which the persons involved are parties.

9.2
The transfer of a share or the creation of a limited right in respect thereof in accordance with Article 9.1 shall also, by operation of law, have effect vis-à-vis the Company. Unless the Company itself is a party to the transaction, the rights attached to the relevant share may not be exercised until the Company has acknowledged the transaction or been served with the deed.

SHARES - TRANSFERABILITY

Article 10

10.1	The transfer of shares shall – in all cases and without exception – require the approval of the Board.
10.2	The transfer must take place within three months after the Board’s approval has been granted or is deemed to have been granted.
10.3	The Board’s approval will be deemed to have been granted:
	a.	if no decision has been taken within one month of a request to that effect; or
b.
if the decision in which the approval is denied does not contain the name(s) of one or more potential acquirers who are willing to purchase, in cash, the shares to which the request for approval related.

10.4
If the requesting party accepts the potential acquirer(s) referred to in Article 10.3(b), and the parties are unable, within two months after the acceptance, to agree on the price to be paid for the share(s), the price shall be determined by one or more independent experts to be designated by the requesting party and potential acquirer(s) by mutual agreement.

If the parties have failed to reach agreement on the appointment of the expert(s) within one month of the end of the period referred to in the preceding sentence, any of the parties may apply to the president of the district court in whose district the Company has its corporate seat for the appointment of three independent experts.

10.5
Potential acquirers shall be free to withdraw at any time, provided they do so within fourteen days of being notified of the outcome of the price determination referred to in Article 10.4. If, following one or more such withdrawals, not all the shares are sold:

	a.	because all of the potential acquirers have withdrawn; or
b.
in the event that some of the potential acquirers have withdrawn, because the others have not, within six weeks of the notification referred to above, declared their willingness to acquire the shares that have become available, in accordance with the allocation criteria indicated by the Board, the requesting party shall be free to transfer all of the shares to which the request for approval related, provided the transfer takes place within three months after the above has been established.
10.6
The requesting party shall have the right to withdraw at any time, provided he does so within one month of being definitively informed of the identity of the potential acquirers to whom he can sell the shares to which the request for approval related, and of the selling price.

10.7	The Company may only be a potential acquirer under the provisions of Article 10 with the consent of the requesting party.

SHARES - USUFRUCT, PLEDGE AND DEPOSITARY RECEIPTS

Article 11

11.1	The voting rights attached to shares which are subject to a usufruct or pledge shall be vested in the relevant Shareholder.
11.2
Notwithstanding Article 11.1 and subject to what is provided in, respectively, Section 2:197 DCC and Section 2:198 DCC, a usufructuary or pledgee shall have voting rights if this has been stipulated when the relevant limited right was created or if this has been agreed at a subsequent time.

11.3
Usufructuaries and pledgees without voting rights shall not have Meeting Rights, unless the contrary is stipulated upon the creation or transfer of the relevant usufruct or, respectively, the creation or transmission (overgang) of the relevant pledge and this is approved by the General Meeting.

11.4	No Meeting Rights shall be attached to depositary receipts for shares.

BOARD - APPOINTMENT, SUSPENSION AND REMOVAL

Article 12

12.1	The Company has a Board consisting of:
	a.	one or more Executive Directors, being primarily charged with the Company’s day-to-day operations; and
	b.	one or more Non-Executive Directors, being primarily charged with the supervision of the performance of the duties of the Directors.
The Board shall be composed of individuals.
12.2	The Board shall determine the number of Executive Directors and the number of Non-Executive Directors with due observance of Article 12.1.
12.3
In case only one Executive Director has been appointed, that Executive Director shall automatically be the Chief Executive Officer. If more than one Executive Director has been appointed, the Board shall elect one Executive Director to be the Chief Executive Officer. An Executive Director shall cease to be the Chief Executive Officer:

	a.	automatically when he ceases to be an Executive Director; or
	b.	upon his removal as Chief Executive Officer by the Board, provided that he shall subsequently continue his term of office as an Executive Director without having the title of Chief Executive Officer.
12.4	The Board may grant an Executive Director such additional titles as the Board deems appropriate.
12.5	The General Meeting shall appoint the Directors and may at any time suspend or remove any Director.
12.6
Where one or more Directors are no longer in office or are unable to act, the remaining Director(s) shall be provisionally charged with the entire management of the Company. Where all Directors or the only Director are/is no longer in office or are/is unable to act, the management shall be provisionally conducted by the person designated for that purpose by the General Meeting.

BOARD - DUTIES, ORGANISATION AND DECISION MAKING

Article 13

13.1
The Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, Directors shall be guided by the interests of the Company and of the enterprise connected with it.

13.2
Where the Board consists of more than one Director, resolutions shall be passed – irrespective of whether this occurs at a meeting or otherwise – by a Simple Majority. Invalid votes and blank votes shall not be counted as votes cast.

13.3	In the event of a tie at a meeting of the Board, the General Meeting shall decide.

13.4
A Director may not participate in the deliberations and decision making of the Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the enterprise connected with it. Where all Directors or the only Director have/has such a conflict of interest, the relevant decision shall nevertheless be taken by the Board.

13.5	Meetings of the Board can be held through audio or audiovisual communication facilities, unless a Director objects thereto.
13.6
Resolutions of the Board may, instead of at a meeting, be passed in writing, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

13.7
The Board may draw up rules concerning its internal matters. The Directors may allocate their duties amongst themselves in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board, provided that:

	a.	the Executive Director(s) shall be charged with the Company’s day-to-day operations;
	b.	the task of supervising the performance of the duties of the Directors cannot be taken away from the Non-Executive Directors;
	c.	the chairman must be a Non-Executive Director; and
	d.	the making of proposals for the appointment of a Director and the determination of the remuneration of the Executive Director(s) cannot be allocated to an Executive Director.
13.8
The Board may determine in writing, in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board, in each case by an unanimous vote passed by all Directors, that one or more Directors can validly pass resolutions in respect of matters which fall under his/their duties.

13.9	The Board shall require the approval of the General Meeting for such Board resolutions as the General Meeting shall have specified in a resolution to that effect and notified to the Board.
13.10	Failure to obtain the approval required under Article 13.9 shall not affect the powers of representation of the Board or Directors.

BOARD - REPRESENTATION

Article 14

14.1	The Board is entitled to represent the Company.
14.2	The power to represent the Company also vests in the Chief Executive Officer and, where more than one Executive Director has been appointed, in each Executive Director individually.
14.3
The Company may also be represented by the holder of a power of attorney to that effect. If the Company grants a power of attorney to an individual, the Board may grant an appropriate title to such person.

BOARD - INDEMNIFICATION OF DIRECTORS.

Article 15

15.1	Unless law provides otherwise, the following will be reimbursed to current and former Directors:
a.
the reasonable costs of conducting a defence against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request;

	b.	any damages or fines payable by them as a result of an act or failure to act as referred to under a; and
c.
the reasonable costs of appearing in other legal proceedings or investigations in which they are involved as current or former Directors, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

15.2	There shall be no entitlement to reimbursement as referred to above if and to the extent that:
a.
a Dutch court or, in the event of arbitration, an arbitrator has established in a final and conclusive decision that the act or failure to act of the person concerned can be characterised as wilful (opzettelijk) or grossly negligent (grove schuld) misconduct, unless law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

	b.	the costs or financial loss of the person concerned are covered by insurance and the insurer has paid out the costs or financial loss.

15.3
The reimbursements as referred to in Article 15.1 will be made immediately upon receipt of invoices or other documents evidencing the costs or other relevant payment obligations of the Director involved. If and to the extent that it has been established by a Dutch court or, in the event of arbitration, by an arbitrator in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, that person shall immediately repay the amount reimbursed by the Company.

15.4	The Company may take out liability insurance for the benefit of the persons concerned.
15.5	The Company may by agreement or otherwise give further implementation to the above.

GENERAL MEETINGS – CONVOCATION AND AGENDA

Article 16

16.1	During each financial year at least one General Meeting must be held or at least one resolution passed in accordance with Article 19.1.
16.2	General Meetings shall also be held whenever such a meeting is convened by the Board.
16.3	General Meetings must be held in Amsterdam, Haarlemmermeer (Schiphol Airport), Groningen or Tilburg.
16.4	A General Meeting must be convened by letters sent to Persons with Meeting Rights no later than on the eighth day prior to the day of the meeting.
16.5
A convening notice may, if the Person with Meeting Rights consents thereto, take the form of a legible and reproducible communication sent by electronic means to the address notified by him to the Company for this purpose.

16.6
Where the rules laid down by law or by these articles of association in relation to the place where meetings should be held, the convening of meetings or the drawing up of agendas have not been complied with, legally valid resolutions may still be passed provided that all Persons with Meeting Rights have consented to the place of the meeting or to a decision being made on the relevant matters, respectively, and provided that the Directors have been afforded the opportunity to give their advice prior to the decision-making.

GENERAL MEETING - PROCEDURAL RULES

Article 17

17.1	The General Meeting shall appoint its own chairman.
17.2	Directors shall, in that capacity, have an advisory vote at General Meetings.
17.3
The Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by a person holding a written proxy, to participate in, address and (where applicable) exercise his voting rights at the General Meeting by electronic means of communication.

17.4	The Board may impose conditions on the use of electronic means of communication.

GENERAL MEETING - DECISION-MAKING

Article 18

18.1	Each share shall give the right to cast one vote at General Meetings.
18.2
The Board may decide that votes cast before the General Meeting, but not earlier than on the thirtieth day before that of the meeting, by electronic means of communication shall be equated with those cast at the time of the meeting.

18.3	Unless a greater majority is required by law, all resolutions shall be passed by a Simple Majority. Invalid and blank votes shall not be counted as votes cast.

GENERAL MEETING - RESOLUTIONS WITHOUT HOLDING A MEETING

Article 19

19.1
Shareholders may pass resolutions without holding a meeting provided that all Persons with Meeting Rights have consented to this manner of decision-making, which consent may be given electronically. The votes on such a resolution must be cast in writing.

19.2	The Directors must have been afforded the opportunity to give their advice prior to the decision-making referred to in Article 19.1.

FINANCIAL YEAR, ANNUAL ACCOUNTS

Article 20

20.1	The financial year of the Company will run from the first day of November through the thirty-first day of October in the following calendar year.
20.2
Each year, within five months after the end of the Company’s financial year, unless this period is extended by a maximum of five months by the General Meeting on account of special circumstances, the Board shall prepare annual accounts and deposit them at the Company’s office for inspection by the Shareholders. If the Company is required by law to prepare a management report, the Board shall, within the same period, also deposit the management report for inspection by the Shareholders. The annual accounts shall be signed by all Directors. If one or more of their signatures is missing, this fact and the reason therefor shall be stated.

20.3
The annual accounts shall be adopted by the General Meeting. The signing of the annual accounts as provided for in the first sentence of section 2:210(5) DCC shall not serve as adoption of those accounts.

20.4	The Company shall publish the annual accounts, together with all other relevant documents and information if and to the extent and in the manner required by law.

DISTRIBUTIONS ON SHARES

Article 21

21.1
The profits as determined through the adoption of the annual accounts shall be at the disposal of the General Meeting. The General Meeting may decide to make a distribution, to the extent that the shareholders’ equity exceeds the reserves that must be maintained by law.

21.2
A resolution to make a distribution shall not take effect as long as the Board has not given its approval. The Board may only withhold such approval if it knows or should reasonably foresee that, following the distribution, the Company will be unable to continue paying its due and payable debts.

21.3	For the purposes of calculating any distribution, shares held by the Company in its own capital shall not be included.
21.4
For the purposes of calculating the amount to be distributed on each share, only the amount of the mandatory payments towards the nominal value of the shares shall be taken into account. The preceding sentence may be derogated from with the consent of all Shareholders.

DISSOLUTION AND LIQUIDATION

Article 22

22.1	In the event of the Company being dissolved, the liquidation shall be effected by the Board unless the General Meeting decides otherwise.
22.2
Any assets remaining after payment of all of the Company’s debts shall first be applied to pay back the part of the nominal value that has been paid up on the shares. Any remaining assets shall then be distributed among the Shareholders in proportion to the aggregate nominal value of their shares. No distribution may be made to the Company in respect of shares held by it.

22.3
After the liquidation has been completed, the books, records and other information carriers of the Company shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

ANNEX D

FORM OF TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 15, 2017, is entered into by and among [ ], a [ ] (“Shareholder”), Thermo Fisher Scientific Inc., a Delaware corporation (“Parent”), and Thermo Fisher (CN) Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg and a wholly owned subsidiary of Parent (“Buyer”).

WHEREAS, concurrently with the execution of this Agreement, Parent, Buyer and Patheon N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (the “Company”), are entering into that certain Purchase Agreement, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time after the date hereof, the “Purchase Agreement”), providing, among other things, for (a) Buyer to commence a tender offer (such offer, as the same may be amended or modified from time to time as permitted by the Purchase Agreement, the “Offer”) for any (subject to the Minimum Condition) and all of the outstanding ordinary shares, par value €0.01 per share, of the Company (the “Shares”) and (b) subject to the terms of the Purchase Agreement, a Post-Offer Reorganization (as defined in the Purchase Agreement) of the Company following the Offer; and

WHEREAS, as a condition of and inducement to Parent’s and Buyer’s willingness to enter into the Purchase Agreement, Parent and Buyer have required that Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth in this Agreement, the parties hereby agree as follows:

Section 1.      Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in this Section 1, or if not defined in this Section 1, the respective meanings ascribed to them in the Purchase Agreement:

“Additional Owned Shares” means all Shares that are beneficially owned by Shareholder or any of its controlled Affiliates and are acquired after the date hereof and prior to the termination of this Agreement (including through the exercise of stock options, warrants or similar rights, including Company Equity Awards, or the vesting, conversion or exchange of securities, including Company Equity Awards, or the acquisition of the power to vote or direct the voting of such shares).

“Affiliate” has the meaning set forth in the Purchase Agreement; provided, however, that the Company and JLL/Delta Patheon Holdings, L.P. shall not be deemed to be an Affiliate of Shareholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 promulgated under the 1934 Act.

“Company Shareholder Agreement” means the Shareholders’ Agreement, dated as of July 20, 2016, by and among the Company and the shareholders of the Company party thereto.

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“Equity Interests” means (i) any share in the capital of the Company, (ii) any securities (including debt securities) convertible into, or exchangeable or exercisable for, any such shares in the Company’s capital, or (iii) any options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments obligating the Company to issue, transfer or sell any shares in the Company’s capital or other equity interest in the Company or other Company Securities, including Company Equity Awards.

“Owned Shares” means all Shares which are beneficially owned by Shareholder or any of its controlled Affiliates as of the date hereof.

“Permitted Transfer” means (a) a Transfer of Covered Shares solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any Company Option or the vesting of any Company Equity Awards, (b) a Transfer of Covered Shares with Parent’s prior written consent, (c) if the Shareholder is an individual, a Transfer of Covered Shares (i) to any member of Shareholder’s immediate family or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family or (ii) upon the death of Shareholder pursuant to the terms of any trust or will of Shareholder or by the applicable Laws of intestate succession, or (d) a Transfer of Covered Shares to a direct or indirect wholly-owned Subsidiary of Shareholder, and, provided that, for purpose of clause (c)(i) and clause (d), prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent and Buyer a written agreement, in form and substance reasonably acceptable to Parent, to assume all of Shareholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as Shareholder shall have made hereunder (a “Transfer Agreement”).

“Transfer” means, with respect to a Covered Share, the transfer, pledge, hypothecation, encumbrance, granting of a usufruct, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise, including the tendering in any tender or exchange offer) of such Covered Share or the beneficial ownership thereof or any of the economic consequences of ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

Section 2.      Tender of the Covered Shares.

(a)      Shareholder hereby irrevocably (subject to Section 9) undertakes to, and agrees that it shall, tender its Covered Shares that are Shares, or cause its Covered Shares that are Shares to be tendered, into the Offer free and clear of all Liens (other than those attached pursuant to the Company Shareholder Agreement and applicable securities Laws) (i) in the case of Owned Shares, promptly and in any event no later than ten (10) Business Days following the commencement of the Offer, and (ii) in the case of Additional Owned Shares, promptly and in any event no later than ten (10) Business Days after such Shares are obtained but, in each case, if Shareholder has not received the Offer Documents by such time, within five (5) Business Days following receipt of such documents, but in any event prior to the expiration of the Offer. Subject to Section 9, Shareholder agrees that it will not withdraw such Covered Shares, or cause such Covered Shares to be withdrawn, from the Offer at any time.

(b)      Shareholder hereby agrees that Shareholder will not, and if any of its Covered Shares are held by a nominee for Shareholder, Shareholder shall cause the holder of record of any such Covered Shares not to, (x) tender any Covered Shares in connection with any Alternative Acquisition Proposal, (y) vote (or cause to be voted), any Covered Shares beneficially owned by Shareholder as of the record date for any meeting of the shareholders of the Company, or in any other circumstance in which the vote or other approval of the shareholders of the Company is sought as to a matter described in any of clauses (i) or (ii) below:

(i)      for any Alternative Acquisition Proposal or any proposal relating to an Alternative Acquisition Proposal; or

(ii)      for any Alternative Acquisition Agreement or merger, demerger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or its Subsidiaries (other than the Purchase Agreement and any Post-Offer Reorganization documentation and transactions); or

(z) propose, agree or commit to take any of the foregoing actions or publicly support any of the foregoing.

(c)       If the Offer is terminated or withdrawn by Buyer or this Agreement is terminated pursuant to Section 9, in each case prior to the Closing, Buyer shall (and Parent shall cause Buyer to) return promptly (and in any event within no more than five (5) Business Days), and shall cause any depository acting on behalf of Buyer to return, any Covered Shares tendered by Shareholder in the Offer to Shareholder.

(d)      Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Shareholder to exercise any Company Option or other equity award or require Shareholder to purchase any Shares, and nothing herein shall prohibit Shareholder from exercising any Company Option held by such Shareholder as of the date of this Agreement.

Section 3.      Voting Agreement. At any meeting of the shareholders of the Company, including the EGM and, if necessary, any Subsequent EGM, however called, and in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought as to a matter described in any of clauses (a) through (f) below (each, a “Company Shareholders Meeting”), Shareholder hereby agrees that Shareholder shall, and if any of its Covered Shares are held by a nominee for such Shareholder, Shareholder shall cause the holder of record of any such Covered Shares to, including by delivering to the Secretary of the Company a duly executed proxy card: (i) appear at each Company Shareholders Meeting or otherwise cause all Covered Shares beneficially owned by it as of the record date to be counted as present thereat for purposes of calculating a quorum (if applicable); and (ii) vote (or cause to be voted), by proxy or in person, all Covered Shares beneficially owned by Shareholder as of the relevant record date and entitled to be voted:

(a)      for the adoption of each resolution described in Section 2.04 of the Purchase Agreement;

(b)      to approve any documentation or transaction related to a Post-Offer Reorganization (as defined in Section 2.07 of the Purchase Agreement);

(c)      against any Alternative Acquisition Proposal or any proposal relating to an Alternative Acquisition Proposal;

(d)      against any Alternative Acquisition Agreement or merger, demerger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or its Subsidiaries (other than the Purchase Agreement and any Post-Offer Reorganization documentation and transactions);

(e)      against any proposal, action or agreement that would reasonably be expected to (i) prevent or nullify any provision of this Agreement, (ii) result in any of the Offer Conditions not being fulfilled, (iii) result in a material breach of any covenant, representation, warranty or any other obligation or agreement contained in the Purchase Agreement or (iv) prevent or materially delay, frustrate or impede the implementation or consummation of the Offer and/or any Post-Offer Reorganization or any of the documentation or transactions included in, contemplated by, or in connection with any of the foregoing; and

(f)      to approve any other matter submitted by the Company for shareholder approval at the EGM or any Subsequent EGM at the request of Parent or Buyer and related to the transactions contemplated by the Purchase Agreement; provided, however, that with respect to such other matter (i) the Company Board has recommended that the shareholders of the Company vote to approve such matter at the EGM or such Subsequent EGM (and such recommendation has been supported in writing by Parent) and (ii) nothing in this Agreement shall be interpreted as creating an obligation of the Company to submit any such matter of Parent or Buyer for such shareholder approval or to recommend that the shareholders of the Company vote to approve any such matter.

Additionally, Shareholder shall not propose, commit or agree to take, or publicly affirmatively support, any action inconsistent with any of the foregoing clauses (a) through (f).

Section 4.      No Disposition or Solicitation.

(a)      No Disposition or Adverse Act. Shareholder hereby covenants and agrees that, except as contemplated by this Agreement, Shareholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares, other Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates, or any interest in such Covered Shares or other Equity Interests, without the prior written consent of Parent (other than Permitted Transfers, in which case this Agreement shall bind any transferee and such transferee shall deliver to Parent and Buyer a Transfer Agreement), (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all Covered Shares, other Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates, or any interest in such Covered Shares or other Equity Interests, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares or other Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates inconsistent with Shareholder’s voting or consent obligations in Section 3 or (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or other Equity Interests inconsistent with Shareholder’s voting or consent obligations in Section 3. Any attempted Transfer of Covered Shares, other Equity Interests or any interest therein in violation of this Section 4(a) shall be null and void.

(b)      No Solicitation. Subject to Section 9 and Section 10(a), Shareholder (solely in Shareholder’s capacity as a shareholder of the Company) shall not, and shall cause its controlled Affiliates and shall use its reasonable best efforts to cause its and their Representatives not to, and shall not publicly announce any intention to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by providing information, cooperation or assistance) any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (B) other than informing Persons of the provisions contained in this Section 4(b), enter into, continue or participate in any discussions or negotiations with any Third Party regarding an Alternative Acquisition Proposal; or (C) authorize, execute or enter into any Alternative Acquisition Agreement. Shareholder (solely in Shareholder’s capacity as a shareholder of the Company) shall, and shall cause its controlled Affiliates and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Alternative Acquisition Proposal. Shareholder agrees to promptly inform its controlled Affiliates and its and their Representatives of the obligations undertaken in this Section 4(b). Nothing in this Section 4 shall prohibit Shareholder and its Representatives from informing any Person of the existence of the provisions contained in this Section 4.

Section 5.      Additional Agreements.

(a)      Certain Events. In the event of any stock split, stock dividend, merger, demerger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition by Shareholder or any of its controlled Affiliates of Additional Owned Shares or other Equity Interests, this Agreement and the obligations hereunder shall automatically attach to any Additional Owned Shares or other Equity Interests issued to or acquired (and owned or beneficially owned) by Shareholder or any of its controlled Affiliates.

(b)      Update of Beneficial Ownership Information. Promptly following the written request of Parent or upon the acquisition of any Covered Shares or other Equity Interests, Shareholder will send to Parent a written notice setting forth the number of Covered Shares and other Equity Interests beneficially owned by Shareholder or by its controlled Affiliates who become holders of the Covered Shares or Equity Interests, as applicable.

(c)      Stop Transfer. In furtherance of this Agreement, Shareholder hereby authorizes and instructs the Company (including through the Company’s transfer agent) to enter a stop transfer order to give effect to Section 4(a) with respect to all of the Covered Shares. Shareholder agrees that it will request the Company, as promptly as practicable following the date of this Agreement, to make a notation on its records, and to give instructions to the Company’s transfer agent for the Covered Shares, not to permit, during the term of this Agreement, the Transfer of the Covered Shares in violation of the terms of this Agreement.

(d)      Waiver of Rights and Actions. Shareholder hereby (i) waives and agrees not to exercise (A) any rights to object to or challenge the consummation of the Offer, any Post-Offer Reorganization or any other transaction contemplated by the Purchase Agreement, (B) any right of appraisal or right to dissent from any Post-Offer Reorganization action or any other transaction contemplated by the Purchase Agreement and (C) any similar rights that Shareholder may have and (ii) agrees not to commence or join in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Buyer, the Company, the Company’s directors or officers or any of their respective successors, in each case relating to the negotiation, execution or delivery of this Agreement or the Purchase Agreement, or the consummation of the Offer, any Post-Offer Reorganization or any other transaction contemplated by the Purchase Agreement, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Purchase Agreement, (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Purchase Agreement or the transactions contemplated thereby or (z) making any claim with respect to SEC disclosure (or other disclosure to the Company’s shareholders) in connection with the Purchase Agreement or the transactions contemplated thereby.

(e)      Communications. Unless required by applicable Law or by the rules and regulations of the Euronext Amsterdam stock exchange, Shareholder shall (solely in its capacity as a shareholder of the Company), and shall cause its controlled Affiliates and shall use its reasonable best efforts to cause its and their Representatives to, (i) consult with Parent before issuing any press release or otherwise making any public statement with respect to the Offer, the Purchase Agreement or this Agreement and (ii) not issue any such press release or make any such public statement without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Shareholder hereby (i) consents to and authorizes the publication and disclosure by Parent of Shareholder’s identity and holding of Covered Shares, and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement, in any public disclosure document required by applicable Law (including in any filings with the SEC) in connection with the Offer or any Post-Closing Reorganization or any other transactions contemplated by the Purchase Agreement and (ii) agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by Shareholder specifically for use in any such disclosure document.

(f)      Confirmation. Subject to the terms of this Agreement, Shareholder hereby irrevocably undertakes and agrees to confirm, upon Buyer’s reasonable written request, in relevant public statements and at the EGM and any Subsequent EGM (if any), that Shareholder will tender its Covered Shares that are Shares into the Offer and will vote as set forth in Section 3.

(g)      Shareholders Agreement. Shareholder hereby agrees to approve the adoption of any amendment to the Company Shareholder Agreement as may be necessary to effect the Transactions. Shareholder confirms that the Company Shareholder Agreement shall terminate prior to or at Closing, and shall have no further effect as of Closing.

(h)      Option. In the event this Agreement is terminated pursuant to Section 9(c) hereof as a result of a termination of the Purchase Agreement in accordance with Section 8.01(d)(i) thereof, Parent shall have the right (but not the obligation) to purchase all (but not less than all) of the Covered Shares, for the Offer Consideration per share, provided Parent makes an irrevocable written election to purchase all such Covered Shares (a “Purchase Election”) that is delivered to Shareholder within thirty (30) days following such termination of the Purchase Agreement (the “Option Period”). If Parent makes a Purchase Election during the Option Period, Shareholder agrees (i) to sell the Covered Shares to Parent for the Offer Consideration per share, and (ii) not to Transfer the Covered Shares to any other Person (other than Permitted Transfers, in which case this Agreement shall bind any transferee and such transferee shall deliver to Parent and Buyer a Transfer Agreement). If Parent makes a Purchase Election during the Option Period, Shareholder and Parent shall enter into a mutually agreed customary stock purchase agreement with respect to the transfer of the Covered Shares (subject to customary conditions, including any regulatory approvals required, to the extent not previously obtained; provided that such agreement will not include any representations from Shareholder other than with respect to title to Covered Shares and authority and similar fundamental representations regarding such Shareholder’s entry into such agreement and will not include any indemnification obligations) pursuant to which Parent shall promptly consummate the purchase of the Covered Shares. If Parent does not provide written notice of its Purchase Election within the Option Period, then Parent’s rights described in this Section 5(h) shall terminate and Shareholder shall be free to retain or Transfer its Covered Shares to any other party.

Section 6.       Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent and Buyer as follows:

(a)      Title. As of the date hereof, Shareholder is the sole record and beneficial owner of the Shares and beneficial owner of the other Equity Interests, in each case, set forth on Shareholder’s signature page hereto (the “Disclosed Owned Shares”). The Disclosed Owned Shares are Owned Shares, are fully paid up and constitute all of the Shares and other Equity Interests owned of record or beneficially by Shareholder or its controlled Affiliates as of the date hereof, and neither Shareholder nor any of its controlled Affiliates is the beneficial owner of any other Shares or other Equity Interests. Shareholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Section 4 and Section 5 and all other matters set forth in this Agreement, in each case with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement. As of the date hereof, Shareholder has not entered into any agreement to Transfer any Owned Shares (other than this Agreement, the Purchase Agreement and the other documents contemplated thereby and entered into with Parent or one of its Affiliates in connection therewith). Except as permitted by this Agreement, the Covered Shares are now, and at all times during the term hereof will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of any Liens, subject to applicable securities Laws and the terms of this Agreement and the Company Shareholder Agreement.

(b)      Authority. Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. In the event that any of Shareholder’s Covered Shares are held by a Person that is not an individual, the execution, delivery and performance by such Person of this Agreement, the performance by such Person of its obligations hereunder and the consummation by such Person of the transactions contemplated hereby have been duly and validly authorized by such Person and no other actions or proceedings on the part of such Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by such Person of its obligations hereunder or the consummation by such Person of the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Shareholder, and, assuming due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

(c)      No Conflict or Default. Except for compliance with any applicable requirements of the HSR Act, the EU Merger Regulation, any Other Required Antitrust Approvals and the 1934 Act and any other applicable securities Laws, no filing with, and no permit, order or authorization of, consent or approval of, or registration, declaration or filing with, any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby and the compliance by Shareholder with the provisions hereof. None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to Shareholder or any of Shareholder’s properties or assets, (iii) constitute a violation by Shareholder of any applicable Law or regulation of any jurisdiction or (iv) conflict with Shareholder’s articles of association or other organizational documents, and in each case, except for any conflict, breach, default or violation described above which would not adversely affect in any material respect the ability of Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d)      No Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Shareholder, threatened against Shareholder at law or in equity before or by any Governmental Authority that would reasonably be expected to materially impair or delay the ability of Shareholder to perform timely its obligations under this Agreement or to tender its Shares into the Offer as contemplated by Section 2(a).

(e)      No Fees. Shareholder (acting in its capacity as a shareholder of the Company) has not retained or authorized to act any investment banker, broker, finder, financial advisor or other intermediary or advisor who might be entitled to any investment banker’s, broker’s, finder’s, financial advisor’s, success, opinion or other similar fee or commission from Shareholder or any of Shareholder’s Affiliates in connection with this Agreement, the Purchase Agreement, the transactions contemplated by this Agreement, or the Transactions.

(f)      Receipt. Shareholder has received and reviewed a copy of the Purchase Agreement. Shareholder agrees that, prior to the termination of this Agreement, Shareholder shall not knowingly take any action with the intent to make any representation or warranty of Shareholder contained herein untrue or incorrect or have the direct or proximate effect of preventing, impairing, delaying or adversely affecting the performance by Shareholder of its obligations under this Agreement.

Section 7.      No Legal Action. Shareholder agrees that it will not in its capacity as a shareholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding which (a) challenges the validity, or seeks to enjoin the operation, of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by Shareholder breaches any fiduciary duty of the Company Board or any member thereof.

Section 8.      Reliance. Shareholder understands and acknowledges that Parent and Buyer are entering into the Purchase Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

Section 9.      Termination. This Agreement shall terminate upon the earliest of (a) the mutual written agreement of Parent and Shareholder, (b) immediately following the Closing, (c) upon the termination of the Purchase Agreement in accordance with its terms (provided, that if the Purchase Agreement is terminated pursuant to Section 8.01(d)(i) thereof, then Section 2(b), Section 3, Section 4 (other than with respect to a Transfer to Parent in accordance with Section 5(h)), Section 5(e), and Section 5(h) shall survive such termination of this Agreement until (A) the end of the Option Period, if Parent has not made a Purchase Election prior to the end of the Option Period, and (B) the earlier of (x) consummation of the purchase of the Covered Shares in accordance with the stock purchase agreement to be entered into pursuant to Section 5(h) and (y) Parent’s material breach or material failure to comply with the terms of such stock purchase agreement, if Parent has made a Purchase Election during the Option Period), and (d) the date of any modification, waiver or amendment of the Purchase Agreement in a manner that decreases the Offer Consideration or changes the form of the Offer Consideration (for the avoidance of doubt, excluding any termination of the Purchase Agreement); provided, that (i) nothing in this Agreement shall relieve any party hereto from liability for any breach of this Agreement prior to its termination and (ii) Section 5(d), this Section 9 and Section 10 (excluding clauses (c) and (e) thereof) and, in the case of a termination of this Agreement pursuant to clause (b) above, Section 3(b), shall survive any termination of this Agreement. For the avoidance of doubt, with respect to any provisions of this Agreement that survive termination of this Agreement in accordance with this Section 9, any defined terms used in such provisions (including any terms defined in the Purchase Agreement, which shall have the meanings set forth therein notwithstanding any termination of the Purchase Agreement) shall continue to have the same meanings as such defined terms had prior to such termination.

Section 10.    Miscellaneous.

(a)      No Limitation. Nothing in this Agreement shall be construed to prohibit, limit or affect Shareholder or any of Shareholder’s Representatives who is an officer of the Company or member of the Company Board from (i) taking any action (or omitting to take any action) solely in his or her capacity as an officer of the Company or member of the Company Board, including in exercising rights under the Purchase Agreement and/or from taking any action with respect to any Alternative Acquisition Proposal solely in his or her capacity as such an officer or director and (ii) exercising his, her, its or their fiduciary duties as an officer or director to the Company or its stakeholders.

(b)      Entire Agreement; Third-Party Beneficiaries. The Purchase Agreement and this Agreement, taken together with any other documents delivered in connection with this Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever.

(c)      Reasonable Efforts. Subject to the terms and conditions of this Agreement, Shareholder (solely in its capacity as a shareholder of the Company) agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the arrangements contemplated hereby. Promptly following Parent’s reasonable written request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the arrangements contemplated hereby.

(d)      No Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, that, without the consent of Shareholder, (i) Parent may assign, in its sole discretion, any or all of its or Buyer’s rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries or Affiliates controlled by Parent and (ii) after the Acceptance Time, Parent may transfer or assign its rights and obligations under this Agreement to any Person; provided further, that in each of clauses (i) and (ii), such transfer or assignment shall not (A) adversely impact Shareholder or (B) relieve Parent or Buyer of their respective obligations under this Agreement. Any purported assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(e)      Binding on Successors. Without limiting any other rights Parent and Buyer may have hereunder in respect of any Transfer of the Covered Shares, Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Shareholder and its controlled Affiliates and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of Law or otherwise, including, without limitation, Shareholder’s heirs, guardians, administrators, representatives or successors.

(f)      Amendments and Waivers.

(i)      This Agreement may only be amended or supplemented at any time by additional written agreements signed by, or on behalf of, the parties hereto, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties.

(ii)      No provision of this Agreement may be waived or extended except by a written instrument signed by the party hereto against whom the waiver or extension is to be effective. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

(g)      Rules of Construction. The parties hereto have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(h)      Notice. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery, if delivered personally or sent via electronic mail, (ii) on the first (1st) Business Day following the date of dispatch, if sent by a nationally recognized overnight courier (providing proof of delivery) or (iii) on the fifth (5th) Business Day following the date of mailing, if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Buyer, to:

Thermo Fisher Scientific Inc. 168 Third Avenue Waltham, Massachusetts 02451
Attention:	Seth H. Hoogasian, Senior Vice President and General Counsel
Email:	seth.hoogasian@thermofisher.com

with copies, which shall not constitute notice, to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Matthew M. Guest
Email:	MGuest@wlrk.com

and

NautaDutilh N.V. Beethovenstraat 400 1082 PR Amsterdam The Netherlands
Attention:	Leo Groothuis
Email:	Leo.Groothuis@nautadutilh.com

if to Shareholder, to the address and email address set forth on Shareholder’s signature page hereto.

(i)      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any material way. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(j)      Specific Performance and Other Remedies. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties hereto acknowledge and agree that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific performance, and (b) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement. The parties hereto acknowledge and agree that any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10(j) shall not be required to provide any bond or other security in connection with any such Order or injunction.

(k)      Governing Law. This Agreement, and any Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of Law principles thereof.

(l)      Jurisdiction; Forum. Each party hereto (i) irrevocably and unconditionally submits to the personal jurisdiction of the Chosen Courts, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (iii) agrees that any Actions arising in connection with or relating to this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (v) agrees that it shall not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement: (A) any claim that such party is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (B) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such courts (whether through service of process, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (C) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts. Without limiting the generality of the foregoing, each party hereto agrees that service of process on such party in accordance with Section 10(h) shall be deemed effective service of process on such party.

(m)      Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(M).

(n)      Interpretation. Unless the express context otherwise requires: (i) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) references herein (whether capitalized or not) to a specific Section shall refer to Sections of this Agreement; (iv) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (v) references herein to any gender shall include each other gender; (vi) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (vii) the word “or” shall be disjunctive but not exclusive; (viii) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (ix) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; (x) if the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day; and (xi) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

(o)      Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart, to the extent delivered by Electronic Delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent that such defense relates to lack of authenticity. This Agreement shall become effective when each party hereto shall have received a counterpart of this Agreement signed by each of the other parties hereto. Until and unless each party hereto has received a counterpart of this Agreement signed by each of the other parties hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(p)      Expenses. Except as otherwise expressly provided in this Agreement, all direct and indirect costs and expenses incurred in connection with this Agreement shall be borne by the party hereto incurring such expenses.

(q)      No Ownership Interest. Shareholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent or Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and neither Buyer nor Parent shall have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except as otherwise provided in this Agreement. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent and Buyer, for purposes of Rule 13d-5(b)(1) of the 1934 Act or any other similar provision of applicable Law or of conferring upon Parent or Buyer beneficial ownership of any Covered Shares at any time prior to the Acceptance Time.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, each of Parent and Buyer has caused this Agreement to be signed by its duly authorized officer, and Shareholder has signed this Agreement, as of the date first written above.

THERMO FISHER SCIENTIFIC INC.

By:

THERMO FISHER (CN) LUXEMBOURG S.À R.L.

By:

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, each of Parent and Buyer has caused this Agreement to be signed by its duly authorized officer, and Shareholder has signed this Agreement, as of the date first written above.

SHAREHOLDER

Name:

ADDRESS

DISCLOSED OWNED SHARES

[Signature Page to Tender and Support Agreement]

PATHEON N.V.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 31, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by July 31, 2017.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E31247-Z70703

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PATHEON N.V.

The Board of Directors unanimously recommends you vote FOR the following:

1. The conditional appointment of five individuals to our Board to serve until the Company's Annual Meeting in 2020 (agenda items 1a through 1e).

Nominees:

	For	Against	Abstain
1a. Seth H. Hoogasian as non-executive director	☐	☐	☐
1b. Anthony H. Smith as executive director	☐	☐	☐
1c. Patrick M. Durbin as non-executive director	☐	☐	☐
1d. John Sos as non-executive director	☐	☐	☐
1e. Shiraz Ladiwala as non-executive director	☐	☐	☐

The Board of Directors unanimously recommends you vote FOR proposals 2 through 6.

	For	Against	Abstain
2. Conditional granting of full and final discharge to each member of the Company's Board of Directors for his or her acts of management or supervision, as applicable, up to the date of the Extraordinary General Meeting (agenda item 4).	☐	☐	☐
3. Conditional approval of the sale, transfer and assumption of the business of the Company, including substantially all of the assets and liabilities of the Company, to or by Thermo Fisher (CN) Luxembourg S.à r.l. (or an affiliate thereof) (agenda item 5).	☐	☐	☐
4. Conditional resolution to (1) dissolve the Company in accordance with article 2:19 of the Dutch Civil Code, (2) appoint Stichting Vereffenaar Patheon as the liquidator of the Company, (3) appoint Patheon Holdings B.V. as the custodian of the books and records of the Company, and (4) approve the reimbursement by the Company of the liquidator's reasonable salary and costs (subject to approval of such reimbursement by the Company's independent directors) (agenda item 6).	☐	☐	☐
5. Conditional resolution to amend the Company's articles of association and to convert the legal form of the Company into a private company with limited liability (agenda item 7).	☐	☐	☐
6. To approve, by non-binding vote, the compensation that may become payable to the Company's named executive officers that is based on or otherwise relates to the completion of the Offer (agenda item 8).	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

E31248-Z70703

PATHEON N.V.

This Proxy is Solicited by the Board of Directors of the Company
Proxy For Extraordinary General Meeting
(Must be presented at the meeting or received prior to 11:59 PM Eastern Time on July 31, 2017)

The undersigned registered holder of ordinary shares of Patheon N.V. (the "Company") hereby appoints each of James C. Mullen, Michel Lagarde, Eric M. Sherbet and Jason B. Conner as proxies, and each of them acting singly, of the undersigned with the full power of substitution to attend and address the Extraordinary General Meeting of Patheon N.V. to be held at Hilton Amsterdam Airport Schiphol, Schiphol Boulevard 701, 1118 BN Schiphol (Haarlemmermeer), The Netherlands, at 9:00 AM, local time on August 2, 2017 and in general, to exercise all rights the undersigned could exercise in respect of such ordinary shares if personally present thereat in their discretion upon all matters which may properly come before such meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the ordinary shares of Patheon N.V. registered in the name of the undersigned as of the close of business on July 5, 2017 at such meeting in respect of the resolutions specified on the reverse side hereof.

Please direct your proxy how he is to vote by placing an "x" in the appropriate box opposite the resolutions, which have all been proposed by the Company, specified on the reverse side hereof. **This proxy, when properly executed and timely received, will be voted in the manner directed herein. If no specific directions are given, the proxyholders will exercise their discretionary authority to vote your shares FOR Items 1 through 6. The proxyholders will vote in their discretion on any other matter that may properly come before the Extraordinary General Meeting.**

The Proxy Card must be signed by the person in whose name the relevant shares are registered. In the case of a Corporation or Partnership, the Proxy Card must be executed by a duly authorized officer or attorney. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Complete, Sign, Date and Promptly Return this Card using the Enclosed Envelope.

V.1.1